Exhibit 10.1

Execution Version

CREDIT AGREEMENT

Dated as of May 4, 2022 among

LIFESTANCE HEALTH HOLDINGS, INC.,

as the Borrower,

LYNNWOOD INTERMEDIATE HOLDINGS, INC.,

as Holdings,

CAPITAL ONE, NATIONAL ASSOCIATION

as Administrative Agent, Collateral Agent, Revolver Agent, Issuing Bank and Swing Line Lender, and

THE OTHER LENDERS PARTY HERETO

i

SCHEDULES

1.01(1)	Closing Date Subsidiary Guarantors
1.01(2)	Cash Management Banks
1.01(4)	Hedge Banks
1.01(5)	Mortgaged Properties
1.01(6)	Affiliated Practices
2.01	Commitments
4.01(1)(b)	Certain Collateral Documents
4.01(1)(e)	Local Counsel
5.12	Subsidiaries and Other Equity Investments
6.12(2)	Post-Closing Matters
7.01	Existing Liens
7.02	Existing Indebtedness
7.05	Existing Investments
10.02	Administrative Agent's Office, Certain Addresses for Notices

EXHIBITS
Form Of

A-1	Committed Loan Notice
A-2	Swing Line Loan Notice
B-1	Term Note
B-2	Revolving Note
B-3	Swing Line Note
B-4	Delayed Draw Term Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Affiliated Lender Assignment and Assumption
E	Guaranty
F	Pledge and Security Agreement
G-1	Equal Priority Intercreditor Agreement
G-2	Junior Priority Intercreditor Agreement
H-1	United States Tax Compliance Certificate (Foreign Non-Partnership Lenders)
H-2	United States Tax Compliance Certificate (Foreign Partnership Lenders)
H-3	United States Tax Compliance Certificate (Foreign Non-Partnership Participant)
H-4	United States Tax Compliance Certificate (Foreign Partnership Participant)
I	Solvency Certificate
J	Discount Range Prepayment Notice
K	Discount Range Prepayment Offer
L	Solicited Discounted Prepayment Notice
M	Acceptance and Prepayment Notice
N	Specified Discount Prepayment Notice
O	Solicited Discount Prepayment Offer
P	Specified Discount Prepayment Response
Q	Intercompany Note
R-1	Letter of Credit Report
R-2	Swing Line Loan Report

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of May 4, 2022, by and among LifeStance Health Holdings, Inc., a Delaware corporation (the “Borrower”), Lynnwood Intermediate Holdings, Inc., a Delaware corporation (“Holdings”), Capital One, National Association (“Capital One”), as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as revolver agent (in such capacity, including any successor thereto, the “Revolver Agent”) under the Loan Documents, as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) under the Loan Documents, as an Issuing Bank and a Swing Line Lender, Unitranche Loan Transaction II, LLC (“ULTra”) and each other lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

The Borrower has requested that (a) the Lenders extend credit to the Borrower in the form of (i) $200,000,000 of Closing Date Term Loans, (ii) $100,000,000 of Delayed Draw Term Loan Commitments and (iii) $50,000,000 of Revolving Commitments on the Closing Date as senior secured credit facilities, (b) from time to time on and after the Closing Date, (i) the Lenders lend Revolving Loans to the Borrower and (ii) the Issuing Banks issue Letters of Credit for the account of the Borrower, each to provide working capital for, and for other general corporate purposes of, the Borrower and its Subsidiaries, pursuant to the Revolving Commitments hereunder and pursuant to the terms of, and subject to the conditions set forth in, this Agreement and (c) from time to time after the Closing Date, the Lenders lend to the Borrower Delayed Draw Term Loans pursuant to the Delayed Draw Term Loan Commitments hereunder and pursuant to the terms of, and subject to the conditions set forth in, this Agreement.

The proceeds of the Closing Date Term Loans and the Closing Date Revolving Borrowings, together with cash on hand, will be used on the Closing Date to fund the Transactions.

The Lenders have indicated their willingness to make Loans, and the Issuing Banks have indicated their willingness to issue Letters of Credit, in each case on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I

Definitions and Accounting Terms

SECTION 1.01 Defined Terms. As used in this Agreement (including the introductory paragraph hereof and the preliminary statements hereto), the following terms have the meanings set forth below:

“Acceptable Discount” has the meaning specified in Section 2.05(1)(e)(D)(2).

“Acceptable Prepayment Amount” has the meaning specified in Section 2.05(1)(e)(D)(3).

“Acceptance and Prepayment Notice” means a notice of the Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit M.

“Acceptance Date” has the meaning specified in Section 2.05(1)(e)(D)(2).

“Acquired Indebtedness” means, with respect to any specified Person,

(1)
Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred by such other Person in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Restricted Subsidiary of, such specified Person, and

(2)
Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Lender” means, at any time, any bank, other financial institution or institutional lender or investor that, in any case, is not an existing Lender and that agrees to provide any portion of any (a) Incremental Loan in accordance with Section 2.14, (b) Other Loans pursuant to a Refinancing Amendment in accordance with Section 2.15 or (c) Replacement Loans pursuant to Section 10.01; provided that each Additional Lender shall be subject to the approval of the Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed, in each case solely to the extent that any such consent would be required from the Administrative Agent under Section 10.07(2)(c)(ii) for an assignment of Loans to such Additional Lender, and in the case of Incremental Revolving Commitments and Other Revolving Commitments, the Swing Line Lender and the Issuing Bank, each such approval not to be unreasonably withheld, conditioned or delayed, in each case solely to the extent such consent would be required for any assignment to such Additional Lender under Section 10.07(2)(c), provided further that any Additional Lender will be subject to the limitations set forth in Section 10.07(8) as if it was becoming a Lender by way of assignment.

“Additional Letter of Credit Facility” means any facility established by the Borrower and/or any Restricted Subsidiary to obtain letters of credit, bank guarantees, bankers acceptances or other similar instruments required by customers, suppliers or landlords or otherwise required in the ordinary course of business or consistent with industry practice.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to Term SOFR for such calculation; provided, that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” has the meaning specified in the introductory paragraph to this

Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” has the meaning specified in Section 6.15(1).

“Affiliated Lender” means, at any time, any Lender that is an Investor or Co-Investor or an Affiliate of an Investor or Co-Investor (other than (a) Holdings, the Borrower or any Subsidiary, (b) any Debt Fund Affiliate or (c) any natural person) at such time.

“Affiliated Lender Assignment and Assumption” has the meaning specified in Section 10.07(8)(vi).

“Affiliated Lender Cap” has the meaning specified in Section 10.07(8)(iv).

“Affiliated Practice” means any Person (a) that provides medical, healthcare or related professional services, (b) the Equity Interests of which are not owned by the Borrower or any Restricted Subsidiary, (c) that is a party to an administrative services, practice support or management agreement with the Borrower or a Restricted Subsidiary pursuant to which the Borrower or any Restricted Subsidiary provides administrative, management, practice support or other non-clinical services to such Person, without exercising any professional medical judgment (including as to the day-to-day non-clinical, administrative operations of such Person) (each, a “Services Agreement”), (d) that pays the Borrower or such Restricted Subsidiary fees pursuant to any Services Agreement to which such Person is a party and (e) to the extent permitted by applicable law, the Equity Interests of which are owned by Persons party to a customary stock transfer agreement with the Borrower or such Restricted Subsidiary. Schedule 1.01(6) lists each Person which is an “Affiliated Practice” as of the Effective Date.

“Agent Parties” has the meaning specified in Section 10.02(4).

“Agent-Related Distress Event” means, with respect to the Administrative Agent or any other Person that directly or indirectly controls the Administrative Agent (each, a “Distressed Agent”), (a) that such Distressed Agent is or becomes subject to a voluntary or involuntary case under any Debtor Relief Law, (b) a custodian, conservator, receiver or similar official is appointed for such Distressed Agent or any substantial part of such Distressed Agent’s assets or (c) such Distressed Agent is subject to a forced liquidation, makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Agent or its assets to be, insolvent or bankrupt; provided that an Agent-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in the Administrative Agent or any Person that directly or indirectly controls the Administrative Agent by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide the Administrative Agent with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit the Administrative Agent (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with the Administrative Agent.

“Agent-Related Persons” means, in respect of any Agent, such Agent’s (or in the case of the Administrative Agent, the Administrative Agent’s and the Collateral Agent’s) respective Affiliates, and the officers, directors, employees, agents, attorney-in-fact, partners, trustees and advisors of such Persons and of such Persons’ Affiliates.

“Agent Vote Requirements” has the meaning specified in Section 10.01(1)(k)(iii).

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Revolver Agent and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof.

“AHYDO Payment” means any mandatory prepayment or redemption pursuant to the terms of any Indebtedness that is intended or designed to cause such Indebtedness not to be treated as an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees, an Adjusted Term SOFR floor or Base Rate floor (with such increased amount being determined in the manner described in the final proviso of this definition), or otherwise, in each case, incurred or payable by the Borrower ratably to all lenders of such Indebtedness; provided that OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness); provided further that “All-In Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees, success fees, advisory fees, ticking fees, consent or amendment fees and any similar fees (regardless of how such fees are computed and whether shared or paid, in whole or in part, with or to any or all lenders) and any other fees not generally paid ratably to all lenders of such Indebtedness; provided, further, that, with respect to any Loans of an applicable Class that includes an Adjusted Term SOFR floor or Base Rate floor, (1) to the extent that the Reference Rate on the date that the All-In Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the Applicable Rate for such Loans of such Class for the purpose of calculating the All-In Yield and (2) to the extent that the Reference Rate on the date that the All-In Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the All-In Yield.

“Anti-Money Laundering Laws” shall mean the Bank Secrecy Act, as amended by the Patriot Act, and any other similar laws or regulations concerning or relating to terrorism financing or money laundering.

“Applicable Agent” means with respect to Term Lenders and Term Loans and all payments and matters relating thereto, the Administrative Agent, and with respect to the Revolving Credit Facility, Revolving Lenders, Revolving Loans, Swing Line Loans and Letters of Credit and all payments and matters relating thereto, the Revolver Agent.

“Applicable Asset Sale” has the meaning specified in Section 2.05(2)(b)(i).

“Applicable Discount” has the meaning specified in Section 2.05(1)(e)(C)(2).

“Applicable Indebtedness” has the meaning specified in the definition of “Weighted Average Life to Maturity.”

“Applicable Percentage” means, in respect of (x) any Revolving Facility, with respect to any Revolving Lender under such Revolving Facility at any time, the percentage (carried out to the ninth decimal place) of such Revolving Facility represented by such Revolving Lender’s Revolving Commitments under such Revolving Facility at such time, subject to adjustment as provided in Section

2.17 and (y) any Delayed Draw Term Loan Facility, with respect to any Delayed Draw Term Lender at any time, the percentage (carried out to the ninth decimal place) of such Delayed Draw Term Loan Facility represented by such Delayed Draw Term Lender’s Delayed Draw Term Loan Commitments thereunder at such time, subject to adjustment as provided in Section 2.17. If the commitment of each Revolving Lender under a Revolving Facility to make Revolving Loans and the obligation of the Issuing Banks to make L/C Credit Extensions under such Revolving Facility or the commitment of each Delayed Draw Term Lender to make Delayed Draw Term Loans , as applicable, have been terminated pursuant to Section 8.02, or if the Revolving Commitments under such Revolving Facility or Delayed Draw Term Loan Commitments have otherwise expired in full, then the Applicable Percentage of each Revolving Lender in respect of such Revolving Facility or any Delayed Draw Term Lender in respect of the applicable Delayed Draw Term Loan Facility, as applicable, shall be determined based on the Applicable Percentage of such Revolving Lender in respect of such Revolving Facility or such Delayed Draw Term Lender in respect of the applicable Delayed Draw Term Loan Facility, as applicable, most recently in effect, giving effect to any subsequent assignments.

“Applicable Rate” means a percentage per annum equal to:

(I)
with respect to Closing Date Term Loans and Delayed Draw Term Loans, (a) 4.50% for Term Benchmark Rate Loans and (b) 3.50% for Base Rate Loans.

(II)
with respect to Revolving Loans and Letter of Credit fees (a) 3.25% for Term Benchmark Rate Loans and Letter of Credit fees and (b) 2.25% for Base Rate Loans.

“Appropriate Lender” means, at any time, (1) with respect to Loans of any Class, the Lenders of such Class, (2) with respect to Letters of Credit, (a) the relevant Issuing Banks and (b) the relevant Revolving Lenders and (3) with respect to the Swing Line Facility, (x) the relevant Swing Line Lender and (y) if any Swing Line Loans are outstanding pursuant to Section 2.04(1), the Revolving Lenders.

“Approved Bank” has the meaning specified in clause (4) of the definition of “Cash

Equivalents.”

“Approved Commercial Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (1) such Lender, (2) an Affiliate of such Lender or (3) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Arrangers” means Capital One and HPS, each in their capacity as arranger under this

Agreement.

“Asset Sale” means:

(1)
the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions of property or assets of the Borrower or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(2)
the issuance or sale of Equity Interests (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 7.02 and directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable Law) of any Restricted Subsidiary (other than to the Borrower or another Restricted Subsidiary), whether in a single transaction or a series of related transactions;

in each case, other than:

(a)
any disposition of:

(i)
Cash Equivalents or Investment Grade Securities,

(ii)
obsolete, damaged or worn out property or assets, any disposition of property or assets in the ordinary course of business, any disposition of inventory or goods (or other assets) held for sale and any disposition of immaterial assets or property or property or assets no longer used or useful in the ordinary course or the principal business of the Borrower and its Restricted Subsidiaries (as determined in good faith by the management of the Borrower),

(iii)
assets no longer economically practicable or commercially reasonable to maintain (as determined in good faith by the management of the Borrower),

(iv)
improvements made to leased real property to landlords pursuant to customary terms of leases entered into in the ordinary course of business or consistent with industry practice, and

(v)
assets for purposes of charitable contributions or similar gifts to the extent such assets are not material to the ability of the Borrower and its Restricted Subsidiaries, taken as a whole, to conduct its business in the ordinary course;

(b)
the disposition of assets of the Borrower in a manner permitted pursuant to Section 7.03 (other than a transaction described in clause (7) of Section 7.03 by reference to this clause (b));

(c)
any disposition in connection with the making of any Restricted Payment that is permitted to be made, and is made, under Section 7.05, any Permitted Investment or any acquisition otherwise permitted under this Agreement;

(d)
any disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary with an aggregate fair market value for any individual transaction or series of related transactions not to exceed the greater of (i) $4,000,000 and (ii) 5.0% of Consolidated EBITDA of the Borrower for the most recently ended Test Period (calculated on a pro forma basis) determined at the time of the making of such disposition;

(e)
any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary; provided that any such disposition or issuance by any Loan Party to any Restricted Subsidiary that is not a Loan Party shall otherwise be permitted by Section 7.05;

(f)
to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g)
(i) the lease, assignment or sublease, license or sublicense of any real or personal property (other than exclusive licensing of Material Intellectual Property) in the ordinary course of business or consistent with industry practice and (ii) the exercise of termination rights with respect to any lease, sublease, license or sublicense or other agreement;

(h)
any issuance, disposition or sale of Equity Interests in, or Indebtedness, assets or other securities of, an Unrestricted Subsidiary;

(i)
foreclosures, condemnation, expropriation, eminent domain or any similar action (including for the avoidance of doubt, any Casualty Event) with respect to assets;

(j)
sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility, sales of receivables in connection with Receivables Financing Transactions, sales pursuant to non-recourse factoring arrangements in the ordinary course of business, or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with industry practice or in bankruptcy or similar proceedings;

(k)
any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Effective Date, including asset securitizations permitted hereunder;

(l)
the sale, lease, assignment, license, sublicense, sublease or discount of inventory, equipment, accounts receivable, notes receivable or other current assets in the ordinary course of business or consistent with industry practice or the conversion of accounts receivable to notes receivable or other dispositions of accounts receivable in connection with the collection thereof;

(m)
the licensing or sublicensing of IP Rights or other general intangibles in the ordinary course of business or consistent with industry practice; provided that any exclusive licensing of IP Rights by the Borrower or a Restricted Subsidiary shall not materially and adversely interfere with the business of the Borrower and its Restricted Subsidiaries (provided that this clause (m) shall not be deemed to permit the exclusive licensing of Material Intellectual Property to Persons that are Affiliates of the Borrower);

(n)
any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business or consistent with industry practice;

(o)
the unwinding of any Hedging Obligations;

(p)
sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q)
the lapse, abandonment or other disposition of IP Rights in the ordinary course of business or consistent with industry practice, which in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(r)
the granting of a Lien that is permitted under Section 7.01;

(s)
the customary issuance of directors’ qualifying shares and shares of Capital Stock of Foreign Subsidiaries issued to foreign nationals as required by applicable Law;

(t)
the disposition of any assets (including Equity Interests) (i) acquired in a Permitted Acquisition or other Investment permitted hereunder, which assets are (x) not used or useful in the ordinary course or the principal business of the Borrower and its Restricted Subsidiaries or (y) non-core assets or assets that are surplus or unnecessary to the business or operations of the Borrower and its Restricted Subsidiaries (as determined by the Borrower in good faith); provided that the dispositions pursuant to this clause (i) shall be for fair market value (measured at the time of contractually agreeing to such disposition) or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Borrower to consummate any acquisition permitted hereunder; provided that, notwithstanding anything herein to the contrary, any Net Proceeds received in connection with a disposition under this clause (t) must be applied in accordance with Section 2.05(2)(b)(i) as if such disposition were an “Asset Sale;”

(u)
dispositions of property to the extent that such property is promptly exchanged for credit against the purchase price of similar replacement property with a similar fair market value to the property so exchanged;

(v)
dispositions of property for fair market value in connection with any Sale-Leaseback Transaction; provided that the aggregate fair market value of all dispositions permitted under this clause (v) after the Effective Date shall not exceed $15.0 million in the aggregate;

(w)
the settlement or early termination of any Permitted Bond Hedge Transaction and the settlement or early termination of any related Permitted Warrant Transaction;

(x)
dispositions of property acquired with Excluded Contributions (up to the aggregate amount of Excluded Contributions applied to fund the acquisition of such property);

(y)
the sales of property or assets for an aggregate fair market value since the Effective Date not to exceed the greater of (I) $18,250,000 and (II) 25% of Consolidated EBITDA of the Borrower for the most recently ended Test Period (calculated on a pro forma basis) determined at the time of the making of such disposition; and

(z)
[reserved]; and

(aa) the conversion of any Restricted Subsidiary into an Affiliated Practice in a manner permitted under this Agreement and subject to the requirements under the Loan Documents with respect to Affiliated Practices.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D-1 or any other form approved by the Applicable Agent.

“Attorney Costs” means all reasonable fees, expenses and disbursements of any law firm or other external legal counsel, to the extent documented in reasonable detail and invoiced.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease Obligation of any Person, the amount thereof that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auction Agent” means (1) the Administrative Agent or (2) any other financial institution or advisor engaged by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.05(1)(e); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided further that neither the Borrower nor any of its Affiliates may act as the Auction Agent.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(2)(c).

“Available Incremental Amount” has the meaning specified in Section 2.14(4)(c).

“Available Incremental Revolver Cap” has the meaning specified in Section 2.14(5)(b)(xii).

“Available Tenor” means, as of any date of determination and with respect to the then- current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” has the meaning specified in Section 8.02.

“Base Rate” means, for any day, a floating interest rate per annum equal to the highest of (a) the rate of interest from time to time announced by the Administrative Agent at its principal office as its prime commercial lending rate (it being understood that such prime commercial rate is a reference rate and does not necessarily represent the lowest or best rate being charged by the Administrative Agent to any customer and such rate is set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors), (b) the sum of one half of one percent (0.50%) per annum and the Federal Funds Rate and (c) the sum of (x) Adjusted Term SOFR calculated for each such day based on an Interest Period of one month determined two (2) Business Days prior to such day, plus (y) 1.00%. Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the Administrative Agent’s prime commercial lending rate, the Federal Funds Rate or Adjusted Term SOFR for an Interest Period of one month.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Basket” means any amount, threshold, exception or value (including by reference to the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio, Consolidated EBITDA or Total Assets) permitted or prescribed with respect to any Lien, Indebtedness, Asset Sale, Investment, Restricted Payment, transaction, action, judgment or amount under any provision in this Agreement or any other Loan Document.

“Benchmark” means, initially, Adjusted Term SOFR; provided that if a Benchmark Transition Event and a replacement of the applicable Benchmark has occurred pursuant to Section 1.12(1) have occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 1.12(1).

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body, (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then- current Benchmark for U.S. dollar-denominated syndicated credit facilities or (C) any impact to Borrower under proposed U.S. Treasury Regulation § 1.1001-6 as of the date thereof and any successor or final regulation or other guidance relating thereto and (ii) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” or any similar or analogous definition (or the addition of a concept of “interest period”), the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in consultation with the Borrower may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides in consultation with the Borrower that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides in consultation with the Borrower is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:

(1)
in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)
in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)
a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)
a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the

Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)
a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day (or such other date selected by the Administrative Agent and the Borrower) prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days (or such other date selected by the Administrative Agent and the Borrower) after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 11.6 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 11.6.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” means, with respect to any given party, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Big Boy Letter” means a letter from a Lender acknowledging that (1) an assignee may have information regarding Holdings, the Borrower and any Subsidiary of Holdings, their businesses, their ability to perform the Obligations or any other material information that has not previously been disclosed to the Administrative Agent and the Lenders (“Excluded Information”), (2) the Excluded Information may not be available to such Lender, (3) such Lender has independently and without reliance on any other party made its own analysis and determined to assign Term Loans to such assignee pursuant to Section 10.07(8) or (12) notwithstanding its lack of knowledge of the Excluded Information and (4) such Lender waives and releases any claims it may have against the Administrative Agent, such assignee,

Holdings, the Borrower and the Subsidiaries of the Borrower with respect to the nondisclosure of the Excluded Information; or otherwise in form and substance reasonably satisfactory to such assignee, the Administrative Agent and assigning Lender.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single Person, the Board of Directors of such Person, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Borrower.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement. Upon consummation of any transaction permitted by Section 7.03(4), “Borrower” shall mean (or include, as applicable) a Successor Borrower.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Offer of Specified Discount Prepayment” means any offer by any Borrower Party to make a voluntary prepayment of Loans at a specified discount to par pursuant to Section 2.05(1)(e)(B).

“Borrower Parties” means the collective reference to Holdings, the Borrower and each Subsidiary of the Borrower and “Borrower Party” means any of them.

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by any Borrower Party of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Loans at a specified range of discounts to par pursuant to Section 2.05(1)(e)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by any Borrower Party of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Loans at a discount to par pursuant to Section 2.05(1)(e)(D).

“Borrowing” means a borrowing consisting of Loans of the same Class and Type made, converted or continued on the same date and, in the case of Term Benchmark Rate Loans, having the same Interest Period.

“Broker-Dealer Regulated Subsidiary” means any Subsidiary of the Borrower that is registered as a broker-dealer under the Exchange Act or any other applicable Laws requiring such registration.

“Business Day” means any day that is not a Legal Holiday.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Lease Obligations) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Borrower and the Restricted Subsidiaries.

“Capital One” has the meaning specified in the introductory paragraph to this Agreement.

“Capital Stock” means:

(1)
in the case of a corporation, corporate stock or shares in the capital of such corporation;

(2)
in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)
in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)
any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into or exchangeable for Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP in accordance with Section 1.03.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” means any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Collateral” has the meaning specified in the definition of “Cash Collateralize.”

“Cash Collateral Account” means an account held in the name of a Loan Party at, and subject to the sole dominion and control of, the Collateral Agent.

“Cash Collateralize” means, in respect of an Obligation, to provide and pledge cash or Cash Equivalents in Dollars as collateral, at a location and pursuant to documentation in form and substance reasonably satisfactory to the relevant Issuing Bank with respect to any Letter of Credit, as applicable. “Cash Collateral” has a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means:

(1)
Dollars;

(2)
(a) Euros, Yen, Canadian Dollars, Sterling or any national currency of any participating member state of the EMU; and (b) in the case of any Foreign Subsidiary or any jurisdiction in which the Borrower or any Restricted Subsidiary conducts business, such local currencies held by it from time to time in the ordinary course of business or consistent with industry practice;

(3)
readily marketable direct obligations issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 36 months or less from the date of acquisition;

(4)
certificates of deposit, time deposits and eurocurrency time deposits with maturities of three years or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding three years and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks (any such bank, an “Approved Bank”);

(5)
repurchase obligations for underlying securities of the types described in clauses (3) and (4) above or clauses (6), (7) and (8) below entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6)
commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency selected by the Borrower) and in each case maturing within 36 months after the date of acquisition thereof;

(7)
marketable short-term money market and similar liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency selected by the Borrower);

(8)
securities issued or directly and fully and unconditionally guaranteed by any state, commonwealth or territory of the United States or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof having maturities of not more than 36 months from the date of acquisition thereof;

(9)
readily marketable direct obligations issued or directly and fully and unconditionally guaranteed by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency selected by the Borrower) with maturities of 36 months or less from the date of acquisition;

(10)
Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency selected by the Borrower) with maturities of 36 months or less from the date of acquisition;

(11)
Investments with average maturities of 36 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency selected by the Borrower);

(12)
securities with maturities of 36 months or less from the date of acquisition backed by standby letters of credit issued by any Approved Bank;

(13)
investments, classified in accordance with GAAP as current assets of the Borrower or any Restricted Subsidiary, in money market investment programs which are registered under the Investment Company Act of 1940 or which are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such Investments are of the character, quality and maturity described in clauses (1) through (12) above;

(14)
investment funds investing substantially all of their assets in securities of the types described in clauses (1) through (13) above; and

(15)
solely with respect to any Captive Insurance Subsidiary, any investment that the Captive Insurance Subsidiary is not prohibited to make in accordance with applicable Law.

In the case of Investments by any Foreign Subsidiary or Investments made in a country outside the United States, Cash Equivalents will also include (i) investments of the type and maturity described in clauses (1) through (15) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (15) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents will include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts, except amounts used to pay non-Dollar denominated obligations of the Borrower or any Restricted Subsidiary in the ordinary course of business, are expected by the Borrower to be converted into any currency listed in clause (1) or (2) above as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts (and solely to the extent so converted on or prior to such tenth (10th) Business Day).

“Cash Management Agreement” means any agreement entered into from time to time by Holdings, the Borrower or any Restricted Subsidiary in connection with cash management services for collections, other Cash Management Services and for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” means (1) any Person set forth on Schedule 1.01(2), (2) any Person that is an Agent, a Lender or an Affiliate of an Agent or Lender party to a Cash Management Agreement, whether or not such Person subsequently ceases to be an Agent, a Lender or an Affiliate of an Agent or Lender or (3) any Person from time to time approved by the Administrative Agent (such approval not to be unreasonably withheld, delayed or conditioned) and specifically designated in writing as a “Cash Management Bank” by the Borrower to the Administrative Agent and Revolver Agent.

“Cash Management Obligations” means obligations owed by Holdings, the Borrower or any Restricted Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” means (1) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (2) treasury management services (including controlled disbursement, overdraft, automatic clearing house fund transfer services, return items and interstate depository network services), (3) foreign exchange, netting and currency management services and (4) any other demand deposit or operating account relationships or other cash management services, including under any Cash Management Agreements.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (1) the adoption of any law, rule, regulation or treaty (excluding the taking effect after the Effective Date of a law, rule, regulation or treaty adopted prior to the Effective Date), (2) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (3) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. It is understood and agreed that (a) the Dodd–Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203, H.R. 4173), all Laws relating thereto and all interpretations and applications thereof and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall, for the purpose of this Agreement, be deemed to be adopted subsequent to the Effective Date.

“Change of Control” means the occurrence of any of the following after the Effective Date:

(1)
(a) any Person (other than a Permitted Holder) or (b) Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), becoming the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) (excluding any employee benefit plan of such Person and its subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), directly or indirectly, of Equity Interests of Holdings representing more than forty percent (40%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings and the percentage of aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests of Holdings beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders (it being understood and agreed that for purposes of measuring beneficial ownership held by any Person that is not a Permitted Holder, Equity Interests held by any Permitted Holder will be excluded); or

(2)
the Borrower ceases to be directly or indirectly wholly owned by Holdings (or any successor or Parent Company that has become a Guarantor in lieu of Holdings);

unless, in the case of clause (1) or (2) above, the Permitted Holders have, at such time, directly or indirectly, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of the Borrower. Notwithstanding anything to the contrary herein, (x) for purposes of this definition the phrase “Person” or “group” shall exclude any employee benefit plan of such “Person” or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (y) notwithstanding anything to the contrary in this definition or any provision of the Exchange Act, (A) a Person or group shall be deemed not to beneficially own securities subject to an equity or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the securities in connection with the transactions contemplated by such agreement and (B) a Person or group (other than Permitted Holders) will not be deemed to beneficially own Voting Stock of another Person as a result of its ownership of equity interests or other securities of such other Person’s direct or indirect parent holding companies (or related contractual rights) unless it owns more than 50% of the total voting power of the Voting Stock of such Person’s direct or indirect parent holding companies.

“Charge” means any charge, fee, expense, expenditure, cost, loss, accrual, reserve of any kind and any other deduction included in the calculation of Consolidated Net Income.

“Class” (1) when used with respect to Lenders, refers to whether such Lenders have Loans or Commitments with respect to a particular Class of Loans or Commitments, (2) when used with respect to Commitments, refers to whether such Commitments are Closing Date Term Loan Commitments, Delayed Draw Term Loan Commitments, Revolving Commitments, Incremental Revolving Commitments, Other Revolving Commitments, Incremental Term Commitments, Commitments in respect of any Class of Replacement Loans, Extended Revolving Commitments of a given Extension Series or Other Term Loan Commitments of a given Class of Other Loans, in each case not designated part of another existing Class and (3) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Closing Date Term Loans, Revolving Loans under the Closing Date Revolving Facility, Incremental Term Loans, Incremental Revolving Loans, Other Revolving Loans, Replacement Loans, Extended Term Loans, Loans made pursuant to Extended Revolving Commitments, or Other Term Loans, in each case not designated part of another existing Class. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have identical terms and conditions shall be construed to be in the same Class. For the avoidance of doubt, after a Delayed Draw Term Loan Funding Date, the Closing Date Term Loans and the Delayed Draw Term Loans that have been funded hereunder shall be treated as a single Class under this Agreement for all purposes.

“Clinical Facility” means any clinical facility or medical or healthcare practice owned by the Borrower or a Restricted Subsidiary.

“Closing Date” means the first date on which all the conditions precedent in Section 4.02 are satisfied or waived in accordance with Section 10.01, and the Closing Date Term Loans are made to the Borrower pursuant to Section 2.01(1).

“Closing Date Loans” means the Closing Date Term Loans and any Closing Date Revolving Borrowing.

“Closing Date Refinancing” means the repayment of all outstanding Indebtedness under the Existing Credit Agreement.

“Closing Date Revolving Borrowing” means one or more Borrowings of Revolving Loans on the Closing Date, if any, pursuant to Section 2.01(2) in accordance with the requirements specified or referred to in Section 6.13; provided, that, without limitation, Letters of Credit may be issued on the Closing Date to backstop or replace letters of credit, bank guarantees, bankers’ acceptances or other similar instruments outstanding on the Closing Date (including deemed issuances of Letters of Credit under this Agreement resulting from an existing issuer of letters of credit, bank guarantees, bankers’ acceptances or other similar instruments outstanding on the Closing Date agreeing to become an Issuing Bank under this Agreement).

“Closing Date Revolving Facility” means the Revolving Facility made available by the Revolving Lenders as of the Closing Date.

“Closing Date Term Loan Commitment” means, as to each Term Lender, its obligation to make a Closing Date Term Loan to the Borrower in an aggregate amount not to exceed the amount specified opposite such Term Lender’s name on Schedule 2.01 under the caption “Closing Date Term Loan Commitment” or in the Assignment and Assumption (or Affiliated Lender Assignment and Assumption) pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including pursuant to Sections 2.14, 2.15 or 2.16). As of the Effective Date, the initial aggregate amount of the Closing Date Term Loan Commitments (excluding, for the avoidance of doubt, any Delayed Draw Term Loan Commitment) is $200,000,000.

“Closing Date Term Loans” means the Term Loans made by the Term Lenders on the Closing Date to the Borrower pursuant to Section 2.01(1) and shall include, when funded, any Delayed Draw Term Loans made to the Borrower pursuant to Section 2.01(3).

“Closing Outside Date” has the meaning specified in Section 4.02(7).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Co-Investor” means each of (x) Summit Partners, L.P. and its Affiliates and (y) Silversmith Capital Partners and its Affiliates.

“Collateral” means all the “Collateral” (or equivalent term, including “Pledged Collateral”) as defined in any Collateral Document and the Mortgaged Properties, if any.

“Collateral Agent” has the meaning specified in the introductory paragraph to this

Agreement.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(1)
the Collateral Agent shall have received each Collateral Document required to be delivered (a) on the Effective Date pursuant to Sections 4.01(1)(b) or 4.01(1)(c) or (b) pursuant to the Security Agreement or Sections 6.11 or 6.12 at such time required by the Security Agreement or by such Sections to be delivered, in each case, duly executed by each Loan Party that is party thereto;

(2)
all Obligations shall have been unconditionally guaranteed by (a) Holdings (or any successor thereto), (b) each Restricted Subsidiary of the Borrower that is a wholly owned Material Subsidiary (other than any Excluded Subsidiary), which as of the Effective Date shall include those that are listed on Schedule 1.01(1) hereto and (c) any Restricted Subsidiary of the Borrower that Guarantees (or is the borrower or issuer of) any Credit Agreement Refinancing Indebtedness (the Persons in the preceding clauses (a) through (c) (together with any Person joined pursuant to the Excluded Subsidiary Joinder Exception) collectively, the “Guarantors”);

(3)
except to the extent otherwise provided hereunder or under any Collateral Document, the Obligations and the Guaranty shall have been secured by a perfected security interest, subject only to Liens permitted by Section 7.01, on:

(a)
all the Equity Interests of the Borrower,

(b)
all Equity Interests of each direct, wholly owned Material Domestic Subsidiary (other than any Excluded Subsidiary) that is directly owned by any Loan Party, and

(c)
65% of the issued and outstanding voting Equity Interests (and 100% of the issued and outstanding non-voting Equity Interests) of each class of each (i) wholly owned Material Domestic Subsidiary that is a Foreign Subsidiary Holdco and (ii) wholly owned Material Foreign Subsidiary, in each case of clauses (i) and (ii) above, that is directly owned by a Loan Party (in each case, to the extent such Material Domestic Subsidiary or Material Foreign Subsidiary is not an Excluded Subsidiary (other than by virtue of being a Foreign Subsidiary Holdco or Foreign Subsidiary, as applicable)); and

(4)
except to the extent otherwise provided hereunder or under any Collateral Document, including subject to Liens permitted by Section 7.01, and in each case subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents, the Obligations and the Guaranty shall have been secured by a security interest in substantially all tangible and intangible personal property of the Borrower and each Guarantor (including accounts other than Securitization Assets), inventory, equipment, investment property, contract rights, applications and registrations of IP Rights filed in the United States, other general intangibles, and proceeds of the foregoing (in each case, other than Excluded Assets), in each case,

(a)
that has been perfected (to the extent such security interest may be perfected) by:

(i)
delivering certificated securities and instruments, in which a security interest can be perfected by physical control, in each case to the extent expressly required hereunder or the Security Agreement (which shall be limited to any promissory note in excess of $5,000,000, Indebtedness of any Restricted Subsidiary that is not a Guarantor that is owing to any Loan Party (which may be evidenced by the Intercompany Note and pledged to the Collateral Agent) and Equity Interests of the Borrower and its wholly owned Restricted Subsidiaries that are Material Subsidiaries constituting “certificated securities” (within the meaning of Article 8 of the Uniform Commercial Code) otherwise required to be pledged pursuant to the Collateral Documents to the extent required under clause (3) above),

(ii)
filing financing statements under the Uniform Commercial Code of any applicable jurisdiction,

(iii)
making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office, or

(iv)
filings in the applicable real estate records with respect to Mortgaged Properties (or any fixtures related to Mortgaged Properties) to the extent required by the Collateral Documents, or

(b)
with the priority required by the Collateral Documents; provided that any such security interests in the Collateral shall be subject to the terms of the Intercreditor Agreements to the extent expressly required by this Agreement.

(5)
subject to the exceptions and limitations set forth in this Agreement, the Collateral Agent shall have received counterparts of a Mortgage, together with the other deliverables described in Section 6.11(2)(b), with respect to each Material Real Property listed on Schedule 1.01(2) or to the extent required to be delivered pursuant to Section 6.11 or Section 6.13 (the “Mortgaged Properties”) duly executed and delivered by the record owner of such property within the time periods set forth in said Sections; provided that (i) to the extent any Mortgaged Property is located in a jurisdiction which imposes mortgage recording taxes, intangibles tax, documentary tax or similar recording fees or Taxes, (a) the relevant Mortgage shall not secure an amount in excess of the fair market value of the Mortgaged Property subject thereto and (b) the relevant Mortgage shall not secure the Indebtedness in respect of the Revolving Facility to the extent those jurisdictions impose such aforementioned Taxes on paydowns or re-advances applicable to such Indebtedness unless it is feasible to limit recovery to a capped amount that would not be subject to re-borrowing and (ii) no flood insurance or compliance with any Flood Insurance Laws shall be required with respect to any Mortgaged Property (other than a flood hazard determination as described in Section 6.11(2)(b)(v)).

The foregoing definition shall not require, and the Loan Documents shall not contain any requirements as to, the creation, perfection or maintenance of pledges of, or security interests in, Mortgages on, or the obtaining of Mortgage Policies, surveys, abstracts or appraisals or taking other actions with respect to, any Excluded Assets.

The Collateral Agent may grant extensions of time for the creation, perfection or maintenance of security interests in, or the execution or delivery of any Mortgage and the obtaining of title insurance, surveys or Opinions of Counsel with respect to, particular assets (including extensions beyond the Effective Date for the creation, perfection or maintenance of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that creation, perfection or maintenance cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

There shall be (I) no actions required by the Laws of any non-U.S. jurisdiction under the Loan Documents in order to create any security interests in any assets or to perfect or make enforceable such security interests in any assets (including any IP Rights registered or applied for in any non-U.S. jurisdiction) and (II) no Guaranties or Collateral Documents (including security agreements and pledge agreements) governed under the laws of any non-U.S. jurisdiction. Notwithstanding anything else provided in the Loan Documents, the Borrower may, in its sole discretion, elect to join any Foreign Subsidiary, any non-wholly-owned Domestic Subsidiary or any Excluded Subsidiary (other than, in each case, an Unrestricted Subsidiary) as a Guarantor subject to, in the case of a Foreign Subsidiary, (x) the jurisdiction of incorporation of such Foreign Subsidiary being reasonably satisfactory to the Administrative Agent in light of legal permissibility and the policies and procedures of the Administrative Agent and the Lenders for similarly situated companies (as reasonably determined by the Administrative Agent) and (y) collateral and security provisions reasonably acceptable to the Administrative Agent to be negotiated in good faith (such election to so join the “Excluded Subsidiary Joinder Exception”); provided that, so long as no Event of Default has occurred and is continuing, the Borrower may elect to release (a “Guarantor Release Election”) any such Foreign Subsidiary, non-wholly-owned Domestic Subsidiary or Excluded Subsidiary (a “Released Subsidiary”) from its obligations as a Guarantor in its sole discretion (so long as such release(A) shall be subject to the Borrower or its Restricted Subsidiaries having capacity to make an Investment in such Released Subsidiary once it is no longer a Guarantor and shall be deemed an Investment in such Released Subsidiary, (B) shall be subject to such Released Subsidiary having capacity to incur any Indebtedness or Liens once it is no longer a Guarantor (either (x) at the time such Indebtedness or Liens were incurred or (y) at the time of such release)) and (C) shall be subject to such Released Subsidiary not owning or exclusively licensing any Material Intellectual

Property) (it being understood and agreed that such right to elect to release any such Foreign Subsidiary, non-wholly-owned Domestic Subsidiary or Excluded Subsidiary in accordance with the immediately preceding clauses (A), (B) and (C) shall be in addition to any other right to release any such Foreign Subsidiary, non-wholly-owned Domestic Subsidiary or Excluded Subsidiary from its obligations as a Guarantor pursuant to Section 10.24); provided further that to the extent any Foreign Subsidiary is joined pursuant to the Excluded Subsidiary Joinder Exception, any requirements under this Collateral and Guarantee Requirement and any related provisions under the Loan Documents as applied to such Foreign Subsidiary (solely to the extent any such provision would not otherwise have applied in respect of such Foreign Subsidiary if it were a Restricted Subsidiary that did not constitute a Loan Party) may be modified (including with respect to the addition of “agreed security principles” or other customary limitations applicable to the provision of guarantees and collateral in the applicable non-U.S. jurisdiction and providing for the granting of collateral customary for secured financings in such non-U.S. jurisdiction) as reasonably determined by the Borrower and the Administrative Agent.

No perfection through control agreements or perfection by “control” shall be required with respect to any assets (other than to the extent required under clause (4)(a)(i) above) under the Loan Documents. There shall be no (x) requirement to obtain any landlord waivers, estoppels, collateral access letters or similar rights and agreements or (y) requirement to perfect a security interest in any letter of credit rights, other than by the filing of a UCC financing statement.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, the Mortgages (if any), each of the collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent, Collateral Agent or the Lenders pursuant to Sections 4.01(1)(b), 4.01(1)(c), 6.11 or 6.12 and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Revolving Commitment, Incremental Revolving Commitment, Closing Date Term Loan Commitment, Delayed Draw Term Loan Commitment, Incremental Term Commitment, Other Revolving Commitment, Other Term Loan Commitment, Extended Revolving Commitment of a given Extension Series, or any commitment in respect of Replacement Loans, as the context may require.

“Commitment Fee Rate” means 0.50% per annum.

“Committed Loan Notice” means a notice of (1) a Borrowing with respect to a given Class of Loans, (2) a conversion of Loans of a given Class from one Type to the other or (3) a continuation of Term Benchmark Rate Loans of a given Class, pursuant to Section 2.02(1), which, if in writing, shall be substantially in the form of Exhibit A-1, or such other form as may be approved by the Applicable Agent and the Borrower (including any form on an electronic platform or electronic transmission system as shall be approved by the Applicable Agent, appropriately completed and signed by a Responsible Officer of the Borrower).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time and any successor statute.

“Compensation Period” has the meaning specified in Section 2.12(3)(b).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C and which certificate shall in any event be a certificate of a Financial Officer of the Borrower:

(1)
certifying as to whether a Default has occurred and is continuing and, if applicable, specifying the details thereof and any action taken or proposed to be taken with respect thereto (in each case, other than any Default with respect to which the Administrative Agent has otherwise obtained notice in accordance with Section 6.03(1)),

(2)
in the case of financial statements delivered under Section 6.01(1), setting forth reasonably detailed calculations of (a) Excess Cash Flow for each fiscal year commencing with the financial statements for the fiscal year ending December 31, 2023 and (b) the Net Proceeds received during the applicable period (after the Closing Date in the case of the fiscal year ending December 31, 2022) by or on behalf of the Borrower or any Restricted Subsidiary in respect of any Asset Sale or Casualty Event subject to prepayment pursuant to Section 2.05(2)(b)(i) and the portion of such Net Proceeds that has been invested or is intended to be reinvested in accordance with Section 2.05(2)(b)(ii), and

(3)
setting forth a calculation of the First Lien Net Leverage Ratio as of the last day of the most recently ended Test Period.

“Conforming Accounting Report” has the meaning specified in Section 6.01(1).

“Consolidated Current Assets” means, as at any date of determination, the total assets of the Borrower and the Restricted Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents, amounts related to current or deferred taxes based on income or profits, assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees, derivative financial instruments and any assets in respect of Hedge Agreements, and excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Borrower and the Restricted Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding (1) the current portion of any Funded Debt, (2) the current portion of interest, (3) accruals for current or deferred taxes based on income or profits, (4) accruals of any costs or expenses related to restructuring reserves or severance, (5) Revolving Loans, Swing Line Loans and L/C Obligations under this Agreement or any other revolving loans, swingline loans and letter of credit obligations under any other revolving credit facility, (6) the current portion of any Capitalized Lease Obligation, (7) deferred revenue arising from cash receipts that are earmarked for specific projects, (8) liabilities in respect of unpaid earnouts, (9) the current portion of any other long-term liabilities, (10) accrued litigation settlement costs and (11) any liabilities in respect of Hedge Agreements, and, furthermore, excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries, including the amortization of intangible assets, deferred financing fees, debt issuance costs, commissions, fees and expenses and the amortization of Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(1)
increased (without duplication) by the following, in each case (other than clauses (h), (l), (p), (q), (r), (s) and (t) below) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(a)
total interest expense and, to the extent not reflected in such total interest expense, any losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such Hedging Obligations or such derivative instruments, and bank and letter of credit fees, letter of guarantee and bankers’ acceptance fees and costs of surety bonds in connection with financing activities, together with items excluded from the definition of “Consolidated Interest Expense” pursuant to the definition thereof; plus

(b)
provision for taxes based on income, profits, revenue, capital or number of employees (but excluding, for the avoidance of doubt, payroll taxes), including federal, foreign and state income, franchise, excise, value added and similar Taxes, property taxes and similar taxes, and foreign withholding Taxes paid or accrued during such period (including any future Taxes or other levies that replace or are intended to be in lieu of taxes, and any penalties and interest related to Taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to the definition of “Consolidated Net Income,” and any payments to a Parent Company in respect of such taxes permitted to be made hereunder; plus

(c)
Consolidated Depreciation and Amortization Expense for such period;

plus

(d)
any other non-cash Charges, including any write-offs or write-downs reducing Consolidated Net Income for such period, changes in reserves for earnouts and similar obligations and any non-cash expense relating to the vesting of warrants or other equity investments (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (i) the Borrower in its sole discretion may determine not to add back such non-cash Charge in the current period and (ii) to the extent the Borrower does decide to add back such non-cash Charge, the cash payment in respect thereof, with the exception of any cash payments related to the settlement of deferred compensation balances awarded prior to the Effective Date, in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), provided that, in no event shall write-downs or write-offs of Third Party Payor accounts receivable otherwise included in Consolidated Net Income for such Test Period be permitted to be added back under this clause (d); plus

(e)
Charges consisting of income attributable to minority interests and non- controlling interests of third parties in any non-wholly-owned Restricted Subsidiary, excluding cash distributions in respect thereof, and the amount of any reductions in arriving at Consolidated Net Income resulting from the application of Accounting Standards Codification Topic No. 810, Consolidation; plus

(f)
(i) the amount of (x) board of director fees and expense reimbursement (including to independent board members) and (y) any management, monitoring,

consulting, transaction, advisory and other fees (including transaction and termination fees) and indemnities and expenses paid or accrued in such period to the Sponsor or any Co-Investor or otherwise to the extent permitted under Section 6.15 and (ii) the amount of payments made to optionholders of such Person or any Parent Company in connection with, or as a result of, any distribution being made to equityholders of such Person or its Parent Companies, which payments are being made to compensate such optionholders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted hereunder; plus

(g)
Charges, including any loss or discount, related to the sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Facility; plus

(h)
cash receipts (or any netting arrangements resulting in reduced cash Charges) not representing Consolidated EBITDA or Consolidated Net Income in any prior period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(i)
any Charges pursuant to any management equity plan, stock option plan or any other management or employee benefit plan, agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interests of such Person (other than Disqualified Stock); plus

(j)
any net pension or other post-employment benefit Charges representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification Topic 715—Compensation—Retirement Benefits, and any other items of a similar nature, plus

(k)
the amount of earnout obligation expense incurred in connection with (including adjustments thereto) any acquisitions and Investments, whether consummated prior to or after the Effective Date; plus

(l)
the amount of “run-rate” cost savings, synergies and operating expense reductions resulting from, or related to, mergers and other business combinations, acquisitions, investments, divestitures, dispositions, discontinuance of activities or operations, the consolidation or closing of locations and other specified transactions (including, for the avoidance of doubt, acquisitions occurring prior to the Effective Date), restructurings, cost savings initiatives, operational changes, and other initiatives that are reasonably identifiable and projected by the Borrower in good faith to result from actions either taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within 18 months after such merger or other business combination, acquisition, investment, divestiture, disposition, discontinuance of activities or operations or other specified transaction, restructuring, cost savings initiative, operational change or other initiative is consummated (or the underlying action or transaction (or undertaken or implemented prior to consummation of the acquisition or other applicable transaction (including any actions taken on or prior to the Effective Date)), in each case, calculated (I) on a pro forma basis as though such cost savings, synergies or operating expense reductions had been realized in full on the first day of such period and (II) net of the amount of actual benefits realized from such actions during such period (it is understood and agreed that “run-rate” means the full recurring benefit that is associated with any action taken or with respect to which substantial steps have been taken or are expected to be taken, whether prior to or following the Effective Date) (which adjustments may be incremental to (but not duplicative of) pro forma cost savings, synergies or operating expense reduction adjustments made pursuant to

Section 1.07); plus

(m)
[reserved]; plus

(n)
any non-cash increase in expenses resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments (including any non-cash increase in expenses as a result of last-in first-out and/or first-in first-out methods of accounting); plus

(o)
any loss from discontinued operations (but if such operations are classified as discontinued due to the fact that they are being held for sale or are subject to an agreement to dispose of such operations, if elected by the Borrower in its sole discretion, only when and to the extent such operations are actually disposed of); plus

(p)
adjustments, exclusions and add-backs either (i) consistent with Regulation S-X of the SEC or (ii) set forth in any quality of earnings analysis prepared by independent registered public accountants of recognized national standing or any other accounting firm reasonably acceptable to the Administrative Agent (it being understood that any “Big Four” firm is acceptable) and delivered to the Administrative Agent in connection with any Permitted Acquisition or similar permitted investment (including in connection with an investment by, or the establishment or acquisition of, any Affiliated Practice or Clinical Facility); plus

(q)
adjustments, exclusions and add-backs identified in the investor model delivered to the Initial Lender on March 23, 2022; plus

(r)
(i) start-up fees, losses, costs, Charges or expenses incurred in connection with opening new de-novo Affiliated Practices or Clinical Facilities and (ii) operating losses associated with new de-novo Affiliated Practice or Clinical Facility incurred in the first 12 months following the opening of such new de-novo facility, in each case with respect to amounts under subclauses (i) and (ii) above in the aggregate not to exceed $1,500,000 for each such new de-novo Clinical Facility or Affiliated Practice; provided that, the amount added back pursuant to this clause (1)(r), shall not exceed an aggregate amount equal to the greater of (x) $11,000,000 and (y) 15% of Consolidated EBITDA for such Test Period determined on a pro forma basis (calculated after giving effect to such amounts); provided, further, that, notwithstanding anything to the contrary set forth herein, start-up fees, losses, costs, Charges or expenses incurred in connection with opening new de-novo Clinical Facilities and Affiliated Practices and operating losses associated with new de-novo Clinical Facilities and Affiliated Practices shall not be added back or otherwise adjusted in the definitions of Consolidated EBITDA and Consolidated Net Income other than pursuant to this clause (1)(r); plus

(s)
the “run-rate” full-year gross profit increase projected by the Borrower in good faith to result from, in the case of a Specified Transaction constituting a Permitted Acquisition or other Investment permitted hereunder, the adoption by the applicable acquired Person, Clinical Facility or Affiliated Practice, on the one hand, of the Borrower’s or its applicable Restricted Subsidiaries’ or Affiliated Practices’, on the other hand, then existing rate or reimbursement schedule, in each case, determined as if such existing rate or reimbursement schedule applied thereto from the first day of the applicable Test Period; provided that for any fiscal quarter ending on or after the date that is nine (9) calendar months after the consummation of such Permitted Acquisition or other Investment (or such later date as reasonably agreed by the Required Lenders) amounts may not be added back under this clause (s) with respect to an applicable acquired Person, Clinical Facility or Affiliated Practice if such acquired Person, Clinical Facility or Affiliated Practice has not actually adopted such increased rate or reimbursement schedule at such time; provided further, that, notwithstanding anything to the contrary set forth herein, “run-rate” adjustments and add-backs to reflect the Borrower’s rate schedule as in effect at the applicable acquired Person, Clinical Facility or Affiliated Practice shall not be added back or otherwise adjusted in the definitions of Consolidated EBITDA and Consolidated Net Income other than pursuant to this clause (1)(s); plus

(t)
the amount, if positive, by which the normalized “run rate” Consolidated EBITDA of any Clinical Facility or Affiliated Practice opened, re-opened, relocated or acquired no earlier than 12 months prior to the first day of the applicable Test Period (or any Clinical Facility or Affiliated Practice to be acquired or opened pursuant to a definitive acquisition agreement or signed letter of intent entered into prior to, or during, such Test Period, in each case, to the extent such transaction remains unclosed and the associated definitive acquisition agreement or signed letter of intent remains unterminated as of such date of determination) as projected by the Borrower in good faith exceeds the actual Consolidated EBITDA, if any, of such Clinical Facility or Affiliated Practice during such Test Period,

(2)
decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(a)
non-cash gains for such period (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period other than any such accrual or reserve that has been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition),

(b)
the amount of any income consisting of losses attributable to non- controlling interests of third parties in any non-wholly owned Restricted Subsidiary added to (and not deducted from) Consolidated Net Income in such period; and

(c)
any Net Income from discontinued operations (but if such operations are classified as discontinued due to the fact that they are being held for sale or are subject to an agreement to dispose of such operations, if elected by the Borrower in its sole discretion, only when and to the extent such operations are actually disposed of).

Notwithstanding the foregoing, amounts added back pursuant to clauses (1)(l), (1)(s) and 1(t) above, when aggregated with the amounts excluded from Consolidated Net Income pursuant to clause

(1)(b) thereof and any “run rate” cost savings, synergies and operating expense reductions and synergies added back to Consolidated EBITDA pursuant to Section 1.07(3) for such Test Period, in each case, other than amounts added back in connection with the Transactions, shall not in the aggregate exceed an amount equal to 35.0% of Consolidated EBITDA of the Borrower (calculated after giving effect to any such addback and all other permitted add-backs and adjustments) for such Test Period on a pro forma basis.

Notwithstanding the foregoing, it is agreed that for all purposes hereunder (including the calculation of the First Lien Net Leverage Ratio, Secured Net Leverage Ratio and Total Net Leverage Ratio) for any period that includes the fiscal quarters ended on March 31, 2021, June 30, 2021, September 30, 2021 or December 31, 2021, respectively, (i) Consolidated EBITDA for the fiscal quarter ended on March 31, 2021 shall be deemed to be $20,494,576.00, (ii) Consolidated EBITDA for the fiscal quarter ended on June 30, 2021 shall be deemed to be $21,003,270.00, (iii) Consolidated EBITDA for the fiscal quarter ended on September 30, 2021 shall be deemed to be $15,316,037.00, and (iv) Consolidated EBITDA for the fiscal quarter ended on December 31, 2021 shall be deemed to be $15,737,434.00, in each case, as adjusted on a pro forma basis. For the avoidance of doubt, Consolidated EBITDA shall be calculated, including pro forma adjustments, in accordance with Section 1.07.

“Consolidated First Lien Secured Debt” means, as of any date of determination, subject to the definition of “Designated Revolving Commitments,” the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet on a consolidated basis in accordance with GAAP, consisting only of Indebtedness for borrowed money, Capitalized Lease Obligations and purchase money Indebtedness, in each case, solely to the extent secured, in whole or in part, by a first priority Lien on the Collateral (or in the case of Capitalized Lease Obligations, any asset of the Borrower or any Subsidiary Guarantor), in each case that ranks pari passu with or senior to the Liens securing the First Lien Obligations (without regard to control of remedies); provided that Consolidated First Lien Secured Debt will not include Non- Recourse Indebtedness, undrawn amounts under revolving credit facilities and Indebtedness in respect of any (1) letter of credit, bank guarantees, bankers’ acceptances and performance or similar bonds, except to the extent of obligations in respect of drawn standby letters of credit which have not been reimbursed within three (3) Business Days and (2) Hedging Obligations. The Dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar-equivalent principal amount of such Indebtedness.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the cash interest expense (including that attributable to Capitalized Lease Obligations), net of cash interest income, with respect to Indebtedness of such Person and its Restricted Subsidiaries for such period, other than Non-Recourse Indebtedness, including commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under hedging agreements (other than in connection with the early termination thereof);

excluding, in each case:

(1)
amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting),

(2)
interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedging Obligations or other derivative instruments, including pursuant to FASB Accounting Standards Codification Topic 815, Derivatives and Hedging,

(3)
costs associated with incurring or terminating Hedging Obligations and cash costs associated with breakage in respect of hedging agreements for interest rates,

(4)
commissions, discounts, yield, make-whole premium and other fees and charges (including any interest expense) incurred in connection with any Non-Recourse Indebtedness,

(5)
“additional interest” owing pursuant to a registration rights agreement with respect to any securities,

(6)
any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including any Indebtedness issued in connection with the Transactions,

(7)
penalties and interest relating to Taxes,

(8)
accretion or accrual of discounted liabilities not constituting Indebtedness,

(9)
interest expense attributable to a Parent Company resulting from push-down accounting,

(10)
any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting,

(11)
any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto in connection with the Transactions, any acquisition or Investment,

(12)
annual agency fees paid to any administrative agents, collateral agents and trustees with respect to any secured or unsecured loans, debt facilities, debentures, bonds, commercial paper facilities or other forms of Indebtedness (including any security or collateral trust arrangements related thereto), including the Facilities,

(13)
any interest expense or other fees or charges incurred with respect to any Escrowed Obligations (for the avoidance of doubt, so long as such Escrowed Obligations are held in escrow), and

(14)
any lease, rental or other expense in connection with a Non-Finance Lease.

For the avoidance of doubt, interest on a Capitalized Lease Obligation will be deemed to accrue in accordance with Section 1.07(5).

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding (and excluding the effect of), without duplication,

(1)
(a) extraordinary, one-time, non-recurring or unusual gains or Charges (including relating to any strategic initiatives and accruals and reserves in connection with such gains or Charges and including legal fees, expenses, settlements and judgments), transaction expenses and special items (including, without limitation attorneys’ and experts’ fees and expenses and all other costs, liabilities (including all damages, penalties, fines and indemnification and settlement payments) and expenses paid or payable in connection with any threatened, pending, completed or future claim, demand, action, suit, proceeding, inquiry or investigation (whether civil, criminal, administrative, governmental or investigative) either (i) arising from, or related to, facts and circumstances existing on or prior to the Effective Date or (ii) arising out of or related to securities law); and (b) Charges in connection with the redevelopment, relocation or acquisition of an Affiliated Practice or Clinical Facility; restructuring and similar Charges; accruals or reserves (including restructuring and integration costs related to acquisitions and adjustments to existing reserves, and in each case, whether or not classified as such under GAAP); Charges related to any reconstruction, decommissioning, recommissioning or reconfiguration of facilities and fixed assets for alternative uses; Public Company Costs; Charges related to the integration, consolidation, and closing of facilities and fixed assets; severance and relocation costs and expenses; special compensation Charges, consulting fees; charges in connection with third-party advisory support to implement new accounting standards; signing, retention or completion bonuses and charges, and executive recruiting costs; Charges incurred in connection with strategic initiatives; transition Charges and duplicative running and operating Charges; Charges in connection with non-ordinary course product development; Charges incurred in connection with acquisitions (or purchases of assets) prior to or after the Effective Date (including integration costs); business optimization Charges (including Charges relating to business optimization programs, non-ordinary course intellectual property development, new systems design and information technology and similar upgrades, signing costs, Charges related to systems establishment, implementation, integration and upgrades and project start-up and wind-down) accruals and reserve; Charges related to implementing operation or reporting systems or technology initiatives; Charges attributable to the implementation of cost-savings initiatives and operating improvements and consolidations; and curtailments and modifications to pension and post-employment employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments); provided that amounts excluded pursuant to this clause (1)(b), when aggregated with amounts added back to Consolidated EBITDA pursuant to clauses (1)(l), (1)(s) and (1)(t) of the definition thereof and any “run rate” cost savings, synergies and operating expense reductions and synergies added back to Consolidated EBITDA pursuant to Section 1.07(3) for such Test Period, in each case, other than amounts added back in connection with the Transactions, shall not in the aggregate exceed an amount equal to 35.0% of Consolidated EBITDA of the Borrower (calculated after giving effect to any such addback and all other permitted add-backs and adjustments) for such Test Period on a pro forma basis; provided, further, that in no event shall the items set forth in clause (1)(r) of the definition of Consolidated EBITDA be permitted as adjustments under this clause (1);

(2)
the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP;

(3)
Transaction Expenses;

(4)
any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(5)
subject to Section 1.03(2), the Net Income for such period of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting; provided that the Consolidated Net Income of a Person will be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to such Person or a Restricted Subsidiary thereof in respect of such period;

(6)
solely for the purpose of determining Excess Cash Flow and the amount available for Restricted Payments under clause (b)(i) of Section 7.05(1), the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived (or the Borrower reasonably believes such restriction could be waived and is using commercially reasonable efforts to pursue such waiver); provided that Consolidated Net Income of a Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents), or the amount that could have been paid in cash or Cash Equivalents without violating any such restriction or requiring any such approval, to such Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7)
effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) related to the application of recapitalization accounting or purchase accounting (including in the inventory, property and equipment, software, goodwill, intangible assets, in process research and development, deferred revenue and debt line items);

(8)
income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments;

(9)
any impairment Charges or asset write-off or write-down in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP; provided, that in no event shall this clause (9) permit the add back of adjustments pursuant to write-downs or write- offs of Third Party Payor accounts receivable otherwise included in Consolidated Net Income for such Test Period;

(10)
(a) any non-cash compensation charge or expense, including any such charge or expense arising from grants of stock appreciation, equity incentive programs or similar rights, stock options, restricted stock or other rights to, and any cash charges associated with the rollover, acceleration or payout of, Equity Interests by management of such Person or of a Restricted Subsidiary or any Parent Company, (b) non-cash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation or Accounting Standards Codification Topic 505-50, Equity-Based Payments to Non-Employees and (c) any income (loss) attributable to deferred compensation plans or trusts;

(11)
any Charges during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the syndication and incurrence of any Indebtedness, including any Facilities hereunder, or the early extinguishment of Indebtedness or Hedging Obligations), issuance of Equity Interests (including by any direct or indirect parent of the Borrower), recapitalization, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of any Indebtedness, including the Loan Documents) and including, in each case, any such transaction whether consummated on, after or prior to the Effective Date and any such transaction undertaken but not completed, and any charges or nonrecurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with Accounting Standards Codification Topic No. 805, Business Combinations);

(12)
accruals and reserves that are established or adjusted in connection with an Investment or an acquisition that are required to be established or adjusted as a result of such Investment or such acquisition, in each case in accordance with GAAP;

(13)
any expenses, charges or losses to the extent covered by insurance that are, directly or indirectly, reimbursed or reimbursable by a third party, and any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement;

(14)
any non-cash gain (loss) attributable to the mark to market movement in the valuation of Hedging Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815—Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification Topic 825— Financial Instruments;

(15)
any net realized or unrealized gain or loss (after any offset) resulting in such period from currency transaction or translation gains or losses, including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from (a) Hedging Obligations for currency exchange risk and (b) resulting from intercompany indebtedness) and any other foreign currency transaction or translation gains and losses;

(16)
any adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation;

(17)
any non-cash rent expense;

(18)
any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures; and

(19)
earnout and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise and including in connection with the Transactions) and adjustments thereof and purchase price adjustments.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, Consolidated Net Income will include the amount of proceeds received, or reasonably projected by the Borrower in good faith to be receivable within one year after the end of such period, from business interruption insurance (with a deduction to Consolidated Net Income in any subsequent period for any amount so added back pursuant to this sentence to the extent not so paid or reimbursed within such one year period, and to the extent any such amount is paid or reimbursed during any subsequent period, such amount shall not be included in the calculation of Consolidated Net Income for such subsequent period), the amount of any expenses or charges incurred by such Person or its

Restricted Subsidiaries during such period that are, directly or indirectly, reimbursed, or reasonably projected by the Borrower in good faith to be reimbursable within one year after the end of such period, by a third party (with a deduction to Consolidated Net Income in any subsequent period for any amount so added back pursuant to this sentence to the extent not so paid or reimbursed within such one year period, and to the extent any such amount is paid or reimbursed during any subsequent period, such amount shall not be included in the calculation of Consolidated Net Income for such subsequent period), and amounts that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder.

Notwithstanding the foregoing, for the purpose of Section 7.05(1) (other than clause (b)(iv) of Section 7.05(1)), there will be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by such Person and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from such Person and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by such Person or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (b)(iv) of Section 7.05(1).

“Consolidated Secured Debt” means, as of any date of determination, subject to the definition of “Designated Revolving Commitments,” the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet on a consolidated basis in accordance with GAAP, consisting only of Indebtedness for borrowed money, Capitalized Lease Obligations and purchase money Indebtedness, in each case secured by a Lien on the Collateral (or in the case of Capitalized Lease Obligations, any asset of the Borrower or any Subsidiary Guarantor); provided that Consolidated Secured Debt will not include Non-Recourse Indebtedness, undrawn amounts under revolving credit facilities and Indebtedness in respect of any (1) letter of credit, bank guarantees, bankers’ acceptances and performance or similar bonds, except to the extent of obligations in respect of drawn standby letters of credit which have not been reimbursed within three (3) Business Days and (2) Hedging Obligations. The Dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar-equivalent principal amount of such Indebtedness.

“Consolidated Total Debt” means, as of any date of determination, subject to the definition of “Designated Revolving Commitments,” the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet on a consolidated basis in accordance with GAAP, consisting only of Indebtedness for borrowed money, Capitalized Lease Obligations and purchase money Indebtedness; provided that Consolidated Total Debt will not include Non-Recourse Indebtedness, undrawn amounts under revolving credit facilities and Indebtedness in respect of any (1) letter of credit, bank guarantees and performance or similar bonds, except to the extent of obligations in respect of drawn standby letters of credit which have not been reimbursed within three (3) Business Days and (2) Hedging Obligations. The Dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar-equivalent principal amount of such Indebtedness.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other monetary obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent:

(1)
to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)
to advance or supply funds:

(a)
for the purchase or payment of any such primary obligation or

(b)
to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)
to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contract Consideration” has the meaning specified in clause (2)(j) of the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Investment Affiliate” means, as to any Person, any other Person, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower or other companies.

“Convertible Indebtedness” means Indebtedness of the Borrower or any Restricted Subsidiary (which may be guaranteed by the Guarantors) permitted to be incurred hereunder that is either

(1)
convertible into common equity of the Borrower or a Restricted Subsidiary (and cash in lieu of fractional shares) or cash (in an amount determined by reference to the price of such common equity) or
(2)
sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common equity of the Borrower or a Restricted Subsidiary or cash (in an amount determined by reference to the price of such common equity).

“Corrective Extension Amendment” has the meaning specified in Section 2.16(6).

“Covered Entity” means any of the following:

(1)
a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(2)
a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(3)
a “covered FSI” as that term is defined in, and interpreted in accordance with, 12

C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 10.28.

“Credit Agreement Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Credit Agreement Refinancing Indebtedness” means (1) Permitted Equal Priority Refinancing Debt, (2) Permitted Junior Priority Refinancing Debt or (3) Permitted Unsecured Refinancing Debt; provided that, in each case, such Indebtedness is issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) to Refinance, in whole or in part, existing Loans (or, if applicable, unused Commitments) or any then-existing Credit Agreement Refinancing Indebtedness (“Credit Agreement Refinanced Debt”); provided, further, that (a) the terms of any such Indebtedness (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates), interest margins, rate floors, fees, funding discounts, original issue discounts and prepayment or redemption premiums and terms) shall either, at the option of the Borrower, (i) [reserved], (ii) if otherwise not consistent with the terms of such Credit Agreement Refinanced Debt, not be materially more restrictive to the Borrower (as determined by the Borrower in good faith), when taken as a whole, than the terms of such Credit Agreement Refinanced Debt, except, in each case under this clause (ii), with respect to (I) covenants and other terms applicable to any period after the Latest Maturity Date of the Loans in effect immediately prior to such Refinancing or (II) a Previously Absent Financial Maintenance Covenant (so long as, (A) to the extent that such Indebtedness includes a Previously Absent Financial Maintenance Covenant that is in effect prior to the Latest Maturity Date of the Closing Date Revolving Facility and consists solely of a revolving credit facility (whether or not the documentation therefor includes any other facilities) and the applicable Previously Absent Financial Maintenance Covenant is included only for the benefit of such revolving credit facility, such Previously Absent Financial Maintenance Covenant shall be included for the benefit of the Closing Date Revolving Facility and (B) to the extent that such Indebtedness includes a Previously Absent Financial Maintenance Covenant that is in effect prior to the Latest Maturity Date of the Closing Date Term Loans and does not consist solely of a revolving credit facility (whether or not the documentation therefor includes any other facilities), such Previously Absent Financial Maintenance Covenant shall be included for the benefit of the Closing Date Term Loans or (iii) such terms shall be reasonably satisfactory to the Administrative Agent and the Specified Representative (provided that, at Borrower’s election, to the extent any term or provision is added for the benefit of (I) the lenders of any such Indebtedness that consists of term facilities, no consent shall be required from the Administrative Agent (or any Lender) to the extent that such term or provision is also added, or the features of such term or provision are provided, for the benefit of the Closing Date Term Loans or (II) the lenders of any such Indebtedness that consists of revolving credit facilities, no consent shall be required from the Revolver Agent or any Lender to the extent that such term or provision is also added, or the features of such term or provision are provided, for the benefit of the Lenders of the Closing Date Revolving Facility), (b) any such Indebtedness shall have (i) a maturity date that is no earlier than the earlier of (I) the maturity date of the Credit Agreement Refinanced Debt and (II) the Latest Maturity Date of (in the case of Credit Agreement Refinancing Indebtedness consisting of revolving credit facilities) the Closing Date Revolving Facility or (in the case of Credit Agreement Refinancing Indebtedness consisting of term facilities) the Closing Date Term Loans and (ii) if the Credit Agreement Refinancing Indebtedness consists of term facilities, a Weighted Average Life to Maturity equal to or greater than the lesser of (I) the Weighted Average Life to Maturity of the Credit Agreement Refinanced Debt and (II) the Weighted Average Life to Maturity of the Closing Date Term Loans, in each case as of the date of determination (provided, that any Credit Agreement Refinancing Debt that is subordinated in right of payment or security to the Closing Date Term Loans or Closing Date Revolving Facility shall not mature earlier than 91 days after the then-Latest Maturity Date of the Closing

Date Term Facility or Closing Date Revolving Facility, as applicable), (c) such Indebtedness shall not have a greater principal amount (or shall not have a greater accreted value, if applicable) than the principal amount (or accreted value, if applicable) of the Credit Agreement Refinanced Debt plus accrued interest, fees and premiums (including tender premium) and penalties (if any) thereon and fees, expenses, original issue discount and upfront fees incurred in connection with such Refinancing plus the amount of any other Indebtedness permitted under one or more other Baskets under Section 7.02 (which shall be deemed a utilization of any such Baskets), (d) such Credit Agreement Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, within five (5) Business Days after the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained with the Net Proceeds received from the incurrence or issuance of such Indebtedness and (e) any mandatory prepayments of (i) any Permitted Junior Priority Refinancing Debt or Permitted Unsecured Refinancing Debt may not be made except to the extent that prepayments are not prohibited hereunder and, to the extent required hereunder or pursuant to the terms of any Permitted Equal Priority Refinancing Debt, first made or offered to the holders of the Term Loans constituting First Lien Obligations and any such Permitted Equal Priority Refinancing Debt and (ii) any Permitted Equal Priority Refinancing Debt in respect of events described in Section 2.05(2)(a), (b) and (c)(i), may be made on a pro rata basis, less than a pro rata basis or greater than a pro rata basis (but not greater than a pro rata basis as compared to any Class of Term Loans constituting First Lien Obligations with an earlier maturity date unless the Credit Agreement Refinanced Debt was so entitled to participate on a greater than a pro rata basis) with each Class of Term Loans constituting First Lien Obligations under Section 2.05(2)(a), (b) and (c)(i), provided, further, that “Credit Agreement Refinancing Indebtedness” may be incurred in the form of a bridge or other interim credit facility intended to be Refinanced with (or which converts into or is exchanged for) long-term indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy clause (b) of the second proviso in this definition so long as (x) such credit facility includes customary “rollover” provisions and (y) assuming such credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clause (b) above) and in which case, on or prior to the first anniversary of the incurrence of such “bridge” or other interim credit facility, clause (e) of the second proviso in this definition shall not prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions.

“Credit Extension” means each of the following: (1) a Borrowing and (2) an L/C Credit

Extension.

“Cure Amount” has the meaning specified in Section 8.04(1).

“Cure Expiration Date” has the meaning specified in Section 8.04(1)(a).

“Cured Default” has the meaning specified in Section 1.02(9).

“Debt Fund Affiliate” means any Affiliate of an Investor or Co-Investor that is a bona fide diversified debt fund that is separately managed from such Investor or Co-Investor, as applicable, and that is not (1) a natural person or (2) Holdings, the Borrower or any Subsidiary of the Borrower.

“Debt Representative” means, with respect to any series of Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent or representative under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium,

rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.05(2)(f).

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Default Rate” means an interest rate equal to (1) the Base Rate plus (2) the Applicable Rate applicable to Base Rate Loans that are Revolving Loans plus (3) 2.00% per annum; provided that with respect to the outstanding principal amount of any Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan (giving effect to Section 2.02(3)) plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.17(2), any Lender that (1) has refused (which refusal may be given verbally or in writing and has not been retracted) or failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of L/C Obligations, within one (1) Business Day of the date required to be funded by it hereunder, (2) has failed to pay over to the Administrative Agent, Revolver Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute, (3) has notified the Borrower, the Revolver Agent or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (4) has failed, within three (3) Business Days after request by the Administrative Agent or the Revolver Agent, to confirm in a manner satisfactory to the Administrative Agent or the Revolver Agent (as applicable) that it will comply with its funding obligations, or (5) has, or has a direct or indirect parent company that has, either (a) admitted in writing that it is insolvent or (b) become subject to a Lender-Related Distress Event. Any determination by the Administrative Agent as to whether a Lender is a Defaulting Lender shall be conclusive absent manifest error.

“Deferred Net Proceeds Date” has the meaning specified in Section 2.05(2)(b)(ii).

“Delayed Draw Term Loan Commitment Expiration Date” means the earlier of (i) the date on which the Closing Date Delayed Draw Term Loan Facility has been reduced to zero and (ii) the second anniversary of the Closing Date.

“Delayed Draw Term Borrowing” means a Borrowing of any Delayed Draw Term

Loans.

“Delayed Draw Term Loan” means a Loan made pursuant to Section 2.01(3).

“Delayed Draw Term Loan Commitment” means, as to each Delayed Draw Term Lender, its obligation to make a Delayed Draw Term Loan to the Borrower in an aggregate amount not to exceed the amount specified opposite such Delayed Draw Term Lender’s name on Schedule 2.01 under the caption “Delayed Draw Term Loan Commitment” or in the Assignment and Assumption (or Affiliated Lender Assignment and Assumption) pursuant to which such Delayed Draw Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this

Agreement (including pursuant to Sections 2.14, 2.15 or 2.16) or, with respect to Incremental Delayed Draw Term Loan Commitments, the amount specified in the applicable Incremental Amendment, as such amount may be adjusted from time to time in accordance with this Agreement (including pursuant to Sections 2.14, 2.15 or 2.16). The initial aggregate amount of the Delayed Draw Term Loan Commitments made available as of the Closing Date is $100,000,000.

“Delayed Draw Term Loan Facility” means the Delayed Draw Term Loan Commitments and the Delayed Draw Term Loans made thereunder.

“Delayed Draw Term Loan First Lien Leverage Condition” has the meaning specified in Section 2.14(4)(c)(iii)(I).

“Delayed Draw Term Loan Funding Date” means any date on which Delayed Draw Term Loans are made by a Delayed Draw Term Loan Lender.

“Delayed Draw Term Loan Lender” means, at any time, any Lender that has a Delayed Draw Term Loan Commitment or a Delayed Draw Term Loan at such time.

“Delayed Draw Term Loan Secured Leverage Condition” has the meaning specified in Section 2.14(4)(c)(iii)(II).

“Delayed Draw Term Note” means a promissory note of the Borrower payable to any Delayed Draw Term Lender or its registered assigns, in substantially the form of Exhibit B-4 hereto, evidencing the aggregate Indebtedness of the Borrower to such Delayed Draw Term Lender resulting from the Delayed Draw Term Loans made by such Delayed Draw Term Lender.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of, or collection or payment on, such Designated Non-Cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Borrower, any Restricted Subsidiary or any Parent Company (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on or promptly after the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (b) of Section 7.05(1).

“Designated Revolving Commitments” means any commitments to make loans or extend credit on a revolving basis (or delayed draw basis) to the Borrower or any Restricted Subsidiary by any Person other than the Borrower or any Restricted Subsidiary that have been designated in an Officer’s Certificate delivered to the Administrative Agent and Revolver Agent as “Designated Revolving Commitments” until such time as the Borrower subsequently delivers an Officer’s Certificate to the Administrative Agent and Revolver Agent to the effect that such commitments will no longer constitute “Designated Revolving Commitments”; provided that, during such time (including at the time of the incurrence of such Designated Revolving Commitments), (1) except for purposes of the First Lien Net Leverage Ratios set forth in Section 2.05(2)(a) and Section 2.05(2)(b) and determining actual compliance with the Financial Covenant, such Designated Revolving Commitments will be deemed an incurrence of Indebtedness on such date and will be deemed outstanding for purposes of calculating the Total Net

Leverage Ratio, Secured Net Leverage Ratio, First Lien Net Leverage Ratio and the availability of any Baskets hereunder and (2) commencing on the date such Designated Revolving Commitments are established after giving pro forma effect to the incurrence of the entire committed amount of the Indebtedness thereunder (but without netting any cash proceeds thereof), such committed amount under such Designated Revolving Commitments may thereafter be borrowed (and reborrowed, if applicable), in whole or in part, from time to time, without further compliance with any Basket or financial ratio or test under this Agreement (including the Total Net Leverage Ratio, Secured Net Leverage Ratio or First Lien Net Leverage Ratio).

“Discharge” means, with respect to any Indebtedness, the repayment, prepayment, repurchase (including pursuant to an offer to purchase), redemption, defeasance or other discharge of such Indebtedness, in any such case in whole or in part.

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.05(1)(e)(B)(2).

“Discount Range” has the meaning assigned to such term in Section 2.05(1)(e)(C)(1).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.05(1)(e)(C)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.05(1)(e)(C)(1) substantially in the form of Exhibit J.

“Discount Range Prepayment Offer” means the written offer by a Lender, substantially in the form of Exhibit K, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.05(1)(e)(C)(1).

“Discount Range Proration” has the meaning assigned to such term in Section 2.05(1)(e)(C)(3).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.05(1)(e)(D)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five (5) Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.05(1)(e)(B),

Section 2.05(1)(e)(C) or Section 2.05(1)(e)(D), respectively, unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning assigned to such term in Section 2.05(1)(e)(A).

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Borrower or any Parent Company thereof having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Borrower or any Parent Company thereof shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Borrower or any options, warrants or other rights in respect of such Capital Stock.

“disposition” has the meaning set forth in the definition of “Asset Sale.”

“Disqualified Institution” means (1) those particular banks, financial institutions, other institutional lenders and other Persons that were identified in writing by the Borrower or the Investor to the Initial Lenders on or prior to the Effective Date (or, after the Effective Date, that are identified in writing by the Borrower or the Investor to, and with the consent (not to be unreasonably withheld, conditioned or delayed) of, the Administrative Agent), (2) any competitor of the Borrower or its Subsidiaries and their Affiliates that is identified in writing by or on behalf of the Borrower or the Investor to the Initial Lender on or prior to the Effective Date (which competitor list may be updated after the Effective Date upon written notice to the Administrative Agent (without retroactive effect)), (3) any competitor of the Investor that (a) is identified in writing by or on behalf of the Borrower or the Investor to the Administrative Agent after the Effective Date (without retroactive effect) and (b) has a debt platform (or an affiliated debt platform) that the Investor reasonably believes does not have sufficient customary barriers in place regarding not sharing information with Affiliates that are competitors of the Investor as of such date of designation pursuant to clause (3)(a) above (including, for each of the foregoing Persons described in this clause (3), their respective Affiliates (other than Affiliates that constitute bona fide diversified debt funds primarily investing in loans that represent in their respective marketing materials that they do not share information with their Affiliates that are competitors of the Investor), that are (x) reasonably identifiable as such on the basis of their name in public disclosures or otherwise commonly known by financial institutions that act as arrangers or agents in similar credit facilities or by investors in similar loans or otherwise identified in writing by the Borrower or the Investor to be an Affiliate or (y) otherwise identified in writing to the Administrative Agent to be an Affiliate) and (4) any Affiliate (other than Affiliates that constitute bona fide diversified debt funds primarily investing in loans) of the Persons described in the preceding clauses (1) or (2) that are either (i) reasonably identifiable as such on the basis of their name in public disclosures or otherwise commonly known by financial institutions that act as arrangers or agents in similar credit facilities or by investors in similar loans or otherwise identified in writing by the Borrower or the Investor to be an Affiliate or (ii) are identified as such in writing by or on behalf of the Borrower or the Investor; provided that any Person that is a Lender or Participant and subsequently becomes a Disqualified Institution (but was not a Disqualified Institution at the time it became a Lender or a Participant, as applicable) shall be deemed to not be a Disqualified Institution hereunder (in the case of any such Participant that is not a Lender, solely with respect to the participations held by such Participant). The identity of Disqualified Institutions may be communicated by the Administrative Agent to a Lender upon request, but will not be otherwise posted or distributed to any Person.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than (1) for any Qualified Equity Interests or (2) solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than (1) for any Qualified Equity Interests or (2) solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain), in whole or in part, in each case prior to the date 91 days after the earlier of the then Latest Maturity Date or the date the Loans are no longer outstanding and the Commitments have been terminated; provided that if such Capital Stock is issued pursuant to any plan for the benefit of future, current or former employees, directors, officers, members of management, consultants, Related Professionals or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower or its Subsidiaries, any Parent Company or any Affiliated Practice or by any such plan to such employees, directors, officers, members of management, consultants, Related Professionals or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof), such Capital Stock will not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s, consultant’s, Related Professional’s or independent contractor’s termination, death or disability; provided further any Capital Stock held by any future, current or former employee, director, officer, member of management, consultant, Related Professional or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower, any of its Subsidiaries, any Parent Company, any Affiliated Practice, or any other Person in which the Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof), in each case pursuant to any equity subscription or equity holders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement will not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or any Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s, consultant’s, Related Professional’s or independent contractor’s termination, death or disability. For the purposes hereof, the aggregate principal amount of Disqualified Stock will be deemed to be equal to the greater of its voluntary or involuntary liquidation preference and maximum fixed repurchase price, determined on a consolidated basis in accordance with GAAP, and the “maximum fixed repurchase price” of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which the Consolidated Total Debt, Consolidated Secured Debt or Consolidated First Lien Secured Debt, as applicable, will be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined in good faith by the Borrower.

“Distressed Agent” shall have the meaning provided in the definition of the term “Agent-Related Distress Event.”

“Distressed Person” shall have the meaning provided in the definition of the term “Lender-Related Distress Event.”

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Borrower that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“ECF Payment Amount” has the meaning specified in Section 2.05(2)(a).

“ECF Payment Deductions” has the meaning specified in Section 2.05(2)(a).

“ECF Percentage” has the meaning specified in Section 2.05(2)(a).

“ECF Threshold” has the meaning specified in Section 2.05(2)(a).

“EEA Financial Institution” means (1) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution

Authority, (2) any entity established in an EEA Member Country which is a parent of an institution described in clause (1) of this definition or (3) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (1) or (2) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01, which date was May 4, 2022.

“Eligible Assignee” has the meaning specified in Section 10.07(1).

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and sub-surface strata, sediments and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any and all Laws relating to pollution or the protection of the Environment or, to the extent relating to exposure to Hazardous Materials, worker health and safety.

“Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of its Subsidiaries resulting from or based upon (1) violation of or non-compliance with any Environmental Law, (2) the generation, use, handling, management, transportation, storage, treatment or disposal of any Hazardous Materials, (3) exposure to any Hazardous Materials, (4) the Release or threatened Release of any Hazardous Materials or (5) any contract or other written agreement to the extent liability is assumed or imposed with respect to any of the foregoing.

“Equal Priority Intercreditor Agreement” means, to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral which are intended to rank equal in priority to the Liens on the Collateral securing the First Lien Obligations under this Agreement (but without regard to the control of remedies) (the “Pari Passu Indebtedness”), at the option of the Borrower, the Administrative Agent and the Specified Representative acting together in good faith, either (1) an intercreditor agreement substantially in the form of Exhibit G-1, together with any changes thereto which are reasonably acceptable to the Borrower, the Administrative Agent and the Specified Representative or (2) a customary intercreditor agreement in form and substance reasonably acceptable to the Borrower, the Administrative Agent and the Specified Representative, in each case, which agreement shall provide that (x) the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the First Lien Obligations under this Agreement (but without regard to the control of remedies) and (y) contain provisions setting forth super-priority nature of the Revolving Loans and other Revolving Commitment on terms reasonably satisfactory to the Revolver Agent.

“Equity Interests” means, with respect to any Person, the Capital Stock of such Person and all warrants, options or other rights to acquire Capital Stock of such Person, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock of such Person.

“Equity Offering” means any public or private sale of common Equity Interest or Preferred Stock of the Borrower or any Parent Company (excluding Disqualified Stock), other than:

(1)
public offerings with respect to the Borrower’s or any Parent Company’s common equity registered on Form S-4 or Form S-8;

(2)
issuances to any Restricted Subsidiary of the Borrower; and

(3)
any such public or private sale that constitutes an Excluded Contribution.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with Holdings or the Borrower is treated as a single employer within the meaning of Section 414(b) or (c) of the Code (and, solely with respect to Section 412 of the Code, within the meaning of Section 414(m) or (o) of the Code) or Section 4001 of ERISA.

“ERISA Event” means (1) a Reportable Event with respect to a Pension Plan; (2) a withdrawal by the Borrower, Holdings or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (3) a complete or partial withdrawal by the Borrower, Holdings or any of their respective ERISA Affiliates from a Multiemployer Plan or written notification is provided to the Borrower, Holdings or any of their respective ERISA Affiliates concerning the imposition of withdrawal liability; (4) written notification that a Multiemployer Plan is “insolvent” (within the meaning of Section 4245 of ERISA) or has been determined to be in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (5) the filing under Section 4041(c) of ERISA of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement in writing of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (6) the imposition of any liability under Title IV of ERISA, other than for the payment of PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower, Holdings, or any of their respective ERISA Affiliates; (7) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (8) a failure to satisfy the minimum funding standard (within the meaning of Section 302 of ERISA or Section 412 of the Code) with respect to a Pension Plan, whether or not waived; (9) the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Pension Plan; (10) the imposition of a lien under Section 303(k) of ERISA or Section 430(k) of the Code with respect to any Pension Plan; (11) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 303 of ERISA or Section 430 of the Code); (12) the occurrence of an event, transaction or failure that results in or would reasonably be expected to result in liability to the Borrower or Holdings under Title I of ERISA or a tax under any of Sections 4971 through 5000 of the Code; or (13) disqualification by the Internal Revenue Service of a Plan that is intended to qualify under Section 401(a) of the Code, or the imposition of a sanction in lieu of disqualification.

“Escrow” has the meaning specified in the definition of “Indebtedness.”

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” or “euro” means the single currency of participating member states of the EMU.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(1)
the sum, without duplication, of:

(a)
Consolidated Net Income of the Borrower for such period,

(b)
an amount equal to the amount of all non-cash charges (including depreciation and amortization) for such period to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period,

(c)
decreases in Consolidated Working Capital (except as a result of the reclassification of items from short-term to long-term or vice versa) and, without duplication, decreases in long-term accounts receivable and increases in the long-term portion of deferred revenue (except as a result of the reclassification of items from short- term to long-term or vice versa), in each case, for such period (other than any such decreases or increases, as applicable, arising from acquisitions or asset sales outside the ordinary course of assets by the Borrower or any Restricted Subsidiary during such period or the application of recapitalization or purchase accounting),

(d)
the amount deducted as tax expense in determining Consolidated Net Income to the extent in excess of cash Taxes paid in such period; and

(e)
cash receipts in respect of Hedge Agreements during such fiscal year to the extent not otherwise included in such Consolidated Net Income; over

(2)
the sum, without duplication, of:

(a)
an amount equal to the amount of all non-cash credits (including, to the extent constituting non-cash credits, amortization of deferred revenue acquired as a result of any Permitted Acquisition, investment permitted hereunder or any similar transaction) included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (1)(b) above) and cash losses, charges (including any reserves or accruals for potential cash charges in any future period), expenses, costs and fees excluded by virtue of the definition of “Consolidated Net Income,”

(b)
payments in respect of indemnification, adjustment of purchase price, earnouts, other contingent consideration obligations and other deferred purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, in each case, except to the extent financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) of the Borrower or any Restricted Subsidiary,

(c)
the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (i) the principal component of payments in respect of Capitalized Lease Obligations, (ii) all scheduled principal repayments of Loans, Permitted Incremental Equivalent Debt and Credit Agreement Refinancing Indebtedness (or any Indebtedness representing Refinancing Indebtedness in respect thereof in accordance with the corresponding provisions of the governing documentation thereof) and any other Indebtedness outstanding pursuant to Section 7.02 (or any Indebtedness representing Refinancing Indebtedness in respect of any of the foregoing in accordance with the corresponding provisions of the governing documentation thereof), in each case to the extent such payments are permitted hereunder and actually made and (iii) the amount of any scheduled repayment of Term Loans pursuant to Section 2.07 or any mandatory prepayment of Term Loans pursuant to Section 2.05(2)(b) (or any Indebtedness representing Refinancing Indebtedness in respect of any of the foregoing in accordance with the corresponding provisions of the governing documentation thereof) and any mandatory Discharge of (I) Permitted Incremental Equivalent Debt or Credit Agreement Refinancing Indebtedness (or any Indebtedness representing Refinancing Indebtedness in respect of any of the foregoing in accordance with the corresponding provisions of the governing documentation thereof) and (II) any other Indebtedness outstanding pursuant to Section 7.02 (or any Indebtedness representing Refinancing Indebtedness in respect of any of the foregoing in accordance with the corresponding provisions of the governing documentation thereof) pursuant to the corresponding provisions of the governing documentation thereof, in each case, to the extent required due to an asset sale or Casualty Event that resulted in an increase to Consolidated Net Income for such period and not in excess of the amount of such increase, but excluding (A) all other prepayments of Term Loans, (B) all prepayments of Revolving Loans, Swing Line Loans and all prepayments in respect of any other revolving credit facility, except to the extent there is an equivalent permanent reduction in commitments thereunder and (C) payments on any Junior Indebtedness, except in each case to the extent permitted to be paid pursuant to Section 7.05) made during such period, in each case, except to the extent financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) of the Borrower or any Restricted Subsidiary,

(d)
an amount equal to the aggregate net non-cash gain on asset sales outside the ordinary course of business by the Borrower or any Restricted Subsidiary during such period to the extent included in arriving at such Consolidated Net Income and the net cash loss on asset sales to the extent otherwise added to arrive at Consolidated Net Income,

(e)
increases in Consolidated Working Capital (except as a result of the reclassification of items from short-term to long-term or vice versa) and, without duplication, increases in long-term accounts receivable and decreases in the long-term portion of deferred revenue (except as a result of the reclassification of items from short- term to long-term or vice versa), in each case, for such period (other than any such increases or decreases, as applicable, arising from acquisitions or asset sales outside the ordinary course by the Borrower or any Restricted Subsidiary during such period or the application of recapitalization or purchase accounting),

(f)
cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries (other than Indebtedness) to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income,

(g)
the amount of Restricted Payments paid in cash during such period, except to the extent such Restricted Payments were financed with the proceeds of long- term Indebtedness (other than revolving Indebtedness) of the Borrower or any Restricted Subsidiary (unless such Indebtedness has been repaid)),

(h)
the aggregate amount of expenditures (including expenditures for the payment of financing fees) paid in cash during such period to the extent that such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income, except to the extent such expenditures (other than expenditures that correspond to a charge added to Excess Cash Flow under clause (1)(b) above with respect to a prior period) were financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) of the Borrower or any Restricted Subsidiary,

(i)
the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment or redemption of Indebtedness to the extent (i) such premium, make-whole or penalty payments were not expensed during such period or are not deducted in calculating Consolidated Net Income and (ii) such prepayments or redemptions reduced Excess Cash Flow pursuant to clause (2)(c) above or reduced the mandatory prepayment required by Section 2.05(2)(a),

(j)
without duplication of amounts deducted from Excess Cash Flow in other periods, and at the option of the Borrower, (i) the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts (whether pursuant to a definitive purchase agreement, letter of intent or similar arrangement) (the “Contract Consideration”) entered into prior to the date on which a mandatory prepayment for such period is due pursuant to Section 2.05(2)(a) and (ii) any planned cash expenditures by the Borrower or any Restricted Subsidiaries (the “Planned Expenditures”), in the case of each of the preceding clauses (i) and (ii), relating to Permitted Acquisitions or other investments, Capital Expenditures, Restricted Payments, acquisitions of intellectual property, any scheduled payment, repurchase or redemption of Indebtedness that was permitted by the terms of this Agreement to be incurred and paid, repurchased or redeemed or permitted tax distributions, in each case, to be consummated or made, as applicable, during the period of four consecutive fiscal quarters of the Borrower following the end of such period (except to the extent financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness)); provided that to the extent that the aggregate amount (excluding in each case any amount financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) of the Borrower or any Restricted Subsidiary) of such Permitted Acquisitions or other investments, Capital Expenditures, Restricted Payments, acquisitions of intellectual property, permitted scheduled payments, repurchases or redemptions of Indebtedness that were permitted by the terms of this Agreement to be incurred and paid, repurchased or redeemed or permitted tax distributions during such following period of four consecutive fiscal quarters is less than the Contract Consideration and Planned Expenditures (excluding in each case any amount financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) of the Borrower or any Restricted Subsidiary (unless such Indebtedness has been repaid prior to the date that the Excess Cash Flow payment for such period is due (except to the extent such repayment was financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness))), the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(k)
the amount of cash Taxes (including penalties and interest) paid or tax reserves set aside or payable (without duplication) in such period plus the amount of distributions made in such period under Section 7.05(2)(n), to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,

(l)
cash expenditures in respect of Hedging Obligations during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income,

(m)
any fees, expenses or charges incurred during such period (including the Transaction Expenses), or any amortization thereof for such period, in connection with any acquisition, investment, disposition, incurrence or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of this Agreement, the other Loan Documents and related documents with respect to any other Indebtedness) and including, in each case, any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (excluding in each case any amount financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) of the Borrower or any Restricted Subsidiary (unless such Indebtedness has been repaid prior to the date that the Excess Cash Flow payment for such period is due (except to the extent such repayment was financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness))), and

(n)
at the option of the Borrower, any amounts in respect of investments (including Permitted Acquisitions, Investments constituting Permitted Investments and Investments made pursuant to Section 7.05) and Restricted Payments (including related earnouts and similar payments) which could have been deducted pursuant to clause (2)(g) above if made in such period, but which are made after the end of such period and prior to the date upon which a mandatory prepayment for such period would be required under Section 2.05(2)(a) (which amounts, if so deducted in accordance with this clause (n), shall not affect the calculation of Excess Cash Flow in any future period).

Notwithstanding anything else provided in this Agreement, (x) the amounts deducted under clause (2) above shall in no event be duplicative of amounts deducted under clauses (i) through (v) of Section 2.05(2)(a) and (y) to the extent an amount is eligible to be deducted under either clause (2) above or clauses (i) through (v) of Section 2.05(2)(a), such amounts shall be deemed to have been deducted under clauses (i) through (v) of Section 2.05(2)(a) (and not, for the avoidance of doubt, clause

(2) above).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means (1) (a) any fee-owned real property with a fair market value (as reasonably estimated by the Borrower in good faith) not to exceed $10,000,000, (b) any leasehold interest in real property and (c) any fee-owned real property (whether already mortgaged, or required or intended to be mortgaged, at any time of determination) located in a flood hazard area or such property or mortgage thereon which would be subject to any flood insurance due diligence (other than in respect of initial flood hazard determinations as to whether any property is located in a flood hazard area or as otherwise permitted under this clause (c) with respect to flood insurance), flood insurance requirements or compliance with any Flood Insurance Laws (it being agreed that if it is subsequently determined that any such improved real property subject to, or otherwise required or intended to be subject to, a mortgage is located in a flood hazard area, such property shall be deemed to be an Excluded Asset until a determination is made that such property is not located in a flood hazard area and does not require flood insurance, and (ii) if there is an existing mortgage on such property, such mortgage shall be released if located in a special flood hazard area and would require flood insurance or if it cannot be determined whether such fee owned real property is located in a special flood hazard area or would require flood insurance if the time or information necessary to make such determination would (as determined by the Borrower in good faith) delay or impair the intended date of funding any Loan or effectiveness of any amendment or supplement under this Agreement), (2) motor vehicles, airplanes and other assets subject to certificates of title, except to the extent a security interest therein can be perfected by the filing of a UCC financing statement, (3) any commercial tort claim that is not expected to result in a judgment or settlement payment in favor of a Loan Party in excess of $10,000,000 (as determined by the Borrower in good faith) and commercial tort claims for which no compliant or counterclaim has been filed in a court of competent jurisdiction, (4) any governmental or regulatory licenses, authorizations, certificates, charters, franchises, approvals and consents (whether Federal, State, or otherwise) to the extent a security interest therein is prohibited or restricted thereby or requires any consent, acknowledgment or authorization from a Governmental Authority not obtained (without any requirement to obtain such consent, acknowledgment or authorization) other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition, (5) assets to the extent the pledge thereof or grant of security interests therein (a) is prohibited or restricted by any applicable Law, rule or regulation or would require any consent, approval or authorization of any governmental or regulatory authority not obtained (without any requirement to obtain such any consent, approval or authorization) after giving effect to the applicable anti-assignment provisions of the UCC and other applicable Law (other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition), (b) would cause the destruction, invalidation or abandonment of such asset under applicable Law (solely with respect to any intellectual property) or (c) is prohibited by any contract or would require any consent, approval, license or other authorization of any third party (other than Holdings or its Subsidiaries) (provided that such requirement existed on the Effective Date or at the time of the acquisition of such asset, as applicable, and was not incurred in contemplation thereof (other than in the case of capital leases and purchase money financings)) or governmental or regulatory authority not obtained (without any requirement to obtain such consent, approval, license or other authorization), other than to the extent such prohibition or restriction is ineffective under the UCC and other applicable Law, (6) margin stock and Equity Interests in any Person that is not the Borrower or a wholly owned Material Subsidiary of the Borrower that is a Restricted Subsidiary, (7) Equity Interests in Immaterial Subsidiaries and Excluded Subsidiaries other than Subsidiaries that are (x) Excluded Subsidiaries solely pursuant to clause (2) or (3) of the definition of “Excluded Subsidiaries” and (y) directly owned by a Loan Party (provided that if a pledge of the Equity Interests in any Foreign Subsidiary or Foreign Subsidiary Holdco is required pursuant to this Agreement, the pledge of the Equity Interests of such Subsidiary shall be limited to no more than 65% of the total issued and outstanding voting Equity Interests (and 100% of the issued and outstanding non-voting

Equity Interests) of such first tier Foreign Subsidiary or Foreign Subsidiary Holdco, as applicable), (8) any lease, license, sublicense or agreement (not otherwise subject to clause (5) above) or any property that is subject to a capital lease, purchase money security interest or similar arrangement, in each case permitted by this Agreement, to the extent that a grant of a security interest therein (a) would violate or invalidate such lease, license, sublicense or agreement or purchase money security interest or similar arrangement or create a right of termination in favor of any other party thereto (other than Holdings or any of its Subsidiaries) after giving effect to the applicable anti-assignment provisions of the UCC and other applicable Law (other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition) or (b) would require governmental or regulatory approval, consent or authorization not obtained (without any requirement to obtain such approval, consent or authorization), other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition, (9)(x) cash and Cash Equivalents, deposit, securities, commodities and other accounts, securities entitlements and related assets, except, in each case, to the extent constituting identifiable proceeds of Collateral a security interest in which is perfected by the filing of an “all assets” UCC financing statement by the Administrative Agent or automatically without any further action or filing by the Administrative Agent and (y) any deposit account maintained and used exclusively as a payroll account, withholding tax account, or fiduciary or escrow account that holds funds solely for the benefit of third parties (other than the Borrower or any of its Subsidiaries that is a Guarantor), (10) letter of credit rights, except to the extent consisting of supporting obligations for other Collateral, a security interest in which can be perfected by the filing of an “all assets” UCC financing statement, (11) any intent-to-use trademark applications filed in the United States Patent and Trademark Office, pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. Section 1051, prior to the accepted filing of a “Statement of Use” and issuance of a “Certificate of Registration” pursuant to Section 1(d) of the Lanham Act or an accepted filing of an “Amendment to Allege Use” whereby such intent-to-use trademark application is converted to a “use in commerce” application pursuant to Section 1(c) of the Lanham Act, (12) assets where the burden or cost (including any adverse tax consequences to the Borrower, any Parent Company or any Subsidiary that are not de minimis) of obtaining a security interest therein or perfection thereof exceeds the practical benefit to the Lenders afforded thereby as reasonably determined between the Borrower and the Administrative Agent,

(13) any assets to the extent a security interest in such assets or perfection thereof would result in adverse tax consequences to the Borrower, any Parent Company or any Subsidiary (that is not de minimis) as determined by the Borrower in good faith, in consultation with the Administrative Agent and (14) any assets located in or governed by any non-U.S. jurisdiction law or regulation (other than (a) Equity Interests and intercompany debt of Foreign Subsidiaries otherwise required to be pledged pursuant to the Collateral Documents and (b) assets that can be perfected by the filing of a UCC financing statement), including any intellectual property located in a non-U.S. jurisdiction, in each case of the foregoing clauses

(1)
through (14), subject to the Excluded Subsidiary Joinder Exception.

“Excluded Contribution” means net cash proceeds or the fair market value of marketable securities or the fair market value of Qualified Proceeds received by the Borrower from:

(1)
contributions to its common equity capital;

(2)
dividends, distributions, fees and other payments from any joint ventures that are not Restricted Subsidiaries; and

(3)
the sale (other than to a Restricted Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrower;

in each case, designated as Excluded Contributions pursuant to an Officer’s Certificate and that are excluded from the calculation set forth in clause (b) of Section 7.05(1); provided that Excluded Contributions shall not include Cure Amounts.

“Excluded Information” has the meaning specified in the definition of “Big Boy

Letter.”

“Excluded Proceeds” means, with respect to any Asset Sale or Casualty Event, the sum of, (1) any Net Proceeds therefrom that constitute Declined Proceeds and (2) any Net Proceeds therefrom that or otherwise are waived by the Required Facility Lenders from the requirement to be applied to prepay the applicable Term Loans pursuant to Section 2.05(2)(b).

“Excluded Subsidiaries” means all of the following and “Excluded Subsidiary” means any of them (in each case, subject to the Excluded Subsidiary Joinder Exception):

(1)
any Subsidiary that is not a direct, wholly owned Subsidiary of the Borrower or a Subsidiary Guarantor,

(2)
any Foreign Subsidiary,

(3)
any Foreign Subsidiary Holdco,

(4)
any Domestic Subsidiary that is a Subsidiary of any (a) Foreign Subsidiary or (b) Foreign Subsidiary Holdco,

(5)
any Subsidiary (including any regulated entity that is subject to net worth or net capital or similar capital and surplus restrictions) that is prohibited or restricted by applicable Law or by Contractual Obligation (including in respect of assumed Indebtedness permitted hereunder and not created in contemplation of the applicable investment or acquisition) existing on the Effective Date (or, with respect to any Subsidiary acquired by the Borrower or a Restricted Subsidiary after the Effective Date (and so long as such Contractual Obligation was not incurred in contemplation of such investment or acquisition), on the date such Subsidiary is so acquired) from providing a Guaranty (including any Broker-Dealer Regulated Subsidiary) or if such Guaranty would require governmental (including regulatory) or third party (other than any Loan Party or their respective Subsidiaries) consent or authorization not received (without any obligation to obtain such consent or authorization),

(6)
any special purpose vehicle (or similar entity), receivables subsidiary or any Securitization Subsidiary,

(7)
any Captive Insurance Subsidiary or not-for-profit Subsidiary,

(8)
any Subsidiary that is not a Material Subsidiary,

(9)
any Subsidiary where the Borrower and the Administrative Agent reasonably determine that the burden or cost (including any adverse tax consequences to the Borrower any of its Subsidiaries or any Parent Company, which are not de minimis) of providing the Guaranty will outweigh the benefits to be obtained by the Lenders therefrom,

(10)
any Unrestricted Subsidiary,

(11)
any Broker-Dealer Regulated Subsidiary, and

(12)
any other Subsidiaries as mutually agreed between the Borrower, the Administrative Agent and the Specified Representative.

“Excluded Subsidiary Joinder Exception” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”

“Excluded Swap Obligation” means, with respect to any Loan Party, (1) any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (each such obligation, a “Swap Obligation”), if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 3.02 of the Guaranty and any other “keepwell, support or other agreement” for the benefit of such Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act) at the time the guarantee of such Loan Party, or a grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Loan Party is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Loan Party becomes or would become effective with respect to such Swap Obligation or (2) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Loan Party as specified in any agreement between the relevant Loan Parties and hedge counterparty applicable to such Swap Obligations. If a Swap Obligation arises under a Master Agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to each Agent and each Lender,

(1)
any Tax imposed on (or measured by) such Agent or Lender’s net income, profits (or net worth Tax in lieu of such Tax on net income or profits), gross income or franchise Taxes, in each case imposed by a jurisdiction as a result of such Agent or Lender being organized under the laws of or having its principal office or applicable Lending Office located in such jurisdiction or as a result of any other present or former connection between such Agent or Lender and the jurisdiction (including as a result of such Agent or Lender carrying on a trade or business, having a permanent establishment or being a resident for Tax purposes in such jurisdiction), other than a connection arising solely from such Agent or Lender having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or sold or assigned an interest in, any Loan or Loan Document,

(2)
any branch profits Tax under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (1) above,

(3)
other than pursuant to an assignment request by the Borrower under Section 3.07, any U.S. federal Tax that is withheld or required to be withheld on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or Commitment pursuant to a

Law in effect on the date such Lender (a) acquires such interest in the applicable Commitment or, if such Lender did not fund the applicable Loan pursuant to a prior Commitment, on the date such Lender acquires the applicable interest in such Loan (or where the Lender is a partnership for

U.S. federal income Tax purposes, pursuant to a Law in effect on the later of the date on which such Lender acquires such interest or the date on which the affected partner becomes a partner of such Lender) or (b) designates a new Lending Office except, in the case of a Lender that designates a new Lending Office or is an assignee, to the extent that such Lender or partner (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to such U.S. federal Tax pursuant to Section 3.01,

(4)
any Tax attributable to such Lender’s or Agent’s failure to comply with Section 3.01(3) or Section 3.01(7), respectively,

(5)
any Tax imposed under FATCA,

(6)
any U.S. federal backup withholding under Section 3406 of the Code, and

(7)
any interest, additions to taxes and penalties with respect to any taxes described in clauses (1) through (6) of this definition.

“Exigent Circumstances” means (i) an event or circumstance that materially and imminently threatens the ability of any Agent or any Lender to realize upon all or any material portion of the Collateral, such as, without limitation, fraud, fraudulent or intentional removal, concealment, or abscondment thereof, destruction or material waste thereof (other than to the extent covered by insurance), material breach of the covenant set forth in Sections 6.15, Section 7.02 and Section 7.05, the occurrence of a material adverse change in, or a material adverse effect upon, the operations, business, Properties, condition (financial or otherwise) or prospects of any Loan Party or the Loan Parties and the Restricted Subsidiaries taken as a whole, (ii) an exercise by another creditor of enforcement rights or remedies with respect to all or a material portion of the Collateral, or (iii) an event or circumstance that any Agent reasonably believes renders necessary or appropriate action or exercise or remedies to prevent or mitigate the destruction of, physical harm to, impairment of or decrease in value of a material portion of the Collateral or the rights and interests of the Secured Parties (including without limitation any loss of priority of the Liens securing the Obligations).

“Existing Credit Agreement” means that certain Credit Agreement, dated as of May 14, 2020, among the Borrower, Holdings, Capital One, National Association, as administrative agent and as collateral agent, HPS Investment Partners, LLC, as AAL Last Out Representative (as defined therein) and the lenders and other parties from time to time party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time on or prior to the date hereof.

“Existing Revolving Class” has the meaning specified in Section 2.16(2).

“Existing Term Loan Class” has the meaning specified in Section 2.16(1).

“Expiring Credit Commitment” has the meaning specified in Section 2.04(7).

“Extended Revolving Commitments” has the meaning specified in Section 2.16(2).

“Extended Term Loans” has the meaning specified in Section 2.16(1).

“Extending Lender” means an Extending Revolving Lender or an Extending Term Lender, as the case may be.

“Extending Revolving Lender” has the meaning specified in Section 2.16(3).

“Extending Term Lender” has the meaning specified in Section 2.16(3).

“Extension” means the establishment of an Extension Series by amending a Loan pursuant to Section 2.16 and the applicable Extension Amendment.

“Extension Amendment” has the meaning specified in Section 2.16(4).

“Extension Election” has the meaning specified in Section 2.16(3).

“Extension Minimum Condition” means a condition to consummating any Extension that a minimum amount (to be determined and specified in the relevant Extension Request, in the Borrower’s sole discretion) of any or all applicable Classes be submitted for Extension.

“Extension Request” means any Term Loan Extension Request or any Revolving Extension Request, as the case may be.

“Extension Series” means any Term Loan Extension Series or a Revolving Extension Series, as the case may be.

“Facilities” means the Closing Date Term Loans, the Revolving Facility, the Closing Date Revolving Facility, the Delayed Draw Term Loan Facility, a given Extension Series of Extended Revolving Commitments, a given Class of Other Term Loans, a given Extension Series of Extended Term Loans, a given Class of Incremental Term Loans, a given Class of Incremental Revolving Commitments, any Other Revolving Loan (or Commitment) or a given Class of Replacement Loans, as the context may require, and “Facility” means any of them.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Borrower in good faith.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date hereof or any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with (and, in each case, any current or future regulations promulgated thereunder or official interpretations thereof), any applicable intergovernmental agreement entered into in respect thereof, and any provision of law or administrative guidance implementing or interpreting such provisions, including any agreements entered into pursuant to any such intergovernmental agreement or Section 1471(b)(1) of the Code as of the date hereof (or any amended or successor version described above).

“FCPA” has the meaning specified in Section 5.01.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that

(1)
if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (2) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three depository institutions of recognized standing selected by it. For the avoidance of doubt, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” means that certain fee letter, dated as of the Effective Date, between the Borrower, HPS and Capital One.

“Financial Covenant” means the covenant specified in Section 7.10(1).

“Financial Covenant Event of Default” has the meaning specified in Section 8.01(2).

“Financial Incurrence Test” has the meaning specified in Section 1.07(8).

“Financial Officer” means, with respect to a Person, the chief financial officer, accounting officer, treasurer, controller or other senior financial or accounting officer of such Person, as appropriate.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of

1989.

“First Lien Net Leverage Ratio” means, with respect to any Test Period, the ratio of (1) Consolidated First Lien Secured Debt outstanding as of the last day of such Test Period, minus the Unrestricted Cash Amount on such last day to (2) Consolidated EBITDA of the Borrower for such Test Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with Section 1.07.

“First Lien Obligations” means the Obligations, the Permitted Incremental Equivalent Debt and the Credit Agreement Refinancing Indebtedness, in each case, that are, or are purported to be, secured by the Collateral on an equal priority basis (but without regard to the control of remedies) with Liens on the Collateral securing the Closing Date Term Loans. For the avoidance of doubt, “First Lien Obligations” shall include the Closing Date Term Loans.

“Fixed Basket” has the meaning specified in Section 1.07(8).

“Floor” means (a) with respect to the Closing Date Term Loans (including the Delayed Draw Term Loans), 0.75% per annum and (b) with respect to Revolving Loans or any other Facility (other than as set forth in clause (a) above), 0.00% per annum.

“floor” means, with respect to any reference rate of interest, any fixed minimum amount specified for such rate.

“Foreign Asset Sale” has the meaning specified in Section 2.05(2)(g).

“Foreign Casualty Event” has the meaning specified in Section 2.05(2)(g).

“Foreign Lender” means a Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Plan” means any employee benefit plan, program or agreement maintained or contributed to by, or entered into with, the Borrower or any Subsidiary of the Borrower with respect to employees employed outside the United States (other than benefit plans, programs or agreements that are mandated by applicable Laws).

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holdco” means a Subsidiary substantially all of whose assets consists (directly or indirectly) of the Capital Stock and/or indebtedness (and related or similar assets) of one or more (1) Foreign Subsidiaries or (2) Foreign Subsidiary Holdcos.

“Free and Clear Incremental Amount” has the meaning specified in Section

2.14(4)(c)(i).

“Fronting Exposure” means, at any time there is a Defaulting Lender, (1) with respect to an Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations, other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (2) with respect to any Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans, other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time. The Borrower will give notice of any such election made in accordance with this definition to the Administrative Agent. Notwithstanding any other provision contained herein, (1) the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations and Attributable Indebtedness shall be determined in accordance with Section 1.03 and

(2)
all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Restricted Subsidiaries at “fair value”, as defined therein. Notwithstanding the foregoing, if at any time any change occurs after the Effective Date in GAAP or in the application thereof that, in each case, would affect the computation of any financial ratio or financial requirement, or compliance with any covenant, set forth in any Loan Document (including, but not limited to, the impact of Accounting Standards Update 2016-2, Revenue from Contracts with Customers (Topic 606) or similar revenue recognition policies promulgated after the Effective Date), and the Borrower shall so request (regardless of whether any such request is given before or after such change), the Administrative Agent, the Lenders and the Borrower will negotiate in good faith to amend (subject to the approval of the Required Lenders) such ratio, requirement or covenant to preserve the original intent thereof in light of such change in GAAP; provided that until so amended, (a) such ratio, requirement or covenant shall continue to be computed in accordance with GAAP without giving effect to such change therein and (b) if reasonably requested by the Administrative Agent with respect to periods ending prior to the date that is one year after the effectiveness of such change, the Borrower shall provide to the Administrative Agent (for distribution to the Lenders), together with any financial statements to be delivered pursuant to Section 6.01, a summary reconciliation between calculations of any such ratios or requirements required to be included in the corresponding Compliance Certificate to be delivered pursuant to Section 6.02(4) made before and after giving effect to such change in GAAP. For the avoidance of doubt, subject to the requirements of the foregoing clause (b), the operation of this paragraph shall otherwise have no effect with respect to any financial statements required to be delivered pursuant to Section 6.01 unless the Borrower otherwise elects.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority thereof exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Governmental Programs” means (i) the Medicare and Medicaid Programs, and (ii) any other Federal health care program, as defined in 42 U.S.C. § 1320a-7b(f).

“Granting Lender” has the meaning specified in Section 10.07(7).

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business or consistent with industry practice), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means, as to any Person, without duplication, (1) any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (d) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (2) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business or consistent with industry practice, or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with the Transactions or any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor Release Election” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Guarantors” has the meaning specified in clause (2) of the definition of “Collateral and Guarantee Requirement.” For avoidance of doubt, the Borrower may, in its sole discretion, cause any Parent Company or Restricted Subsidiary that is not required to be a Guarantor to Guarantee the Obligations by causing such Parent Company or Restricted Subsidiary to execute a joinder to the Guaranty (substantially in the form provided therein or as the Administrative Agent, the Borrower and such Guarantor may otherwise agree), and any such Parent Company or Restricted Subsidiary shall be a Guarantor hereunder for all purposes; provided that the Administrative Agent shall have received at least two (2) Business Days prior to the effectiveness of such joinder (or such later date as reasonably agreed by the Administrative Agent) all documentation and other information in respect of such Guarantor required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act. For the avoidance of doubt, no Affiliated Practice shall be a Guarantor.

“Guaranty” means (1) the Guaranty substantially in the form of Exhibit E made by Holdings and each Subsidiary Guarantor, (2) each other guaranty and guaranty supplement delivered pursuant to Section 6.11 and (3) each other guaranty and guaranty supplement delivered by any Parent Company or Restricted Subsidiary pursuant to the second sentence of the definition of “Guarantor.”

“Hazardous Materials” means substances, wastes, pollutants, contaminants and chemicals, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and infectious or medical wastes, to the extent any of the foregoing are regulated pursuant to, or can form the basis for liability under, any Environmental Law due to their dangerous or deleterious properties or characteristics.

“Health Care Laws” means, collectively, any and all Laws, relating to any of the following: (a) fraud and abuse (including the following statutes, as amended, modified or supplemented from time to time and any successor statutes thereto and regulations promulgated from time to time thereunder: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn and § 1395(q)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the federal health care program exclusion provisions (42 U.S.C. § 1320a-7), the Eliminating Kickbacks in Recovery Act (18

U.S.C. §220) and the Civil Monetary Penalties Act (42 U.S.C. § 1320a-7a)); (b) the billing, coding, documentation or submission of claims or collection of accounts receivable or reporting and refunding of overpayments; (c) Medicare and Medicaid program requirements for participation and payment; (d) the restrictions on the corporate practice of medicine and other applicable health care professions; (e) the privacy and security of health care information (including HIPAA); (f) healthcare facility and professional fee-splitting prohibitions; (g) federal and state laws related to facility licensure; and (h) state laws related to certificate of need requirements.

“Hedge Agreement” means (1) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and

(2)
any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Bank” means (1) any Person set forth on Schedule 1.01(4), (2) any Person party to a Secured Hedge Agreement that is an Agent, a Lender, an Arranger or an Affiliate of any of the foregoing on the Effective Date or at the time it enters into such Secured Hedge Agreement, in its capacity as a party thereto, whether or not such Person subsequently ceases to be an Agent, a Lender, an Arranger or an Affiliate of any of the foregoing or (3) any Person from time to time approved by the Administrative Agent (such approval not to be unreasonably withheld, delayed or conditioned) and specifically designated in writing as a “Hedge Bank” by the Borrower to the Administrative Agent.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement. For the avoidance of doubt, any Permitted Convertible Indebtedness Call Transaction will not constitute Hedging Obligations.

“HIPAA” means the (a) Health Insurance Portability and Accountability Act of 1996, (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009) and (c) any state and local Laws regulating the privacy and/or security of individually identifiable health information, including state laws providing for notification of breach of privacy or security of individually identifiable health information, in each case, as amended, modified or supplemented from time to time, and together with all successor statutes thereto and all rules and regulations promulgated from time to time thereunder.

“Historical Financial Statements” means the audited consolidated balance sheets and related consolidated statements of income, changes in redeemable units and stockholders’/members’ equity and cash flows of LifeStance Health Group, Inc. and its Subsidiaries for the fiscal year ended December 31, 2021.

“Holdings” has the meaning specified in the introductory paragraph to this Agreement. “Honor Date” has the meaning specified in Section 2.03(3)(a).

“HPS” means HPS Investment Partners, LLC.

“Identified Participating Lenders” has the meaning specified in Section 2.05(1)(e)(C)(3).

“Identified Qualifying Lenders” has the meaning specified in Section 2.05(1)(e)(D)(3).

“Immaterial Subsidiary” means any Restricted Subsidiary that is not a Material

Subsidiary.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including, in each case, adoptive relationships) and any trust, partnership or other bona fide estate- planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Amendment” has the meaning specified in Section 2.14(6).

“Incremental Amounts” has the meaning specified in clause (a) of the definition of “Refinancing Indebtedness.”

“Incremental Commitments” has the meaning specified in Section 2.14(1).

“Incremental Delayed Draw Term Loan Commitments” has the meaning specified in

Section 2.14(1).

“Incremental Delayed Draw Term Loan” has the meaning specified in Section 2.14(2).

“Incremental Delayed Draw Term Loan Funding Date” has the meaning specified in

Section 2.14(2).

“Incremental Facility Closing Date” has the meaning specified in Section 2.14(4).

“Incremental Lenders” has the meaning specified in Section 2.14(3).

“Incremental Loan” has the meaning specified in Section 2.14(2).

“Incremental Loan Request” has the meaning specified in Section 2.14(1).

“Incremental Ratio Basket” has the meaning specified in Section 2.14(4)(c)(iii).

“Incremental Revolving Commitments” has the meaning specified in Section 2.14(1).

“Incremental Revolving Facility” has the meaning specified in Section 2.14(1).

“Incremental Revolving Lender” has the meaning specified in Section 2.14(3).

“Incremental Revolving Loan” has the meaning specified in Section 2.14(2).

“Incremental Term Commitments” has the meaning specified in Section 2.14(1).

“Incremental Term Lender” has the meaning specified in Section 2.14(3).

“Incremental Term Loan” has the meaning specified in Section 2.14(2).

“incur” and “incurrence” have the meanings specified in Section 7.02(1)(a).

“Indebtedness” means, with respect to any Person, without duplication:

(1)
any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a)
in respect of borrowed money;

(b)
evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c)
representing the deferred and unpaid balance of the purchase price of any property (including Capitalized Lease Obligations) or any service (except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business or consistent with industry practice, (ii) any earnout obligations until such obligation is reflected as a liability on the balance sheet (excluding any footnotes thereto) of such Person in accordance with GAAP and is not paid within 60 days after becoming due and payable or, if applicable, following expiration of any dispute resolution mechanics set forth in the applicable agreement governing the applicable transaction, (iii) any such obligations incurred under any employee consulting agreements, (iv) accruals for payroll and other liabilities and expenses accrued in the ordinary course of business (including on an intercompany basis) or consistent with industry practice and (v) liabilities associated with customer prepayments and deposits) which purchase price is due more than twelve months after such property is acquired or service is obtained; or

(d)
representing the net obligations under any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than obligations in respect of letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any Parent Company appearing upon the balance sheet of Holdings or the Borrower, as applicable, solely by reason of push-down accounting under GAAP will be excluded;

(2)
to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of this definition of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business or consistent with industry practice; and

(3)
to the extent not otherwise included, the obligations of the type referred to in clause (1) of this definition of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person; provided that notwithstanding the foregoing, Indebtedness will be deemed not to include:

(i)
Contingent Obligations incurred in the ordinary course of business or consistent with industry practice,

(ii)
reimbursement obligations under commercial letters of credit (provided that unreimbursed amounts under commercial letters of credit will be counted as Indebtedness three (3) Business Days after such amount is drawn),

(iii)
obligations under or in respect of Qualified Securitization Facilities,

(iv)
accrued expenses,

(v)
deferred or prepaid revenues,

(vi)
obligations in respect of Non-Finance Leases,

(vii)
amounts owed to dissenting stockholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), with respect to any permitted Investments to the extent paid when due (unless being properly contested), and

(viii)
asset retirement obligations and obligations in respect of reclamation and workers compensation (including pensions and retiree medical care),

provided further that (x) Indebtedness will be calculated without giving effect to the effects of Accounting Standards Codification Topic No. 815, Derivatives and Hedging, and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness and (y) for all purposes of the Loan Documents, the Indebtedness of any Person shall not include, with respect to any Non-Wholly Owned Subsidiary, such portion of the Indebtedness (or guarantee obligations in respect of obligations) of such Non-Wholly Owned Subsidiary that corresponds to the equity interest share of Persons other than the Borrower or its Restricted Subsidiaries in such Non-Wholly Owned Subsidiary.

For the avoidance of doubt, Indebtedness will be deemed to not include obligations (“Escrowed Obligations”) incurred in advance of, and the proceeds of which are to be applied in connection with, the consummation of a transaction (including any repayment, prepayment or redemption as to which a notice thereof has been delivered to the applicable holders thereof), solely to the extent that the proceeds thereof are and continue to be held in an escrow, trust, collateral or similar account or arrangement (collectively, an “Escrow”) and are not otherwise made available for any other purpose and are used for such purpose (it being understood that in any event, any such proceeds held in such Escrow shall be deemed not to constitute part of the Unrestricted Cash Amount).

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Independent Assets or Operations” means, with respect to any Parent Company, that the Parent Company’s total assets, revenues, income from continuing operations before income taxes and cash flows from operating activities (excluding in each case amounts related to its investment in the Borrower and the Subsidiaries), determined in accordance with GAAP and as shown on the most recent balance sheet of such Parent Company, is more than 5.0% of such Parent Company’s corresponding consolidated amount.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that, in the good faith judgment of the Borrower, is qualified to perform the task for which it has been engaged.

“Information” has the meaning specified in Section 10.09.

“Initial Default” has the meaning specified in Section 1.02(9).

“Initial Lender” means Capital One, HPS and ULTra.

“Intellectual Property Security Agreements” has the meaning specified in the Security

Agreement.

“Intercompany Note” means the Intercompany Note, dated as of the Effective Date, substantially in the form of Exhibit Q executed by the Borrower and each Restricted Subsidiary party thereto.

“Intercreditor Agreement” means, as applicable, any Junior Priority Intercreditor Agreement and any Equal Priority Intercreditor Agreement.

“Interest Payment Date” means, (1) as to any Loan of any Class other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date of the Loans of such Class; provided that if any Interest Period for a Term Benchmark Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (2) as to any Base Rate Loan of any Class, the last Business Day of each March, June, September and December and the applicable Maturity Date of the Loans of such Class.

“Interest Period” means, as to each Term Benchmark Rate Loan, the period commencing on the Business Day such Term Benchmark Rate Loan is disbursed or converted to or continued as a Term Benchmark Rate Loan and ending on the date one, three or six months thereafter (or such other period as may be consented to by each applicable Lender and the Applicable Agent), as selected by the Borrower in its Committed Loan Notice; provided that:

(1)
any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(2)
any Interest Period (other than an Interest Period having a duration of less than one month) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(3)
no Interest Period shall extend beyond the applicable Maturity Date for the Class of Loans of which such Term Benchmark Rate Loan is a part; and

(4)
no Interest Period applicable to a Loan or portion thereof shall extend beyond any date upon which is due any scheduled principal payment in respect of such Loan unless the aggregate principal amount of such Loan represented by Base Rate Loans or by SOFR Loans having Interest Periods that will expire on or before such date, if any, is equal to or in excess of the amount of such principal payment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency selected by the Borrower.

“Investment Grade Securities” means:

(1)
securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)
debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or debt instruments constituting loans or advances among the Borrower and its Subsidiaries;

(3)
investments in any fund that invests substantially all of its assets in investments of the type described in clauses (1) and (2) of this definition which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4)
corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers, commission, travel and similar advances to employees, directors, officers, members of management, consultants and independent contractors, in each case made in the ordinary course of business or consistent with industry practice), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person or any transaction that results in a Person becoming an Affiliated Practice. For purposes of the definitions of “Permitted Investments” and “Unrestricted Subsidiary” and Section 7.05,

(1)
“Investments” will include the portion (proportionate to the Borrower’s Equity Interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary (but excluding, for the avoidance of doubt, the fair market value of the net assets of any other Subsidiary of such Subsidiary being designated as an Unrestricted Subsidiary that was previously designated as an Unrestricted Subsidiary and which used capacity under Section 7.05 to make such Investment in such Unrestricted Subsidiary at such previous time); provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a)
the Borrower’s “Investment” in such Subsidiary at the time of such redesignation; minus

(b)
the portion (proportionate to the Borrower’s Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2)
any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time will be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Borrower or a Restricted Subsidiary in respect of such Investment. An Investment will be deemed to have been made at the time of making any such loans, advance or capital contribution, purchase or other acquisition for consideration of Indebtedness, Equity Interests or other securities.

“Investor” means TPG Capital, L.P. and any of its Affiliates, limited partners and funds or partnerships managed or advised by its or any of its Affiliates or limited partners, in each case, not including any portfolio company of any of the foregoing.

“IP Rights” has the meaning specified in Section 5.15.

“IRS” means the Internal Revenue Service of the United States.

“ISDA CDS Definitions” has the meaning specified in Section 10.01(1).

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the International Chamber of Commerce publication no. 950 (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means (a) Capital One or its Affiliates or designees, together with its permitted successors and assigns, (b) one or more banks, trust companies or other Persons in each case expressly identified by the Revolver Agent from time to time and reasonably acceptable to the Borrower and (c) any other Revolving Lender that becomes an Issuing Bank in accordance with Section 2.03(11); provided no Issuing Bank shall be required to issue either (x) letters of guarantee or bankers acceptances or (y) Letters of Credit other than standby letters of credit, in each case without its consent. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or designees of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or designee with respect to Letters of Credit issued by such Affiliate or designee. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by any Affiliate of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.03 with respect to such Letters of Credit).

“Issuing Bank Document” means with respect to any Letter of Credit, the L/C Application, and any other document, agreement and instrument entered into by any Issuing Bank and the Borrower (or any of its respective Subsidiaries) or in favor of such Issuing Bank and relating to such Letter of Credit in the case of Letters of Credit (including, for the avoidance of doubt, if applicable, the Master Agreement for Standby Letters of Credit and the Master Agreement for Documentary Letters of Credit).

“Junior Indebtedness” means any (x) Indebtedness of any Loan Party that by its terms is contractually subordinated in right of payment to the Obligations of such Loan Party arising under the Loans or the Guaranty, (y) Indebtedness of any Loan Party that is secured by a Lien on the Collateral and that by its terms is contractually subordinated in right of lien priority to the Lien on the Collateral securing the First Lien Obligations and (z) Indebtedness of any Loan Party that is unsecured, in each case, excluding (i) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price, earnouts, other contingent consideration obligations and other deferred purchase price or similar obligations and seller-provided financing and (ii) intercompany debt.

“Junior Lien Debt” has the meaning specified in clause (39) of the definition of “Permitted Liens.”

“Junior Priority Intercreditor Agreement” means any of (1) an intercreditor agreement substantially in the form of Exhibit G-2, together with any changes thereto which are reasonably acceptable to the Borrower, the Administrative Agent and the Specified Representative or (2) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent, the Specified Representative and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior in priority to the Liens on the Collateral securing the Obligations under this Agreement, in each case with such modifications thereto as the Administrative Agent, the Specified Representative and the Borrower may agree.

“L/C Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant Issuing Bank.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed prior to the Honor Date or refinanced as a Revolving Borrowing.

“L/C Commitment” means, with respect to any Person, the amount set forth opposite the name of such Person on Schedule 2.01 under the caption “L/C Commitment” or in the relevant Assignment and Assumption, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the applicable Revolving Facility (or, if such day is not a Business Day, the next preceding Business Day).

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be the maximum amount available to be drawn under such Letter of Credit (not to exceed the stated amount thereof in effect at such time, or, with respect to any Letter of Credit that, by its terms or the terms of any L/C Application related thereto, provides for one or more automatic increases in the stated amount thereof, the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time). For all purposes of this Agreement (but, if applicable, subject to the Master Agreement for Standby Letters of Credit and the Master Agreement for Documentary Letters of Credit), if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or Rule 3.14 of the ISP, article 29 of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce publication no. 600, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” means an amount equal to the sum of (1) the lesser of (a) $10,000,000, as adjusted from time to time in accordance with Section 2.14 and (b) the aggregate amount of the Revolving Commitments, less (2) the principal amount of Indebtedness in connection with commercial letters of credit incurred and outstanding under Section 7.02(2)(b) at such time. The L/C Sublimit is part of, and not in addition to, the Revolving Facility.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Loan, any Incremental Revolving Commitment, any Other Loan, any Other Revolving Commitments, any Replacement Loan, any Extended Term Loan or any Extended Revolving Commitment, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local laws (including common law), statutes, treaties, rules, legally binding guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LCT Election” has the meaning specified in Section 1.07(11).

“LCT Test Date” has the meaning specified in Section 1.07(11).

“Legal Holiday” means Saturday, Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or at the place of payment.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as context requires (including for purposes of the definition of “Secured Parties” and for purposes of Sections 3.01 and 3.04), includes any Issuing Bank, Swing Line Lender and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.” For the avoidance of doubt, each Additional Lender is a Lender to the extent any such Person has executed and delivered a Refinancing Amendment, an Incremental Amendment or an amendment in respect of Replacement Loans, as the case may be, and to the extent such Refinancing Amendment, Incremental Amendment or amendment in respect of Replacement Loans shall have become effective in accordance with the terms hereof and thereof, and each Extending Lender shall continue to be a Lender. As of the Effective Date, Schedule 2.01 sets forth the name of each Lender. Notwithstanding the foregoing, no Disqualified Institution that purports to become a Lender hereunder (notwithstanding the provisions of this Agreement that prohibit Disqualified Institutions from becoming Lenders) without the Borrower’s written consent shall be entitled to any of the rights or privileges enjoyed by the other Lenders with respect to voting, information and lender meetings; provided that the Loans of any such Disqualified Institution shall not be excluded for purposes of making a determination of Required Lenders if the action in question affects such Disqualified Institution in a disproportionately adverse manner than its effect on the other Lenders; provided, further, that if any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (e) of Section 10.07(2) the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Applicable Agent, (1) terminate any Revolving Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving

Commitment by paying the lesser of (a) the principal amount thereof and (b) the amount that such Disqualified Institution paid to acquire such obligations owing in respect of such Revolving Commitment, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder, (2) in the case of outstanding Term Loans held by Disqualified Institutions, purchase or prepay such Term Loan by paying the lesser of (a) the principal amount thereof and (b) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or

(3)
require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.07), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (a) the principal amount thereof and (b) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

“Lender-Related Distress Event” means, with respect to any Lender or any direct or indirect parent company of such Lender (each, a “Distressed Person”), (1) that such Distressed Person is or becomes subject to a voluntary or involuntary case under any Debtor Relief Law, (2) a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, (3) such Distressed Person is subject to a forced liquidation, makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt or (4) that such Distressed Person becomes the subject of a Bail-in Action or other similar proceeding (including a proceeding under a U.S. Special Resolution Regime); provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in any Lender or any direct or indirect parent company of a Lender by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit, letter of guarantee or bankers’ acceptance issued hereunder.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event will an operating lease be deemed to constitute a Lien.

“LifeStance Health Holdings, Inc.” means LifeStance Health Holdings, Inc., a Delaware corporation.

“Limited Condition Transactions” means (1) any Permitted Acquisition or other Investment (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise) permitted hereunder by the Borrower or one or more of its Restricted Subsidiaries (or any Affiliated Practice of the Borrower or one or more of its Restricted Subsidiaries) (including any transaction resulting in a Person becoming an Affiliated Practice or a Subsidiary of an Affiliated Practice), (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance thereof (which notice, for the avoidance of doubt, may be conditioned upon the occurrence of refinancing or any other transaction),

(3)
any Restricted Payment requiring irrevocable notice in advance thereof and (4) any Asset Sale or other disposition permitted hereunder by the Borrower or one or more of its Restricted Subsidiaries that is subject to the condition that no Event of Default shall have occurred and be continuing.

“Loan” means an extension of credit under Article II by a Lender (1) to the Borrower in the form of a Term Loan, (2) to the Borrower in the form of a Revolving Loan, (3) to the Borrower in the form of a Swing Line Loan or (4) to the Borrower in the form of a Delayed Draw Term Loan.

“Loan Documents” means, collectively, (1) this Agreement, (2) the Notes, (3) any Refinancing Amendment, Incremental Amendment, Extension Amendment or amendment in respect of Replacement Loans, (4) the Guaranty, (5) the Collateral Documents, (6) the Intercreditor Agreements, (7) the Master Agreement for Standby Letters of Credit and the Master Agreement for Documentary Letters of Credit, (8) the Fee Letter and (9) any other agreement entered into by the Borrower or any other Loan Party in connection with the foregoing to the extent such agreement states that it is a Loan Document.

“Loan Increase” means a Term Loan Increase or Revolving Commitment Increase.

“Loan Parties” means, collectively, (1) Holdings, (2) the Borrower and (3) each Subsidiary Guarantor.

“Management Services Agreement” means the management services agreement or similar agreements among the Investor or certain of the management companies associated with it or their respective advisors, if applicable, and the Borrower, any Restricted Subsidiary or any Parent Company.

“Management Stockholders” means the members of management (and their Controlled Investment Affiliates and Immediate Family Members and any permitted transferees thereof) of the Borrower (or a Parent Company or Affiliated Practice) who are holders of Equity Interests of any Parent Company.

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Master Agreement” has the meaning specified in the definition of “Hedge Agreement.”

“Master Agreement for Documentary Letters of Credit” means that certain Master Agreement for Documentary Letters of Credit, dated as of the Effective Date between the Borrower on behalf of all Loan Parties and Capital One, as an Issuing Bank.

“Master Agreement for Standby Letters of Credit” means that certain Master Agreement for Standby Letters of Credit, dated as of the Effective Date between the Borrower on behalf of all Loan Parties and Capital One, as an Issuing Bank.

“Material Adverse Effect” means any event, circumstance or condition that has had a materially adverse effect on (a) the business, operations, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Lenders, the Collateral Agent, the Revolver Agent or the Administrative Agent under the Loan Documents.

“Material Domestic Subsidiary” means any Domestic Subsidiary that is a Material

Subsidiary.

“Material Intellectual Property” means any IP Rights material to the business of the Borrower and the Restricted Subsidiaries, taken as a whole.

“Material Foreign Subsidiary” means any Foreign Subsidiary that is a Material

Subsidiary.

“Material Real Property” means any fee-owned real property located in the United States and owned by any Loan Party and not constituting an Excluded Asset pursuant to clause (1)(a) of the definition thereof.

“Material Subsidiary” means, as of the Effective Date and thereafter at any date of determination, each Restricted Subsidiary of the Borrower (1) whose total assets at the last day of the most recent Test Period (when taken together with the total assets of the Restricted Subsidiaries of such Subsidiary at the last day of the most recent Test Period) were equal to or greater than 5.0% of Total Assets at such date or (2) whose gross revenues for such Test Period (when taken together with the gross revenues of the Restricted Subsidiaries of such Subsidiary for such Test Period) were equal to or greater than 5.0% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such Test Period, in each case determined in accordance with GAAP; provided that if at any time and from time to time after the date which is 30 days after the Closing Date (or such longer period as the Administrative Agent may agree in its reasonable discretion), all Restricted Subsidiaries that are not Guarantors solely because they do not meet the thresholds set forth in the preceding clause (1) or (2) comprise in the aggregate more than (when taken together with the total assets of the Restricted Subsidiaries of such Subsidiaries at the last day of the most recent Test Period) 7.5% of Total Assets as of the last day of the most recent Test Period or more than (when taken together with the gross revenues of the Restricted Subsidiaries of such Subsidiaries for such Test Period) 7.5% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such Test Period, then the Borrower shall, not later than sixty (60) days after the date by which financial statements for such Test Period were required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), (a) designate in writing to the Administrative Agent one or more Restricted Subsidiaries as “Material Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (b) comply with the provisions of Section 6.11 with respect to any such Restricted Subsidiaries (to the extent applicable), in each case, other than any Restricted Subsidiaries that otherwise constitute Excluded Subsidiaries. At all times prior to the delivery of the aforementioned financial statements, such determinations shall be made based on the Historical Financial Statements (as adjusted by the Borrower (in its good faith judgment) on a pro forma basis to give effect to the Transactions as if the Transactions had occurred at the beginning of such period).

“Maturity Date” means (1) with respect to the Closing Date Term Loans and the Delayed Draw Term Loans that have not been extended pursuant to Section 2.16, the sixth anniversary of the Closing Date (the “Original Term Loan Maturity Date”), (2) with respect to the Closing Date Revolving Facility, to the extent not extended pursuant to Section 2.16, the fifth anniversary of the Closing Date (the “Original Revolving Facility Maturity Date”), (3) with respect to any Class of Extended Term Loans or Extended Revolving Commitments, the final maturity date as specified in the applicable Extension Amendment, (4) with respect to any Other Term Loans or Other Revolving Commitments, the final maturity date as specified in the applicable Refinancing Amendment, (5) with respect to any Class of Replacement Loans, the final maturity date as specified in the applicable amendment to this Agreement in respect of such Replacement Loans and (6) with respect to any Incremental Loans or Incremental Revolving Commitments, the final maturity date as specified in the applicable Incremental Amendment; provided, in each case, that if such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Rate” has the meaning specified in Section 10.11.

“MFN Provision” has the meaning specified in Section 2.14(5)(c).

“Medicare and Medicaid Programs” means the programs established under Title XVIII and XIX of the Social Security Act and any successor programs performing similar functions.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means a mortgage customary in the jurisdiction to which it is to be filed in form and substance reasonably acceptable to the Administrative Agent and the Borrower, in each case with such modifications thereto as the Administrative Agent and the Borrower may agree, in each case, including such modifications as may be required by local laws, pursuant to Section 6.13(2), and any other deeds of trust, trust deeds, hypothecs, deeds to secure debt or mortgages executed and delivered pursuant to Section 6.11.

“Mortgage Policies” has the meaning specified in Section 6.11(2)(b)(ii).

“Mortgaged Properties” has the meaning specified in paragraph (5) of the definition of “Collateral and Guarantee Requirement”.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which any Borrower, Holdings or any of their respective ERISA Affiliates makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions for which any obligation or liability remains outstanding.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means:

(1)
with respect to any Asset Sale or any Casualty Event, the aggregate cash and Cash Equivalents received by the Borrower or any Restricted Subsidiary in respect of such Asset Sale or Casualty Event, including any cash and Cash Equivalents received upon the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Sale, net of the costs relating to such Asset Sale or Casualty Event and the sale or disposition of such Designated Non-Cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable Law, brokerage and sales commissions, title insurance premiums, related search and recording charges, survey costs and mortgage recording tax paid in connection therewith, all dividends, distributions or other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of any such Asset Sale or Casualty Event by a Restricted Subsidiary, the amount of any purchase price or similar adjustment claimed by any Person to be owed by the Borrower or any Restricted Subsidiary, until such time as such claim will have been settled or otherwise finally resolved, or paid or payable by the Borrower or any Restricted Subsidiary, in either case in respect of such Asset Sale or Casualty Event, any relocation expenses incurred as a result thereof, costs and expenses in connection with unwinding any Hedging Obligation in connection therewith, other fees and expenses, including title and recordation expenses, Taxes paid or reasonably estimated to be payable (including any additional distributions with respect to Taxes pursuant to Section 7.05(2)(n) to be made as a result of the transactions giving rise to such cash and Cash Equivalents received) as a result thereof or any transactions occurring or deemed to occur to effectuate a payment under this Agreement, amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness (other than the First Lien Obligations and Indebtedness secured by Liens that are expressly subordinated to the Liens securing the Obligations) secured by a Lien on such assets and required to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Borrower or any Restricted Subsidiary as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post- employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that (a) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed the greater of (I) $7,300,000 and (II) 10.0% of Consolidated EBITDA of the Borrower for the most recently ended Test Period (calculated on a pro forma basis) and (b) no net cash proceeds with respect to any other Asset Sale or Casualty Event not excluded from the requirements of this clause (1) pursuant to subclause (a) above shall constitute Net Proceeds under this clause (1) in any fiscal year until the aggregate amount of all such non-excluded net cash proceeds in such fiscal year shall exceed the greater of (I) $10,950,000 million and (II) 15.0% of Consolidated EBITDA of the Borrower for the most recently ended Test Period (calculated on a pro forma basis) (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds under this clause (1)); and

(2)
(a) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary, any Permitted Equity Issuance by the Borrower or any Parent Company or any contribution to the common equity capital of the Borrower, the excess, if any, of (i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (ii) all Taxes paid or reasonably estimated to be payable (including any additional distributions with respect to Taxes pursuant to Section 7.05(2)(n) to be made), and all fees (including investment banking fees, attorneys’ fees, accountants’ fees, underwriting fees and discounts), commissions, costs and other out-of-pocket expenses and other customary expenses incurred, in each case by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance and (b) with respect to any Permitted Equity Issuance by any Parent Company, the amount of cash from such Permitted Equity Issuance contributed to the capital of the Borrower.

“Net Short Lender” has the meaning specified in Section 10.01(1)(VII).

“Non-Consenting Lender” has the meaning specified in Section 3.07.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Excluded Taxes” means all Taxes, other than Excluded Taxes and Other Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Non-Expiring Credit Commitment” has the meaning specified in Section 2.04(7).

“Non-Extension Notice Date” has the meaning specified in Section 2.03(2)(c).

“Non-Finance Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP (for the avoidance of doubt, subject to Section 1.03(1)(y)), is not and is not required to be accounted for as a capital lease or finance lease on the balance sheet of that Person. For the avoidance of doubt, a straight- line or operating lease shall be considered a Non-Finance Lease.

“Non-Fixed Basket” has the meaning specified in Section 1.07(8).

“Non-Recourse Indebtedness” means Indebtedness that is non-recourse to the Borrower and the Restricted Subsidiaries.

“Non-Wholly Owned Subsidiary” shall mean any Subsidiary of any Person that does not constitute a wholly owned Subsidiary.

“Note” means a Term Note, Revolving Note or Swing Line Note, as the context may require.

“Notice of Intent to Cure” has the meaning specified in Section 8.04(1).

“Obligations” means all:

(1)
advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, premiums and other amounts that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and other amounts are allowed claims in such proceeding;

(2)
obligations (other than Excluded Swap Obligations) of any Loan Party or Restricted Subsidiary arising under any Secured Hedge Agreement; and

(3)
Cash Management Obligations under each Secured Cash Management Agreement. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees (including Letter of Credit fees), Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document.

Notwithstanding the foregoing, (a) unless otherwise agreed to by the Borrower and any applicable Hedge Bank or Cash Management Bank, the obligations of Holdings, the Borrower or any Subsidiary under any Secured Hedge Agreement and under any Secured Cash Management Agreement shall be secured and guaranteed pursuant to the Collateral Documents and the Guaranty only to the extent that, and only for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and any other Loan

Document shall not require the consent of the holders of Hedging Obligations under Secured Hedge Agreements or of the holders of Cash Management Obligations under Secured Cash Management Agreements.

“OFAC” has the meaning specified in Section 5.17.

“Offered Amount” has the meaning specified in Section 2.05(1)(e)(D)(1).

“Offered Discount” has the meaning specified in Section 2.05(1)(e)(D)(1).

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of a Borrower or any other Person, as the case may be.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person.

“OID” means original issue discount.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Administrative Agent. Counsel may be an employee of or counsel to the Borrower if reasonably acceptable to the Administrative Agent.

“ordinary course of business” means activity conducted in the ordinary course of business of the Borrower and any Restricted Subsidiary.

“Organizational Documents” means:

(1)
with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction);

(2)
with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and

(3)
with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Revolving Facility Maturity Date” has the meaning specified in the definition of “Maturity Date.”

“Original Term Loan Maturity Date” has the meaning specified in the definition of “Maturity Date.”

“Other Applicable ECF” means Excess Cash Flow or a comparable measure as determined in accordance with the documentation governing Other Applicable Indebtedness.

“Other Applicable Indebtedness” means Permitted Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness or any other Indebtedness secured on a pari passu basis with the Obligations, together with Refinancing Indebtedness in respect of any of the foregoing that is secured on a pari passu basis with the Obligations (in each case without regard to the control of remedies).

“Other Applicable Net Proceeds” means Net Proceeds or a comparable measure as determined in accordance with the documentation governing Other Applicable Indebtedness.

“Other Commitments” means Other Revolving Commitments and/or Other Term Loan

Commitments.

“Other Loans” means one or more Classes of Other Revolving Loans and/or Other Term Loans that result from a Refinancing Amendment.

“Other Revolving Commitments” means one or more Classes of Revolving Commitments hereunder that result from a Refinancing Amendment.

“Other Revolving Loans” means one or more Classes of Revolving Loans that result from a Refinancing Amendment.

“Other Taxes” means all present or future stamp or documentary Taxes, intangible, recording, filing, property or similar Taxes arising from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are imposed with respect to an assignment, grant of participation, designation of a new office for receiving payments by or on account of the Borrower or other transfer (other than an assignment, designation or other transfer at the request of the Borrower pursuant to Section 3.07) as a result of any connection between the assignee or assignor and the jurisdiction imposing such Tax (other than connections resulting solely from such assignee or assignor having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to any Loan or Loan Document).

“Other Term Loan Commitments” means one or more Classes of Term Loan commitments hereunder that result from a Refinancing Amendment.

“Other Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Outstanding Amount” means (1) with respect to the Term Loans, Revolving Loans and Swing Line Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Loans (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Credit Extensions as a Revolving Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (2) with respect to any L/C Obligations on any date, the outstanding principal amount thereof (or in the case any undrawn Letter of Credit, the maximum amount available for drawing thereunder) on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, the greater of (1) the Federal Funds Rate and (2) an overnight rate determined by the Administrative Agent, an Issuing Bank or a Swing Line Lender, as applicable, in accordance with banking industry rules on interbank compensation.

“Parent Company” means any Person that is a direct or indirect parent (which may be organized as, among other things, a partnership) of Holdings and/or the Borrower (for the avoidance of doubt, in the case of the Borrower, including Holdings), as applicable.

“Pari Passu Lien Debt” has the meaning specified in clause (39) of the definition of “Permitted Liens.”

“Participant” has the meaning specified in Section 10.07(4).

“Participant Register” has the meaning specified in Section 10.07(5).

“Participating Lender” has the meaning specified in Section 2.05(1)(e)(C)(2).

“Payment Block” has the meaning specified in Section 2.05(2)(g).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower, Holdings, or any of their respective ERISA Affiliates or to which the Borrower, Holdings, or any of their respective ERISA Affiliates contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time in the preceding five plan years and with respect to which any obligation or liability remains outstanding.

“Perfection Certificate” has the meaning specified in the Security Agreement.

“Permitted Acquisition” has the meaning specified in clause (3) of the definition of “Permitted Investments.”

“Permitted Acquisition Debt” has the meaning specified in Section 7.02(2)(n).

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or any Restricted Subsidiary or any Affiliated Practice and another Person; provided that any cash or Cash Equivalents received in connection with a Permitted Asset Swap that constitutes an Asset Sale must be applied in accordance with Section 2.05(2)(b)(i).

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on the Borrower’s common equity purchased by the Borrower in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Borrower from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Convertible Indebtedness Call Transaction” means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.

“Permitted Equal Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrower and/or any Guarantor in the form of one or more series of senior secured notes, bonds or debentures or first lien secured loans (and, if applicable, any Registered Equivalent Notes issued in exchange therefor); provided that (1) such Indebtedness is secured by Liens on all or a portion of the Collateral on a basis that is equal in priority to the Liens on the Collateral securing the First Lien Obligations under this Agreement (but without regard to the control of remedies) and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (2) such Indebtedness satisfies the applicable requirements set forth in the provisos to the definition of “Credit Agreement Refinancing Indebtedness,” (3) such Indebtedness is not at any time guaranteed by any Subsidiary of the Borrower other than Subsidiaries that are Guarantors and (4) the applicable Loan Parties, the holders of such Indebtedness (or their Debt Representative) and the Administrative Agent, the Revolver Agent and/or Collateral Agent shall be party to an Intercreditor Agreement providing that the Liens on the Collateral securing such obligations shall rank equal in priority to the Liens on the Collateral securing the First Lien Obligations under this Agreement (but without regard to the control of remedies).

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of the Borrower or any Parent Company.

“Permitted Holder” means (1) any of the Investor, Co-Investors and Management Stockholders and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) of which any of the foregoing are members; provided that in the case of such group and without giving effect to the existence of such group or any other group, such Investor, Co-Investors and Management Stockholders, collectively, have, directly or indirectly, beneficial ownership of more than 50.0% of the total voting power of the Voting Stock of Holdings or any Permitted Parent held by such group, (2) any Parent Company not formed in connection with, or in contemplation of, a transaction that, assuming such parent was not formed, after giving effect thereto would constitute a Change of Control and (3) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of Capital Stock of the Borrower or any Parent Company.

“Permitted Incremental Equivalent Debt” means Indebtedness issued, incurred or otherwise obtained by the Borrower and/or any Restricted Subsidiary in respect of one or more series of senior unsecured notes, senior secured first lien or junior lien notes or subordinated notes (in each case in respect of the issuance of notes, whether issued in a public offering, Rule 144A or other private placement or otherwise), first lien or junior lien loans, unsecured or subordinated loans or any bridge financing in lieu of the foregoing (and any Registered Equivalent Notes issued in exchange therefor) or secured or unsecured mezzanine Indebtedness; provided that:

(1)
the terms of any such Indebtedness (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates), interest margins, rate floors, fees, funding discounts, original issue discounts and prepayment or redemption premiums and terms) shall either, at the option of the Borrower, (i) if otherwise not consistent with the terms of the Closing Date Term Loans, not be materially more restrictive to the Borrower (as determined by the Borrower in good faith), when taken as a whole, than the terms of the Closing Date Term Loans, except, in each case under this clause (i), with respect to (I) covenants and other terms applicable to any period after the Latest Maturity Date of the Closing Date Term Loans in effect immediately prior to such incurrence or (II) a Previously Absent Financial Maintenance Covenant (so long as, (A) to the extent that such Indebtedness includes a Previously Absent Financial

Maintenance Covenant that is in effect prior to the Latest Maturity Date of the Closing Date Revolving Facility and consists solely of a revolving credit facility (whether or not the documentation therefor includes any other facilities) and the applicable Previously Absent Financial Maintenance Covenant is included only for the benefit of such revolving credit facility, such Previously Absent Financial Maintenance Covenant shall be included for the benefit of the Closing Date Revolving Facility and (B) to the extent that such Indebtedness includes a Previously Absent Financial Maintenance Covenant that is in effect prior to the Latest Maturity Date and does not consist solely of a revolving credit facility (whether or not the documentation therefor includes any other facilities), such Previously Absent Financial Maintenance Covenant shall be included for the benefit of the Closing Date Term Loans and the Delayed Draw Term Loans) or (ii) such terms shall be reasonably satisfactory to the Administrative Agent and the Specified Representative (provided that, at the Borrower’s election, to the extent any term or provision is added for the benefit of (I) the lenders of any such Indebtedness that consists of term facilities, no consent shall be required from the Administrative Agent (or any Lender) to the extent that such term or provision is also added, or the features of such term or provision are provided, for the benefit of the Closing Date Term Loans and Delayed Draw Term Loans or (II) the lenders of any such Indebtedness that consists of revolving credit facilities, no consent shall be required from the Revolver Agent or any Lender to the extent that such term or provision is also added, or the features of such term or provision are provided, for the benefit of the Lenders of the Closing Date Revolving Facility);

(2)
the aggregate principal amount of all Permitted Incremental Equivalent Debt shall not exceed the Available Incremental Amount at the time of incurrence (it being understood that for purposes of this clause (2), (a) references in Section 2.14(4)(c)(ii) and Section 2.14(4)(c)(iii) (other than the first proviso thereto) to Incremental Loans, Incremental Commitments or Incremental Revolving Commitments shall be deemed to be references to Permitted Incremental Equivalent Debt and (b) for purposes of determining the Available Incremental Amount under Section 2.14(4)(c)(iii), any Permitted Incremental Equivalent Debt that is secured by assets that do not constitute Collateral shall be subject to Section 2.14(4)(c)(iii)(III));

(3)
if such Permitted Incremental Equivalent Debt is secured, (x) it must be secured solely by the Collateral (other than any such Permitted Incremental Equivalent Debt either incurred by a Restricted Subsidiary that is not a Loan Party or secured by the assets of a Person that is not a Subsidiary) and (y) such Permitted Incremental Equivalent Debt shall be subject to an applicable Intercreditor Agreement;

(4)
such Permitted Incremental Equivalent Debt, (a) shall not mature earlier than the Original Term Loan Maturity Date (or if such Permitted Incremental Equivalent Debt is a revolving credit facility, shall not mature earlier than the Original Revolving Facility Maturity Date) and (b) shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Closing Date Term Loans on the date of incurrence of such Permitted Incremental Equivalent Debt (it being understood that this clause (b) shall not apply to any Permitted Incremental Equivalent Debt in the form of revolving credit facilities), in each case, other than an earlier maturity date and/or shorter Weighted Average Life to Maturity

(i) for customary bridge financings, which, subject to customary conditions (as determined by the Borrower in good faith), would either be automatically converted into or required to be exchanged for permanent financing that does not provide for an earlier maturity date or a shorter Weighted Average Life to Maturity than the Original Term Loan Maturity Date or the remaining Weighted Average Life to Maturity of the Closing Date Term Loans and the Delayed Draw Term Loans, as applicable or (ii) pursuant to an escrow or similar arrangement with respect to the proceeds of such Permitted Incremental Equivalent Debt, to the extent such Permitted Incremental Equivalent Debt, upon release of such proceeds from such escrow or similar arrangement (other than a release effectuated in order to repay such Permitted Incremental Equivalent Debt) does not provide for an earlier maturity date or a shorter Weighted Average Life to Maturity than the Original Term Loan Maturity Date or the remaining Weighted Average Life to Maturity of the Closing Date Term Loans, as applicable (provided, that any such Indebtedness that is subordinated in right of payment or security to the Closing Date Term Loans or Closing Date Revolving Facility shall not be subject to amortization or mature earlier than 91 days after the then-Latest Maturity Date of the Closing Date Term Facility or Closing Date Revolving Facility, as applicable);

(5)
Permitted Incremental Equivalent Debt in the form of term loans or notes (other than in the form a bona fide widely placed Rule 144A high-yield bond offering) secured by the Collateral on a pari passu basis with the Lien securing the First Lien Obligations (without regard to control of remedies) shall be subject to the MFN Provision solely to the extent the MFN Provision would otherwise apply if such Permitted Incremental Equivalent Debt were Incremental Term Loans (for the avoidance of doubt, taking into account the exceptions and limitations to the application of the MFN Provision applicable thereto);

(6)
no Restricted Subsidiary that does not constitute a Loan Party may incur Permitted Incremental Equivalent Debt, if, on a pro forma basis after giving effect thereto, the aggregate outstanding principal amount (in each case, other than Incremental Amounts) of Permitted Incremental Equivalent Debt incurred by Restricted Subsidiaries that are not Loan Parties, together with Permitted Ratio Debt in the form of Indebtedness incurred by Restricted Subsidiaries that are not Loan Parties, would exceed the Shared Non-Guarantor Debt Cap;

(7)
any Permitted Incremental Equivalent Debt that is secured on a junior basis to the Lien securing the Obligations or unsecured shall not have amortization prior to the Latest Maturity Date with respect to the Closing Date Term Loans;

(8)
the Borrower shall seek the Permitted Incremental Equivalent Debt from then- existing Lenders, (other than Defaulting Lenders) prior to the time of incurrence such Permitted Incremental Equivalent Debt from any other Person (it being understood that Borrower may seek such Permitted Incremental Equivalent Debt from existing Lenders prior to seeking such Permitted Incremental Equivalent Debt from other Persons), and such then-existing Lenders shall notify the Borrower and the Administrative Agent in writing of their participation in, and offered commitment with respect to, such Permitted Incremental Equivalent Debt within five Business Days of the delivery by the Borrower to the Administrative Agent of such notice (it being understood that (A) if any existing Lender fails to so notify the Borrower and the Administrative Agent of its participation in (or not provide) any such Permitted Incremental Equivalent Debt within five Business Days of such notice, it shall be deemed to have declined providing or otherwise participating in such Permitted Incremental Equivalent Debt, (B) the Borrower shall not be required to accept any Permitted Incremental Equivalent Debt from existing Lenders pursuant to this clause (8) on any terms and conditions less favorable to the Borrower or its Restricted Subsidiaries than the terms and conditions of any Permitted Incremental Equivalent Debt to be provided by any other Person and (C) the Borrower shall not be required to accept any Permitted Incremental Equivalent Debt from existing Lenders pursuant to this clause (8) to the extent existing Lenders in the aggregate do not provide Permitted Incremental Equivalent Debt in the amount requested by the Borrower pursuant to such notice); and

provided, further, that “Permitted Incremental Equivalent Debt” may be incurred in the form of a bridge or other interim credit facility intended to be refinanced or replaced with long term indebtedness (so long as such credit facility includes customary “rollover provisions” that satisfy the requirements of clause (4) above following such rollover or upon the release of such debt from such escrow arrangements), in which case, on or prior to the first anniversary of the incurrence of such “bridge” or other credit facility, clause (4) of the first proviso in this definition shall not prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions.

“Permitted Indebtedness” means Indebtedness permitted to be incurred in accordance with Section 7.02.

“Permitted Investments” means:

(1)
any Investment in the Borrower, any Restricted Subsidiary or any Affiliated Practice (or any Subsidiary of any Affiliated Practice); provided that the aggregate amount of such Investments (other than Investments in connection with transfer pricing activities) by (x) Loan Parties in Restricted Subsidiaries that are not Loan Parties or (y) by the Borrower or its Restricted Subsidiaries in Affiliated Practice, in each case, outstanding at any time under the foregoing clauses (x) and (y) of this clause (1) in the aggregate shall not exceed the greater of (i) $30,000,000 and (ii) 40.0% of Consolidated EBITDA of the Borrower for the most recently ended Test Period (calculated on a pro forma basis) determined at the time of making of such Investment (the “Specified Investments Sub-Limit”); provided, however, that if any Investment incurred pursuant to this clause (1) is made in (I) any Restricted Subsidiary that is not a Loan Party or (II) any Affiliated Practice (or any Subsidiary of an Affiliated Practice), in each case, at the date of the making of such Investment and such Person becomes a Loan Party after such date, such Investment shall thereafter be deemed not to have utilized the Specified Investments Sub- Limit for so long as such Person continues to be a Loan Party; provided, further, that (A) if any Investment incurred pursuant to this clause (1) is made in any Restricted Subsidiary that is not a Loan Party or in any Affiliated Practice (or Subsidiary of an Affiliated Practice) prior to the Effective Date, such Investment shall be deemed not to have utilized the Specified Investments Sub-Limit so long as such Person constitutes a Loan Party or Affiliated Practice on the Effective Date, (B) all Investments made in an Affiliated Practice (or any Subsidiary of an Affiliated Practice) by the Borrower or any other Loan Party after the Effective Date pursuant to this clause (1) shall be in the form of indebtedness owed to the Borrower or such other Loan Party, as applicable, and (C) all Investments made in an Affiliated Practice (or any Subsidiary of an Affiliated Practice) by a Restricted Subsidiary (other than a Loan Party) after the Effective Date pursuant to this clause (1) shall be in the form of indebtedness owed to such Restricted Subsidiary;

(2)
any Investment(s) in Cash Equivalents or Investment Grade Securities and Investments that were Cash Equivalents or Investment Grade Securities when made;

(3)
(a) any Investment by the Borrower or any Restricted Subsidiary in any Person that is engaged (directly or through entities that will be Restricted Subsidiaries) in a Similar Business if as a result of such Investment (i) such Person becomes a Restricted Subsidiary, an Affiliated Practice or a Subsidiary of an Affiliated Practice or (ii) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets or substantially all of its customer lists or assets constituting a business unit, a line of business or a division of such Person (including, for the avoidance of doubt, “tuck in” acquisitions), to, or is liquidated into the Borrower, a Restricted Subsidiary, an Affiliated Practice or a Subsidiary of an Affiliated Practice (a “Permitted Acquisition”); provided that (x) immediately after giving pro forma effect to any such Investment, subject to Section 1.07(11), no Event of Default under Section 8.01(1) or

Section 8.01(6) (with respect to the Borrower) shall have occurred and be continuing, (y) any such Investment shall not be hostile, (z) to the extent all or a portion of the target of such acquisition is or is to become an Affiliated Practice and is not subject to an existing Services Agreement upon consummation of such acquisition, the Borrower or a Restricted Subsidiary shall enter into a Services Agreement with the target or the Affiliated Practice(s) to which such target provides management services, as applicable, concurrently with, or within thirty (30) days after (or such longer period after as is agreed by the Administrative Agent) such target is acquired; provided, further, that the aggregate amount of Investments outstanding at any time under this clause (3)(a) made by Loan Parties in Persons that are not (or do not become) Loan Parties or Affiliated Practices (or Subsidiaries of Affiliated Practices) as to which a Loan Party has entered into a Services Agreement and assets that are not (or do not become) owned by Loan Parties or Affiliated Practices (or Subsidiaries of Affiliated Practices) as to which a Loan Party has entered into a Services Agreement, in each case made with the proceeds of consideration provided by a Loan Party shall, to the extent of such consideration, not exceed the greater of (x) $30,000,000 and (y) 40.0% of Consolidated EBITDA of the Borrower for the most recently ended Test Period (calculated on a pro forma basis) determined at the time of making of such Investment (it being understood and agreed that the cap described in sub-clauses (x) and (y) of this clause (3) above shall not apply to any Permitted Acquisition to the extent the Person so acquired (or the Person owning the assets so acquired) becomes a Loan Party or an Affiliated Practice (or a Subsidiary of an Affiliated Practice) as to which a Loan Party has entered into a Services Agreement even though such Person owns Equity Interests in Persons that are not otherwise required to become Loan Parties or in Persons that would otherwise constitute Excluded Subsidiaries of the Borrower, if not less than 80% (the “Specified Loan Party Acquisition Threshold”) of the Consolidated EBITDA of the Person(s) acquired in such Permitted Acquisition (for this purpose and for the component definitions used therein, determined on a consolidated basis for such Persons and their respective Restricted Subsidiaries) (or, if less than the Specified Loan Party Acquisition Threshold, the percentage of Consolidated EBITDA of the Borrower attributable to the Loan Parties immediately prior to giving effect to such Permitted Acquisition) on either (at the Borrower’s election) the date of consummation of such Permitted Acquisition or the date the definitive agreement for such Permitted Acquisition is entered into is generated by Person(s) that will become Loan Parties or Affiliated Practices (or Subsidiaries of Affiliated Practices) as to which a Loan Party will enter into a Services Agreement; it being understood that any such consideration so provided by any Restricted Subsidiary that is not a Loan Party shall either not have been furnished to such Restricted Subsidiary by a Borrower or a Subsidiary Guarantor or, if so furnished by a Borrower or a Subsidiary Guarantor, shall have been otherwise permitted to have been so furnished under Section 7.05); provided further that in the event the amount available under this proviso is reduced as a result of any acquisition or other Investment made by Loan Parties in Persons that are not (or do not become) Loan Parties or Affiliated Practices (or Subsidiaries of Affiliated Practices) as to which a Loan Party has entered into a Services Agreement or assets that are not (or do not become) owned by Loan Parties or Affiliated Practices (or Subsidiaries of Affiliated Practices) as to which a Loan Party has entered into a Services Agreement and such Restricted Subsidiary subsequently becomes a Loan Party (or such assets are subsequently transferred to a Loan Party), the amount available under such limit shall be proportionately increased as a result thereof (up to the original amount of such cap);

(b) any Investment held by such Person described in the preceding clause (a); provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation, transfer or conveyance;

(4)
any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made in accordance with Section 7.04 or any other disposition of assets not constituting an Asset Sale;

(5)
any Investment existing on the Effective Date or made pursuant to binding commitments in effect on the Effective Date, in each of the foregoing cases with respect to any such Investment or binding commitment in effect on the Effective Date in excess of $5,000,000, as set forth on Schedule 7.05, or an Investment consisting of any extension, modification, replacement, renewal or reinvestment of any Investment or binding commitment existing on the Effective Date; provided that the amount of any such Investment or binding commitment may be increased only (a) as required by the terms of such Investment or binding commitment as in existence on the Effective Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Agreement;

(6)
any Investment acquired by the Borrower or any Restricted Subsidiary:

(a)
in exchange for any other Investment, accounts receivable or indorsements for collection or deposit held by the Borrower or any Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement of delinquent accounts and disputes with or judgments against, the issuer of such other Investment or accounts receivable (including any trade creditor or customer);

(b)
in satisfaction of judgments against other Persons;

(c)
as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(d)
as a result of the settlement, compromise or resolution of (i) litigation, arbitration or other disputes or (ii) obligations of trade creditors or customers that were incurred in the ordinary course of business or consistent with industry practice of the Borrower or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7)
Hedging Obligations permitted under Section 7.02(2)(j);

(8)
any Investment in a Similar Business taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding not to exceed (as of the date such Investment is made) the greater of (a) $22,000,000 and (b) 30% of Consolidated EBITDA of the Borrower determined at the time of making of such Investment for the most recently ended Test Period (calculated on a pro forma basis);

(9)
Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of the Borrower or any Parent Company; provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (b) of Section 7.05(1);

(10)
(a) guarantees of Indebtedness permitted under Section 7.02 (in the case of any guarantee by a Borrower or any Subsidiary Guarantor of Indebtedness incurred by any Restricted Subsidiary that is not a Guarantor, to the extent such guarantee would be permitted by another clause of this definition of Permitted Investments), performance guarantees and Contingent Obligations incurred in the ordinary course of business or consistent with industry practice and

(b) the creation of Liens on the assets of the Borrower or any Restricted Subsidiary in compliance with Section 7.01;

(11)
any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 6.15(2) (except transactions described in clauses (a)(i), (b), (e), (i), (o) or (v) of such Section);

(12)
Investments consisting of purchases and acquisitions of inventory, supplies, material, services, equipment or similar assets or the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(13)
Investments, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding, not to exceed (as of the date such Investment is made) the greater of (a) $29,200,000 and (b) 40% of Consolidated EBITDA of the Borrower determined at the time of making such Investment for the most recently ended Test Period (calculated on a pro forma basis);

(14)
Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Borrower, are necessary or advisable to effect any Qualified Securitization Facility (including distributions or payments of Securitization Fees) or any repurchase obligation in connection therewith (including the contribution or lending of Cash Equivalents to Subsidiaries to finance the purchase of such assets from the Borrower or any Restricted Subsidiary or to otherwise fund required reserves);

(15)
loans and advances to, or guarantees of Indebtedness of, officers, directors, employees, Related Professionals, consultants, independent contractors and members of management (in each case, including, without limitation, of any Affiliated Practice) in an aggregate outstanding amount not in excess of the greater of (a) $3,600,000 and (b) 5% of Consolidated EBITDA of the Borrower determined at the time of making such Investment for the most recently ended Test Period (calculated on a pro forma basis);

(16)
loans and advances to employees, directors, officers, members of management, independent contractors, Related Professionals and consultants (in each case, including, without limitation, of any Affiliated Practice), as applicable, for business-related travel expenses, moving expenses, payroll advances and other similar expenses or payroll expenses, in each case incurred in the ordinary course of business or consistent with past practice or consistent with industry practice or to future, present and former employees, directors, officers, members of management, independent contractors, Related Professionals and consultants (and their Controlled Investment Affiliates and Immediate Family Members) (in each case, including, without limitation, of any Affiliated Practice, as applicable) to fund such Person’s purchase of Equity Interests of the Borrower or any Parent Company;

(17)
advances, loans or extensions of trade credit or prepayments to suppliers or loans or advances made to distributors, in each case, in the ordinary course of business or consistent with past practice or consistent with industry practice by the Borrower or any Restricted Subsidiary;

(18)
any Investment in any Subsidiary, any joint venture or any Affiliated Practice (or Subsidiary of any Affiliated Practice) in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with industry practice;

(19)
Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with industry practice;

(20)
Investments made in the ordinary course of business or consistent with industry practice in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors;

(21)
Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with industry practice;

(22)
the purchase or other acquisition of any Indebtedness of the Borrower or any Restricted Subsidiary to the extent not otherwise prohibited hereunder;

(23)
Investments in Unrestricted Subsidiaries or joint ventures, taken together with all other Investments made pursuant to this clause (23) that are at that time outstanding, without giving effect to the sale of an Unrestricted Subsidiary or joint venture to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, Cash Equivalents or marketable securities, not to exceed (as of the date such Investment is made) the greater of (a) $30,000,000 and (b) 40% of Consolidated EBITDA of the Borrower determined at the time of making of such Investment for the most recently ended Test Period (calculated on a pro forma basis);

(24)
Investments in the ordinary course of business or consistent with industry practice consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers;

(25)
any Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to the Borrower or any of its Subsidiaries, which Investment is made in the ordinary course of business or consistent with industry practice of such Captive Insurance Subsidiary, or by reason of applicable Law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;

(26)
Investments made as part of, to effect or resulting from the Transactions;

(27)
Investments of assets relating to non-qualified deferred payment plans in the ordinary course of business or consistent with industry practice;

(28)
intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business or consistent with industry practice in connection with the cash management operations of the Borrower and its Subsidiaries;

(29)
acquisitions of obligations of one or more directors, officers or other employees or consultants, Related Professionals or independent contractors of any Parent Company, the

Borrower, any Subsidiary of the Borrower, any Affiliated Practice or any Subsidiary of any Affiliated Practice in connection with such director’s, officer’s, employee’s consultant’s, Related Professional’s or independent contractor’s acquisition of Equity Interests of the Borrower or any direct or indirect parent of the Borrower, to the extent no cash is actually advanced by the Borrower or any Restricted Subsidiary to such directors, officers, employees, consultants, Related Professionals or independent contractors in connection with the acquisition of any such obligations;

(30)
Investments constituting promissory notes or other non-cash proceeds of dispositions of assets to the extent permitted under Section 7.04;

(31)
Investments resulting from pledges and deposits permitted pursuant to the definition of “Permitted Liens”;

(32)
loans and advances to any direct or indirect parent of the Borrower in lieu of and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments to the extent permitted to be made in cash to such parent in accordance with Section 7.05 at such time, such Investment being treated for purposes of the applicable clause of Section 7.05, including any limitations, as if a Restricted Payment were made pursuant to such applicable clause;

(33)
any Investments if on a pro forma basis after giving effect to such Investment, the First Lien Net Leverage Ratio as of the last day of the Test Period most recently ended would be equal to or less than 2.75 to 1.00; provided that no Event of Default under Section 8.01(1) or Section 8.01(6) (with respect to the Borrower) will have occurred and be continuing or would occur as a consequence thereof;

(34)
Permitted Bond Hedge Transactions;

(35)
Indebtedness of Holdings or any of its Restricted Subsidiaries assigned to, or repurchased or redeemed by, Holdings or any of its Restricted Subsidiaries to the extent not otherwise prohibited hereunder;

(36)
Investments made by a Restricted Subsidiary that is not a Loan Party to the extent such Investments are financed with the proceeds received by such Restricted Subsidiary from an Investment in such Restricted Subsidiary by a Loan Party otherwise permitted hereunder; provided that no Investment may be made in any Unrestricted Subsidiary in reliance on this clause (36); provided, however, that, notwithstanding the foregoing, for purposes of determining availability under this Agreement for making Restricted Payments and Investments, in the event any Restricted Subsidiary makes a Permitted Investment in an Unrestricted Subsidiary in a manner in which such Investment was first made by a Loan Party in a Restricted Subsidiary that is not a Loan Party and such Restricted Subsidiary that is not a Loan Party promptly thereafter, directly or indirectly, uses the proceeds of such Investment to make a further Investment in an Unrestricted Subsidiary in a manner otherwise permitted under this Agreement, such Investment will be deemed to have been made only by the applicable Loan Party into such Unrestricted Subsidiary;

(37)
Investments in Affiliated Practices (i) required in connection with the initial establishment thereof or (ii) in the ordinary course of business; provided that (X) all Investments made in an Affiliated Practice by the Borrower or any other Loan Party pursuant to this clause
(37)
shall be in the form of indebtedness owed to the Borrower or such other Loan Party, as applicable, and (Y) all Investments made in an Affiliated Practice by a Restricted Subsidiary (other than a Loan Party) pursuant to this clause (37) shall be in the form of indebtedness owed to such Restricted Subsidiary; and

(38)
for the avoidance of doubt, the Borrower or any Restricted Subsidiary may enter into a Services Agreement with any Person in connection with such Person becoming an Affiliated Practice, and the entry into such Services Agreement shall constitute a Permitted Investment, if applicable.

“Permitted Junior Priority Refinancing Debt” means secured Indebtedness incurred by the Borrower and/or any Guarantor in the form of one or more series of junior lien secured notes, bonds or debentures or junior lien secured loans (and, if applicable, any Registered Equivalent Notes issued in exchange therefor); provided that (i) such Indebtedness is secured by a Lien on all or a portion of the Collateral on a junior priority basis to the Liens on Collateral securing the First Lien Obligations under this Agreement and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness,” (iii) the holders of such Indebtedness (or their Debt Representative) and the Administrative Agent, Revolver Agent and/or the Collateral Agent shall be party to an Intercreditor Agreement providing that the Liens on Collateral securing such obligations shall rank junior to the Liens on Collateral securing the First Lien Obligations under this Agreement and (iv) such Indebtedness is not at any time guaranteed by any Subsidiary of the Borrower other than Subsidiaries that are Guarantors.

“Permitted Liens” means, with respect to any Person:

(1)
Liens created pursuant to any Loan Document;

(2)
Liens, pledges or deposits made in connection with:

(a)
workers’ compensation laws, unemployment insurance, health, disability or employee benefits or other social security laws or similar legislation or regulations,

(b)
insurance-related obligations (including in respect of deductibles, self- insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit, bank guarantees or similar documents or instruments for the benefit of) insurance carriers providing property, casualty or liability insurance or otherwise supporting the payment of items set forth in the foregoing clause (a), or

(c)
bids, tenders, contracts, statutory obligations, surety, indemnity, warranty, release, appeal or similar bonds, or with regard to other regulatory requirements, completion guarantees, stay, customs and appeal bonds, performance bonds, bankers’ acceptance facilities, and other obligations of like nature (including those to secure health, safety and environmental obligations) (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash, Cash Equivalents or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for the payment of rent, contested Taxes or import duties and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with industry practice;

(3)
Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s, construction, mechanics’ or other similar Liens, or landlord Liens specifically created by contract (a) for sums not yet overdue for a period of more than sixty (60) days or, if more than sixty (60) days overdue, are unfiled and no other action has been taken to enforce such Liens, (b) being contested in good faith by appropriate actions or other Liens arising out of or securing judgments or awards against such Person with respect to which such Person will then be proceeding with an appeal or other proceedings for review if such Liens are adequately bonded or adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP or (c) where the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(4)
Liens for Taxes, assessments or other governmental charges (i) that are not yet overdue for more than thirty (30) days or not yet payable or not subject to penalties for nonpayment or which are being contested in good faith by appropriate actions if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP or (ii) where the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(5)
Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds, instruments or obligations or with respect to regulatory requirements or letters of credit or banker’s acceptance issued, and completion guarantees provided, in each case, pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice or industry practice;

(6)
survey exceptions, encumbrances, ground leases, easements, restrictions, protrusions, encroachments or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that were not incurred in connection with Indebtedness and that do not in the aggregate materially impair their use in the operation of the business of such Person and exceptions on Mortgage Policies insuring Liens granted on Mortgaged Properties;

(7)
Liens securing obligations in respect of Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clauses (a), (b) or (c)(ii) of the definition of “Permitted Ratio Debt”, clauses (d), (l)(i) (which such Liens shall be secured on a junior basis to the Liens securing the Obligations), (m), (n)(I), (o), (w), (ee), (ff) or (gg) of Section 7.02(2) or, with respect to assumed or acquired Indebtedness, Disqualified Stock or Preferred Stock not incurred in contemplation of the relevant investment or acquisition, clause (n)(II) of Section 7.02(2); provided that:

(a)
Liens securing obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clause (m) of Section 7.02(2) relate only to obligations relating to Refinancing Indebtedness that is secured by Liens on the same assets as the assets securing the Refinanced Debt (as defined in the definition of Refinancing Indebtedness), plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property, or serves to refund, refinance, extend, replace, renew or defease Indebtedness, Disqualified Stock or Preferred Stock incurred under clause (d), (l) or (m) of Section 7.02(2);

(b)
Liens securing obligations relating to Indebtedness or Disqualified Stock permitted to be incurred pursuant to clauses (w), (ee) or (ff) of Section 7.02(2) extend only to the assets of Subsidiaries that are not Guarantors;

(c)
Liens securing obligations in respect of Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clause (d) of Section 7.02(2) extend only to the assets so purchased, replaced, leased, expanded, constructed, installed, repaired or improved and proceeds and products thereof; provided further that individual financings of assets provided by a counterparty may be cross-collateralized to other financings of assets provided by such counterparty;

(d)
If any such Liens secure Indebtedness for borrowed money incurred pursuant to clauses (a) or (b) of the definition of “Permitted Ratio Debt” or clauses (l), (n) (other than, for the avoidance of doubt, any Indebtedness that is not secured by Collateral or is unsecured under clauses (n)) of Section 7.02(2) or clause (m) of Section 7.02(2) (with respect to Indebtedness incurred pursuant to the foregoing provisions), such Liens shall be subject to the applicable Intercreditor Agreement(s) (except to the extent any such Liens are on property that does not constitute Collateral); and

(e)
Liens securing obligations in respect of assumed or acquired Indebtedness, Disqualified Stock or Preferred Stock not incurred in contemplation of the relevant investment or acquisition permitted to be assumed pursuant to clause (n) of Section 7.02(2) are solely on acquired property or the assets of the acquired entity (other than after-acquired property that is (i) affixed or incorporated into the property covered by such Lien, (ii) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the proceeds and products thereof);

(8)
Liens existing, or provided for under binding contracts existing, on the Effective Date (provided that any such Lien securing obligations in an aggregate amount on the Effective Date in excess of $5,000,000 shall be set forth on Schedule 7.01);

(9)
Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary;

(10)
Liens on property or other assets at the time the Borrower or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Borrower or any Restricted Subsidiary (provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation) and any replacement, extension or renewal of any such Lien (to the extent the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Agreement); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal (plus after-acquired property that is (i) affixed or incorporated into the property covered by such Lien, (ii) after- acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the proceeds and products thereof);

(11)
Liens securing obligations in respect of Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary permitted to be incurred in accordance with Section 7.02;

(12)
Liens securing (a) Hedging Obligations and (b) obligations in respect of Cash Management Services;

(13)
Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14)
(x) leases, subleases, licenses or sublicenses (or other similar agreement under which the Borrower or any Restricted Subsidiary has granted rights to end users to access and use the Borrower’s or any Restricted Subsidiary’s IP Rights, products, technologies or services) that do not either (i) materially interfere with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or (ii) secure any Indebtedness and (y) licenses or sublicenses granted by Holdings or any of its Restricted Subsidiaries to customers in the ordinary course of business;

(15)
Liens arising from Uniform Commercial Code (or equivalent statutes) financing statement filings regarding operating leases, consignments or accounts entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business or consistent with industry practice or purported Liens evidenced by the filing of precautionary Uniform Commercial Code (or equivalent statutes) financing statements or similar public filings;

(16)
Liens in favor of the Borrower or any Guarantor;

(17)
Liens on equipment or vehicles of the Borrower or any Restricted Subsidiary granted in the ordinary course of business or consistent with industry practice;

(18)
Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility and Liens on any receivables transferred in connection with a Receivables Financing Transaction, including Liens on such receivables resulting from precautionary UCC filings or from re-characterization of any such sale as a financing or a loan;

(19)
Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive modification, refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness, Disqualified Stock or Preferred Stock secured by any Lien referred to in clauses (7), (8), (9), (10) or this clause (19) of this definition, in each case, solely to the extent such modification, refinancing, refunding, extension, renewal or replacement of such Indebtedness, Disqualified Stock or Preferred Stock is not prohibited by Section 7.02; provided that: (a) such new Lien will be limited to all or part of the same property that was subject to the original Lien (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property), (b) the Indebtedness, Disqualified Stock or Preferred Stock secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the

Indebtedness, Disqualified Stock or Preferred Stock described under such clauses (7), (8), (9), (10) or this clause (19) at the time the original Lien became a Permitted Lien hereunder, plus (ii) any accrued and unpaid interest on the Indebtedness, any accrued and unpaid dividends on the Preferred Stock, and any accrued and unpaid dividends on the Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased, plus (iii) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness, Preferred Stock or Disqualified Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees, underwriting, arrangement and similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such refinanced Indebtedness, Preferred Stock or Disqualified Stock, (c) to the extent required by the terms hereof in connection with the original incurrence of Indebtedness so modified, refinanced, refunded, extended, renewed or replaced, to the extent such Indebtedness as modified, refinanced, refunded, extended, renewed or replaced is secured by Liens on the Collateral, such Liens shall be subject to an applicable Intercreditor Agreement and (d) such Liens have the same or junior priority as the original Liens (or the priority of such Lien shall otherwise be permitted under the applicable initial Basket);

(20)
deposits made or other security provided to secure liability to insurance brokers, carriers, underwriters or self-insurance arrangements, including Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(21)
Liens securing obligations in an aggregate outstanding amount not to exceed (as of the date any such Lien is incurred) the greater of (a) $23,725,000 and (b) 32.5% of Consolidated EBITDA of the Borrower determined at the time of incurrence of such Lien for the most recently ended Test Period (calculated on a pro forma basis), which, at the election of the Borrower, shall be subject to the applicable Intercreditor Agreement(s);

(22)
Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(23)
(a) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business or consistent with industry practice,

(b) Liens arising out of conditional sale, title retention or similar arrangements for the sale of goods in the ordinary course of business or consistent with industry practice and (c) Liens arising by operation of law under Article 2 of the Uniform Commercial Code;

(24)
Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(7);

(25)
Liens (a) of a collection bank arising under Section 4-208 or 4-210 of the Uniform Commercial Code on items in the course of collection, (b) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with industry practice and (c) in favor of banking or other institutions or other electronic payment service providers arising as a matter of law or under general terms and conditions encumbering deposits or margin deposits or other funds maintained with such institution (including the right of setoff) and that are within the general parameters customary in the banking industry;

(26)
Liens deemed to exist in connection with Investments in repurchase agreements permitted under this Agreement; provided that such Liens do not extend to assets other than those that are subject to such repurchase agreements;

(27)
Liens that are contractual rights of setoff (a) relating to the establishment of depository relations with banks or other deposit-taking financial institutions or other electronic payment service providers and not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or consistent with industry practice of the Borrower or any Restricted Subsidiary or (c) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business or consistent with industry practice;

(28)
Liens on cash proceeds (as defined in Article 9 of the Uniform Commercial Code) of assets sold that were subject to a Lien permitted hereunder;

(29)
any encumbrance or restriction (including put, call arrangements, tag, drag, right of first refusal and similar rights) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(30)
Liens (a) on cash advances or cash earnest money deposits in favor of the seller of any property to be acquired in an Investment permitted under this Agreement to be applied against the purchase price for such Investment and (b) consisting of a letter of intent or an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 7.04;

(31)
ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(32)
Liens in connection with any Sale-Leaseback Transaction(s);

(33)
Liens on Capital Stock or other securities of an Unrestricted Subsidiary;

(34)
any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases, licenses or sublicenses entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business or consistent with industry practice;

(35)
deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries in the ordinary course of business or consistent with industry practice of the Borrower and such Subsidiary to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(36)
rights of set-off, banker’s liens, netting arrangements and other Liens arising by operation of law or by the terms of documents of banks or other financial institutions in relation to the maintenance or administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;

(37)
Liens on cash and Cash Equivalents used to satisfy or discharge Indebtedness;

provided that such satisfaction or discharge is permitted under this Agreement;

(38)
receipt of progress payments and advances from customers in the ordinary course of business or consistent with industry practice to the extent the same creates a Lien on the related inventory and proceeds thereof and Liens on property or assets under construction arising from progress or partial payments by a third party relating to such property or assets;

(39)
Liens to secure obligations in respect of (a) Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to Section 7.02 (other than with respect to assumed or acquired Indebtedness, Disqualified Stock or Preferred Stock not incurred in contemplation of the relevant investment or acquisition under clauses (n) (other than, for the avoidance of doubt, any unsecured Indebtedness under clause (n) of Section 7.02(2)); provided that after giving pro forma effect to the incurrence of the then-proposed Indebtedness, Disqualified Stock or Preferred Stock (and without netting any cash received from the incurrence of such proposed Indebtedness, Disqualified Stock or Preferred Stock), (i) (I) if such Indebtedness, Disqualified Stock or Preferred Stock is secured by Liens on the Collateral on a pari passu basis with the Liens on the Collateral that secure the First Lien Obligations (without regard to control of remedies) (“Pari Passu Lien Debt”) the First Lien Net Leverage Ratio for the Test Period most recently ended calculated on a pro forma basis after giving effect to any such incurrence does not exceed 2.75 to 1.00 (provided that Pari Passu Lien Debt in the form of term loans or notes (other than in the form of a bona fide widely placed Rule 144A high-yield bond offering) secured by the Collateral on a pari passu basis with the Liens securing the First Lien Obligations (without regard to control of remedies) pursuant to Liens incurred under this clause (I) shall trigger the MFN Provision solely to the extent the MFN Provision would otherwise apply if such Pari Passu Lien Debt were Incremental Term Loans) (II) if such Indebtedness, Disqualified Stock or Preferred Stock is secured by Liens on the Collateral on a basis that is junior in priority to the Liens on the Collateral securing the First Lien Obligations (“Junior Lien Debt”), the Secured Net Leverage Ratio for the Test Period most recently ended calculated on a pro forma basis after giving effect to any such incurrence does not exceed 3.25 to

1.00 or (III) if such Indebtedness, Disqualified Stock or Preferred Stock is secured by Liens on property not constituting Collateral, the Total Net Leverage Ratio for the Test Period most recently ended calculated on a pro forma basis after giving effect to any such incurrence or issuance does not exceed 3.75 to 1.00 and (ii) such Liens, to the extent on the Collateral, are in each case subject the applicable Intercreditor Agreement(s)) and (b) Refinancing Indebtedness thereof;

(40)
agreements to subordinate any interest of the Borrower or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business or consistent with industry practice;

(41)
Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act or similar provision of any Environmental Law;

(42)
Liens disclosed by any title insurance reports or policies delivered on or prior to the Effective Date and any replacement, extension or renewal of any such Lien (to the extent the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Agreement); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;

(43)
rights reserved or vested in any Person by the terms of any lease, license, sublicense, franchise, grant or permit held by the Borrower or any of its Restricted Subsidiaries or

by a statutory provision, to terminate any such lease, license, sublicense, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(44)
restrictive covenants affecting the use to which real property may be put;

provided that the covenants are complied with;

(45)
security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business or consistent with industry practice;

(46)
zoning, building and other similar land use restrictions, including site plan agreements, development agreements and contract zoning agreements;

(47)
cash collateral securing obligations in respect of letters of credit or other similar instruments issued under clause (b) of Section 7.02(2) (it being understood that any cash collateral subject to a Lien incurred pursuant to this clause (47) shall not be deemed “restricted” on account of such lien for purposes of determining whether such cash collateral constitutes part of the Unrestricted Cash Amount);

(48)
Liens on all or any portion of the Collateral (but no other assets, except with respect to Permitted Incremental Equivalent Debt which may be secured by Liens on assets that do not constitute Collateral) securing (a) Permitted Incremental Equivalent Debt, (b) Permitted Equal Priority Refinancing Debt or (c) Permitted Junior Priority Refinancing Debt, and, in each case, Liens securing any Refinancing Indebtedness in respect thereof;

(49)
(a) Liens on the assets of Restricted Subsidiaries that are not Loan Parties securing Indebtedness or other obligations of such Restricted Subsidiaries or any other Restricted Subsidiaries that are not Loan Parties that is permitted by (x) Section 7.02 or (y) otherwise not prohibited by this Agreement, (b) Liens on Equity Interests in joint ventures (i) securing obligations of such joint venture or (ii) pursuant to the relevant joint venture agreement or arrangement and (c) Liens on the assets of Restricted Subsidiaries that are not Loan Parties securing Indebtedness of Foreign Subsidiaries;

(50)
Liens on assets of Restricted Subsidiaries that are Foreign Subsidiaries (a) securing Indebtedness and other obligations of such Foreign Subsidiaries or (b) to the extent arising mandatorily under applicable Law; and

(51)
Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, trustee, escrow agent or arrangers thereof) or on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose.

For purposes of this definition, the term “Indebtedness” will be deemed to include interest and other obligations payable on or with respect to such Indebtedness.

Any Liens incurred to refinance Liens incurred pursuant to clauses (8), (21) and (39) above will be permitted to secure additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay (1) any accrued and unpaid interest on the associated Indebtedness, any accrued and unpaid dividends on the associated Preferred Stock, and any accrued and unpaid dividends on the associated

Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased and (2) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such associated refinanced Indebtedness, Preferred Stock or Disqualified Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such associated refinanced Indebtedness, Preferred Stock or Disqualified Stock (and with respect to associated Indebtedness under Designated Revolving Commitments, including an amount equal to any unutilized Designated Revolving Commitments being refinanced, extended, replaced, refunded, renewed or defeased to the extent permanently terminated at the time of incurrence of such Liens in connection with such Refinancing Indebtedness).

“Permitted Parent” means any direct or indirect parent of the Borrower that at the time it became a parent of the Borrower was a Permitted Holder pursuant to clause (1) of the definition thereof.

“Permitted Ratio Debt” has the meaning specified in Section 7.02(1).

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by the Borrower and/or the Guarantors in the form of one or more series of senior unsecured notes, bonds or debentures or unsecured loans (and, if applicable, any Registered Equivalent Notes issued in exchange therefor); provided that (1) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness” and (2) such Indebtedness is not at any time guaranteed by any Subsidiary of the Borrower other than Subsidiaries that are Guarantors.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Borrower’s or a Parent Company’s common equity sold by the Borrower or a Parent Company substantially concurrently with a related Permitted Bond Hedge Transaction.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Foreign Plan or a Multiemployer Plan, established or maintained by any Borrower or Holdings or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their respective ERISA Affiliates.

“Plan Assets” means (1) “plan assets” of an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (2) a “plan” as defined in Section 4975 of the Code or (3) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan” within the meaning of U.S. Department of Labor Regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

“Planned Expenditures” has the meaning specified in the definition of Excess Cash

Flow.

“Platform” has the meaning specified in Section 6.02.

“Pledged Collateral” has the meaning specified in the Security Agreement.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“Previously Absent Financial Maintenance Covenant” means, at any time, (1) any financial maintenance covenant that is not contained in this Agreement at such time and (2) any financial maintenance covenant, a corresponding version of which is already contained in this Agreement at such time but with covenant levels and component definitions (to the extent relating to such corresponding version) that are less restrictive as to the Borrower and the Restricted Subsidiaries than those in the applicable Incremental Amendment, Refinancing Amendment, Extension Amendment or amendment in respect of Replacement Loans or any documents relating to Credit Agreement Refinancing Indebtedness, Permitted Incremental Equivalent Debt or Refinancing Indebtedness.

“primary obligations” has the meaning specified in the definition of “Contingent

Obligations”.

“primary obligor” has the meaning specified in the definition of “Contingent

Obligations”.

“Priming Indebtedness” has the meaning specified in Section 10.01(1)(IX).

“Priming Transaction” has the meaning specified in Section 10.01(1)(IX).

“Private-Side Information” means any information with respect to Holdings and its Subsidiaries that is not Public-Side Information.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of any Class (or, if the Revolving Commitments have terminated in full, Revolving Exposure) and, if applicable and without duplication, Term Loans of any Class of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments of such Class (or, if the Revolving Commitments have terminated in full, Revolving Exposure) and, if applicable and without duplication, Term Loans of such Class at such time; provided that when used with respect to (1) Commitments, Loans, interest and fees under any Class of a Revolving Facility or Delayed Draw Term Loan Facility, “Pro Rata Share,” shall mean with respect to any Lender such Lender’s Applicable Percentage and (2) Commitments, Loans and interest under any Term Facility, “Pro Rata Share,” shall mean, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Term Commitments and Term Loans of such Lender under such Term Facility at such time and the denominator of which is the amount of the aggregate Term Commitments and Term Loans under such Term Facility at such time.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means costs relating to compliance with the provisions of the Sarbanes-Oxley Act of 2002, the Securities Act and the Exchange Act, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, listing fees and other expenses, in each case to the extent arising out of or incidental to an entity’s status as an SEC registered reporting company.

“Public Lender” has the meaning specified in Section 6.02.

“Public-Side Information” means information that does not constitute material non- public information (within the meaning of United States federal and state securities laws) with respect to Holdings or any of its Subsidiaries or any of their respective securities.

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (other than Capital Stock), and whether acquired through the direct acquisition of such property or assets, or otherwise.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 10.28.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Stock.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or

Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Facility” means any Securitization Facility (1) constituting a securitization financing facility that meets the following conditions: (a) the Board of Directors have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the applicable Restricted Subsidiary or Securitization Subsidiary and (b) all sales or contributions of Securitization Assets and related assets to the applicable Person or Securitization Subsidiary are made at fair market value (as determined in good faith by the Borrower) or (2) constituting a receivables financing facility; provided that, in each case, the obligations under such Qualified Securitization Facility are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any Restricted Subsidiary (other than a Securitization Subsidiary).

“Qualifying Lender” has the meaning specified in Section 2.05(1)(e)(D)(3).

“Rating Agencies” means Moody’s and S&P, or if Moody’s or S&P (or both) does not make a rating on the relevant obligations publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower that will be substituted for Moody’s or S&P (or both), as the case may be.

“Receivables Financing Transaction” means any transaction or series of transactions entered into by Holdings, the Borrower or any Restricted Subsidiary pursuant to which such party consummates a “true sale” of its receivables to a non-related third party on market terms as determined in good faith by the Borrower; provided that such Receivables Financing Transaction is (1) non-recourse to

Holdings, the Borrower and the Restricted Subsidiaries and their assets, other than any recourse solely attributable to a breach by Holdings, the Borrower or any Restricted Subsidiary of representations and warranties that are customarily made by a seller in connection with a “true sale” of receivables on a non- recourse basis and (2) consummated pursuant to customary contracts, arrangements or agreements entered into with respect to the “true sale” of receivables on market terms for similar transactions.

“Reference Rate” means (1) with respect to the calculation of the All-In Yield in the case of Loans of an applicable Class that includes a Term Benchmark Rate floor, an interest rate per annum equal to the rate per annum equal to the Term SOFR Reference Rate and (2) with respect to the calculation of the All-In Yield in the case of Loans of an applicable Class that includes a Base Rate floor, the interest rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1.00%, (b) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent) and (c) the Term Benchmark Rate on such day for an Interest Period of one (1) month plus 1.00% (or, if such day is not a Business Day, the immediately preceding Business Day).

“Refinance” has the meaning set forth in the definition of “Refinancing Indebtedness” and “Refinancing” and “Refinanced” have meanings correlative to the foregoing.

“Refinanced Debt” has the meaning set forth in the definition of “Refinancing

Indebtedness.”

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent, the Specified Representative and the Borrower executed by each of (1) the Borrower, (2) the Administrative Agent and (3) each Additional Lender and Lender that agrees to provide any portion of the Other Loans or Other Commitments being incurred or provided pursuant thereto, in accordance with Section 2.15.

“Refinancing Indebtedness” means (1) Indebtedness incurred by the Borrower or any Restricted Subsidiary, (2) Disqualified Stock issued by the Borrower or any Restricted Subsidiary or (3) Preferred Stock issued by any Restricted Subsidiary which, in each case, serves to extend, replace, refund, refinance, renew or defease (“Refinance”) any Indebtedness, Disqualified Stock or Preferred Stock, in each case of the foregoing clauses (1), (2) and (3), including any Refinancing Indebtedness, so long as:

(a)
the principal amount (or accreted value, if applicable) of such new Indebtedness, the amount of such new Preferred Stock or the liquidation preference of such new Disqualified Stock does not exceed (i) the principal amount of (or accreted value, if applicable) Indebtedness, the amount of Preferred Stock or the liquidation preference of Disqualified Stock being so extended, replaced, refunded, refinanced, renewed or defeased (such Indebtedness, Disqualified Stock or Preferred Stock, the “Refinanced Debt”), plus (ii) any accrued and unpaid interest on, or any accrued and unpaid dividends on, such Refinanced Debt, plus (iii) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Debt and any defeasance costs and any fees and expenses (including original issue discount, upfront fees, underwriting, arrangement and similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or to Refinance such Refinanced Debt (such amounts in clause (ii) and (iii) above the “Incremental Amounts”);

(b)
such Refinancing Indebtedness (other than in the case of the Refinancing of any Indebtedness assumed or acquired in connection with any Permitted Acquisition, investment or similar transaction so long as not created in contemplation thereof), has a:

(I)
Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity of the applicable Refinanced Debt (or, if earlier, not less than the remaining Weighted Average Life to Maturity of the Class of Loans with the longest Weighted Average Life to Maturity); and

(II)
final scheduled maturity date equal to or later than the final scheduled maturity date of the Refinanced Debt (or, if earlier, the date that is 91 days after the Latest Maturity Date of the Loans);

(c)
to the extent such Refinancing Indebtedness Refinances (i) Indebtedness that is contractually subordinated in right of payment to the Obligations (other than such Indebtedness assumed or acquired in an acquisition and not created in contemplation thereof), unless such Refinancing constitutes a Restricted Payment permitted by Section 7.05, such Refinancing Indebtedness is subordinated to the Loans or the Guaranty thereof at least to the same extent as the applicable Refinanced Debt, (ii) Junior Lien Debt, such Refinancing Indebtedness is (I) unsecured or (II) secured by Liens that are subordinated to the Liens that secure the Loans or the Guaranty thereof, in each case at least to the same extent as the applicable Refinanced Debt or pursuant to an Intercreditor Agreement, in each case, unless such Refinancing Indebtedness is secured by a Lien that is not so subordinated that is permitted by Section 7.01, or (iii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively;

(d)
such Refinancing Indebtedness shall not be guaranteed or borrowed by any Person other than a Person that is so obligated in respect of the Refinanced Debt being Refinanced; and

(e)
such Refinancing Indebtedness shall not be secured by any assets or property of Holdings, the Borrower or any Restricted Subsidiary that does not secure the Refinanced Debt being Refinanced unless such assets or property constitute Collateral (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property) (other than with respect to proceeds of such Refinancing Indebtedness that are subject to an escrow or other similar arrangement and any related deposit of cash or Cash Equivalents to cover interest and premium in respect of such Refinancing Indebtedness);

provided that Refinancing Indebtedness will not include:

(i)
Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Borrower that is not a Guarantor that refinances Indebtedness or Disqualified Stock of the Borrower;

(ii)
Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Borrower that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(iii)
Indebtedness or Disqualified Stock of the Borrower or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

provided further that (i) clause (b) of this definition will not apply to any Refinancing of any Indebtedness other than Indebtedness incurred under clause (dd) of Section 7.02(2) (including any successive Refinancings thereof incurred under clause (m) of Section 7.02(2)) and any Junior Indebtedness (other than Junior Indebtedness assumed or acquired in an investment or acquisition and not created in contemplation thereof), Disqualified Stock and Preferred Stock and (ii) Refinancing Indebtedness may be incurred in the form of a bridge or other interim credit facility intended to be Refinanced with long-term indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy clause (b) of this definition so long as (I) such credit facility includes customary “rollover” provisions and (II) assuming such credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clause (b) of this definition).

“Refunding Capital Stock” has the meaning specified in Section 7.05(2)(b)(i).

“Register” has the meaning specified in Section 10.07(3).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulated Bank” means (x) an Approved Commercial Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction or (y) any Affiliate of a Person set forth in clause (x) above to the extent that (1) all of the Capital Stock of such Affiliate is directly or indirectly owned by either (I) such Person set forth in clause (x) above or (II) a parent entity that also owns, directly or indirectly, all of the Capital Stock of such Person set forth in clause (x) and (2) such Affiliate is a securities broker or dealer registered with the SEC under Section 15 of the Exchange Act.

“Rejection Notice” has the meaning specified in Section 2.05(2)(f).

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person is or would become a Restricted Subsidiary.

“Related Indemnified Person” of an Indemnitee means (1) any controlling Person or controlled Affiliate of such Indemnitee, (2) the respective directors, officers, partners, employees, advisors, other representatives or successors or permitted assigns of such Indemnitee or any of its controlling Persons or controlled Affiliates and (3) the respective agents, trustees and other representatives of such Indemnitee or any of its controlling Persons or controlled Affiliates, in the case of this clause (3), acting at the instructions of such Indemnitee, controlling Person or such controlled

Affiliate; provided that each reference to a controlled Affiliate or controlling Person in this definition pertains to a controlled Affiliate or controlling Person involved in the negotiation of this Agreement. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Related Person” means, with respect to any Person, (1) any Affiliate of such Person,

(2)
the respective directors, officers, partners, employees, advisors, agents, trustees and other representatives of such Person or any of its Affiliates and (3) the successors and permitted assigns of such Person or any of its Affiliates.

“Related Professional” means physicians, nurses, physicians assistants, clinicians or independent contractors that own, are employed by, or are under contract with, an Affiliated Practice or a Subsidiary of the Borrower.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment.

“Released Subsidiary” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace London Interbank Offered Rate in loan agreements similar to this Agreement.

“Replaced Loans” has the meaning specified in Section 10.01(2).

“Replacement Amendment” has the meaning specified in Section 10.01(2).

“Replacement Loans” has the meaning specified in Section 10.01(2).

“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty

(30)
day notice period has been waived.

“Request for Credit Extension” means (1) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Loans, a Committed Loan Notice, (2) with respect to an L/C Credit Extension, an L/C Application and (3) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Facility Lenders” means, as of any date of determination, with respect to one or more Facilities, Lenders having more than 50% of the sum of (1) the Total Outstandings under such Facility or Facilities (with the aggregate Dollar amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans, as applicable, under such Facility or Facilities being deemed “held” by such Lender for purposes of this definition) and (2) the aggregate unused Commitments under such Facility or Facilities; provided that the unused Commitments of, and the portion of the Total Outstandings under such Facility or Facilities held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Facility Lenders; provided, further, that, to the same extent specified in Section 10.07(9) with respect to determination of Required

Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Facility Lenders unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on the other Lenders ; and provided, further, that the term “Required Facility Lenders” shall include ULTra at all times that it remains a Lender (unless the Unitranche Lenders, collectively, have assigned more than twenty-five (25%) of their Loans and Commitments existing on the Closing Date to any person other than the Unitranche Lenders).

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (1) Total Outstandings (with the aggregate Dollar amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (2) aggregate unused Term Commitments and (3) aggregate unused Revolving Commitments; provided that the unused Term Commitment and unused Revolving Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Lenders unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on the other Lenders ; and provided, further, that the term “Required Lenders” shall include ULTra at all times that it remains a Lender (unless the Unitranche Lenders, collectively, have assigned more than twenty-five (25%) of their Loans and Commitments existing on the Closing Date to any person other than the Unitranche Lenders).

“Required Revolving Lenders” means at any time (a) Lenders then holding more than fifty percent (50%) of the sum of (x) the Total Outstandings (with the aggregate Dollar amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans) with respect to the Revolving Facility plus (y) the aggregate unused Revolving Commitments, or (b) if the Revolving Commitments have terminated, Lenders then holding more than fifty percent (50%) of the sum of the aggregate outstanding amount of Revolving Loans, outstanding L/C Obligations, amounts of participations in Swing Line Loans and the principal amount of unparticipated portions of Swing Line Loans; provided that the unused Revolving Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Lenders” means at any time (a) Lenders then holding more than fifty percent (50%) of the sum of the aggregate Term Commitments then in effect, or (b) if the Term Commitments have terminated, Lenders then holding Total Outstandings (other than with respect to the Revolving Facility) of more than fifty percent (50%) of the sum of the aggregate outstanding amount of Term Loans; provided, further, that the term “Required Term Lenders” shall include ULTra at all times that it remains a Lender (unless the Unitranche Lenders, collectively, have assigned more than twenty- five (25%) of their Loans and Commitments existing on the Closing Date to any person other than the Unitranche Lenders); provided, further, that the unused Term Commitment of, and the portion of the Total Outstandings with respect to the Term Facility held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to a Person, the chief executive officer, chief operating officer, president, executive vice president, chief financial officer, treasurer or assistant treasurer or other similar officer or Person performing similar functions, of such Person and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. With respect to any document delivered by a Loan Party on the Effective Date or the Closing Date, Responsible Officer includes any secretary or assistant secretary of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower.

“Restricted Investment” means any Investment other than any Permitted Investment(s).

“Restricted Payments” has the meaning specified in Section 7.05.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Borrower (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that notwithstanding the foregoing, in no event will any Securitization Subsidiary be considered a Restricted Subsidiary for purposes of Section 8.01(5), (6) or (7); provided further that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary will be included in the definition of “Restricted Subsidiary.” Wherever the term “Restricted Subsidiary” is used herein with respect to any Subsidiary of a referenced Person that is not the Borrower, then it will be construed to mean a Person that would be a Restricted Subsidiary of the Borrower on a pro forma basis following consummation of one or a series of related transactions involving such referenced Person and the Borrower (unless such transaction would include a designation of a Subsidiary of such Person as an Unrestricted Subsidiary on a pro forma basis in accordance with this Agreement).

“Retained Excess Cash Flow Amount” means, at any date, the sum of an amount (which amount shall not be less than zero), determined on a cumulative basis, equal to the Retained Percentage of Excess Cash Flow (but not less than zero in any period) for all fiscal years beginning with the fiscal year ending December 31, 2023.

“Retained Percentage” means, with respect to any fiscal year, (a) 100% minus (b) the ECF Percentage with respect to such fiscal year.

“Revolver Agent” has the meaning specified in the introductory paragraph to this

Agreement.

“Revolver Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Revolver Agent may from time to time notify the Borrower and the Lenders.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Term Benchmark Rate Loans, having the same Interest Period, made by each of the Revolving Lenders pursuant to Section 2.01(2).

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (1) make Revolving Loans to the Borrower pursuant to Section 2.01(2) and (2) purchase participations in L/C Obligations in respect of Letters of Credit and purchase participations in Swing Line Loans in an aggregate principal amount at any one time outstanding not to exceed the amount specified opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Revolving Commitments of all Revolving Lenders as of the Effective Date is $50,000,000, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Commitment Increase” has the meaning specified in Section 2.14(1).

“Revolving Creditor” means each Revolving Lender, the Swing Line Lender, each Issuing Bank, the Revolver Agent and, to the extent its claim arises in connection with the credit facility evidenced by the Revolving Commitments, each other Indemnitee and holder of an Obligation of a Loan Party.

“Revolving Exposure” means, as to each Revolving Lender, the sum of the amount of the Outstanding Amount of such Revolving Lender’s Revolving Loans and its Applicable Percentage of the amount of the L/C Obligations and Swing Line Obligations at such time.

“Revolving Extension Request” has the meaning provided in Section 2.16(2).

“Revolving Extension Series” has the meaning provided in Section 2.16(2).

“Revolving Facility” means, at any time, the aggregate amount of the Revolving Commitments at such time; provided that for the avoidance of doubt, the Revolving Facility shall include the Extended Revolving Commitments.

“Revolving Lender” means, at any time, any Lender that has a Revolving Commitment at such time or, if Revolving Commitments have terminated, Revolving Exposure.

“Revolving Loan” has the meaning specified in Section 2.01(2) and includes Revolving Loans under the Closing Date Revolving Facility, Incremental Revolving Loans, Other Revolving Loans and Loans made pursuant to Extended Revolving Commitments.

“Revolving Loan Obligations” means all Obligations arising under or in respect of the Revolving Commitments.

“Revolving Note” means a promissory note of the Borrower payable to any Revolving Lender or its registered assigns, in substantially the form of Exhibit B-2 hereto, evidencing the aggregate Indebtedness of the Borrower to such Revolving Lender resulting from the Revolving Loans made by such Revolving Lender.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

“Sale-Leaseback Transaction” means any arrangement providing for the leasing by the Borrower or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Same Day Funds” means disbursements and payments in immediately available funds.

“Sanctions” has the meaning specified in Section 5.17.

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is (1) entered into by and between Holdings, the Borrower or any Restricted Subsidiary and a Cash Management Bank and (2) designated in writing by the Borrower to the Administrative Agent and Revolver Agent as a “Secured Cash Management Agreement.”

“Secured Hedge Agreement” means any Hedge Agreement with respect to Hedging Obligations permitted under Section 7.02 that is (1) entered into by and between any Loan Party or Restricted Subsidiary and any Hedge Bank and (2) designated in writing by the Borrower to the Administrative Agent and Revolver Agent as a “Secured Hedge Agreement.”

“Secured Indebtedness” means any Indebtedness of the Borrower or any Restricted Subsidiary secured by a Lien.

“Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (1) Consolidated Secured Debt outstanding as of the last day of such Test Period, minus the Unrestricted Cash Amount on such last day to (2) Consolidated EBITDA of the Borrower for such Test Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with Section 1.07.

“Secured Parties” means, collectively, the Administrative Agent, the Revolver Agent, the Collateral Agent, the Lenders, each Issuing Bank, each Hedge Bank, each Cash Management Bank, each Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(2) or 9.07. For the avoidance of doubt, unless otherwise agreed to by the Borrower and any applicable Hedge Bank or Cash Management Bank, such Hedge Bank or such Cash Management Bank shall be a Secured Party only to the extent that, and only for so long as, the Obligations (other than the obligations of Holdings, a Borrower or any Subsidiary under any Secured Hedge Agreement and under any Secured Cash Management Agreement) are secured and guaranteed pursuant to the Collateral Documents and the Guaranty.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means (1) the accounts receivable, royalty or other revenue streams and other rights to payment and other assets related thereto subject to a Qualified Securitization Facility and the proceeds thereof and (2) contract rights, lockbox accounts and records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in a securitization financing.

“Securitization Facility” means any transaction or series of securitization financings that may be entered into by the Borrower or any Restricted Subsidiary pursuant to which the Borrower or any such Restricted Subsidiary may sell, convey or otherwise transfer, or may grant a security interest in, Securitization Assets to either (1) a Person that is not the Borrower or a Restricted Subsidiary or (2) a Securitization Subsidiary that in turn sells such Securitization Assets to a Person that is not the Borrower or a Restricted Subsidiary, or may grant a security interest in any Securitization Assets of the Borrower or any of its Subsidiaries.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Security Agreement” means, collectively, the Pledge and Security Agreement executed by the Loan Parties and the Collateral Agent, substantially in the form of Exhibit F, together with supplements or joinders thereto executed and delivered pursuant to Section 6.11.

“Services Agreement” has the meaning specified in the definition of “Affiliated

Practices.”

“Shared Non-Guarantor Debt Cap” means the greater of (x) $30,000,000 and (y) 40% of Consolidated EBITDA of the Borrower for the most recently ended Test Period (calculated on a pro forma basis).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X of the SEC, as such regulation is in effect on the Effective Date.

“Similar Business” means (1) any business conducted or proposed to be conducted by the Borrower or any Restricted Subsidiary on the Effective Date or (2) any business or other activities that are reasonably similar, ancillary, incidental, complementary or related to (including non-core incidental businesses acquired in connection with any Permitted Investment), or a reasonable extension, development or expansion of, the businesses that the Borrower and its Restricted Subsidiaries conduct or propose to conduct on the Effective Date.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“Solicited Discount Proration” has the meaning specified in Section 2.05(1)(e)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning specified in Section 2.05(1)(e)(D)(1).

“Solicited Discounted Prepayment Notice” means a written notice of the Borrower of Solicited Discounted Prepayment Offers made pursuant to Section 2.05(1)(e)(D) substantially in the form of Exhibit L.

“Solicited Discounted Prepayment Offer” means the written offer by each Lender, substantially in the form of Exhibit O, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning specified in Section 2.05(1)(e)(D)(1).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date:

(1)
the fair value of the assets of such Person exceeds its debts and liabilities, subordinated, contingent or otherwise,

(2)
the present fair saleable value of the property of such Person (on a going concern basis) is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured,

(3)
such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured, and

(4)
such Person is not engaged in, and is not about to engage in, business for which it has unreasonably small capital.

The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPC” has the meaning specified in Section 10.07(7).

“Specified Discount” has the meaning specified in Section 2.05(1)(e)(B)(1).

“Specified Discount Prepayment Amount” has the meaning specified in Section 2.05(1)(e)(B)(1).

“Specified Discount Prepayment Notice” means a written notice of the Borrower’s Offer of Specified Discount Prepayment made pursuant to Section 2.05(1)(e)(B) substantially in the form of Exhibit N.

“Specified Discount Prepayment Response” means the written response by each Lender, substantially in the form of Exhibit P, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning specified in Section 2.05(1)(e)(B)(1).

“Specified Discount Proration” has the meaning specified in Section 2.05(1)(e)(B)(3).

“Specified Indebtedness” has the meaning specified in Section 10.01(1)(VII).

“Specified Loan Party Acquisition Threshold” has the meaning specified in clause (3) of the definition of “Permitted Investments.”

“Specified Representative” means (i) ULTra or (ii) after the Closing Date, any successor or assign of any Specified Representative that is (A) an ULTra Entity and (B) appointed by the applicable Specified Representative (after which such successor or assign shall fulfill the role of Specified Representative for all purposes hereunder), which appointment shall become effective five (5) Business Days after written notice of such appointment to the Borrower and the Administrative Agent; provided, that if no Lender under this Agreement is an ULTra Entity, then (I) “Specified Representative” shall mean a Lender appointed by the Required Lenders to fulfill the role of the Specified Representative, with the consent of the Borrower; provided that at the time of such appointment, such Lender (individually or together with any of its Affiliates that are Lenders at such time) collectively holds more than 50% of the total Outstanding Amount of all then-existing Term Loans, and (II) in the absence of any appointment in accordance with the foregoing clause (I), or if no Lender (individually or together with any of its Affiliates that are Lenders at such time) collectively holds more than 50% of the total Outstanding Amount of all then-existing Term Loans, the term “Specified Representative” shall be deemed to be removed in its entirety and shall have no further force or effect. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document or any reference to “Specified Representative”, in no event shall any consent, approval and/or determination of, or notice to, as applicable, the Specified Representative be required with respect to any matters that directly affect the Lenders under the Revolving Facility and do not directly affect the Lenders under the Term Facilities.

“Specified Transaction” means:

(1)
solely for the purposes of determining the applicable cash balance, any contribution of capital, including as a result of an Equity Offering, in each case, in connection with an acquisition or Investment, to the Borrower,

(2)
any designation of operations or assets of the Borrower or a Restricted Subsidiary as discontinued operations (as defined under GAAP) (provided that operations or assets of the Borrower or a Restricted Subsidiary that are held for sale or are subject to an agreement to dispose of such operations or assets may, at the Borrower’s election (in its sole discretion), be designated as discontinued operations under this clause (2) only when and to the extent such operations are actually disposed of),

(3)
(i) any Permitted Acquisition, Investment or other similar transaction, in each case, that results in a Person becoming a Restricted Subsidiary, an Affiliated Practice (or a Subsidiary of an Affiliated Practice) or a Clinical Facility,

(4)
any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary in compliance with this Agreement,

(5)
any purchase or other acquisition of a business of any Person or of assets constituting a business unit, line of business or division of any Person,

(6)
any Asset Sale (without regard to any de minimis thresholds set forth therein) (a) that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, (b) of a business, business unit, line of business or division of the Borrower or a Restricted Subsidiary or an Affiliated Practice, in each case whether by merger, amalgamation, consolidation or otherwise or (c) that results in an Affiliated Practice ceasing to be an Affiliated Practice (or a Subsidiary of an Affiliated Practice ceasing to be a Subsidiary thereof),

(7)
any operational changes identified by the Borrower that have been made by the Borrower or any Restricted Subsidiary during the Test Period,

(8)
any borrowing of Incremental Loans or Permitted Incremental Equivalent Debt (or establishment of Incremental Commitments), or

(9)
any Restricted Payment or other transaction that by the terms of this Agreement requires a Financial Incurrence Test to be calculated on a pro forma basis.

“Submitted Amount” has the meaning specified in Section 2.05(1)(e)(C)(1).

“Submitted Discount” has the meaning specified in Section 2.05(1)(e)(C)(1).

“Subsidiary” means, with respect to any Person:

(1)
any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar Person) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, members of management or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2)
any partnership, joint venture, limited liability company or similar Person of which:

(a)
more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise; and

(b)
such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such Person.

Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower. Notwithstanding anything contained to the contrary in this Agreement or any other Loan Document, Affiliated Practices shall not be deemed to constitute a Subsidiary of the Borrower, any other Loan Party or any Subsidiary thereof.

“Subsidiary Guarantor” means any Guarantor other than Holdings. “Successor Borrower” has the meaning specified in Section 7.03(4).

“Successor Holdings” has the meaning specified in Section 7.03(5).

“Supplemental Administrative Agent” and “Supplemental Administrative Agents” have the meanings specified in Section 9.14(1).

“Supported QFC” has the meaning specified in Section 10.28.

“Swap Obligation” has the meaning specified in the definition of “Excluded Swap

Obligation.”

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section

2.04.

“Swing Line Facility” means the swing line facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Lender” means Capital One and/or (as the context requires) any other Lender that becomes a Swing Line Lender in accordance with Section 2.04(8), or any successor Swing Line Lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(1).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(2), which, if in writing, shall be substantially in the form of Exhibit A-2, or such other form as approved by the Revolver Agent and the Borrower (including any form on an electronic platform or electronic transmission system as shall be approved by the Revolver Agent and the Borrower), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swing Line Note” means a promissory note of the Borrower payable to any Swing Line Lender or its registered assigns, in substantially the form of Exhibit B-3, evidencing the aggregate Indebtedness of the Borrower to the Swing Line Lender resulting from the Swing Line Loans.

“Swing Line Obligations” means, as at any date of determination, the aggregate Outstanding Amount of all Swing Line Loans outstanding.

“Swing Line Sublimit” means an amount equal to the lesser of (1) $10,000,000, as adjusted from time to time in accordance with Section 2.14 and (2) the aggregate amount of the Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Commitments.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (including backup withholding) of any nature and whatever called, imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Tax Group” has the meaning specified in Section 7.05(2)(n)(ii).

“Tax Indemnitee” has the meaning specified in Section 3.01(5).

“Term Benchmark” means the Benchmark.

“Term Benchmark Rate” means the Adjusted Term SOFR.

“Term Benchmark Rate Loan” refers to a Loan (or Borrowing) bearing interest at a rate determined by reference to the Adjusted Term SOFR.

“Term Borrowing” means a Borrowing of any Term Loans (including Delayed Draw

Term Loans).

“Term Commitment” means, as to each Term Lender, its obligation to make a Term Loan to the Borrower hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Term Lender under this Agreement, as such commitment may be (1) reduced from time to time pursuant to this Agreement and (2) reduced or increased from time to time pursuant to (a) assignments by or to such Term Lender pursuant to an Assignment and Assumption, (b) an Incremental Amendment, (c) a Refinancing Amendment, (d) an Extension Amendment or (e) an amendment in respect of Replacement Loans. The initial amount of each Term Lender’s Term Commitment is specified on Schedule 2.01 under the caption “Closing Date Term Loan Commitment”, “Delayed Draw Term Loan Commitment” or, otherwise, in the Assignment and Assumption (or Affiliated

Lender Assignment and Assumption), Incremental Amendment, Refinancing Amendment, Extension Amendment or amendment in respect of Replacement Loans pursuant to which such Lender shall have assumed its Commitment, as the case may be. For the avoidance of doubt, the term “Term Commitment” includes any Delayed Draw Term Commitments.

“Term Creditor” means each Term Lender and, to the extent its claim arises in connection with the Term Loan, each other Indemnitee and holder of an Obligation of a Loan Party.

“Term Facility” means any Facility consisting of Term Loans of a single Class and/or Term Commitments with respect to such Class of Term Loans. For the avoidance of doubt, the term “Term Facility” includes the Delayed Draw Term Facility.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time. For the avoidance of doubt, the term “Term Lender” includes any Delayed Draw Term Commitments.

“Term Loan” means any Closing Date Term Loan, Delayed Draw Term Loan, Incremental Term Loan, Other Term Loan, Extended Term Loan or Replacement Loan, as the context may require.

“Term Loan Extension Request” has the meaning provided in Section 2.16(1).

“Term Loan Extension Series” has the meaning provided in Section 2.16(1).

“Term Loan Increase” has the meaning specified in Section 2.14(1).

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit B-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from the Term Loans made by such Term Lender.

“Term SOFR” means,

(a)
for any calculation with respect to a Term Benchmark Rate Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)
for any calculation with respect to an Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New

York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding

U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Conditions” means, collectively, (1) the payment in full in cash of the Obligations (other than (a) contingent indemnification obligations not then due and (b) Obligations under Secured Hedge Agreements and Secured Cash Management Agreements), if any, and (2) the termination of the Commitments and the termination or expiration of all Letters of Credit under this Agreement (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized on terms reasonably acceptable to the applicable Issuing Bank, backstopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank), if any.

“Test Period” in effect at any time means (1) for purposes of (a) Section 2.05(2)(b), and (b) the Financial Covenant (other than for the purpose of determining pro forma compliance with the Financial Covenant in connection with any Basket), the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which, subject to Section 1.07(1), financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 6.01(1) or (2), as applicable and (2) for all other purposes in this Agreement, the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each such quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 6.01(1) or (2), as applicable (or, at the election of the Borrower, are internally available (as determined in good faith by the Borrower) and have been delivered to the Administrative Agent, (it being understood that for purposes of determining pro forma compliance with the Financial Covenant in connection with any Basket, if no Test Period with an applicable level cited in the Financial Covenant has passed, the applicable level shall be the level for the first Test Period cited in the Financial Covenant with an indicated level); provided that, prior to the first date that financial statements have been or are required to be delivered pursuant to Section 6.01(1) or (2), the Test Period in effect shall be the period of four consecutive full fiscal quarters of the Borrower ended on or about December 31, 2021.

“Third Parties” means any Person that is not Holdings or any of its Restricted

Subsidiaries.

“Third Party Payor” means Medicare and Medicaid programs, any other federal health care program, Blue Cross and/or Blue Shield, private insurers, managed care plans, and any other person or entity which presently or in the future maintains a payment or reimbursement programs in which any Loan Party or any Restricted Subsidiary of a Loan Party participates.

“Third Party Payor Authorizations” means all participation agreements, provider or supplier agreements, enrollments and billing numbers necessary to participate in and receive reimbursement from a Third Party Payor Program, including the Medicare and Medicaid Programs.

“Third Party Payor Programs” means all payment or reimbursement programs, sponsored or maintained by any Third Party Payor, in which any Loan Party or any Restricted Subsidiary or a Loan Party participates.

“Threshold Amount” means the greater of (1) $15,000,000 and (2) 20% of Consolidated EBITDA of the Borrower for the most recently ended Test Period (calculated on a pro forma basis).

“Total Assets” means, at any time, the total assets of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the then most recent balance sheet of the Borrower or such other Person as may be available (as determined in good faith by the Borrower) (and, in the case of any determination relating to any Specified Transaction, on a pro forma basis including any property or assets being acquired in connection therewith).

“Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (1) Consolidated Total Debt outstanding as of the last day of such Test Period, minus the Unrestricted Cash Amount on such last day to (2) Consolidated EBITDA of the Borrower for such Test Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with Section 1.07.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and L/C

Obligations.

“Traded Securities” means any debt or equity securities issued pursuant to a public offering or Rule 144A offering.

“Transaction Expenses” means any fees, expenses, costs or charges incurred or paid by the Investor, the Co-Investor, any Parent Company, Holdings, the Borrower or any Restricted Subsidiary in connection with the Transactions, including any expenses in connection with hedging transactions, payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses, charges for repurchase or rollover of, or modifications to, stock options or restricted stock, professional fees and transfer taxes.

“Transactions” means, collectively, the funding of the Closing Date Loans, the Closing Date Refinancing and the payment of Transaction Expenses.

“Treasury Capital Stock” has the meaning specified in Section 7.05(2)(b)(i).

“Trigger Event of Default” means an Event of Default has occurred and is continuing for not less than, other than in the cases of clauses (i) and (v), 15 calendar days under (i) Section 8.01(1), (ii) Section 8.01(3) arising from the failure of a Borrower or other Loan Party to observe or perform obligations under Section 6.01(1) (and the continuation of such failure after an Event of Default has occurred for 15 calendar days in addition to the otherwise applicable 15 calendar day period), Section 6.01(2) (and the continuation of such failure after an Event of Default has occurred for 15 calendar days in addition to the otherwise applicable 15 calendar day period), Section 6.02(1) (and the continuation of such failure after an Event of Default has occurred for 15 calendar days in addition to the otherwise applicable 15 calendar day period in the case of a Compliance Certificate to accompany financial statements deliverable under Section 6.01(1)), Section 6.01(3) (and the continuation of such failure after an Event of Default has occurred for 15 calendar days in addition to the otherwise applicable 15 calendar day period) or Section 6.15, (iii) Section 8.01(2) arising from a failure of a Borrower or a Loan Party to comply with the covenants set forth in Section 7.01, Section 7.02, Section 7.03, Section 7.04, Section 7.05 or Section 7.10, (iv) Section 8.01(5), (v) Section 8.01(6), (vi) Section 8.01(7), (vii) Section 8.01(9), (viii) Section 8.01(10) and (ix) Section 8.01(11).

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Term Benchmark Rate Loan.

“U.S. Lender” means any Lender that is not a Foreign Lender.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday,

(b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regimes” has the meaning specified in Section 10.28.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“ULTra” as defined in the preamble hereto.

“ULTra Entities” means ULTra, Capital One, HPS and any of their respective Affiliates, and shall include, without limitation, certain funds, accounts and clients managed, or advised by ULTra, Capital One, HPS or any of their respective Affiliates, as the context may require.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to the perfection or priority of any Lien on or otherwise with regard to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” means a certificate substantially in the form of Exhibit H-1, H-2, H-3 or H-4, as applicable.

“Unitranche Lenders” means Capital One, ULTra, HPS and each of their respective

Affiliates.

“Unreimbursed Amount” has the meaning specified in Section 2.03(3)(a).

“Unrestricted Cash Amount” means, on any date of determination, the aggregate amount of cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries that (1) would not appear as “restricted” on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries or (2) are restricted in favor of the Facilities (which may also secure other Indebtedness secured by a pari passu or junior Lien basis with the Facilities).

“Unrestricted Subsidiary” means:

(1)
any Subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower, as provided below); and

(2)
any Subsidiary of an Unrestricted Subsidiary.

So long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may designate:

(a)
any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary, but excluding any Borrower) to be an Unrestricted Subsidiary; provided that no Unrestricted Subsidiary shall directly or indirectly own any Equity Interests in any Restricted Subsidiary (unless such Restricted Subsidiary is also designated as an Unrestricted Subsidiary simultaneously with the aforementioned designation in accordance with the terms hereof) or hold any Indebtedness of or any Lien on any property of the Borrower or its Restricted Subsidiaries (other than solely any Subsidiary of the Subsidiary to be so designated); provided further that (i) such designation shall be deemed an Investment, (ii) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not, at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary (other than Equity Interests in an Unrestricted Subsidiary) and (iii) neither the Borrower nor any Restricted Subsidiary may transfer legal title to, or license on an exclusive basis (excluding exclusive licenses limited by territory or field of use or granted in the ordinary course of business), any Material Intellectual Property to any Unrestricted Subsidiary; and

(b)
any Unrestricted Subsidiary to be a Restricted Subsidiary.

Any such designation by the Borrower will be notified by the Borrower to the Administrative Agent (in the case of clause (a) above, by promptly filing with the Administrative Agent an Officer’s Certificate certifying that such designation complied with clause (a) above). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness and Liens of such Subsidiary existing at such time.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Public Law No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Voluntary Prepayment Amount” has the meaning specified in Section 2.14(4)(c)(i).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)
the sum of the products of the number of years (calculated to the nearest one- twenty-fifth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock, multiplied by the amount of such payment, by

(2)
the sum of all such payments;

provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of such determination will be disregarded.

“wholly owned” means, with respect to any Subsidiary of any Person, a Subsidiary of such Person one hundred percent (100%) of the outstanding Equity Interests of which (other than (1) directors’ qualifying shares and (2) shares of Capital Stock of Foreign Subsidiaries issued to foreign nationals as required by applicable Law) is at the time owned by such Person or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding U.S. Branch” means a U.S. branch of a non-U.S. bank treated as a U.S. person for purposes of Treasury Regulations Section 1.1441-1 and described in Treasury Regulations Section 1.1441-1(b)(2)(iv) that agrees, on IRS Form W-8IMY or such other form prescribed by the Treasury or the IRS, to accept responsibility for all U.S. federal income tax withholding and information reporting with respect to payments made to the Administrative Agent for the account of Lenders by or on behalf of any Loan Party under the Loan Documents.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yen” means the lawful currency of Japan.

SECTION 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(1)
The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(2)
The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(3)
References in this Agreement to an Exhibit, Schedule, Article, Section, Annex, clause or subclause refer (a) to the appropriate Exhibit or Schedule to, or Article, Section, clause or subclause in this Agreement or (b) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears, in each case as such Exhibit, Schedule, Article, Section, Annex, clause or subclause may be amended or supplemented from time to time.

(4)
The term “including” is by way of example and not limitation.

(5)
The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(6)
In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(7)
Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(8)
The word “or” is not intended to be exclusive unless expressly indicated

otherwise.

(9)
With respect to any Default or Event of Default (other than any Event of Default with respect to the Financial Covenant) prior to the termination of all Commitments and the acceleration of all Loans under Section 8.02 (any such Default or Event of Default, a “Curable Default”), the words “exists,” “is continuing” or similar expressions with respect thereto shall mean that the Default or Event of Default has occurred and has not yet been cured or waived. If any Curable Default occurs due to (a) the failure by any Loan Party or other Restricted Subsidiary to take any action by a specified time, such Curable Default shall be deemed to have been cured at the time, if any, that the applicable Loan Party or other Restricted Subsidiary takes such action or (b) the taking of any action by any Loan Party or other Restricted Subsidiary that is not then permitted by the terms of this Agreement or any other Loan Document, such Curable Default shall be deemed to be cured on the earlier to occur of (i) the date on which such action would be permitted at such time to be taken under this Agreement and the other Loan Documents and (ii) the date on which such action is unwound or otherwise modified to the extent necessary for such revised action to be permitted at such time by this Agreement and the other Loan Documents. If any Curable Default occurs that is subsequently cured (a “Cured Default”), any other Default or Event of Default resulting from the making or deemed making of any representation or warranty by any Loan Party or the taking of any action by any Loan Party or any Subsidiary of any Loan Party, in each case which subsequent Default or Event of Default would not have arisen had the Cured Default not occurred, shall be deemed to be cured automatically upon, and simultaneous with, the cure of the Cured Default. This Section 1.02(9) shall not affect the cure rights pursuant to Section 8.04. Notwithstanding anything to the contrary in this Section 1.02(9), an Event of Default (the “Initial Default”) may not be cured pursuant to this Section 1.02(9):

(a)
if the taking of any action by any Loan Party or Subsidiary of a Loan Party that is not permitted during, and as a result of, the continuance of such Initial Default directly results in the cure of such Initial Default and the applicable Loan Party or Subsidiary had actual knowledge at the time of taking any such action that the Initial Default had occurred and was continuing,

(b)
in the case of an Event of Default under Section 8.01(9) or (10) that directly results in material impairment of the rights and remedies of the Lenders, Collateral Agent and Administrative Agent under the Loan Documents and that is incapable of being cured,

(c)
in the case of an Event of Default under Section 8.01(3) arising due to the failure to perform or observe Section 6.07 that directly results in a material adverse effect on the ability of the Borrower and the other Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which the Borrower or any of the other Loan Parties is a party, or

(d)
if such Event of Default arises under Section 8.01(1) (solely with respect to a failure to pay principal or interest payments hereunder) or 8.01(6).

(10)
For purposes hereof, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

(11)
Each reference in the Loan Documents with respect to the priority of Liens shall be determined without regard to the control of applicable remedies, in each case, unless otherwise expressly stated in the Loan Documents in respect thereof.

SECTION 1.03 Accounting Terms.

(1)
All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein. Notwithstanding any other provision contained herein, (x) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings, the Borrower or any of its Subsidiaries at “fair value,” as defined therein and (y) all references to “in the ordinary course of business” of the Borrower or any Affiliated Practice or any Restricted Subsidiary of the foregoing means (i) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of the Borrower, such Affiliated Practice or such Restricted Subsidiary, as applicable, (ii) customary and usual in the industry or industries of the Borrower, its Affiliated Practices and their respective Restricted Subsidiaries in the United States or any other jurisdiction in which the Borrower, any Affiliated Practice or any Restricted Subsidiary does business, as applicable, or (iii) generally consistent with the past or current practice of the Borrower, such Affiliated Practice or such Restricted Subsidiary, as applicable, or any similarly situated businesses in the United States or any other jurisdiction in which the Borrower, any Affiliated Practice or any Restricted Subsidiary does business, as applicable, in each case, as determined in good faith by the Borrower.

(2)
Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, solely for purposes of determining Net Income, Consolidated Net Income (other than for purposes of determining Excess Cash Flow) and Consolidated EBITDA (including, solely for the purpose of calculating Net Income, Consolidated Net Income or Consolidated EBITDA, for the avoidance of doubt, any other financial definition referenced therein) (in each case, without limitation, including on a Pro Forma Basis or in connection with any Specified Transaction) the consolidated financial results or performance of the Borrower and its Restricted Subsidiaries shall include the financial results or performance of the Affiliated Practices, in each case, to the extent such consolidation is required or, at the election of the Borrower, permitted under GAAP.

(3)
Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, unless the Borrower has notified the Administrative Agent in writing that this sentence shall not apply with respect to an applicable Test Period on or prior to the delivery of financial statements for such Test Period, each provision under this Agreement shall, in each case, be determined without giving effect to ASC 842 (Leases), except that financial statements delivered pursuant to this Agreement under Section 6.01 may be prepared in accordance with GAAP (including giving effect to ASC 842 (Leases)) as in effect at the time of such delivery).

SECTION 1.04 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (1) references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (2) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06 Times of Day and Timing of Payment and Performance. Unless otherwise specified, (1) all references herein to times of day shall be references to New York time (daylight or standard, as applicable) and (2) when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.07 Pro Forma and Other Calculations.

(1)
Notwithstanding anything to the contrary herein, financial ratios and tests, including the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio shall be calculated in the manner prescribed by this Section 1.07; provided that notwithstanding anything to the contrary in clauses (2), (3), (4) or (5) of this Section 1.07, when calculating the First Lien Net Leverage Ratio for purposes of (a)) Section 2.05(2)(a) and (b) the Financial Covenant (other than for the purpose of determining pro forma compliance with the Financial Covenant), the events described in this Section 1.07 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect; provided, however, that voluntary prepayments made pursuant to Section 2.05(1) during any fiscal year (without duplication of any prepayments in such fiscal year that reduced the amount of Excess Cash Flow required to be repaid pursuant to Section 2.05(2)(a) for any prior fiscal year) shall be given pro forma effect after such fiscal year-end and prior to the time any mandatory prepayment pursuant to Section 2.05(2)(a) is due for purposes of calculating the First Lien Net Leverage Ratio for purposes of determining the ECF Percentage for such mandatory prepayment, if any.

(2)
For purposes of calculating any financial ratio or test (or Consolidated EBITDA or Total Assets), Specified Transactions (and, subject to clause (4) below, the incurrence or repayment of any Indebtedness in connection therewith) that have been made (a) during the applicable Test Period or (b) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of Consolidated EBITDA or any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (or, in the case of Total Assets, on the last day of the applicable Test Period). If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or Affiliated Practice or was merged, amalgamated or consolidated with or into the Borrower or any Restricted Subsidiary or any Affiliated Practice since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.07, then such financial ratio or test (or Consolidated EBITDA or Total Assets) shall be calculated to give pro forma effect thereto in accordance with this Section 1.07; provided that with respect to any pro forma calculations to be made in connection with any acquisition or investment in respect of which financial statements for the relevant target are not available for the same Test Period for which internal financial statements of the Borrower are available, the Borrower shall determine such pro forma calculations on the basis of the available financial statements (even if for differing periods) or such other basis as determined on a commercially reasonable basis by the Borrower.

(3)
Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Financial Officer of the Borrower and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions and synergies projected by the Borrower in good faith to result from, or relating to, any Specified Transaction (including the Transactions and, for the avoidance of doubt, acquisitions and investments occurring prior to the Effective Date) which is being given pro forma effect that have been realized or are expected to be realized and for which the actions necessary to realize such cost savings, operating expense reductions and synergies are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized in full on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized in full during the entirety of such period and “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), whether prior to or following the Effective Date, net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent Test Period in which the effects thereof are expected to be realized) relating to such Specified Transaction; provided that (a) such amounts are reasonably identifiable, (b) such actions are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) no later than eighteen (18) months after the date of such Specified Transaction (or actions undertaken or implemented prior to the consummation of such Specified Transaction), (c) no amounts shall be added to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period and (d) any “run rate” cost savings, operating expense reductions and synergies added back to Consolidated EBITDA pursuant to this Section 1.07(3), when aggregated with amounts added back to Consolidated EBITDA pursuant to clauses (1)(l), (1)(s) and (1)(t) of the definition thereof, together with amounts excluded pursuant to clause (1)(b) of Consolidated Net Income, in any Test Period, in each case, other than amounts added back in connection with the Transactions, shall not in the aggregate exceed an amount equal to 35.0% of Consolidated EBITDA of the Borrower (calculated after giving effect to any such addback and all other permitted add-backs and adjustments) for such Test Period on a pro forma basis.

(4)
In the event that (a) the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees), issues or repays (including by redemption, repurchase, repayment, retirement, discharge, defeasance or extinguishment) any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit unless such Indebtedness has been permanently repaid and not replaced, (b) the Borrower or any Restricted Subsidiary issues, repurchases or redeems Disqualified Stock, (c) any Restricted Subsidiary issues, repurchases or redeems Preferred Stock or (d) the Borrower or any Restricted Subsidiary establishes or eliminates any Designated Revolving Commitments, in each case included in the calculations of any financial ratio or test (and, in each case of the foregoing clauses (a) and (d), any Lien incurred in connection therewith), (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence, issuance, repayment or redemption of Indebtedness, issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, or establishment or elimination of any Designated Revolving Commitments, in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period and, in the case of Indebtedness for all purposes as if such Indebtedness in the full amount of any undrawn Designated Revolving Commitments had been incurred thereunder throughout such period.

(5)
Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or applicable Restricted Subsidiary may designate.

(6)
Notwithstanding anything to the contrary in this Section 1.07 or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into, at the election of the Borrower, no pro forma effect shall be given to any discontinued operations (and the Consolidated EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition shall have been consummated.

(7)
Any determination of Total Assets shall be made by reference to the last day of the Test Period most recently ended for which internal financial statements of the Borrower are available and have been delivered to the Administrative Agent (as determined in good faith by the Borrower) on or prior to the relevant date of determination.

(8)
Notwithstanding anything in this Agreement or any Loan Document to the contrary, in the event any Lien, Indebtedness (including any Incremental Loans, Incremental Commitments, Permitted Incremental Equivalent Debt, Other Loans or Other Commitments), Disqualified Stock, Preferred Stock, Asset Sale, Investment, Restricted Payment, or other transaction, action, judgment or amount incurred under any provision in this Agreement or any other Loan Document (or any of the foregoing in concurrent transactions, a single transaction or a series of related transactions) meets the criteria of one or more than one of the categories of Baskets under this Agreement (including within any defined terms), including any Fixed Basket or Non-Fixed Basket, as applicable, the Borrower shall be permitted, in its sole discretion, to divide and classify and to later, at any time and from time to time, re-divide and re-classify (including to re-classify utilization of any Fixed Basket as being incurred under any Non-Fixed Basket or other Fixed Basket or utilization of any Non-Fixed Basket as being incurred under any Fixed Basket or other Non-Fixed Basket) on one or more occasions (based on circumstances existing on the date of any such re-division and re-classification) any such Lien, Indebtedness, Disqualified Stock, Preferred Stock, Asset Sale, Investment, Restricted Payment, or other transaction, action, judgment or amount, in whole or in part, among one or more than one applicable Baskets under this Agreement within the same covenant (other than with respect to re-classification of Restricted Payments to Indebtedness pursuant to the Restricted Payment Capacity Debt Basket) (in the case of re-classification or re-division, so long as the amount so re-classified or re-divided is permitted at the time of such re-classification or re-division to be incurred pursuant to the applicable Basket into which such amount is re-classified or re-divided at such time). For the avoidance of doubt, the amount of any Lien, Indebtedness, Disqualified Stock, Preferred Stock, Asset Sale, Investment, Restricted Payment or other transaction, action, judgment or amount that shall be allocated to each such Basket shall be determined by the Borrower at the time of such division, classification, re-division or re-classification, as applicable. If any Lien, Indebtedness (including any Incremental Loans, Incremental Commitments, Permitted Incremental Equivalent Debt, Other Loans or Other Commitments), Disqualified Stock, Preferred Stock, Asset Sale, Investment, Restricted Payment, or other transaction, action, judgment or amount incurred under any provision in this Agreement or any other Loan Document (or any portion of the foregoing) previously divided and classified (or re-divided and re-classified) as set forth above under any Fixed Basket, could subsequently be re-divided and re-classified under a Non-Fixed Basket, such re- division and re-classification shall be deemed to occur automatically, in each case, unless otherwise elected by the Borrower. Notwithstanding the foregoing, any Indebtedness incurred under this Agreement (including on the Closing Date) will, at all times, be classified as being incurred under Section 7.02(2)(a) and may not be re-classified. For all purposes hereunder, (x) “Fixed Basket” shall mean any Basket that is subject to a fixed-dollar limit (including Baskets based on a percentage of Consolidated EBITDA or Total Assets) and (y) “Non-Fixed Basket” shall mean any Basket that is subject to compliance with a financial ratio or test (including the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio or the Total Net Leverage Ratio) (any such ratio or test, a “Financial Incurrence Test”).

(9)
Notwithstanding anything in this Agreement or any Loan Document to the contrary, in calculating any Non-Fixed Basket (a) any Indebtedness concurrently incurred to fund original issue discount or upfront fees and (b) any amounts incurred, or transactions entered into or consummated, in reliance on a Fixed Basket (including the Free and Clear Incremental Amount) in a concurrent transaction, a single transaction or a series of related transactions with the amount incurred, or transaction entered into or consummated, under an applicable Non-Fixed Basket, in each case of the foregoing clauses (a) and (b), shall be disregarded in the calculation of such Non-Fixed Basket; provided that full pro forma effect shall be given to all applicable and related transactions (including the use of proceeds of all applicable Indebtedness incurred and any repayments, repurchases and redemptions of Indebtedness) and all other adjustments as to which pro forma effect may be given under this Section 1.07 (this clause (9), the “Stacking Provision”).

(10)
If any Lien, Indebtedness, Disqualified Stock, Preferred Stock, Asset Sale, Investment, Restricted Payment, or other transaction, action, judgment or amount (any of the foregoing in concurrent transactions, a single transaction or a series of related transactions) is incurred, issued, taken or consummated in reliance on categories of Baskets measured by reference to a percentage of Consolidated EBITDA, and any Lien, Indebtedness, Disqualified Stock, Preferred Stock, Asset Sale, Investment, Restricted Payment, or other transaction, action, judgment or amount (including in connection with refinancing thereof) would subsequently exceed the applicable percentage of Consolidated EBITDA if calculated based on the Consolidated EBITDA on a later date (including the date of any refinancing or re- classification), such percentage of Consolidated EBITDA will be deemed not to be exceeded (so long as, in the case of refinancing any Indebtedness, Disqualified Stock or Preferred Stock (and any related Lien), the principal amount or the liquidation preference of such newly incurred or issued Indebtedness,

Disqualified Stock or Preferred Stock does not exceed the maximum principal amount, liquidation preference or amount of Refinancing Indebtedness in respect of the Indebtedness, Disqualified Stock or Preferred Stock being refinanced, extended, replaced, refunded, renewed or defeased).

(11)
Notwithstanding anything in this Agreement or any Loan Document to the contrary, when (a) calculating any applicable Financial Incurrence Test, or availability under any Basket, in connection with the incurrence of any Limited Condition Transaction, any Indebtedness or any other transaction in connection with a Limited Condition Transaction and any actions or transactions related thereto (including for all purposes under this clause (11), the making of acquisitions and investments, Asset Sales or other dispositions, the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens, repayments of Indebtedness, the making of Restricted Payments and/or the designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary), (b) determining (i) compliance with any provision of this Agreement which requires that no Default or Event of Default (or any type of Default or Event of Default) has occurred, is continuing or would result therefrom, (ii) compliance with any provision of this Agreement which requires compliance with any representations and warranties set forth or referenced herein or (iii) the satisfaction of any other conditions, in each case under this clause (b), in connection with the incurrence of any Limited Condition Transaction, any Indebtedness or any other transaction in connection with a Limited Condition Transaction and any actions or transactions related thereto, in each case under the foregoing clauses (a) and (b), the date of determination of such Financial Incurrence Test, availability under any Basket or other provisions, determination of whether any Default or Event of Default (or any type of Default or Event of Default) has occurred, is continuing or would result therefrom, determination of compliance with any representations or warranties or the satisfaction of any other conditions shall, at the option of the Borrower (in its sole discretion) (the Borrower’s election to exercise such option, an “LCT Election,” which LCT Election may be in respect of one or more of clauses (a), (b)(i), (b)(ii) and (b)(iii) above), be deemed to be (I) any of the date the definitive agreements (or other relevant definitive documentation) for such Limited Condition Transaction, Indebtedness or other transaction in connection with such Limited Condition Transaction or action or transaction related thereto, as applicable, are entered into (including, at the Borrower’s option, any amendment entered into in connection therewith) (or, (A) in the case of any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, the date on which notice with respect to such Limited Condition Transactions is sent, (B) in the case of any Restricted Payment, the date of declaration thereof and (C) in the case of any other action or transaction, any similar event) (provided that, solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies, at the option of the Borrower, the “LCT Test Date” shall be deemed to be the date on which a “Rule 2.7 announcement” of a firm intention to make an offer (or equivalent announcement in another jurisdiction) is made or delivered in respect of a target of a Limited Condition Transaction) or (II) the time of funding of any of the applicable Indebtedness or consummation of such Limited Condition Transaction or other transaction in connection therewith or action or transaction related thereto (provided that, notwithstanding the LCT Election made under the foregoing clauses (I) and (II), the Borrower may elect (in its sole discretion) to re-determine one or more of clauses (a), (b)(i), (b)(ii) and (b)(iii) above at the time of funding of any of the applicable Indebtedness or consummation of such Limited Condition Transaction or other transaction in connection therewith or action or transaction related thereto (and/or, if earlier, at the option of the Borrower, any delivery of financial statements prior to the funding or consummation) (such date in clause (I) or (II), the “LCT Test Date”) and, subject to the other provisions of this Section 1.07(11), if, after giving pro forma effect to the Limited Condition Transaction, any Indebtedness or other transaction in connection therewith and any actions or transactions related thereto and any related pro forma adjustments, the Borrower or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such Basket (and any related requirements and conditions), such Basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes; provided, that (x) if financial statements for one or more subsequent fiscal quarters shall have become available, the Borrower may elect, in its sole discretion, to re-determine availability under Baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such Basket and (y) except as contemplated in the foregoing clause (x), compliance with such Baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction, any Indebtedness or other transaction incurred in connection therewith and any actions or transactions related thereto.

(12)
For the avoidance of doubt, if the Borrower has made an LCT Election, (a) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such Financial Incurrence Test or Basket, including due to fluctuations in EBITDA or total assets of the Borrower or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will be deemed not to have been exceeded or failed to have been complied with as a result of such fluctuations, (b) other than as expressly set forth in clause (11), if any related requirements and conditions (including as to the absence of any (or any type of) continuing Default or Event of Default and satisfaction of any representations and warranties) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of any Default or Event of Default or failure to satisfy any representations and warranties), such requirements and conditions will be deemed not to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing and such representations and warranties shall be deemed to have been satisfied) and (c) in calculating the availability under any Financial Incurrence Test or Basket in connection with any action or transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice or declaration for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such Financial Incurrence Test or Basket shall be determined or tested (x) giving pro forma effect to such Limited Condition Transaction and any actions or transactions related thereto and (y) solely with respect to Restricted Payments (other than Restricted Investments), without giving pro forma effect to such Limited Condition Transaction and any actions or transactions related thereto. Notwithstanding anything to the contrary set forth in clause (11) directly above and this clause (12), no Event of Default under Section 8.01(1) or 8.01(6) shall be continuing at the time any Limited Condition Transaction is consummated.

(13)
For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or financial test (including Section 7.10 hereof, any First Lien Net Leverage Ratio test, any Secured Net Leverage Ratio test and/or any Total Net Leverage Ratio test) and/or the amount of Consolidated EBITDA or Consolidated Net Income, such financial ratio, financial test or amount shall, subject to this Section 1.07, be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio, financial test or amount occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

SECTION 1.08 Available Amount Transaction. If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount specified in clause (b) of Section 7.05(1) immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously, i.e., each transaction must be permitted under clause (b) of Section 7.05(1) as so calculated.

SECTION 1.09 Guaranties of Hedging Obligations. Notwithstanding anything else to the contrary in any Loan Document, no non-Qualified ECP Guarantor shall be required to guarantee or provide security for Excluded Swap Obligations, and any reference in any Loan Document with respect to such non-Qualified ECP Guarantor guaranteeing or providing security for the Obligations shall be deemed to be all Obligations other than the Excluded Swap Obligations.

SECTION 1.10 Currency Generally.

(1)
The Borrower shall determine in good faith the Dollar equivalent amount of any utilization or other measurement denominated in a currency other than Dollars for purposes of compliance with any Basket. For purposes of determining compliance with any Basket under Article VII or VIII with respect to any amount expressed in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Basket utilization occurs or other Basket measurement is made (so long as such Basket utilization or other measurement, at the time incurred, made or acquired, was permitted hereunder). Except with respect to any ratio calculated under any Basket, any subsequent change in rates of currency exchange with respect to any prior utilization or other measurement of a Basket previously made in reliance on such Basket (as the same may have been reallocated in accordance with this Agreement) shall be disregarded for purposes of determining any unutilized portion under such Basket.

(2)
For purposes of determining the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio, the amount of Indebtedness and cash and Cash Equivalents shall reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

SECTION 1.11 Letters of Credit. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the maximum amount available to be drawn under such Letter of Credit in effect at such time (not to exceed the stated amount of such Letter of Credit in effect at such time after giving effect to any automatic reductions or increases, as applicable, to such stated amount pursuant to the terms of the applicable Letter of Credit after the occurrence of any applicable condition (including the expiration of any applicable period); provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any L/C Application related thereto, provides for one or more automatic increases in the stated amount thereof, the stated amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time).

SECTION 1.12 Term Benchmark Replacement.

(1)
Notwithstanding anything to the contrary in this Agreement or the other Loan Documents:

(a)
Upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark for all purposes hereunder and under any Loan Document with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted notice of such proposed amendment to all Lenders and the Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Required Lenders stating that such Benchmark Replacement does not constitute a replacement index rate that is widely adopted in the leveraged syndicated loan market (and any such objections shall be conclusive and binding absent manifest error). No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 1.12(1) will occur prior to the applicable Benchmark Transition Start Date.

(b)
In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time in consultation with the Borrower and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)
The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. The Administrative Agent will notify the Borrower of (i) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 1.12(d) and (ii) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or the Borrower as expressly set forth in this Section 1.12(1) and the defined terms used herein, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 1.12(1).

(d)
Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non- representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)
Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for a SOFR Loan of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

SECTION 1.13 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Article II

The Commitments and Borrowings

SECTION 2.01 The Loans.

(1)
Term Borrowings. Subject to the terms and conditions set forth in Section 4.01 and Section 4.02 hereof, each Term Lender severally agrees to make to the Borrower on the Closing Date one or more Closing Date Term Loans denominated in Dollars in an aggregate principal amount equal to such Term Lender’s Closing Date Term Loan Commitment on the Closing Date. Amounts borrowed under this Section 2.01(1) and repaid or prepaid may not be reborrowed. The Closing Date Term Loans may be Base Rate Loans or Term Benchmark Rate Loans, as further provided herein.

(2)
Revolving Borrowings. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans denominated in Dollars from its applicable Lending Office (each such loan, a “Revolving Loan”) to the Borrower from time to time, on any Business Day during the period from the Closing Date until the Maturity Date, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided that after giving effect to any Revolving Borrowing, the aggregate Outstanding Amount of the Revolving Loans of any Lender plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus, in the case of each Lender other than the Swing Line Lender (in its capacity as such), such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans, shall not exceed such Lender’s Revolving Commitment. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(2), prepay under Section 2.05 and reborrow under this Section 2.01(2). Revolving Loans may be Base Rate Loans or Term Benchmark Rate Loans, as further provided herein; provided, that, for the avoidance of doubt, Swing Line Loans may only be Base Rate Loans.

(3)
Delayed Draw Term Borrowings. Subject to the terms and conditions set forth herein, each Delayed Draw Term Loan Lender severally agrees to make Delayed Draw Term Loans in Dollars to the Borrower on any Business Day during the period from the Closing Date until the Delayed Draw Term Loan Commitment Expiration Date in an aggregate principal amount not to exceed the amount of such Lender’s Delayed Draw Term Loan Commitment. Amounts borrowed under this Section 2.01(3) and repaid or prepaid may not be reborrowed. The Delayed Draw Term Loans may be Base Rate Loans or Term Benchmark Rate Loans, as further provided herein. The Closing Date Term Loans and the Delayed Draw Term Loans (if and when funded) shall have the same terms and shall be treated as a single Class for all purposes, except that interest on the Delayed Draw Term Loans shall commence to accrue from the applicable Delayed Draw Term Loan Funding Date thereof.

SECTION 2.02 Borrowings, Conversions and Continuations of Loans.

(1)
Each Term Borrowing, each Revolving Borrowing, each conversion of Term Loans or Revolving Loans from one Type to the other, and each continuation of Term Benchmark Rate Loans shall be made upon the Borrower’s irrevocable notice, on behalf of the Borrower, to the Applicable Agent (provided that the notice in respect of the initial Credit Extension, or in connection with any Permitted Acquisition or other transaction permitted under this Agreement, may be conditioned on the closing of the Acquisition or such Permitted Acquisition or other transaction, as applicable), which may be given by: (a) telephone or (b) a Committed Loan Notice; provided that any telephonic notice by the Borrower must be confirmed promptly by delivery to the Applicable Agent of a Committed Loan Notice. Each such notice must be received by the Applicable Agent not later than (i) 3:00 p.m., New York time, three (3) Business Days (or five (5) Business days with respect to Delayed Draw Term Borrowings) prior to the requested date of any Borrowing or continuation of Term Benchmark Rate Loans or any conversion of Base Rate Loans to Term Benchmark Rate Loans (or such later time as agreed by the Administrative Agent) and (ii) 1:00 p.m., New York time, on the requested date of any Borrowing of Base Rate Loans or any conversion of Term Benchmark Rate Loans to Base Rate Loans (or such later time as agreed by the Revolver Agent); provided that the notice referred to in subclause (i) above may be delivered not later than 3:00 p.m., New York time, one (1) Business Day prior to the Closing Date in the case of the Closing Date Loans and any Incremental Facility Closing Date (or such later time as agreed by the Applicable Agent). Each telephonic notice by the Borrower pursuant to this Section 2.02(1) must be confirmed promptly by delivery to the Applicable Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Except as provided in Sections 2.14, 2.15 and 2.16, each Borrowing of, conversion to or continuation of Term Benchmark Rate Loans shall be in a principal amount of (x) with respect to Loans that are not Delayed Draw Term Loans, $500,000, or a whole multiple amount of $250,000 in excess thereof and (y) with respect to Loans that are Delayed Draw Term Loans, $1,000,000, or a whole multiple amount of $250,000 in excess thereof. Except as provided in Sections 2.03(3), 2.04(3), 2.14, 2.15 and 2.16, each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of (x) with respect to Loans that are not Delayed Draw Term Loans, $500,000 or a whole multiple amount of $100,000 in excess thereof and (y) with respect to Loans that are Delayed Draw Term Loans, $1,000,000 or a whole multiple amount of $100,000 in excess thereof . Each Committed Loan Notice (whether telephonic or written) shall specify:

(a)
whether the Borrower is requesting a Term Borrowing, a Revolving Borrowing, a conversion of Term Loans or Revolving Loans from one Type to the other or a continuation of Term Benchmark Rate Loans,

(b)
the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day),

(c)
the principal amount of Loans to be borrowed, converted or continued,

(d)
the Class and Type of Loans to be borrowed or to which existing Term Loans or Revolving Loans are to be converted,

(e)
if applicable, the duration of the Interest Period with respect thereto, and

(f)
wire instructions of the account(s) to which funds are to be disbursed.

If the Borrower fails to specify a Type of Loan to be made in a Committed Loan Notice, then the applicable Loans shall be made as Term Benchmark Rate Loans with an Interest Period of one (1) month. If the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made or continued as the same Type of Loan, which if a Term Benchmark Rate Loan, shall have a one-month Interest Period. Any such automatic continuation of Term Benchmark Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term Benchmark Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term Benchmark Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have an identical Interest Period as the Interest Period just ending.

(2)
Following receipt of a Committed Loan Notice, the Applicable Agent shall promptly notify each Lender of the amount of its Pro Rata Share or other applicable share provided for under this Agreement of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Applicable Agent shall notify each Lender of the details of any automatic continuation of Term Benchmark Rate Loans or continuation of Loans described in Section 2.02(1). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Applicable Agent in Same Day Funds at the Applicable Agent’s Office not later than, in the case of Borrowing on the Closing Date, 10:00 a.m., New York time, and otherwise 3:00 p.m., New York time, on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Article IV for any Borrowing, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Applicable Agent either by (a) crediting the account(s) of the Borrower on the books of the Applicable Agent with the amount of such funds or (b) wire transfer of such funds, in each case in accordance with instructions provided by the Borrower to (and reasonably acceptable to) the Administrative Agent; provided that if on the date the Committed Loan Notice with respect to a Borrowing under a Revolving Facility is given by the Borrower (other than with respect to the Closing Date Revolving Borrowing), there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowing and second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above.

(3)
Except as otherwise provided herein, a Term Benchmark Rate Loan may be continued or converted only on the last day of an Interest Period for such Term Benchmark Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. Upon the occurrence and during the continuation of an Event of Default, the Applicable Agent at the direction of the Required Facility Lenders under the applicable Facility may require by notice to the Borrower that no Loans under such Facility may be converted to or continued as Term Benchmark Rate Loans.

(4)
The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term Benchmark Rate Loans upon determination of such interest rate. The determination of the Term Benchmark Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time when Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the prime rate used in determining the Base Rate promptly following the public announcement of such change.

(5)
After giving effect to all Term Borrowings, all Revolving Borrowings, all conversions of Term Loans or Revolving Loans from one Type to the other, and all continuations of Term Loans or Revolving Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect unless otherwise agreed between the Borrower and the Administrative Agent; provided that after the establishment of any new Class of Loans pursuant to an Incremental Amendment, a Refinancing Amendment, an Extension Amendment or an amendment in respect of Replacement Loans, the number of Interest Periods otherwise permitted by this Section 2.02(5) shall increase by three (3) Interest Periods for each applicable Class so established.

(6)
The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(7)
Unless the Applicable Agent shall have received notice from a Lender prior to the date of any Borrowing, or, in the case of any Borrowing of Base Rate Loans, prior to 1:30 p.m., New York time, on the date of such Borrowing, that such Lender will not make available to the Applicable Agent such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such Borrowing, the Applicable Agent may assume that such Lender has made such Pro Rata Share and such other applicable share available to the Applicable Agent on the date of such Borrowing in accordance with paragraph (2) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Applicable Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Applicable Agent, each of such Lender and the Borrower severally agrees to repay to the Applicable Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Applicable Agent at (a) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (b) in the case of such Lender, the Overnight Rate plus any administrative, processing or similar fees customarily charged by the Applicable Agent in accordance with the foregoing. A certificate of the Applicable Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(7) shall be conclusive in the absence of manifest error. If the Borrower and such Lender shall both pay all or any portion of the principal amount in respect of such Borrowing or interest to the Applicable Agent for the same or an overlapping period, the Applicable Agent shall promptly remit to the Borrower the amount of such Borrowing or interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Applicable Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Applicable Agent.

SECTION 2.03 Letters of Credit.

(1)
The Letter of Credit Commitments.

(a)
Subject to the terms and conditions set forth herein, (i) each Issuing Bank agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.03, (A) from time to time on any Business Day during the period from the Closing Date until the L/C Expiration Date, to issue Letters of Credit denominated in Dollars for the account of Holdings (to the extent not prohibited under Section 7.09), the Borrower or any of its Restricted Subsidiaries (so long as the Borrower is a co- applicant and jointly and severally liable thereunder) (provided that any such Letter of Credit may be for the benefit of Holdings or any Subsidiary of the Borrower) and to amend or extend such Letters of Credit previously issued by it, in accordance with Section 2.03(2), and (B) to honor drawings under the Letters of Credit and (ii) the Revolving Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no Issuing Bank shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Revolving Exposure of any Revolving Lender would exceed such Lender’s Revolving Commitment, (y) the Outstanding Amount of the L/C Obligations would exceed the L/C Sublimit or (z) the Outstanding Amount of the L/C Obligations issued by such Issuing Bank would exceed its L/C Commitment. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(b)
An Issuing Bank shall be under no obligation to issue any Letter of Credit if:

(i)
any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Law applicable to such Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or direct that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date (for which such Issuing Bank is not otherwise compensated hereunder);

(ii)
subject to Section 2.03(2)(c), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless (A) each Appropriate Lender has approved of such expiration date or (B) the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank prior to the date that is twelve months after the date of issuance thereof;

(iii)
subject to Section 2.03(2)(c), the expiry date of such requested Letter of Credit would occur after the L/C Expiration Date, unless (I) each Appropriate Lender has approved of such expiration date or (II) the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank prior to the L/C Expiration Date;

(iv)
the issuance of such Letter of Credit would violate any policies of such Issuing Bank applicable to letters of credit generally; provided that no Issuing Bank shall be required to issue either (A) letters of guarantee or bankers’ acceptances or (B) commercial letters of credit, in each case without its consent; or

(v)
any Revolving Lender is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.17(1)(d)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

An Issuing Bank shall be under no obligation to amend any Letter of Credit if (i) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(2)
Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(a)
Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable Issuing Bank in the form of a L/C Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such L/C Application must be received by the relevant Issuing Bank not later than 1:00 p.m., New York time, at least three (3) Business Days prior to the proposed issuance date or date of amendment, as the case may be, or, in each case, such later date and time as the relevant Issuing Bank may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail reasonably satisfactory to the relevant Issuing Bank:

(i)
the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);

(ii)
the amount thereof;

(iii)
the expiry date thereof;

(iv)
the name and address of the beneficiary thereof;

(v)
the documents to be presented by such beneficiary in case of any drawing thereunder;

(vi)
the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and

(vii)
such other matters as the relevant Issuing Bank may reasonably request.

In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail reasonably satisfactory to the relevant Issuing Bank:

(i)
the Letter of Credit to be amended;

(ii)
the proposed date of amendment thereof (which shall be a Business Day);

(iii)
the nature of the proposed amendment; and

(iv)
such other matters as the relevant Issuing Bank may reasonably request.

(b)
Promptly after receipt of any L/C Application the relevant Issuing Bank will confirm with the Revolver Agent (by telephone or in writing) that the Revolver Agent has received a copy of such L/C Application from the Borrower and, if not, such Issuing Bank will provide the Revolver Agent with a copy thereof. Upon receipt by the relevant Issuing Bank of confirmation from the Revolver Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or, if applicable, for the benefit of Holdings or a Subsidiary of the Borrower) or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby immediately irrevocably and unconditionally agrees to, purchase from the relevant Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage of the amount of such Letter of Credit.

(c)
If the Borrower so requests in any applicable L/C Application, the relevant Issuing Bank shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit may permit the relevant Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon by the relevant Issuing Bank and the Borrower at the time such Letter of Credit is issued. Unless otherwise agreed in such Letter of Credit, the Borrower shall not be required to make a specific request to the relevant Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the relevant Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the applicable L/C Expiration Date, unless the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit will be Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank prior to the applicable L/C Expiration Date; provided that the relevant Issuing Bank shall not be required to allow such extension if (i) the relevant Issuing Bank has determined that it would not be permitted at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.03(1)(b) or otherwise) or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Revolver Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 4.03 will not be satisfied on the applicable date of the Credit Extension.

(d)
Promptly after issuance of any Letter of Credit or any amendment to a Letter of Credit, the relevant Issuing Bank will also deliver to the Borrower and the Revolver Agent a true and complete copy of such Letter of Credit or amendment.

(3)
Drawings and Reimbursements; Funding of Participations.

(a)
Upon receipt from the beneficiary of any Letter of Credit of a compliant drawing under such Letter of Credit, the relevant Issuing Bank shall promptly notify the Borrower and the Revolver Agent thereof (including the date on which such payment is to be made). Not later than noon, New York time on the first Business Day immediately following any payment by an Issuing Bank under a Letter of Credit with notice to the Borrower (each such date, an “Honor Date”), the Borrower shall reimburse, or cause to be reimbursed, such Issuing Bank through the Revolver Agent, in an amount equal to the amount of such drawing; provided that, if such reimbursement is not made on the date of payment by the Issuing Bank, the Borrower shall pay interest to the relevant Issuing Bank on such amount at the rate applicable to Base Rate Loans (without duplication of interest payable on L/C Borrowings). The relevant Issuing Bank shall notify the Borrower of the amount of the drawing promptly following the determination thereof. If the Borrower fails to so reimburse, or cause to be reimbursed, such Issuing Bank by such time, the Revolver Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Applicable Percentage thereof. In such event, in the case of an Unreimbursed Amount under a Letter of Credit, the Borrower shall be deemed to have irrevocably requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, unaffected by any circumstance whatsoever, including (without limitation) (x) the occurrence and continuance of a Default or Event of Default, (y) the fact that, whether before or after giving effect to the making of any such Revolving Loan, the outstanding aggregate principal amount of the Revolving Loans exceed or will exceed the Revolving Commitment and/or (z) the non-satisfaction of any conditions set forth in Section 4.02 or Section 4.03; provided, however, that in no event shall any Lender be obligated to fund in excess of its Revolving Commitment after giving effect to its share of L/C Obligations (and, to the extent not duplicative, any effect to its share of Revolving Exposure), and without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans. Any notice given by an Issuing Bank pursuant to this Section 2.03(3)(a) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(b)
Each Appropriate Lender (including any Lender acting as an Issuing Bank) shall absolutely and unconditionally be obligated, upon any notice pursuant to Section 2.03(3)(a), to make funds available to the Revolver Agent for the account of the relevant Issuing Bank in Dollars at the Revolver Agent’s Office for payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Revolver Agent, whereupon, subject to the provisions of Section 2.03(3)(c), each Appropriate Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount and, for the avoidance of doubt, the making of such Base Rate Loans in an aggregate amount equal to such Unreimbursed Amount shall satisfy the Borrower’s reimbursement obligations with respect thereof. The Revolver Agent shall remit the funds so received to the relevant Issuing Bank.

(c)
With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Loans for any other reason, the Borrower shall be deemed to have incurred from the relevant Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Appropriate Lender’s payment to the Revolver Agent for the account of the relevant Issuing Bank pursuant to Section 2.03(3)(b) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(d)
Until each Appropriate Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(3) to reimburse the relevant Issuing Bank for any amount drawn under any Letter of Credit interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the relevant Issuing Bank.

(e)
Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse an Issuing Bank for amounts drawn under Letters of Credit as contemplated by this

Section 2.03(3), shall be absolute and unconditional and shall not be affected by any circumstance, including:

(i)
any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant Issuing Bank (including any claim for improper amount or payment), the Revolver Agent, a Borrower or any other Person for any reason whatsoever;

(ii)
the occurrence or continuance of a Default; or

(iii)
any other occurrence, event or condition, whether or not similar to any of the foregoing.

No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit, together with interest as provided herein.

(f)
If any Revolving Lender fails to make available to the Revolver Agent for the account of the relevant Issuing Bank, any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(3) by the time specified in Section 2.03(3)(b), such Issuing Bank shall be entitled to recover from such Lender (acting through the Revolver Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the Overnight Rate from time to time in effect. A certificate of the relevant Issuing Bank submitted to any Revolving Lender (through the Revolver Agent) with respect to any amounts owing under this Section 2.03(3)(f) shall be conclusive absent manifest error.

(4)
Repayment of Participations.

(a)
If, at any time after an Issuing Bank has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(3), the Revolver Agent receives for the account of such Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Revolver Agent), the Revolver Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the amount received by the Revolver Agent.

(b)
If any payment received by the Revolver Agent for the account of an Issuing Bank pursuant to Section 2.03(3)(a) or Section 2.03(3)(b) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Appropriate Lender shall pay to the Revolver Agent for the account of such Issuing Bank its Applicable Percentage thereof on demand of the Revolver Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Overnight Rate from time to time in effect. The Obligations of the Revolving Lenders under this Section 2.03(4)(b) shall survive the payment in full of the Obligations and the termination of this Agreement.

(5)
Obligations Absolute. The obligation of the Borrower to reimburse the relevant Issuing Bank for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(a)
any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(b)
the existence of any claim, counterclaim, setoff, defense (including any claim for improper payment) or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(c)
any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(d)
any payment by the relevant Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(e)
any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit;

(f)
any affiliation between the Issuing Bank and the Revolver Agent; or

(g)
any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by acts or omissions by such Issuing Bank constituting gross negligence, bad faith or willful misconduct on the part of such Issuing Bank as determined in a final and non-appealable judgment by a court of competent jurisdiction.

(6)
Role of Issuing Banks. Each Issuing Bank shall be entitled to rely upon, and shall be fully protected in relying upon, any note, writing, resolution, notice, statement, certificate or facsimile message, order or other document or telephone message signed, sent or made by any Person that such Issuing Bank reasonably believed to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Loan Document and its duties hereunder and thereunder, upon advice of counsel selected by such Issuing Bank (which may include, at the Issuing Bank’s option, counsel of the Revolver Agent or the Borrower). Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant Issuing Bank shall not have any responsibility to obtain any document (other than any documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Banks, any Related Person of such Issuing Banks, nor any of the respective correspondents, participants or assignees of any Issuing Bank shall be liable to any Lender for

(a)
any action taken or omitted in connection herewith at the request or with the approval of the Lenders, the Required Lenders or the Required Facility Lenders in respect of the Revolving Commitments, as applicable;

(b)
any action taken or omitted in the absence of gross negligence, bad faith or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction; or

(c)
the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or L/C Application.

The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to,

and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks, any Related Persons of such Issuing Banks, nor any of the respective correspondents, participants or assignees of any Issuing Bank, shall be liable or responsible for any of the matters described in clauses (a) through (f) of Section 2.03(5); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an Issuing Bank, and such Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Bank’s willful misconduct, bad faith or gross negligence or such Issuing Bank’s willful or grossly negligent, or bad faith, failure to pay under any Letter of Credit after the presentation to it by the beneficiary of document(s) strictly complying with the terms and conditions of a Letter of Credit, in each case as determined in a final and non-appealable judgment by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Issuing Bank shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

Each Revolving Lender shall, ratably in accordance with its Applicable Percentage, indemnify each Issuing Bank, its Related Persons and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ willful misconduct, bad faith or gross negligence or such Issuing Bank’s willful or grossly negligent, or bad faith, failure to pay under any Letter of Credit after the presentation to it by the beneficiary of documents(s) strictly complying with the terms and conditions of a Letter of Credit in each case as determined in a final and non-appealable judgment by a court of competent jurisdiction) that such indemnitees may suffer or incur in connection with this Section 2.03 or any action taken or omitted to be taken by such indemnitees hereunder.

(7)
Cash Collateral. Subject to Section 2.17(1)(d), if,

(a)
as of any L/C Expiration Date, any applicable Letter of Credit may for any reason remain outstanding and partially or wholly undrawn,

(b)
any Event of Default occurs and is continuing and the Revolver Agent, upon the direction of the Required Revolver Lenders, requires the Borrower to Cash Collateralize the L/C Obligations pursuant to Section 8.02 or

(c)
an Event of Default set forth under Section 8.01(6) occurs and is continuing,

the Borrower will Cash Collateralize, or cause to be Cash Collateralized, the then Outstanding Amount of all relevant L/C Obligations (in an amount equal to 103% of such Outstanding Amount determined as of the date of such Event of Default or the applicable L/C Expiration Date, as the case may be), and shall do so not later than 2:00 p.m., New York time, on (i) in the case of the immediately preceding clauses (a) or (b), (x) the Business Day that the Borrower receives notice thereof, if such notice is received on such day prior to 12:00 p.m., New York time, or (y) if clause (x) above does not apply, the Business Day immediately following the day that the Borrower receives such notice and (ii) in the case of the immediately preceding clause (c), the Business Day on which an Event of Default set forth under

Section 8.01(6) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Revolver Agent or the applicable Issuing Bank, the Borrower will Cash Collateralize all Fronting

Exposure (after giving effect to Section 2.17(1)(d) and any Cash Collateral provided by the Defaulting Lender). The Borrower hereby grants to the Revolver Agent, for the benefit of the Issuing Banks and the Revolving Lenders, a security interest in all such Cash Collateral. Cash Collateral shall be maintained in blocked accounts at the Revolver Agent and may be invested in readily available Cash Equivalents selected by the Revolver Agent in its sole discretion. If at any time the Revolver Agent determines that any funds held as Cash Collateral are expressly subject to any right or claim of any Person other than the Loan Parties or the Revolver Agent (in its capacity as the depository bank and on behalf of the Secured Parties) or that the total amount of such funds is less than 103% of the aggregate Outstanding Amount of all relevant L/C Obligations, the Borrower will, forthwith upon demand by the Revolver Agent, pay, or cause to be paid, to the Revolver Agent, as additional funds to be deposited and held in the deposit accounts at the Revolver Agent as aforesaid, an amount equal to the excess of (a) 103% of such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Revolver Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant Issuing Bank. To the extent the amount of any Cash Collateral exceeds 103% of the then Outstanding Amount of such relevant L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall promptly be refunded to the Borrower. To the extent any Event of Default giving rise to the requirement to Cash Collateralize any Letter of Credit pursuant to this Section 2.03(7) is cured or otherwise waived, then so long as no other Event of Default has occurred and is continuing, the amount of any Cash Collateral pledged to Cash Collateralize such Letter of Credit shall promptly be refunded to the Borrower.

(8)
Letter of Credit Fees. The Borrower shall pay to the Revolver Agent, for the account of each Revolving Lender for the applicable Revolving Facility in accordance with its Applicable Percentage, a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate set forth in clause (II)(a) of the definition of “Applicable Rate” times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount decreases or increases periodically pursuant to the terms of such Letter of Credit); provided, however, that any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable Issuing Bank pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.17(1)(d), with the balance of such fee, if any, payable to the applicable Issuing Bank for their own accounts. Such Letter of Credit fees shall be computed on a quarterly basis in arrears on the basis of a 360-day year and actual days elapsed. Such fees shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of Letter of Credit, on the L/C Expiration Date and thereafter on demand.

(9)
Fronting Fee and Documentary and Processing Charges Payable to Issuing Banks. The Borrower shall pay directly to each Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued by such Issuing Bank equal to no less than 0.125% per annum (or such other higher amount as may be mutually agreed by the Borrower and the applicable Issuing Bank) of the maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases or decreases periodically pursuant to the terms of such Letter of Credit) or such lesser fee as may be agreed with such Issuing Bank. Such fronting fees shall be computed on a quarterly basis in arrears on the basis of a 360-day year and actual days elapsed. Such fronting fees shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand. In addition, the Borrower shall pay, or cause to be paid, directly to each Issuing Bank for its own account with respect to each Letter of Credit issued by such Issuing Bank the customary issuance, presentation, amendment and other processing and administrative fees, and other standard costs and charges, of such Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(10)
Conflict with L/C Application. Notwithstanding anything else to the contrary in this Agreement or any L/C Application, in the event of any conflict between the terms hereof and the terms of any L/C Application, the terms hereof shall control; provided, that, all rights granted to Capital One under the Master Agreement for Standby Letters of Credit and the Master Agreement for Documentary Letters of Credit shall be cumulative and shall be supplementary of and in addition to those granted or available to Capital One under this Agreement and other Loan Documents or applicable Law and nothing herein or within the Master Agreement for Standby Letters of Credit and the Master Agreement for Documentary Letters of Credit shall be construed as limiting any such other right.

(11)
Addition of an Issuing Bank. There may be one or more Issuing Banks under this Agreement from time to time. After the Closing Date, a Revolving Lender reasonably acceptable to the Borrower and the Revolver Agent may become an additional Issuing Bank hereunder pursuant to a written agreement among the Borrower, the Revolver Agent and such Revolving Lender. The Revolver Agent shall notify the Revolving Lenders of any such additional Issuing Bank.

(12)
Provisions Related to Extended Revolving Commitments. If the L/C Expiration Date in respect of any Class of Revolving Commitments occurs prior to the expiry date of any Letter of Credit, then (a) if consented to by the Issuing Bank which issued such Letter of Credit and the Revolving Lenders under the applicable non terminating Class, if one or more other Classes of Revolving Commitments in respect of which the L/C Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Sections 2.03(3) and (4)) under (and ratably participated in by Revolving Lenders pursuant to) the Revolving Commitments in respect of such non-terminating Classes up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (b) to the extent not reallocated pursuant to immediately preceding clause (a) and unless provisions reasonably satisfactory to the applicable Issuing Bank for the treatment of such Letter of Credit as a letter of credit under a successor credit facility have been agreed upon, the Borrower shall, on or prior to the applicable Maturity Date, cause all such Letters of Credit to be replaced and returned to the applicable Issuing Bank undrawn and marked “cancelled” or to the extent that the Borrower is unable to so replace and return any Letter(s) of Credit, such Letter(s) of Credit shall be backstopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or Revolver Agent (as applicable) or the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.03(7).

(13)
Letter of Credit Reports. For so long as any Letter of Credit issued by an Issuing Bank that is not the Revolver Agent is outstanding, such Issuing Bank shall deliver to the Revolver Agent on the last Business Day of each calendar month, and on each date that an L/C Credit Extension occurs with respect to any such Letter of Credit, a report substantially in the form of Exhibit R-1, appropriately completed with the information for every outstanding Letter of Credit issued by such Issuing Bank.

(14)
Letters of Credit Issued for Holdings and Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, Holdings or a Subsidiary of the Borrower, the Borrower shall be obligated to reimburse, or cause to be reimbursed, the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Holdings or any Subsidiary inures to the benefit of the Borrower, and that the Borrower’s businesses derives substantial benefits from the businesses of Holdings and each Subsidiary.

(15)
Applicability of ISP. Subject to the terms of the Master Agreement for Standby Letters of Credit and unless otherwise expressly agreed by the relevant Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit.

SECTION 2.04 Swing Line Loans.

(1)
The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make revolving credit loans in Dollars to the Borrower (each such loan, a “Swing Line Loan”), from time to time on any Business Day during the period beginning on the Business Day after the Closing Date and until the Maturity Date of the Revolving Facility in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Swing Line Lender’s Revolving Commitment; provided that, after giving effect to any Swing Line Loan, the aggregate Revolving Exposure shall not exceed the aggregate Revolving Commitments. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan will be obtained or maintained as a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(2)
Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender, which may be given by a Swing Line Loan Notice. Each such notice must be received by the Swing Line Lender not later than 3:00 p.m., New York time, on the requested Borrowing date (or such later time as agreed by the Swing Line Lender) and shall specify (a) the amount to be borrowed, which shall be a minimum of $100,000 and (b) the requested Borrowing date, which shall be a Business Day. Unless the Swing Line Lender has received notice (in writing) from the Revolver Agent (including at the request of any Revolving Lender) or the Required Lenders prior to 10:00 a.m., New York time, on the date of the proposed Swing Line Borrowing (i) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(1) or (ii) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:30 p.m., New York time, on the Borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower. Notwithstanding anything to the contrary contained in this Section 2.04 or elsewhere in this Agreement, the Swing Line Lender shall not be obligated to make any Swing Line Loan at a time when a Revolving Lender is a Defaulting Lender unless the Swing Line Lender has entered into arrangements reasonably satisfactory to it and the Borrower to eliminate the Swing Line Lender’s Fronting Exposure (after giving effect to Section 2.17(1)(d)) with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swing Line Loans, including by Cash Collateralizing, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to the Swing Line Lender to support, such Defaulting Lender’s or Defaulting Lenders’ Applicable Percentage of the outstanding Swing Line Loans.

(3)
Repayment or Refinancing of Swing Line Loans.

(a)
The Swing Line Lender at any time in its sole and absolute discretion may request, by written notice to the Borrower, the Revolver Agent and the Revolving Lenders, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans of the Borrower then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but not in excess of the unutilized portion of the aggregate Revolving Commitments and subject to the conditions set forth in Section 4.03. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Revolver Agent. Each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Revolver Agent in Same Day Funds for the account of the Swing Line Lender at the Revolver Agent’s Office not later than 1:00 p.m., New York time, on the date specified in such Committed Loan Notice, whereupon, subject to Section 2.04(3)(b), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount. The Revolver Agent shall remit the funds so received to the Swing Line Lender.

(b)
If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.04(3)(a) (including as a result of a proceeding under any Debtor Relief Law), the request for Base Rate Loans submitted by the relevant Swing Line Lender as set forth herein shall be deemed to be a request by such Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Revolver Agent for the account of the Swing Line Lender pursuant to Section 2.04(3)(a) shall be deemed payment in respect of such participation.

(c)
If any Revolving Lender fails to make available to the Revolver Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(3) by the time specified in Section 2.04(3)(a), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Revolver Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Overnight Rate from time to time in effect. If such Revolving Lender pays such amount, the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Revolver Agent) with respect to any amounts owing under this clause (c) shall be conclusive absent manifest error.

(d)
Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(3) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default, or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(3) (but not to purchase and fund risk participations in Swing Line Loans) is subject to the conditions set forth in Section 4.03. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay the applicable Swing Line Loans, together with interest as provided herein.

(e)
Swing Line Reports. For so long as there is any Swing Line Lender other than the Revolver Agent, such Swing Line Lender shall deliver to the Revolver Agent on the last Business Day of each calendar month, and on each date that the funding or repayment of a Swing Line Loan by such Swing Line Lender occurs with respect to any such Swing Line Loan, a report in the form of Exhibit R-2, appropriately completed with the information for every Swing Line Loan made by such Swing Line Lender.

(f)
At any time that there shall exist a Defaulting Lender, immediately upon the request of the relevant Swing Line Lender, the Borrower will prepay Swing Line Loans in amount equal to the relevant Swing Line Lender’s Fronting Exposure (after giving effect to Section 2.17(1)(d)).

(4)
Repayment of Participations.

(a)
At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the relevant Swing Line Lender receives any payment on account of such Swing Line Loan, such Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by such Swing Line Lender.

(b)
If any payment received by the relevant Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by such Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to such Swing Line Lender its Applicable Percentage thereof on demand of the Revolver Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Overnight Rate. The Revolver Agent will make such demand upon the request of a Swing Line Lender. The obligations of the Revolving Lenders under this clause (4)(b) shall survive the payment in full of the Obligations and the termination of this Agreement.

(5)
Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(6)
Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender with notice to the Revolver Agent; provided that no such notice shall be required in the event that the Swing Line Lender is also the Revolver Agent.

(7)
Provisions Related to Extended Revolving Commitments. If the Maturity Date shall have occurred in respect of any Class of Revolving Commitments (the “Expiring Credit Commitment”) at a time when another Class or Classes of Revolving Commitments is or are in effect with a later Maturity Date (each a “Non-Expiring Credit Commitment” and collectively, the “Non- Expiring Credit Commitments”), then with respect to each outstanding Swing Line Loan, if consented to by the applicable Swing Line Lender and the applicable Revolving Lenders holding such Non-Expiring Credit Commitments, on the earliest occurring Maturity Date such Swing Line Loan shall be deemed reallocated to the Class or Classes of the Non-Expiring Credit Commitments on a pro rata basis; provided that (a) to the extent that the amount of such reallocation would cause the aggregate credit exposure to exceed the aggregate amount of such Non-Expiring Credit Commitments, immediately prior to such reallocation (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.03(12)) the amount of Swing Line Loans to be reallocated equal to such excess shall be repaid and (b) notwithstanding the foregoing, if a Default has occurred and is continuing, the Borrower shall still be obligated to pay Swing Line Loans allocated to the Revolving Lenders holding the Expiring Credit Commitments at the Maturity Date of the Expiring Credit Commitment or if the Loans have been accelerated prior to the Maturity Date of the Expiring Credit Commitment.

(8)
Addition of a Swing Line Lender. A Revolving Lender reasonably acceptable to the Borrower and the Revolver Agent may become an additional Swing Line Lender hereunder pursuant to a written agreement among the Borrower, the Revolver Agent and such Revolving Lender (which agreement shall include the Swing Line Sublimit for such additional Swing Line Lender). The Revolver Agent shall notify the Revolving Lenders of any such additional Swing Line Lender.

SECTION 2.05 Prepayments.

(1)
Optional.

(a)
The Borrower may, upon written notice to the Applicable Agent by the Borrower, at any time or from time to time voluntarily prepay any Class or Classes of Term Loans and any Class or Classes of Revolving Loans in whole or in part without premium (except as set forth in Section 2.18) or penalty; provided that

(i)
such notice must be received by the Applicable Agent not later than (I) 2:00 p.m., New York time, three (3) Business Days prior to any date of prepayment of Term Benchmark Rate Loans and (II) 2:00 p.m., New York time, on the date of prepayment of Base Rate Loans (or, in each case, such later date as may be agreed by the Applicable Agent);

(ii)
any prepayment of Term Benchmark Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding; and

(iii)
any prepayment of Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding.

Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Applicable Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term Benchmark Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05 and Section 2.18. In the case of each prepayment of the Loans pursuant to this Section 2.05(1), the Borrower may in its sole discretion select the Borrowing or Borrowings (and the order of maturity of principal payments) to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(b)
The Borrower may, upon notice to the Swing Line Lender (with a copy to the Revolver Agent) at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Revolver Agent not later than 12:00 p.m., New York time, on the date of the prepayment

(or such later time as may be agreed by the Swing Line Lender and the Revolver Agent), and (2) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple amount of $10,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)
Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind (or delay the date of prepayment identified in) any notice of prepayment under Section 2.05(1)(a) or Section 2.05(1)(b) by written notice to the Applicable Agent (with a copy to the Swing Line Lender in the case of a prepayment of Swing Line Loans) not later than 12:00 p.m., New York time, on such prepayment date if such prepayment would have resulted from a refinancing of all or a portion of the applicable Facility or other transaction or conditional event, which refinancing or other transaction or conditional event shall not be consummated or shall otherwise be delayed.

(d)
Voluntary prepayments of any Class of Term Loans permitted hereunder shall be applied to the remaining scheduled installments of principal thereof in a manner determined at the discretion of the Borrower and specified in the notice of prepayment (and absent such direction, in direct order of maturity). Each prepayment in respect of any Term Loans pursuant to this Section 2.05 may be applied to any Class of Term Loans as directed by the Borrower. For the avoidance of doubt, the Borrower may (i) prepay Term Loans of an Existing Term Loan Class pursuant to this Section 2.05 without any requirement to prepay Extended Term Loans that were converted or exchanged from such Existing Term Loan Class and (ii) prepay Extended Term Loans pursuant to this Section 2.05 without any requirement to prepay Term Loans of an Existing Term Loan Class that were converted or exchanged for such Extended Term Loans. In the event that the Borrower does not specify the order in which to apply prepayments to reduce scheduled installments of principal or as between Classes of Term Loans, the Borrower shall be deemed to have elected that such proceeds be applied to reduce the scheduled installments of principal in direct order of maturity on a pro rata basis among Term Loan Classes.

(e)
Notwithstanding anything in any Loan Document to the contrary, so long as (i) no Event of Default has occurred and is continuing and (ii) no proceeds of Revolving Loans are used for this purpose, any Borrower Party may (I) purchase outstanding Term Loans on a non-pro rata basis through open market purchases or (II) prepay the outstanding Term Loans (which Term Loans shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon such purchase or prepayment), which in the case of clause (II) above only shall be prepaid without premium or penalty (other than as set forth in Section 2.18 or Section 3.05) on the following basis:

(A)
Any Borrower Party shall have the right to make a voluntary prepayment of Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Term Loan Prepayment”), in each case made in accordance with this Section 2.05(1)(e) and without premium or penalty (other than as set forth in Section

2.18 or Section 3.05).

(B)
(1) Any Borrower Party may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with five (5) Business Days’ notice (or such shorter period as agreed by the Auction Agent) in the form of a Specified Discount Prepayment Notice; provided that (a) any such offer shall be made available, at the sole discretion of the applicable Borrower Party, to (i) each Term Lender or (ii) each Term Lender with respect to any Class of Term Loans on an individual Class basis, (b) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable

Class, the Class or Classes of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts or Specified Discount Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(1)(e)(B)), (c) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (d) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to such Lenders (the “Specified Discount Prepayment Response Date”).

(2)
Each Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the Classes of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3)
If there is at least one Discount Prepayment Accepting Lender, the relevant Borrower Party will make a prepayment of outstanding Term Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and Classes of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2) above; provided that if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (1) the relevant Borrower Party of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (2) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the Classes of Term Loans to be prepaid at the Specified Discount on such date, (3) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, Class and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date and (4) the Administrative Agent to the extent not acting as the Auction Agent. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the applicable Borrower Party and such Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the applicable Borrower Party shall be due and payable by such Borrower Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C)
(1) Any Borrower Party may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice (or such shorter period as agreed by the Auction Agent) in the form of a Discount Range Prepayment Notice; provided that (a) any such solicitation shall be extended, at the sole discretion of such Borrower Party, to (i) each Term Lender or (ii) each Term Lender with respect to any Class of Term Loans on an individual Class basis, (b) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the Class or Classes of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant Class of Term Loans willing to be prepaid by such Borrower Party (it being understood that different Discount Ranges or Discount Range Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(1)(e)(C)), (c) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (d) unless rescinded, each such solicitation by the applicable Borrower Party shall remain outstanding through the Discount Range Prepayment Response Date (as defined below). The Auction Agent will promptly provide each Appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to such Lenders (the “Discount Range Prepayment Response Date”). Each Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable Class or Classes and the maximum aggregate principal amount and Classes of such Lender’s Term Loans (the “Submitted Amount”) such Term Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2)
The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The relevant Borrower Party agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by the Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (a) the Discount Range Prepayment Amount and (b) the sum of all Submitted Amounts. Each Term Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Term Lender, a “Participating Lender”).

(3)
If there is at least one Participating Lender, the relevant Borrower Party will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the Classes specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par equal to the Applicable Discount (the “Identified Participating Lenders”)

shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). All Discount Range Prepayment Offers including a Submitted Discount at a discount to par greater than the Applicable Discount shall be repaid, and will not be subject to pro-ration. The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify

(a) the relevant Borrower Party of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (b) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount and the aggregate principal amount and Classes of Term Loans to be prepaid at the Applicable Discount on such date, (c) each Participating Lender of the aggregate principal amount and Classes of such Term Lender to be prepaid at the Applicable Discount on such date, (d) if applicable, each Identified Participating Lender of the Discount Range Proration and (e) the Administrative Agent to the extent not acting as the Auction Agent. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Borrower Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the applicable Borrower Party shall be due and payable by such Borrower Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D)
(1) Any Borrower Party may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice (or such later notice specified therein); provided that (a) any such solicitation shall be extended, at the sole discretion of such Borrower Party, to (i) each Term Lender or (ii) each Lender with respect to any Class of Term Loans on an individual Class basis, (b) any such notice shall specify the maximum aggregate amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the Class or Classes of Term Loans the applicable Borrower Party is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(1)(e)(D)), (c) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (d) unless rescinded, each such solicitation by the applicable Borrower Party shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to such Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (i) be irrevocable, (ii) remain outstanding until the Acceptance Date and (iii) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and Classes of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2)
The Auction Agent shall promptly provide the relevant Borrower Party with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Such Borrower Party shall review all such Solicited Discounted Prepayment Offers and select the smallest of the Offered Discounts specified by the relevant responding Term

Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the applicable Borrower Party (the “Acceptable Discount”), if any. If the applicable Borrower Party elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by such Borrower Party from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the applicable Borrower Party shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the applicable Borrower Party by the Acceptance Date, such Borrower Party shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3)
Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by the Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (with the consent of such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the Classes of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Borrower Party at the Acceptable Discount in accordance with this Section 2.05(1)(e)(D). If the applicable Borrower Party elects to accept any Acceptable Discount, then such Borrower Party agrees to accept all Solicited Discounted Prepayment Offers received by the Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Term Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The applicable Borrower Party will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the Classes specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). All Offered Amounts including an Offered Discount at a discount to par greater than the Acceptable Discount shall be prepaid, and will not be subject to proration. On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (a) the relevant Borrower Party of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Classes to be prepaid, (b) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the Classes to be prepaid to be prepaid at the Applicable Discount on such date, (c) each Qualifying Lender of the aggregate principal amount and the Classes of such Term Lender to be prepaid at the Acceptable Discount on such date, (d) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration and (e) the Administrative Agent to the extent not acting as the Auction Agent. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Borrower Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Borrower Party shall be due and payable by such Borrower Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E)
In connection with any Discounted Term Loan Prepayment, the Borrower Parties and the Term Lenders acknowledge and agree that the Auction Agent may require, as a condition to the applicable Discounted Term Loan Prepayment, the payment of customary fees and expenses from a Borrower Party to such Auction Agent for its own account in connection therewith. In addition, and for the avoidance of doubt, the Borrower shall not be required to represent or warrant that it is not in possession of material non-public information with respect to Holdings, the Borrower and/or its Subsidiaries.

(F)
If any Term Loan is prepaid in accordance with subsections (B) through (D) above, a Borrower Party shall prepay such Term Loans on the Discounted Prepayment Effective Date. The relevant Borrower Party shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 12:00 p.m., New York time, on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the relevant Class(es) of Term Loans and Lenders as specified by the applicable Borrower Party in the applicable offer. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(1)(e) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders or Qualifying Lenders, as applicable, and shall be applied to the relevant Term Loans of such Lenders in accordance with their respective applicable share as calculated by the Auction Agent in accordance with this Section 2.05(1)(e) and, if the Administrative Agent is not the Auction Agent, the Administrative Agent shall be fully protected in relying on such calculations of the Auction Agent. The aggregate principal amount of the Classes and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the Classes of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.

(G)
To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.05(1)(e), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the applicable Borrower Party.

(H)
Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.05(1)(e), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next succeeding Business Day.

(I)
Each of the Borrower Parties and the Term Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.05(1)(e) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.05(1)(e) as well as activities of the Auction Agent.

(J)
Each Borrower Party shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or

Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date, Discount Range Prepayment Response Date or Solicited Discounted Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Borrower Party to make any prepayment to a Lender, as applicable, pursuant to this Section 2.05(1)(e) shall not constitute a Default or Event of Default under Section 8.01 or otherwise).

(K)
Notwithstanding the foregoing, the Borrower and the Administrative Agent may agree to modifications of the procedures above from time to time, without the need for notice to or consent of any Person; provided that such revised procedures shall be incorporated as part of the notice provided in any offer undertaken pursuant to this Section 2.05(1)(e). Further, notwithstanding anything to the contrary, the provisions of this Section 2.05(1)(e) shall permit any transaction permitted by such Section to be conducted on a Class by Class basis and on a non-pro rata basis across Classes, in each case, as selected by the Borrower, so long as any such offer to prepay, repurchase, redeem or exchange is offered on the same terms to all Lenders in the applicable Class.

(2)
Mandatory.

(a)
Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(1) and the related Compliance Certificate has been delivered pursuant to Section 6.02(1), commencing with the delivery of financial statements for the fiscal year ended December 31, 2023, the Borrower shall, subject to clauses (f) and (g) of this Section 2.05(2), prepay, or cause to be prepaid, an aggregate principal amount of Term Loans (the “ECF Payment Amount”) equal to 50% (such percentage as it may be reduced as described below, the “ECF Percentage”) of Excess Cash Flow, if any, for the fiscal year covered by such financial statements minus the sum of (the foregoing clauses (i) through (iv), the “ECF Payment Deductions”):

(i)
without duplication of the amounts deducted pursuant to clause (2)(c) of the definition of “Excess Cash Flow,” all voluntary prepayments, repurchases or redemptions (including loan buybacks (including pursuant to Section 2.05(1)(e)) permitted under the applicable Indebtedness in an amount equal to the cash amount actually paid in respect of the principal amount of such purchased Indebtedness and only to the extent that such Indebtedness has been cancelled) and prepayments in connection with lender replacement provisions (including pursuant to Section 3.07) of:

(I)
Term Loans that are secured, in whole or in part, by the Collateral on a pari passu basis with the Closing Date Term Loans,

(II)
Credit Agreement Refinancing Indebtedness, Permitted Incremental Equivalent Debt and any other Indebtedness in the form of notes or term loans, in each case to the extent secured by the Collateral, in whole or in part, on a pari passu basis with the First Lien Obligations under this Agreement (but without regard to the control of remedies),

(III)
Revolving Loans (in each case of this clause (III), to the extent accompanied by a permanent reduction in the corresponding Revolving Commitments or other revolving commitments, and

(IV)
revolving loans under any revolving facility (other than under the Revolving Facility) that is secured, in whole or in part, by the Collateral on a pari passu basis with the First Lien Obligations under this Agreement (but without regard to the control of remedies) (in each case of this clause (IV) (and with respect to any revolving facility under clause (II) above), to the extent accompanied by a permanent reduction in the corresponding revolving commitments),

(ii)
without duplication of the amounts deducted pursuant to clause (2)(g) of the definition of Excess Cash Flow, the amount of Restricted Payments paid in cash during such period (other than Restricted Payments made pursuant to (x) the paragraph immediately following the definition of “Restricted Payments” in Section 7.05 (other than with respect to Builder Basket Starter Prong) and (y) Section 7.05(2)(c)(i), (c)(ii),(c)(iii) or (c)(iv), (h), (i), (j) and (o)), except to the extent such Restricted Payments were financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) of the Borrower or any Restricted Subsidiary (unless such Indebtedness has been repaid prior to the date that the Excess Cash Flow payment for such period is due (except to the extent such repayment was financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness)),

(iii)
without duplication of amounts deducted pursuant to clause (2)(j) of the definition of “Excess Cash Flow” in prior fiscal years, the amount of cash consideration paid by the Borrower and its Restricted Subsidiaries (on a consolidated basis) in connection with investments made during such period (including Permitted Acquisitions, investments constituting Permitted Investments and investments made pursuant to Section 7.05 (but excluding any investments in cash or Cash Equivalents)), and

(iv)
without duplication of amounts deducted pursuant to clause (2)(j) of the definition of “Excess Cash Flow” in prior fiscal years, the amount of Capital Expenditures, Capitalized Software Expenditures or acquisitions of intellectual property accrued or made in cash during such period.

in the case of each of the immediately preceding clauses (i), (ii), (iii) and (iv), made during such fiscal year (without duplication of any payments or prepayments, repurchases or redemptions in such fiscal year that reduced the amount of Excess Cash Flow required to be repaid pursuant to this Section 2.05(2)(a) for any prior fiscal year) or, at the option of the Borrower, after the fiscal year-end but prior to the date a prepayment pursuant to this Section 2.05(2)(a) is required to be made in respect of such fiscal year and in each case to the extent such amounts and/or payments are not funded with the proceeds of long-term Indebtedness (other than any Indebtedness under a Revolving Facility or any other revolving credit facilities); provided that (w) a prepayment of Term Loans pursuant to this Section 2.05(2)(a) in respect of any fiscal year shall only be required in the amount (if any) by which the ECF Payment Amount for such fiscal year exceeds $5,000,000 (the “ECF Threshold”), (x) the ECF Percentage shall be 25% if the First Lien Net Leverage Ratio as of the end of the fiscal year covered by such financial statements was less than or equal to 2.50 to 1.00 and greater than 2.00 to 1.00 (with the ECF Percentage being calculated after giving effect to such prepayment at a rate of 50%) and (y) the ECF Percentage shall be 0% if the First Lien Net Leverage Ratio as of the end of the fiscal year covered by such financial statements was less than or equal to 2.00 to 1.00 (with the ECF Percentage being calculated after giving effect to such prepayment at a rate of 25%); provided further that:

(A)
if at the time that any such prepayment would be required, the Borrower (or any Restricted Subsidiary) is required to Discharge Other Applicable Indebtedness with Other Applicable ECF pursuant to the terms of the documentation governing such Indebtedness, then the Borrower (or any Restricted Subsidiary) may apply such portion of Excess Cash Flow otherwise required to repay the Term Loans pursuant to this Section 2.05(2)(a) on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness requiring such Discharge at such time) to the prepayment of the

Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(2)(a) shall be reduced accordingly (provided that the portion of such Excess Cash Flow allocated to the Other Applicable Indebtedness shall not exceed the amount of such Other Applicable ECF required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof and the remaining amount, if any, of such portion of Excess Cash Flow shall be allocated to the Term Loans to the extent required in accordance with the terms of this Section 2.05(2)(a)); and

(B)
to the extent the lenders or holders of Other Applicable Indebtedness decline to have such Indebtedness repurchased or prepaid with such portion of Excess Cash Flow, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans to the extent required in accordance with the terms of this Section 2.05(2)(a).

(b)
(i) If, following the Closing Date, (I) the Borrower or any Restricted Subsidiary makes an Asset Sale (or any sale or disposition described in clause (t) of the definition of “Asset Sale”) (each, an “Applicable Asset Sale”) or (II) any Casualty Event occurs, which results in the realization or receipt by the Borrower or such Restricted Subsidiary of Net Proceeds, the Borrower shall prepay, or cause to be prepaid, on or prior to the date which is ten (10) Business Days after the date of the realization or receipt by the Borrower or such Restricted Subsidiary of such Net Proceeds, subject to clause (ii) of this Section 2.05(2)(b) and clauses (2)(f) and (g) of this Section 2.05, an aggregate principal amount of Term Loans equal to 100% of all Net Proceeds realized or received; provided that no prepayment shall be required pursuant to this Section 2.05(2)(b)(i) with respect to such portion of such Net Proceeds that the Borrower reinvests (or intends to reinvest or has entered into a binding commitment or a binding letter of intent to reinvest) in accordance with Section 2.05(2)(b)(ii) and the Borrower does so reinvest such Net Proceeds; provided further that

(A)
if at the time that any such prepayment would be required, the Borrower (or any Restricted Subsidiary) is required to Discharge any Other Applicable Indebtedness with Other Applicable Net Proceeds pursuant to the terms of the documentation governing such Indebtedness, then the Borrower (or any Restricted Subsidiary) may apply such Net Proceeds otherwise required to repay the Term Loans pursuant to this Section 2.05(2)(b)(i) on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness requiring such Discharge at such time), to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(2)(b)(i) shall be reduced accordingly (provided that the portion of such Net Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Other Applicable Net Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof and the remaining amount, if any, of such portion of Net Proceeds shall be allocated to the Term Loans to the extent required in accordance with the terms of this Section 2.05(2)(b)(i)); and

(B)
to the extent the holders of Other Applicable Indebtedness decline to have such Indebtedness repurchased or prepaid with such portion of such Net Proceeds, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans to the extent required in accordance with the terms of this Section 2.05(2)(b)(i).

(ii) With respect to any Net Proceeds realized or received with respect to any Applicable Asset Sale or any Casualty Event, the Borrower or any Restricted Subsidiary, at its option, may reinvest all or any portion of such Net Proceeds in assets useful for their business within (I) twelve (12) months following receipt of such Net Proceeds or (II) if the Borrower or any Restricted Subsidiary enters into a legally binding commitment or a signed letter of intent to reinvest such Net Proceeds within twelve (12) months following receipt thereof, within eighteen (18) months following receipt thereof; provided that the Borrower may elect to deem expenditures that otherwise would be permissible reinvestments that occur within 90 days prior to receipt of such Net Proceeds to have been reinvested in accordance with the provisions of this Section 2.05(2)(b)(ii) (it being understood that such deemed expenditures shall have been made no earlier than the earliest of notice to the Administrative Agent, execution of a definitive agreement for such Applicable Asset Sale and consummation of such Applicable Asset Sale or Casualty Event); provided further that to the extent any such Net Proceeds are not reinvested on or prior to the last day of the reinvestment period set forth in this sub-section (ii) (or, if earlier, any date during such reinvestment period that the Borrower determines that such Net Proceeds are no longer intended to be or cannot be so reinvested) (the “Deferred Net Proceeds Date”), subject to clauses (f) and (g) of this Section 2.05(2), such Net Proceeds that are not so reinvested on or prior to the Deferred Net Proceeds Date shall be deemed to be Net Proceeds received on such Deferred Net Proceeds Date for purposes of Section 2.05(2)(b)(i) and shall be applied as set forth in Section 2.05(2)(b)(i) within five Business Days after the Deferred Net Proceeds Date (for the avoidance of doubt, without any further reinvestment right with respect thereto under this Section 2.05(2)(b)(ii)).

(c)
If the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness (i) not expressly permitted to be incurred or issued pursuant to Section 7.02 or (ii) that constitutes Other Loans or Credit Agreement Refinancing Indebtedness, in each case, incurred or issued to refinance any Class (or Classes) of Term Loans resulting in Net Proceeds (as opposed to such Credit Agreement Refinancing Indebtedness or Other Loans arising out of an exchange of existing Term Loans for such Credit Agreement Refinancing Indebtedness or Other Loans), the Borrower shall prepay, or cause to be prepaid, an aggregate principal amount of Term Loans of any Class or Classes (in each case, as directed by the Borrower) equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt by the Borrower or such Restricted Subsidiary of such Net Proceeds.

(d)
(i) Except as otherwise set forth in any Refinancing Amendment, Extension Amendment or Incremental Amendment, each prepayment of Term Loans required by Sections 2.05(2)(a) and (b) and (c)(i) shall be allocated to any Class of Term Loans outstanding as directed by the Borrower, shall be applied pro rata to Term Lenders within such Class of Term Loans, based upon the outstanding principal amounts owing to each such Term Lender under such Class of Term Loans and shall be applied to reduce such remaining scheduled installments of principal within such Class of Term Loans as directed by the Borrower (and absent such direction, in direct order of maturity); provided that

(I)
such prepayments may not be directed to a later maturing Class of Term Loans without at least a pro rata repayment of any earlier maturing Classes of Term Loans (except that any Class of Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans may specify that one or more other Classes of later maturing Term Loans may be prepaid prior to such Class of earlier maturing Term Loans), and

(II)
in the event that there are two or more outstanding Classes of Term Loans with the same Maturity Date, such prepayments may not be directed to any such Class of Term Loans without at least a pro rata repayment of any Classes of Term Loans maturing on the same date (except that any Class of Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans may specify that one or more other Classes of Term Loans with the same Maturity Date may be prepaid prior to such Class of Term Loans maturing on the same date), and

(ii) each prepayment of Term Loans required by Section 2.05(2)(c)(ii) shall be allocated to any Class or Classes of Term Loans being refinanced as directed by the Borrower and shall be applied pro rata to Term Lenders within each such Class, based upon the outstanding principal amounts owing to each such Term Lender under each such Class of Term Loans.

(e)
If for any reason the aggregate Outstanding Amount of Revolving Loans, Swing Line Loans and L/C Obligations at any time exceeds the aggregate Revolving Commitments then in effect, the Borrower shall promptly prepay Revolving Loans and Swing Line Loans or Cash Collateralize the L/C Obligations in an aggregate amount equal to 103% of such excess; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(2)(e) unless after the prepayment in full of the Revolving Loans and Swing Line Loans (as applicable) such aggregate Outstanding Amount of L/C Obligations exceeds the aggregate Revolving Commitments then in effect.

(f)
The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (a) through (c) of this Section 2.05(2) at least three (3) Business Days prior to the date of such prepayment (provided that, in the case of clause (b) or (c) of this Section 2.05(2), the Borrower may rescind (or delay the date of prepayment identified in) such notice if such prepayment would have resulted from a refinancing of all or any portion of the applicable Facility or other conditional event, which refinancing or other conditional event shall not be consummated or shall otherwise be delayed). Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the aggregate amount of such prepayment to be made by the Borrower. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment. Each Term Lender may reject all or a portion of its Pro Rata Share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clauses (a) and (b) of this Section 2.05(2) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m., New York time, two (2) Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Term Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds shall be retained by the Borrower (or the applicable Restricted Subsidiary) and may be applied by the Borrower or such Restricted Subsidiary in any manner not prohibited by this Agreement.

(g)
Notwithstanding any other provisions of this Section 2.05(2), (i) to the extent that any or all of the Net Proceeds of any Applicable Asset Sale by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.05(2)(b) (a “Foreign Asset Sale”), the Net Proceeds of any Casualty Event from a Foreign Subsidiary (a “Foreign Casualty Event”) or all or a portion of Excess Cash Flow are prohibited or delayed by applicable local law from being repatriated to the United States, an amount equal to the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05(2) (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation) and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Asset Sale or Foreign Casualty Event or Excess Cash Flow would have a material adverse tax consequence for any Loan Party or any of such Loan Party’s Subsidiaries or any Parent Company (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Proceeds or Excess Cash Flow, an amount equal to the Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05(2) (each, a “Payment Block”), provided that, the Borrower shall not be required to monitor any such Payment Block and/or to reserve cash for any future repatriation after the Borrower has notified the Administrative Agent of the existence of such Payment Block.

(h)
All prepayments under this Section 2.05 (other than prepayments of Base Rate Revolving Loans that are not made in connection with the termination or permanent reduction of Revolving Commitments) shall be accompanied by all accrued interest thereon, together with (i) in the case of any such prepayment of a Term Benchmark Rate Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such Term Benchmark Rate Loan pursuant to Section 3.05 and (ii) solely with respect to voluntary prepayments of Term Loans pursuant to Section 2.05(1)(a) and mandatory prepayments of Term Loans pursuant to Section 2.05(2)(c), any additional amounts required pursuant to Section 2.18.

Notwithstanding any of the other provisions of this Section 2.05, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Term Benchmark Rate Loans is required to be made under this Section 2.05 prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05 in respect of any such Term Benchmark Rate Loan prior to the last day of the Interest Period therefor, the Borrower may, in its discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.05. Such deposit shall be deemed to be a prepayment of such Loans by the Borrower for all purposes under this Agreement.

SECTION 2.06 Termination or Reduction of Commitments.

(1)
Optional. The Borrower may, upon written notice by the Borrower to the Applicable Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that

(a)
any such notice shall be received by the Applicable Agent three (3) Business Days prior to the date of termination or reduction (or such later date as may be agreed by the Administrative Agent),

(b)
any such partial reduction shall be in an aggregate amount of $2,000,000 or any whole multiple of $1,000,000 in excess thereof or, if less, the entire amount thereof, and

(c)
if, after giving effect to any reduction of the Commitments, the L/C Sublimit or Swing Line Sublimit exceeds the amount of the Revolving Facility, the L/C Sublimit shall be automatically reduced by the amount of such excess;

provided, that any reduction of Delayed Draw Term Loan Commitments pursuant to this Section 2.06(1) must be offered or applied to all of the holders of Delayed Draw Term Loan Commitments on a pro rata basis with respect to their respective Delayed Draw Term Loan Commitments.

Except as provided above, the amount of any such Revolving Commitment reduction shall not be applied to the L/C Sublimit or Swing Line Sublimit unless otherwise specified by the Borrower. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of any Commitments if such termination would have resulted from a refinancing of all of the applicable Facility or other conditional event, which refinancing or other conditional event shall not be consummated or shall otherwise be delayed.

(2)
Mandatory.

(a)
The Closing Date Term Loan Commitment of each Term Lender on the Closing Date shall be automatically and permanently reduced to $0 upon the making of such Lender’s Closing Date Term Loans to the Borrower pursuant to Section 2.01(1). The Revolving Commitment of each Revolving Lender shall automatically and permanently terminate on the Maturity Date for the applicable Revolving Facility.

(b)
The Delayed Draw Term Loan Commitment of each Delayed Draw Term Lender shall be automatically and permanently reduced by the amount so drawn upon the making of a Delayed Drawn Term Loan to the Borrower pursuant to Section 2.01(3). If not previously terminated, the Delayed Draw Term Loan Commitment of each Delayed Draw Term Loan Lender shall terminate on the Delayed Draw Term Loan Commitment Expiration Date.

(3)
Application of Commitment Reductions; Payment of Fees. The Revolver Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the L/C Sublimit or the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced on a pro rata basis (determined on the basis of the aggregate Commitments under such Class) (other than the termination of the Commitment of any Lender as provided in Section 3.07). Any commitment fees and fees applicable to the Closing Date Delayed Draw Term Loan Facility accrued until the effective date of any termination of the Revolving Commitments or Closing Date Delayed Draw Term Loan Facility, as applicable, shall be paid on the effective date of such termination.

SECTION 2.07 Repayment of Loans.

(1)
Term Loans. The Borrower shall repay to the Revolver Agent for the ratable account of the Appropriate Lenders (a) on the last Business Day of each March, June, September and December, commencing with December 31, 2022, an aggregate principal amount equal to (x) 0.25% of the aggregate principal amount of all Closing Date Term Loans outstanding on the Closing Date plus (y) 0.25% of the initially funded aggregate principal amount of all Closing Date Delayed Draw Term Loans that have been outstanding for at least one full fiscal quarter (in each case, which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05) and (b) on the Maturity Date for the Closing Date Term Loans, the aggregate principal amount of all Closing Date Term Loans (including, for the avoidance of doubt, any funded Closing Date Delayed Draw Term Loans) outstanding on such date. In connection with any Incremental Term Loans that constitute part of the same Class as the Closing Date Term Loans and the Closing Date Delayed Draw Term Loans, the Borrower and the Administrative Agent shall be permitted to adjust the rate of prepayment in respect of such Class such that the Term Lenders holding Closing Date Term Loans and Closing Date Delayed Draw Term Loans comprising part of such Class continue to receive a payment that is not less than the same Dollar amount that such Term Lenders would have received absent the incurrence of such Incremental Term Loans; provided, that if such Incremental Term Loans are to be “fungible” with the Closing Date Term Loans and the Closing Date Delayed Draw Term Loans notwithstanding any other conditions specified in this Section 2.07(1), the amortization schedule for such “fungible” Incremental Term Loan may provide for amortization in such other percentage(s) to be agreed by Borrower and the Administrative Agent to provide that the Incremental Term Loans will be (or will be deemed to be) “fungible” with the Closing Date Term Loans and the Closing Date Delayed Draw Term Loans.

(2)
Revolving Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the applicable Revolving Facility the aggregate principal amount of all Revolving Loans under such Facility outstanding on such date.

(3)
Swing Line Loans. The Borrower shall repay the aggregate principal amount of each Swing Line Loan on the Maturity Date for the applicable Revolving Facility.

SECTION 2.08 Interest.

(1)
Subject to the provisions of Section 2.08(2), (a) each Term Benchmark Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Term Benchmark Rate for such Interest Period, plus the Applicable Rate, (b) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate, plus the Applicable Rate and (c) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate, plus the Applicable Rate with respect to Revolving Loans.

(2)
During the continuance of a Default under Section 8.01(1), the Borrower shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(3)
Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

SECTION 2.09 Fees.

(1)
Commitment Fee. The Borrower agrees to pay to the Revolver Agent for the account of each Revolving Lender under the Revolving Facility in accordance with its Applicable Percentage, a commitment fee equal to the applicable Commitment Fee Rate times the actual daily amount by which the aggregate Revolving Commitments exceed the sum of (a) the Outstanding Amount of Revolving Loans (for the avoidance of doubt, excluding any Swing Line Loans) and (b) the Outstanding Amount of L/C Obligations; provided that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender under such Revolving Facility during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the

Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no commitment fee shall accrue on any of the Commitments under any Revolving Facility of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fee on each Revolving Commitment shall accrue at all times from the Closing Date (or date of initial effectiveness, as applicable) (and for the avoidance of doubt, the commitment fee on the Revolving Commitment under the Closing Date Revolving Facility shall accrue from the Closing Date) until the Maturity Date for the applicable Revolving Commitment, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each of March, June, September and December, commencing with December 31, 2022, and on the Maturity Date for such Revolving Facility. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Commitment Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Commitment Fee Rate separately for each period during such quarter that such Commitment Fee Rate was in effect.

(2)
Delayed Draw Term Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Delayed Draw Term Lender under the Closing Date Delayed Draw Term Loan Facility in accordance with its Applicable Percentage, a commitment fee in an amount equal to (x) 0.50% per annum for the period beginning on the Closing Date and ending on the twelve month anniversary of the Closing Date and (y) 1.00% per annum for the period beginning the day after the twelve month anniversary of the Closing Date and ending on the Delayed Draw Term Loan Commitment Expiration Date, in each case, on the undrawn portion of the Closing Date Delayed Draw Term Loan Facility, which shall begin to accrue on the Closing Date until the Delayed Draw Term Loan Commitment Expiration Date. The fees described in this Section 2.09(2) shall be due and payable (x) quarterly in arrears on the last Business Day of each fiscal quarter, commencing with the fiscal quarter ending December 31, 2022 (for the quarterly period (or portion thereof, or, with respect to the fiscal quarter ending December 31, 2022, the quarterly periods or portions thereof ended on such date for which no payment has been received pursuant to this Section 2.09(2)) ended on such day for which no payment has been received) and (y) on the Delayed Draw Term Loan Commitment Expiration Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above) and shall be calculated based upon the actual number of days elapsed over a 360-day year.

(3)
Other Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in the Fee Letter at the times so specified therein. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

SECTION 2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(1), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.11 Evidence of Indebtedness.

(1)
The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent, as set forth in the Register, in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and record thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(2)
In addition to the accounts and records referred to in Section 2.11(1), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(3)
Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(1) and (2), and by each Lender in its account or accounts pursuant to Sections 2.11(1) and (2), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error.

SECTION 2.12 Payments Generally.

(1)
All payments to be made by the Borrower hereunder shall be made in Dollars without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Applicable Agent, for the account of the respective Lenders to which such payment is owed, at the Applicable Agent’s Office for payment and in Same Day Funds not later than 2:00 p.m., New York time, on the date specified herein. The Applicable Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. Any payments under this Agreement that are made later than 2:00 p.m., New York time, may in the Applicable Agent’s discretion be deemed to have been made on the next succeeding Business Day (but the Applicable Agent may extend such deadline for purposes of computing interest and fees (but not beyond the end of such day) in its sole discretion whether or not such payments are in process).

(2)
Except as otherwise expressly provided herein, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(3)
Unless the Borrower or any Lender has notified the Applicable Agent, prior to the date, or in the case of any Borrowing of Base Rate Loans, prior to 1:00 p.m., New York time, on the date of such Borrowing, any payment is required to be made by it to the Applicable Agent hereunder (in the case of the Borrower, for the account of any Lender or an Issuing Bank hereunder or, in the case of the Lenders, for the account of any Issuing Bank, Swing Line Lender or the Borrower hereunder), that the Borrower or such Lender, as the case may be, will not make such payment, the Applicable Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Applicable Agent in Same Day Funds, then:

(a)
if the Borrower failed to make such payment, each Lender or Issuing Bank shall forthwith on demand repay to the Applicable Agent the portion of such assumed payment that was made available to such Lender or Issuing Bank in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Applicable Agent to such Lender or Issuing Bank to the date such amount is repaid to the Applicable Agent in Same Day Funds at the Overnight Rate from time to time in effect; and

(b)
if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Applicable Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Applicable Agent to the Borrower to the date such amount is recovered by the Applicable Agent (the “Compensation Period”) at a rate per annum equal to the Overnight Rate from time to time in effect. When such Lender makes payment to the Applicable Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Applicable Agent’s demand therefor, the Applicable Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount, or cause such amount to be paid, to the Applicable Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Applicable Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder. A notice of the Applicable Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(3) shall be conclusive, absent manifest error.

(c)
If any Lender makes available to the Applicable Agent funds for any Loan to be made by such Lender as provided in this Article II, and such funds are not made available to the Borrower by the Applicable Agent because the conditions to the applicable Credit Extension set forth in Section 4.03 are not satisfied or waived in accordance with the terms hereof, the Applicable Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)
The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or fund any participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(e)
Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)
Whenever any payment received by the Applicable Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Applicable Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Applicable Agent and applied by the Applicable Agent and the Lenders in the order of priority set forth in Section 8.03 (or otherwise expressly set forth herein). If the Applicable Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Applicable Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (i) the Outstanding Amount of all Loans outstanding at such time and (ii) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

SECTION 2.13 Sharing of Payments. Other than as expressly provided elsewhere herein, if any Lender of any Class shall obtain payment in respect of any principal of or interest on account of the Loans of such Class made by it or the participations in L/C Obligations and Swing Line Loans held by it (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (1) notify the Administrative Agent of such fact and (2) purchase from the other Lenders such participations in the Loans of such Class made by them or such sub-participations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of any principal of or interest on such Loans of such Class or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (a) the amount of such paying Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For the avoidance of doubt, the provisions of this Section 2.13 shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including the application of funds arising from the existence of a Defaulting Lender) or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.10) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. For purposes of clause (3) of the definition of Excluded Taxes, any participation acquired by a Lender pursuant to this Section 2.13 shall be treated as having been acquired on the earlier date(s) on which the applicable interest(s) in the Commitment(s) or Loan(s) to which such participation relates were acquired by such Lender.

SECTION 2.14 Incremental Facilities.

(1)
Incremental Loan Request. The Borrower may at any time and from time to time after the Closing Date, by written notice to the Applicable Agent (an “Incremental Loan Request”),

request (a) one or more new commitments which may be of the same Class as any outstanding Term Loans, Delayed Draw Term Loans or Delayed Draw Term Loan Commitments (a “Term Loan Increase”) or a new Class of term loans or delayed draw term loan commitments (collectively with any Term Loan Increase, the “Incremental Term Commitments”; such Incremental Term Commitments in respect of delayed draw term loans, the “Incremental Delayed Draw Term Loan Commitments”) and/or (b) one or more increases in the amount of the Revolving Commitments (a “Revolving Commitment Increase”) or the establishment of one or more new revolving credit commitments (each an “Incremental Revolving Facility”; and, collectively with any Revolving Commitment Increases, the “Incremental Revolving Commitments”; any Incremental Revolving Commitments, collectively with any Incremental Term Commitments, the “Incremental Commitments”), whereupon the Applicable Agent shall promptly deliver a copy to each of the Lenders. Each Incremental Loan Request from the Borrower pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Term Commitments or Incremental Revolving Commitments.

(2)
Incremental Loans. Any Incremental Term Loans or Incremental Revolving Commitments effected through the establishment of one or more new term loans or new revolving credit commitments, as applicable, made on an Incremental Facility Closing Date (other than a Loan Increase) shall be designated a separate Class of Incremental Term Loans or Incremental Revolving Commitments, as applicable, for all purposes of this Agreement. On any Incremental Facility Closing Date on which any Incremental Term Commitments of any Class are effected (including through any Term Loan Increase), subject to the satisfaction of the terms and conditions in this Section 2.14, (a) each Incremental Term Lender of such Class (other than in respect of Incremental Delayed Draw Term Loans) shall make a Loan to the Borrower (together with any Incremental Delayed Draw Term Loan, an “Incremental Term Loan”) in an amount equal to its Incremental Term Commitment of such Class, (b) each Incremental Term Lender of such Class shall become a Lender hereunder with respect to the Incremental Term Commitment of such Class and the Incremental Term Loans of such Class made pursuant thereto. On any Incremental Facility Closing Date on which any Incremental Revolving Commitments of any Class are effected through the establishment of one or more new revolving credit commitments (including through any Revolving Commitment Increase), subject to the satisfaction of the terms and conditions in this Section 2.14, (a) each Incremental Revolving Lender of such Class shall make its Commitment available to the Borrower (when borrowed, an “Incremental Revolving Loan” and collectively with any Incremental Term Loan, an “Incremental Loan”) in an amount equal to its Incremental Revolving Commitment of such Class and (b) each Incremental Revolving Lender of such Class shall become a Lender hereunder with respect to the Incremental Revolving Commitment of such Class and the Incremental Revolving Loans of such Class made pursuant thereto. On any Incremental Facility Closing Date on which any Incremental Delayed Draw Term Loan Commitments of any Class are effected (including through any Term Loan Increase in respect of Incremental Delayed Draw Term Loan Commitments), subject to the satisfaction of the terms and conditions in this Section 2.14, each Incremental Term Lender of such Class shall make its Incremental Delayed Draw Term Loan Commitment available to the Borrower (when borrowed, an “Incremental Delayed Draw Term Loan”) in an amount equal to its Incremental Revolving Commitment of such Class (each date of borrowing of such Incremental Delayed Draw Term Loan, an “Incremental Delayed Draw Term Loan Funding Date”).

(3)
Incremental Lenders. Incremental Term Loans may be made, and Incremental Revolving Commitments may be provided, by any existing Lender (but no existing Lender will have an obligation to make any Incremental Commitment (or Incremental Loan), nor will the Borrower have any obligation to approach any existing Lenders to provide any Incremental Commitment (or Incremental Loan)) or by any Additional Lender (each such existing Lender or Additional Lender providing such Loan or Commitment, an “Incremental Term Lender” or “Incremental Revolving Lender,” as applicable, and, collectively, the “Incremental Lenders”); provided that (i) Borrower shall seek

Incremental Commitments from then-existing Lenders (other than Defaulting Lenders) prior to obtaining Incremental Commitments from any other Person (it being understood that Borrower may seek such Incremental Commitments from existing Lenders prior to seeking such Incremental Commitments from other Persons), and such then-existing Lenders shall notify the Borrower and the Administrative Agent in writing of their participation in, and offered commitment with respect to, such Incremental Commitments within five Business Days of the delivery by the Borrower to the Administrative Agent of such notice (it being understood that (A) if any existing Lender fails to so notify the Borrower and the Administrative Agent of its participation in (or not provide) any Incremental Commitments within five Business Days of such notice, it shall be deemed to have declined providing or otherwise participating in such Incremental Commitment, (B) the Borrower shall not be required to accept any Incremental Commitments from existing Lenders pursuant to this clause (i) on any terms and conditions less favorable to the Borrower or its Restricted Subsidiaries than the terms and conditions of any Incremental Commitments to be provided by any other Person and (C) the Borrower shall not be required to accept any Incremental Commitments from existing Lenders pursuant to this proviso to the extent existing Lenders in the aggregate do not provide Incremental Commitments in the amount requested by the Borrower pursuant to such notice), (ii) the Administrative Agent or, in the case of any Incremental Revolving Commitments only, each Swing Line Lender and each Issuing Bank, shall have consented (in each case, not to be unreasonably withheld, conditioned or delayed) to such Additional Lender’s making such Incremental Term Loans or providing such Incremental Revolving Commitments to the extent such consent, if any, would be required under Section 10.07(2) for an assignment of Loans or Revolving Commitments, as applicable, to such Additional Lender, (iii) with respect to Incremental Term Commitments, any Affiliated Lender providing an Incremental Term Commitment shall be subject to the same restrictions set forth in Section 10.07(8) as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Term Loans, (iv) Affiliated Lenders may not provide Incremental Revolving Commitments and

(v) with respect to any Incremental Commitments established pursuant to the Incremental Ratio Basket (or, solely to the extent that the Borrower is able to satisfy the Delayed Draw Term Loan First Lien Leverage Condition or the Delayed Draw Term Loan Secured Leverage Condition on a pro forma basis as of the Incremental Facility Closing Date (or, if applicable, the LCT Test Date), the Free and Clear Incremental Amount), the Incremental Facility Closing Date shall be on or after the Delayed Draw Term Loan Commitment Expiration Date (provided that, for the avoidance of doubt, the Required Facility Lenders under the Delayed Draw Term Loan Facility shall be permitted to waive the requirement set forth in this clause).

(4)
Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment and the availability of any initial credit extensions thereunder shall be subject to the satisfaction on the date thereof (the “Incremental Facility Closing Date”) of each of the following conditions:

(a)
(i) no Event of Default shall exist after giving effect to such Incremental Commitments (provided that, with respect to any Incremental Amendment in connection with a Limited Condition Transaction, the requirement pursuant to this clause (4)(a)(i) shall be subject to Section 1.07(11)), and (ii) the representations and warranties of the Borrower contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Incremental Amendment (provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date and any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates); provided that in connection with a Limited Condition Transaction, the conditions in clause (i) and in clause (ii) shall (x) only be required to the extent requested by the non-Affiliated Lenders providing more than 50% of the applicable Incremental Term Loans and Incremental Term Commitments or Incremental Revolving Loans and Incremental Revolving Commitments, as the case may be and (y)

shall be tested (if applicable) solely on the applicable LCT Test Date as selected by the Borrower pursuant to Section 1.07(11);

(b)
each Incremental Term Commitment shall be in an aggregate principal amount that is not less than $5,000,000 (or such lesser amount to which the Administrative Agent may reasonably agree) (provided that such amount may be less than $5,000,000 (or such lesser amount) if such amount represents all remaining availability under the limit set forth in clause (c) of this Section 2.14(4)) and each Incremental Revolving Commitment shall be in an aggregate principal amount that is not less than $5,000,000 (or such lesser amount to which the Administrative Agent may reasonably agree) (provided that such amount may be less than $5,000,000 (or such lesser amount) if such amount represents all remaining availability under the limit set forth in clause (c) of Section 2.14(4));

(c)
the aggregate principal amount of Incremental Term Loans and Incremental Revolving Commitments shall not, together with the aggregate principal amount of Permitted Incremental Equivalent Debt, exceed the sum of (the amount available under clauses (i) through (iii) below, the “Available Incremental Amount”):

(i)
the sum of (I) the greater of (A) $73,000,000 and (B) 100% of Consolidated EBITDA of the Borrower for the most recently ended Test Period (calculated on a pro forma basis) (the “Free and Clear Incremental Amount”), plus (II) [reserved], plus (III) the aggregate principal amount, without duplication, of (including, as applicable, prepayments, terminations, redemptions and purchases of such Indebtedness at or below par (provided, that in the case of clauses (A) and (C) below, voluntary prepayments, redemptions and purchases of such Indebtedness below par shall be limited to the amount of cash actually paid by Holdings, the Borrower or any Subsidiary in respect of such Indebtedness)) (the “Voluntary Prepayment Amount”) (A) voluntary prepayments, redemptions or repurchases of (i) Closing Date Term Loans and (ii) Incremental Term Loans and Permitted Incremental Equivalent Debt (other than any Permitted Incremental Equivalent Debt that is a revolving credit facility), in each case under this clause (ii), to the extent either (X) incurred in reliance on the Non-Ratio Based Incremental Amount or (Y) secured on a pari passu basis with the Closing Date Term Loans (provided, that the relevant prepayment, redemption or repurchase is not funded with long-term Indebtedness (other than (x) revolving Indebtedness and intercompany loans and (y) any Incremental Facility or Permitted Incremental Equivalent Debt then being incurred in reliance on this clause (III)), (B) voluntary prepayments (accompanied by corresponding permanent commitment reductions in respect of (i) the Closing Date Revolving Facility and (ii) Incremental Revolving Commitments or Permitted Incremental Equivalent Debt consisting of revolving credit commitments, in each case under this clause (ii), to the extent either (X) incurred in reliance on the Non-Ratio Based Incremental Amount or (Y) secured on a pari passu basis with the Closing Date Revolving Facility (provided, that the relevant commitment reduction is not funded with long-term Indebtedness (other than (x) revolving Indebtedness and intercompany loans and (y) any Incremental Facility or Permitted Incremental Equivalent Debt then being incurred in reliance on this clause (III)) and (C) voluntary prepayments, redemptions or repurchases of any Credit Agreement Refinancing Indebtedness, Other Loans, Refinancing Indebtedness or other Indebtedness previously applied, directly or indirectly, to the (a) prepayment, redemption or repurchase of any Indebtedness described in sub-clauses (A) or (B) above or (b) voluntary permanent commitment reductions in respect of revolving credit commitments described in subclause (B) above (provided, that the relevant commitment reduction is not funded with long- term Indebtedness (other than (x) revolving Indebtedness and intercompany loans and (y) any Incremental Facility or Permitted Incremental Equivalent Debt then being incurred in reliance on this clause (III)), plus

(ii)
(I) in the case of any Incremental Loans or Incremental Commitments that effectively extend the Maturity Date of, or refinance, any Facility secured on a pari passu basis with the Obligations, an amount equal to the portion of the Facility to be replaced with (or refinanced by) such Incremental Loans or Incremental Commitments and (II) in the case of any Incremental Loans or Incremental Commitments that effectively replace any Commitment or Loan that is terminated or cancelled in accordance with Section 3.07, an amount equal to the portion of the relevant terminated or cancelled Commitment or Loan, plus

(iii)
an unlimited amount, so long as in the case of this clause (iii) only (the “Incremental Ratio Basket”),

(I)
in the case of Incremental Loans or Incremental Revolving Commitments that are secured by Liens on all or a portion of the Collateral on a basis that is equal in priority to the Liens on the Collateral securing the First Lien Obligations under this Agreement (but without regard to the control of remedies), (A) with respect to Incremental Loans (other than in respect of Incremental Delayed Draw Term Loan Commitments) or Incremental Revolving Commitments the First Lien Net Leverage Ratio for the Test Period most recently ended calculated on a pro forma basis after giving effect to any such incurrence does not exceed 2.75 to 1.00 (including in connection with an acquisition or other Investment permitted under this Agreement) and (B) with respect to Incremental Delayed Draw Term Loan Commitments, the First Lien Net Leverage Ratio for the Test Period most recently ended calculated on a pro forma basis after giving effect to any such incurrence does not exceed 3.75 to 1.00 (the condition set forth in this sub-clause (I)(B), the “Delayed Draw Term Loan First Lien Leverage Condition”) (provided that (i) in the case of an incurrence of Incremental Revolving Commitments, assuming such Incremental Revolving Commitments under this clause (I) are fully drawn and (ii) in the case of all Incremental Loans, calculating the First Lien Net Leverage Ratio without netting the cash proceeds from such Incremental Loans then proposed to be incurred) (other than with respect to any such cash proceeds of revolving indebtedness intended to be used for working capital),

(II)
in the case of Incremental Loans or Incremental Revolving Commitments that are secured by Liens on all or a portion of the Collateral on a basis that is junior in priority to the Liens on the Collateral securing the First Lien Obligations under this Agreement and for the avoidance of doubt is not incurred pursuant to clause (III) below, (A) with respect to Incremental Loans (other than in respect of Incremental Delayed Draw Term Loan Commitments) or Incremental Revolving Commitments the Secured Net Leverage Ratio for the Test Period most recently ended calculated on a pro forma basis after giving effect to any such incurrence does not exceed 3.25 to 1.00 (including in connection with an acquisition or other Investment permitted under this Agreement) and (B) with respect to Incremental Delayed Draw Term Loan Commitments, the Secured Net Leverage Ratio for the Test Period most recently ended calculated on a pro forma basis after giving effect to any such incurrence does not exceed 3.75 to 1.00 (the condition set forth in this sub-clause (II)(B), the “Delayed Draw Term Loan Secured Leverage Condition”) (provided that (i) in the case of an incurrence of Incremental Revolving Commitments, assuming such Incremental Revolving Commitments under this clause (I) are fully drawn and (ii) in the case of all Incremental Loans, calculating the First Lien Net

Leverage Ratio without netting the cash proceeds from such Incremental Loans then proposed to be incurred) (other than with respect to any such cash proceeds of revolving indebtedness intended to be used for working capital), or

(III)
in the case of Incremental Loans or Incremental Revolving Commitments that are unsecured (or, solely for purposes of clause (2) under the definition of “Permitted Incremental Equivalent Debt”, Permitted Incremental Equivalent Debt that is secured by assets that do not constitute Collateral), the Total Net Leverage Ratio for the Test Period most recently ended calculated on a pro forma basis after giving effect to any such incurrence does not exceed 3.75 to 1.00 (including in connection with an acquisition or other Investment permitted under this Agreement) (provided that (i) in the case of an incurrence of Incremental Revolving Commitments, assuming such Incremental Revolving Commitments are fully drawn and (ii) in the case of all Incremental Loans, calculating the Total Net Leverage Ratio without netting the cash proceeds from such Incremental Loans then proposed to be incurred (other than with respect to any such cash proceeds of revolving indebtedness intended to be used for working capital).

In addition, the Borrower may elect to use clause (iii) of the definition of Available Incremental Amount regardless of whether the Borrower has capacity under clauses (i) or (ii) of the definition of Available Incremental Amount. Further, the Borrower may elect to use clause (iii) of the definition of Available Incremental Amount prior to using clauses (i) or (ii) of the definition of Available Incremental Amount, and if both clause (iii) and clauses (i) or (ii) of the definition of Available Incremental Amount are available, unless otherwise elected by the Borrower, then the Borrower will be deemed to have elected to use clause (iii) of the definition of Available Incremental Amount. In addition, any Indebtedness originally designated as incurred pursuant to clauses (i) or (ii) of the definition of Available Incremental Amount shall be automatically reclassified as incurred under clause (iii) of the definition of Available Incremental Amount at such time as the Borrower would meet the applicable leverage-based incurrence test at such time on a pro forma basis, unless otherwise elected by the Borrower. In the case of any Incremental Delayed Draw Term Loan Commitment or Incremental Equivalent Debt in the form of a delayed draw loan or note, for purposes of determining capacity under, and compliance with the Available Incremental Amount (including for purposes of incurring or establishing such Incremental Delayed Draw Term Loan Commitment (and any associated Incremental Delayed Draw Term Loan) or Incremental Equivalent Debt in the form of a delayed draw term loan or note), such Incremental Delayed Draw Term Loan or Incremental Equivalent Debt shall be incurred as and when the applicable Incremental Delayed Draw Term Loan or Incremental Equivalent Debt is funded (and shall be deemed not to be drawn, or incurred under the Available Incremental Amount, prior to the funding thereof) (for the avoidance of doubt, capacity under the Available Incremental Amount with respect to incurring such Incremental Delayed Draw Term Loan or Incremental Equivalent Debt shall be determined as of the applicable date of funding thereunder (and not as of the date the corresponding delayed draw commitments are established)).

(5)
Required Terms. The terms, provisions and documentation of the Incremental Term Loans and Incremental Term Commitments or the Incremental Revolving Loans and Incremental Revolving Commitments, as the case may be, of any Class and any Loan Increase shall be as agreed between the Borrower and the applicable Incremental Lenders providing such Incremental Commitments and except as otherwise set forth herein, to the extent not consistent with the Closing Date Term Loans or Closing Date Revolving Facility, as applicable, existing on the Incremental Facility Closing Date, shall either, at the option of the Borrower, (A) be reasonably satisfactory to the Required Lenders, (B) be not materially more restrictive to the Borrower (as determined by the Borrower in good faith), when taken as a whole, than the terms of the Closing Date Term Loans or Closing Date Revolving Facility, as applicable, except, in each case under this clause (B), with respect to (x) covenants (including any Previously Absent Financial Maintenance Covenant) and other terms applicable to any period after the Latest Maturity Date of the Closing Date Term Loans or Closing Date Revolving Facility, as applicable, in effect immediately prior to the incurrence of the Incremental Term Loans and Incremental Term Commitments or the Incremental Revolving Loans and Incremental Revolving Commitments, as the case may be or (y) a Previously Absent Financial Maintenance Covenant (so long as, (i) to the extent that any such terms of any Incremental Revolving Loans and Incremental Revolving Commitments contain a Previously Absent Financial Maintenance Covenant that is in effect prior to the applicable Latest Maturity Date of the Closing Date Revolving Facility, such Previously Absent Financial Maintenance Covenant shall be included for the benefit of the Closing Date Revolving Facility, and (ii) to the extent that any such terms of any Incremental Term Loans contain a Previously Absent Financial Maintenance Covenant that is in effect prior to the applicable Latest Maturity Date of the Closing Date Term Loan Facility and the Delayed Draw Term Loan Facility, such Previously Absent Financial Maintenance Covenant shall be included for the benefit of the Closing Date Term Loans and Delayed Draw Term Loans or (C) contain such terms, provisions and documentation as are reasonably satisfactory to the Administrative Agent and the Specified Representative (or in the case of the Revolving Facility, solely to the extent that such terms, provisions and documentation with respect to the Revolving Facility would require consent of any Class of Lenders other than the Revolving Lenders under Section 10.01) (provided that, at the Borrower’s election, to the extent any term or provision is added for the benefit of (i) the Lenders of Incremental Term Loans or Lenders under Incremental Revolving Commitments, no consent shall be required from the Administrative Agent or any Lender to the extent that such term or provision is also added, or the features of such term or provision are provided, for the benefit of the Lenders of the Closing Date Term Loans and the Delayed Draw Term Loan Facility or (ii) the Lenders under Incremental Revolving Commitments, no consent shall be required from the Administrative Agent and the Specified Representative unless the addition of such term or provision (or the provision of the features thereof) to the Revolving Facility would require the consent of any Class of Lenders other than the Revolving Lenders under Section 10.01, in which case the consent of the Administrative Agent and the Specified Representative shall be required or any Lender to the extent that such term or provision is also added, or the features of such term or provision are provided, for the benefit of the Lenders of the Closing Date Revolving Facility); provided that in the case of a Term Loan Increase or a Revolving Commitment Increase, the terms, provisions and documentation of such Term Loan Increase or a Revolving Commitment Increase shall be identical (other than with respect to upfront fees, OID or similar fees, it being understood that, if required to consummate such Loan Increase transaction, the interest rate margins and rate floors may be increased, any call protection provision may be made more favorable to the applicable existing Lenders and additional upfront or similar fees may be payable to the lenders providing the Loan Increase) to the applicable Term Loans or Revolving Commitments being increased, in each case, as existing on the Incremental Facility Closing Date (provided that, if such Incremental Term Loans are intended to be “fungible” with the Closing Date Term Loans, notwithstanding any other conditions specified in this Section 2.14(5), the amortization schedule for such “fungible” Incremental Term Loan may provide for amortization in such other percentage(s) to be agreed by Borrower and the Administrative Agent to provide that such Incremental Term Loans will be (or will be deemed to be) “fungible” with the Closing Date Term Loans). In any event:

(a)
the Incremental Term Loans:

(i)
(I) shall rank equal or junior in priority in right of payment with the First Lien Obligations under this Agreement and (II) shall either (A) rank equal (but without regard to the control of remedies) or junior in priority of right of security with the First Lien Obligations under this Agreement and shall be subject to the applicable Intercreditor Agreement or other intercreditor arrangements reasonably satisfactory to the Administrative Agent or (B) be unsecured, in each case as applicable pursuant to Section 2.14(4)(c) above,

(ii)
shall not mature earlier than the Original Term Loan Maturity Date,

(iii)
shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Closing Date Term Loans on the date of incurrence of such Incremental Term Loans,

(iv)
subject to clause (5)(a)(iii) above and clause (5)(b) below, respectively, shall have amortization and an Applicable Rate determined by the Borrower and the applicable Incremental Term Lenders; provided, that if such Incremental Term Loans are intended to be “fungible” with the Closing Date Term Loans notwithstanding any other conditions specified in this Section 2.14(5)(a), the amortization schedule for such “fungible” Incremental Term Loan may provide for amortization in such other percentage(s) to be agreed by the Borrower and the Administrative Agent to provide that the Incremental Term Loans will be (or will be deemed to be) “fungible” with the Closing Date Term Loans; provided further that any Incremental Term Loans that are junior in priority of right of security to the Obligations or unsecured shall not have amortization prior to the Latest Maturity Date of the Closing Date Term Loans,

(v)
(A) to the extent secured by Liens on the Collateral on a pari passu basis with the First Lien Obligations (but without regard to the control of remedies), may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any mandatory prepayments of Term Loans hereunder, except that, unless otherwise restricted under this Agreement, such Incremental Term Loans may participate on greater than a pro rata basis as compared to any later maturing Class of Term Loans constituting First Lien Obligations in any mandatory prepayments under Section 2.05(2)(a), (b) and (c)(i) as specified in the applicable Incremental Amendment and (B) may participate on a pro rata basis, less than a pro rata basis or greater than a pro rata basis in any voluntary prepayments of Term Loans hereunder, as specified in the applicable Incremental Amendment,

(vi)
shall be denominated in Dollars, subject to the consent of the Administrative Agent and the Specified Representative (not to be unreasonably withheld, delayed or conditioned), another currency as determined by the Borrower and the applicable Incremental Term Lenders,

(vii)
shall not at any time be guaranteed by any Subsidiary of the Borrower other than Subsidiaries that are Guarantors, and

(viii)
in the case of Incremental Term Loans that are secured, the obligations in respect thereof shall not be secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral;

provided that Incremental Term Loans may be incurred in the form of a bridge or other interim credit facility intended to be refinanced or replaced with long term Indebtedness (so long as such credit facility includes customary “rollover provisions” that satisfy the requirements of clauses (ii) and (iii) above following such rollover), in which case, on or prior to the first anniversary of the incurrence of such “bridge” or other credit facility, clauses (ii) and (iii) above shall not prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions;

(b) the Incremental Revolving Commitments and Incremental Revolving Loans:

(i)
(I) shall rank equal or junior in priority in right of payment with the First Lien Obligations under this Agreement and (II) shall either (A) rank equal (but without regard to the control of remedies) or junior in priority of right of security with the First Lien Obligations under this Agreement and shall be subject to the applicable Intercreditor Agreement or other intercreditor arrangements reasonably satisfactory to the Revolver Agent or (B) be unsecured, in each case as applicable pursuant to Section 2.14(4)(c) above,

(ii)
shall not mature earlier than the Original Revolving Facility Maturity Date, and shall not be subject to amortization,

(iii)
except as set forth in clause (v) below, shall provide that the borrowing and repayment (other than permanent repayment) of Revolving Loans with respect to Incremental Revolving Commitments after the associated Incremental Facility Closing Date may be made on a pro rata basis, less than a pro rata basis or greater than a pro rata basis with all other outstanding Revolving Commitments existing on such Incremental Facility Closing Date,

(iv)
subject to the provisions of Section 2.03(12) and 2.04(7) in connection with Letters of Credit and Swing Line Loans, respectively, which mature or expire after a Maturity Date at any time Incremental Revolving Commitments with a later Maturity Date are outstanding, shall provide that all Letters of Credit and Swing Line Loans shall be participated on a pro rata basis by each Lender with a Revolving Commitment in accordance with its percentage of the Revolving Commitments existing on the Incremental Facility Closing Date (and except as provided in Sections 2.03(12) and 2.04(7), without giving effect to changes thereto on an earlier Maturity Date with respect to Letters of Credit and Swing Line Loans theretofore incurred or issued),

(v)
shall provide that the permanent repayment of Revolving Loans in connection with a termination of Incremental Revolving Commitments after the associated Incremental Facility Closing Date may be made on a pro rata basis or less than a pro rata basis (or greater than a pro rata basis

(I) with respect to (A) repayments required upon the Maturity Date of any Incremental Revolving Commitments and (B) repayments made in connection with any refinancing of Incremental Revolving Commitments or (II) as compared to any other Revolving Commitments with a later maturity date than such Incremental Revolving Commitments), in each case, with all other Revolving Commitments existing on such Incremental Facility Closing Date,

(vi)
shall provide that assignments and participations of Incremental Revolving Commitments and Incremental Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans existing on the Incremental Facility Closing Date,

(vii)
shall provide that any Incremental Revolving Commitments may constitute a separate Class or Classes, as the case may be, of Commitments from the Classes constituting the applicable Revolving Commitments prior to the Incremental Facility Closing Date; provided at no time shall there be Revolving Commitments hereunder (including Incremental Revolving Commitments and any original Revolving Commitments) which have more than four (4) different Maturity Dates unless otherwise agreed to by the Revolver Agent,

(viii)
shall have an Applicable Rate determined by the Borrower and the applicable Incremental Revolving Lenders,

(ix)
shall be denominated in Dollars or, subject to the consent of the Revolver Agent (not to be unreasonably withheld, delayed or conditioned), another currency as determined by the Borrower and the applicable Incremental Revolving Lenders,

(x)
shall not at any time be guaranteed by any Subsidiary of the Borrower other than Subsidiaries that are Guarantors,

(xi)
in the case of Incremental Revolving Commitments and Incremental Revolving Loans that are secured, the obligations in respect thereof shall not be secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral; and

(xii)
shall not exceed an amount such that, after giving effect thereto, the aggregate principal amount of all Incremental Revolving Commitments and Permitted Incremental Equivalent Debt constituting revolving commitments exceeds the greater of (a) $25,000,000 and (b) 30% of Consolidated EBITDA of the Borrower and the Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis) (the “Available Incremental Revolver Cap”);

provided that Incremental Revolving Commitments and Incremental Revolving Loans may be incurred in the form of a bridge or other interim credit facility intended to be refinanced or replaced with long term indebtedness (so long as such credit facility includes customary “rollover provisions” that satisfy the requirements of clause (ii) above following such rollover), in which case, on or prior to the first anniversary of the incurrence of such “bridge” or other credit facility, clause (ii) above shall not prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions;

provided further that on the date of effectiveness of any Incremental Revolving Commitments, the L/C Sublimit and/or Swing Line Sublimit, as applicable, shall increase by an amount, if any, agreed upon by the Required Revolver Lenders, the Borrower and the relevant Issuing Banks and/or the Swing Line Lender, as applicable.

(c)
the Applicable Rate and fees applicable to the Incremental Term Loans of each Class shall be determined by the Borrower and the applicable Incremental Term Lenders and shall be set forth in each applicable Incremental Amendment; provided, however, that with respect to any Incremental Term Loan that (I) is secured by the Collateral and ranks equal in priority of right of security with the First Lien Obligations under this Agreement (but without regard to the control of remedies) and (II) is in the form of Dollar-denominated term loans or notes (other than in the form of a bona fide widely placed Rule 144A high-yield bond offering), the All-In Yield applicable to such Incremental Term Loans determined as of the Incremental Facility Closing Date shall not be greater than the applicable All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Closing Date Term Loans, plus 50 basis points per annum unless the Applicable Rate (together with, as provided in the proviso below, the Adjusted Term SOFR or Base Rate floor) with respect to the Closing Date Term Loans and Delayed Draw Term Loans is increased so as to cause the then applicable All-In Yield under this Agreement on the Closing Date Term Loans and Delayed Draw Term Loans to equal the All-In Yield then applicable to the Incremental Term Loans, minus 50 basis points per annum (it being understood and agreed that any increase in All-In Yield on the Closing Date Term Loans and Delayed Draw Term Loans due to the application of an Adjusted Term SOFR or Base Rate floor on any Incremental Term Loan shall be effected solely through an increase in (or implementation of, as applicable) the Adjusted Term SOFR or Base Rate floor applicable to such Closing Date Term Loans and Delayed Draw Term Loans) (this proviso, the “MFN Provision”).

(6)
Incremental Amendment. Commitments in respect of Incremental Term Loans and Incremental Revolving Commitments shall become Commitments (or in the case of an Incremental Revolving Commitment to be provided by an existing Revolving Lender, an increase in such Lender’s applicable Revolving Commitment), under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Incremental Lender providing such Incremental Commitments and the Agents.

(7)
Notwithstanding anything to the contrary in Section 10.01 (a) each Incremental Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Applicable Agent and the Borrower, to effect the provisions of this Section 2.14, including to effect technical and corresponding amendments to this Agreement and the other Loan Documents and

(b) at the option of the Borrower in consultation with the Applicable Agent, incorporate terms that would be favorable to existing Lenders of the applicable Class or Classes for the benefit of such existing Lenders of the applicable Class or Classes (including to the extent necessary or advisable to allow any Class of Incremental Commitments to be a Loan Increase), in each case under this clause (b), so long as the Applicable Agent reasonably agrees that such modification is favorable to the applicable Lenders. In connection with any Incremental Amendment, the Borrower shall, if reasonably requested by the Applicable Agent, deliver customary reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Applicable Agent in order to ensure that such Incremental Loans are provided with the benefit of the applicable Loan Documents. The Borrower may use the proceeds (if any) of the Incremental Loans for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Commitments or Incremental Loans unless it so agrees.

(8)
Reallocation of Revolving Exposure. Upon any Incremental Facility Closing Date on which Incremental Revolving Commitments are effected through an increase in the Revolving Commitments with respect to any existing Revolving Facility pursuant to this Section 2.14, (a) each of the Revolving Lenders under such Facility shall assign to each of the Incremental Revolving Lenders, and each of the Incremental Revolving Lenders shall purchase from each of the Revolving Lenders, at the principal amount thereof, such interests in the Revolving Loans outstanding on such Incremental Facility Closing Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Lenders and Incremental Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such Incremental Revolving Commitments to the Revolving Commitments, (b) each Incremental Revolving Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Loan and (c) each Incremental Revolving Lender shall become a Lender with respect to the Incremental Revolving Commitments and all matters relating thereto. The Applicable Agent and the Lenders hereby agree that the minimum borrowing and prepayment requirements in Section 2.02 and 2.05(1) of this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(9)
This Section 2.14 shall supersede any provisions in Section 2.12, 2.13 or 10.01 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.14 may be amended with the consent of the Required Lenders (or the applicable Required Facility Lenders, if applicable).

SECTION 2.15 Refinancing Amendments.

(1)
At any time after the Closing Date, the Borrower may obtain, from any Lender or any Additional Lender (it being understood that (a) no Lender shall be required to provide any Other Loan without its consent, (b) Affiliated Lenders may not provide Other Revolving Commitments and (c) Other Term Loans provided by Affiliated Lenders shall be subject to the limitations set forth in Section 10.07(8)), Other Loans to refinance all or any portion of the applicable Class or Classes of Loans then outstanding under this Agreement which will be made pursuant to Other Term Loan Commitments, in the case of Other Term Loans, and pursuant to Other Revolving Commitments, in the case of Other Revolving Loans, in each case pursuant to a Refinancing Amendment; provided that such Other Loans and Other Revolving Commitments (i) shall rank equal in priority in right of payment with the other Loans and Commitments hereunder, (ii) shall be unsecured or rank pari passu (without regard to the control of remedies) or junior in right of security with any First Lien Obligations under this Agreement and, if secured on a (x) pari passu basis, shall be subject to a Equal Priority Intercreditor Agreement and (y) junior basis, shall be subject to an applicable Intercreditor Agreement(s), (iii) if secured, shall not be secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (iv) shall not at any time be guaranteed by any Subsidiary of the Borrower other than Subsidiaries that are Guarantors, (v)(I) shall have interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment terms and premiums as may be agreed by the Borrower and the Lenders thereof and/or (II) may provide for additional fees and/or premiums payable to the Lenders providing such Other Loans in addition to any of the items contemplated by the preceding clause (I), in each case, to the extent provided in the applicable Refinancing Amendment, (vi) may have optional prepayment terms (including call protection and prepayment terms and premiums) as may be agreed between the Borrower and the Lenders thereof, (vii) at the time of incurrence thereof, will have a final maturity date no earlier than the Term Loans or Revolving Commitments being refinanced and, in the case of Other Term Loans, will have a Weighted Average Life to Maturity equal to or greater than the then-remaining Weighted Average Life to Maturity of the Term Loans being refinanced and (viii) will have such other terms and conditions (other than as provided in foregoing clauses (ii) through (vii)) that either, at the option of the Borrower, (I) if otherwise not consistent with the terms of such Class of Loans or Commitments being refinanced, not be materially more restrictive to the Borrower (as determined by the Borrower in good faith), when taken as a whole, than the terms of such Class of Loans or Commitments being refinanced, except, in each case under this clause (I), with respect to (A) covenants and other terms applicable to any period after the Latest Maturity Date of the Term Loans or Revolving Commitments being refinanced or (B) a Previously Absent Financial Maintenance Covenant (so long as, (1) to the extent that any such terms of any Other Terms Loans contain a Previously Absent Financial Maintenance Covenant that is in effect prior to the Latest Maturity Date of the Closing Date Term Loans, such Previously Absent Financial Maintenance Covenant shall be included for the benefit of the Closing Date Term Loans and (2) to the extent that any such terms of any Other Revolving Loans and Other Revolving Commitments contain a Previously Absent Financial Maintenance Covenant that is in effect prior to the Latest Maturity Date of the Closing Date Revolving Facility, such Previously Absent Financial Maintenance Covenant shall be included for the benefit of the Closing Date Revolving Facility) or (II) such terms as are reasonably satisfactory to the Applicable Agent (provided that, at Borrower’s election, to the extent any term or provision is added for the benefit of (A) the lenders of Other Term Loans or Other Revolving Commitments, no consent shall be required from the Applicable Agent or any Lender to the extent that such term or provision is also added, or the features of such term or provision are provided, for the benefit of the Lenders of the Closing Date Term Loans or (B) the lenders under Other Revolving Commitments, no consent shall be required from the Revolver Agent unless, the addition of such term or provision (or the provision of the features thereof) to the Revolving Facility would require the consent of any Class of Lenders other than the Revolving Lenders under Section 10.01, in which case the consent of the Revolver Agent shall be required) or any Lender to the extent that such term or provision is also added, or the features of such term or provision are provided, for the benefit of the Lenders of the Closing Date Revolving Facility). Any Other Term Loans may participate on a pro rata basis, less than a pro rata basis or greater than a pro rata basis in any prepayments of Term Loans hereunder (except that, unless otherwise permitted under this Agreement or unless the Class of Term Loans being refinanced was so entitled to participate on a greater than a pro rata basis in such mandatory prepayments, such Other Term Loans may not participate on a greater than a pro rata basis as compared to any earlier maturing Class of Term Loans constituting First Lien Obligations in any mandatory prepayments under Section 2.05(2)(a), (b) and (c)(i)), as specified in the applicable Refinancing Amendment. All Other Revolving Commitments shall provide that (a) except as provided under sub-clause (b) below, borrowings and repayments (other than permanent repayments) of principal under the applicable Other Revolving Commitments may be made on a pro rata basis, less than a pro rata basis or greater than a pro rata basis and (b) the permanent repayment of Other Revolving Loans in connection with a termination of Other Revolving Commitments may be made on a pro rata basis or less than a pro rata basis (or greater than a pro rata basis (i) with respect to (I) repayments required upon the Maturity Date of any Other Revolving Commitments and (II) repayments made in connection with any refinancing of Other Revolving Commitments or (ii) as compared to any other Revolving Commitments with a later maturity date than such Other Revolving Commitments), in each case, with all other Revolving Commitments. In connection with any Refinancing Amendment, the Borrower shall, if reasonably requested by the Administrative Agent, deliver customary reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Other Loans or Other Revolving Commitments are provided with the benefit of the applicable Loan Documents.

(2)
Each Class of Other Commitments and Other Loans incurred under this Section 2.15 shall be in an aggregate principal amount that is not less than $5,000,000. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Other Commitments and Other Loans incurred pursuant thereto (including any amendments necessary to treat the Other Loans and/or Other Commitments as Loans and Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent (or in the case of the Revolving Facility, solely to the extent that such terms, provisions and documentation with respect to the Revolving Facility would require consent of any Class of Lenders other than the Revolving Lenders under Section 10.01) and the Borrower, to effect the provisions of this Section 2.15.

(3)
This Section 2.15 shall supersede any provisions in Section 2.12, 2.13 or 10.01 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.15 may be amended with the consent of the Required Lenders (or the applicable Required Facility Lenders, if applicable). Notwithstanding anything to the contrary in Section 10.01, (a) each Refinancing Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent (or in the case of the Revolving Facility, solely to the extent that such terms, provisions and documentation with respect to the Revolving Facility would require consent of any Class of Lenders other than the Revolving Lenders under Section 10.01) and the Borrower, to effect the provisions of this Section 2.15, including to effect technical and corresponding amendments to this Agreement and the other Loan Documents and (b) at the option of the Borrower in consultation with the Administrative Agent, incorporate terms that would be favorable to existing Lenders of the applicable Class or Classes for the benefit of such existing Lenders of the applicable Class or Classes, in each case under this clause (b), so long as the Administrative Agent reasonably agrees that such modification is favorable to the applicable Lenders (provided that if any such terms proposed to be incorporated into the

Revolving Facility would require the consent of any Class of Lenders other than the Revolving Lenders under Section 10.01, the consent of the Administrative Agent shall be required for the incorporation of such terms, which consent shall be separate and apart from the Administrative Agent’s concurrence that such terms are favorable to the applicable Lenders).

SECTION 2.16 Extensions of Loans.

(1)
Extension of Term Loans. The Borrower may at any time and from time to time request that all or a portion of the Term Loans of any Class (each, an “Existing Term Loan Class”) be converted or exchanged to extend the scheduled Maturity Date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so extended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.16. Prior to entering into any Extension Amendment with respect to any Extended Term Loans, the Borrower shall provide written notice to the Administrative Agent (who shall provide a copy of such notice to Lenders selected by the Borrower under the applicable Existing Term Loan Class (it being understood that any such request need not be offered equally to all such Lenders of such Existing Term Loan Class)) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which terms shall be identical in all material respects to the Term Loans of the Existing Term Loan Class from which they are to be extended except that (a) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments, if any, of all or a portion of any principal amount of such Extended Term Loans may be delayed to later dates than the scheduled amortization, if any, of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in the Extension Amendment, the Incremental Amendment, the Refinancing Amendment or any other amendment, as the case may be, with respect to the Existing Term Loan Class from which such Extended Term Loans were extended), (b)(i) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and voluntary prepayment terms and premiums with respect to the Extended Term Loans may be different than those for the Term Loans of such Existing Term Loan Class and/or (ii) additional fees and/or premiums may be payable to the Lenders providing such Extended Term Loans in addition to any of the items contemplated by the preceding clause (i), in each case, to the extent provided in the applicable Extension Amendment, (c) the Extended Term Loans may have optional prepayment terms (including call protection and prepayment terms and premiums) as may be agreed between the Borrower and the Lenders thereof, (d) any Extended Term Loans may participate on a pro rata basis, less than a pro rata basis or greater than a pro rata basis in any mandatory prepayments of Term Loans hereunder (except that, unless otherwise permitted under this Agreement, such Extended Term Loans may not participate on a greater than pro rata basis as compared to any earlier maturing Class of Term Loans in any mandatory prepayments under Section 2.05(2)(a), (b) and (c)(i)), in each case as specified in the respective Term Loan Extension Request and (e) the Extension Amendment may provide for such other terms and conditions (other than as provided in the foregoing clauses (a) through (d)) with respect to the Extended Term Loans that either, at the option of the Borrower, (i) reflect market terms and conditions (taken as a whole) at the time of such Extension Amendment (as determined by the Borrower in good faith), (ii) if otherwise not consistent with the terms of the Existing Term Loan Class subject to such Term Loan Extension Request, are not materially more restrictive to the Borrower (as determined by the Borrower in good faith), when taken as a whole, than the terms of such Existing Term Loan Class subject to such Term Loan Extension Request, except, in each case under this clause (ii), with respect to (I) covenants and other terms applicable solely to any period after the Latest Maturity Date in respect of such Existing Term Loan Class subject to such Term Loan Extension Request in effect immediately prior to such Extension Amendment or (II) a Previously Absent Financial Maintenance Covenant (so long as, to the extent that any Extended Terms Loans contain a Previously Absent Financial Maintenance Covenant that is in effect prior to the applicable Latest Maturity Date of the Closing Date Term Loans, such Previously Absent Financial Maintenance Covenant shall be included for the benefit of the Closing Date Term Loans) or (iii) such terms as are reasonably satisfactory to the Administrative Agent (provided that, at Borrower’s election, to the extent any term or provision is added for the benefit of the lenders of Extended Term Loans, no consent shall be required from the Administrative Agent or any Lender to the extent that such term or provision is also added, or the features of such term or provision are provided, for the benefit of the Lenders of the Closing Date Term Loans). No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Term Loan Extension Request. Any Extended Term Loans extended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement and shall constitute a separate Class of Loans from the Existing Term Loan Class from which they were extended; provided that any Extended Term Loans amended from an Existing Term Loan Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Class.

(2)
Extension of Revolving Commitments. The Borrower may at any time and from time to time request that all or a portion of the Revolving Commitments of any Class (each, an “Existing Revolving Class”) be converted or exchanged to extend the scheduled Maturity Date(s) of any payment of principal with respect to all or a portion of any principal amount of such Revolving Commitments (any such Revolving Commitments which have been so extended, “Extended Revolving Commitments”) and to provide for other terms consistent with this Section 2.16. Prior to entering into any Extension Amendment with respect to any Extended Revolving Commitments, the Borrower shall provide written notice to the Administrative Agent (and the Administrative Agent shall provide a copy of such notice to the Lenders selected by the Borrower under the applicable Existing Revolving Class (it being understood that any such request need not be offered equally to all such Lenders of such Existing Revolving Class)) (each, a “Revolving Extension Request”) setting forth the proposed terms of the Extended Revolving Commitments to be established, which terms shall be identical in all material respects to the Revolving Commitments of the Existing Revolving Class from which they are to be extended except that (a) the scheduled final maturity date shall be extended to a later date than the scheduled final maturity date of the Revolving Commitments of such Existing Revolving Class; provided, however, that at no time shall there be Classes of Revolving Commitments hereunder (including Extended Revolving Commitments) which have more than four (4) different Maturity Dates (unless otherwise consented to by the Administrative Agent), (b) (i) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and voluntary prepayment terms and premiums with respect to the Extended Revolving Commitments may be different than those for the Revolving Commitments of such Existing Revolving Class and/or (ii) additional fees and/or premiums may be payable to the Lenders providing such Extended Revolving Commitments in addition to any of the items contemplated by the preceding clause (i), in each case, to the extent provided in the applicable Extension Amendment, (c) (i) except as provided under sub-clause (ii) below, all borrowings under the Extended Revolving Commitments of the applicable Revolving Extension Series and repayments thereunder (other than permanent repayments) may be made on a pro rata basis, less than a pro rata basis or greater than a pro rata basis and (ii) the permanent repayment of outstanding Revolving Loans under the Extended Revolving Commitments in connection with a termination of Extended Revolving Commitments may be made on a pro rata basis or less than a pro rata basis (or greater than a pro rata basis (I) with respect to (A) repayments required upon the Maturity Date of the non-extending Revolving Commitments or the Extended Revolving Commitments and (B) repayments made in connection with any refinancing of Extended Revolving Commitments or (II) as compared to any other Revolving Commitments with a later maturity date than such Extended Revolving Commitments), in each case under this clause (c), with all other Revolving Commitments and (d) the Extension Amendment may provide for such other terms and conditions (other than as provided in the foregoing clauses (a) through (c)) with respect to the Extended Revolving Commitments that either, at the option of the Borrower, (i) reflect market terms and conditions (taken as a whole) at the time of such Extension Amendment (as determined by the Borrower in good faith), (ii) if otherwise not consistent with the Existing Revolving Class subject to such Revolving Extension Request, are not materially more restrictive to the Borrower (as determined by the Borrower in good faith), when taken as a whole, than the terms of such Existing Revolving Class subject to such Revolving Extension Request, except, in each case under this clause (ii), with respect to (I) covenants and other terms applicable solely to any period after the Latest Maturity Date in respect of such Existing Revolving Class subject to such Revolving Extension Request in effect immediately prior to such Extension Amendment or (II) a Previously Absent Financial Maintenance Covenant (so long as, to the extent that any such terms of any Extended Revolving Commitments contain a Previously Absent Financial Maintenance Covenant that is in effect prior to the applicable Latest Maturity Date of the Closing Date Revolving Facility, such Previously Absent Financial Maintenance Covenant shall be included for the benefit of the Closing Date Revolving Facility) or (iii) such terms as are reasonably satisfactory to the Administrative Agent (or in the case of the Revolving Facility, solely to the extent that such terms, provisions and documentation with respect to the Revolving Facility would require consent of any Class of Lenders other than the Revolving Lenders under Section 10.01) (provided that, at Borrower’s election, (A) to the extent any term or provision is added for the benefit of the lenders of Extended Revolving Commitments, no consent shall be required from the Administrative Agent or any Lender to the extent that such term or provision is also added, or the features of such term or provision are provided, for the benefit of the Lenders of the Closing Date Term Loans or (B) to the extent any term or provision is added for the benefit of the Lenders of Extended Revolving Commitments, no consent shall be required from the Administrative Agent unless the addition of such term or provision (or the provision of the features thereof) to the Revolving Facility would require the consent of any Class of Lenders other than the Revolving Lenders under Section 10.01 or any Lender to the extent that such term or provision is also added, or the features of such term or provision are provided, for the benefit of the Lenders of the Closing Date Revolving Facility). No Lender shall have any obligation to agree to have any of its Revolving Commitments of any Existing Revolving Class converted into Extended Revolving Commitments pursuant to any Revolving Extension Request. Any Extended Revolving Commitments extended pursuant to any Revolving Extension Request shall be designated a series (each, a “Revolving Extension Series”) of Extended Revolving Commitments for all purposes of this Agreement and shall constitute a separate Class of Revolving Commitments from the Existing Revolving Class from which they were extended; provided that any Extended Revolving Commitments amended from an Existing Revolving Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolving Extension Series with respect to such Existing Revolving Class.

(3)
Extension Request. The Borrower shall provide the applicable Extension Request to the Administrative Agent at least five (5) Business Days (or such shorter period as the Administrative Agent may determine in its sole discretion) prior to the date on which Lenders under the applicable Existing Term Loan Class or Existing Revolving Class, as applicable, are requested to respond. Any such Lender holding a Term Loan under an Existing Term Loan Class (each, an “Extending Term Lender”) that has received an Extension Request and wishes to have all or a portion of its Term Loans of an Existing Term Loan Class or Existing Term Loan Classes, as applicable, subject to such Extension Request converted or exchanged into Extended Term Loans, and any such Revolving Lender with a Revolving Commitment under an Existing Revolving Class (each, an “Extending Revolving Lender”) that has received an Extension Request and wishes to have all or a portion of its Revolving Commitments of an Existing Revolving Class or Existing Revolving Classes, as applicable, subject to such Extension Request converted or exchanged into Extended Revolving Commitments, as applicable, shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans or Revolving Commitments, as applicable, which it has elected to convert or exchange into Extended Term Loans or Extended Revolving Commitments, as applicable. In the event that the aggregate principal amount of Term Loans and/or Revolving Commitments, as applicable, subject to Extension Elections exceeds the amount of Extended Term Loans and/or Extended

Revolving Commitments, respectively, requested pursuant to the Extension Request, Term Loans and/or Revolving Commitments, as applicable, subject to Extension Elections shall be converted or exchanged into Extended Term Loans and/or Revolving Commitments, respectively, as directed by the Borrower.

(4)
Extension Amendment. Extended Term Loans and Extended Revolving Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement (which, notwithstanding anything to the contrary set forth in Section 10.01, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans and/or Extended Revolving Commitments established thereby, as the case may be) executed by the Borrower, the Administrative Agent and the Extending Lenders, it being understood that such Extension Amendment shall not require the consent of any Lender other than (a) the Extending Lenders with respect to the Extended Term Loans or Extended Revolving Commitments, as applicable, established thereby, (b) with respect to any extension of the Revolving Commitments that results in an extension of Issuing Bank’s obligations with respect to Letters of Credit, the consent of such Issuing Bank and (c) with respect to any extension of the Revolving Commitments that results in an extension of Swing Line Lender’s obligations with respect to Swing Line Loans, the consent of such Swing Line Lender. Each request for an Extension Series of Extended Term Loans or Extended Revolving Commitments proposed to be incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than $5,000,000 (it being understood that the actual principal amount thereof provided by the applicable Lenders may be lower than such minimum amount), and the Borrower may condition the effectiveness of any Extension Amendment on an Extension Minimum Condition, which may be waived by the Borrower in its sole discretion. In addition to any terms and changes required or permitted by Sections 2.16(1) and 2.16(2), each of the parties hereto agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent necessary to (a) in respect of each Extension Amendment in respect of Extended Term Loans, amend the scheduled amortization payments pursuant to Section 2.07 or the applicable Incremental Amendment, Extension Amendment, Refinancing Amendment or other amendment, as the case may be, with respect to the Existing Term Loan Class from which the Extended Term Loans were exchanged to reduce each scheduled repayment amount for the Existing Term Loan Class in the same proportion as the amount of Term Loans of the Existing Term Loan Class is to be reduced pursuant to such Extension Amendment (it being understood that the amount of any repayment amount payable with respect to any individual Term Loan of such Existing Term Loan Class that is not an Extended Term Loan shall not be reduced as a result thereof), (b) reflect the existence and terms of the Extended Term Loans or Extended Revolving Commitments, as applicable, incurred pursuant thereto and (c) modify the prepayments set forth in Section 2.05 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto. Notwithstanding anything to the contrary in Section 10.01, (a) each Extension Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.16, including to effect technical and corresponding amendments to this Agreement and the other Loan Documents and (b) at the option of the Borrower in consultation with the Administrative Agent, incorporate terms that would be favorable to existing Lenders of the applicable Class or Classes for the benefit of such existing Lenders of the applicable Class or Classes, in each case under this clause (b), so long as the Administrative Agent reasonably agrees that such modification is favorable to the applicable Lenders if any such terms proposed to be incorporated to the Revolving Facility would require the consent of any Class of Lenders other than the Revolving Lenders under Section 10.01, which consent shall be separate and apart from the Administrative Agent’s concurrence that such terms are favorable to the applicable Lenders. In connection with any Extension Amendment, the Borrower shall, if reasonably requested by the Administrative Agent, deliver customary reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Extended Term Loans and/or Extended Revolving Commitments are provided with the benefit of the applicable Loan Documents.

(5)
Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Term Loan Class and/or Existing Revolving Class is converted or exchanged to extend the related scheduled maturity date(s) in accordance with paragraphs (1) and (2) of this Section 2.16, in the case of the existing Term Loans or Revolving Commitments, as applicable, of each Extending Lender, the aggregate principal amount of such existing Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans and/or Extended Revolving Commitments, respectively, so converted or exchanged by such Lender on such date, and the Extended Term Loans and/or Extended Revolving Commitments shall be established as a separate Class of Loans, except as otherwise provided under Sections 2.16(1) and (2). Subject to the provisions of Section 2.03(12) and 2.04(7) in connection with Letters of Credit and Swing Line Loans, respectively, which mature or expire after a Maturity Date at any time Extended Revolving Commitments with a later Maturity Date are outstanding, all Letters of Credit and Swing Line Loans shall be participated on a pro rata basis by each Lender with a Revolving Commitment in accordance with its percentage of the

Revolving Commitments existing on the date of the Extension of such Extended Revolving Commitments (and except as provided in Section 2.03(12) and Section 2.04(7), without giving effect to changes thereto on an earlier Maturity Date with respect to Letters of Credit and Swing Line Loans theretofore incurred or issued).

(6)
In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans and/or Extended Revolving Commitments of a given Extension Series to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Amendment, then the Administrative Agent, the Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Amendment”) within 15 days following the effective date of such Extension Amendment, as the case may be, which Corrective Extension Amendment shall (a) provide for the conversion or exchange and extension of Term Loans under the Existing Term Loan Class, or of Revolving Commitments under the Existing Revolving Class, in either case, in such amount as is required to cause such Lender to hold Extended Term Loans or Extended Revolving Commitments, as applicable, of the applicable Extension Series into which such other Term Loans or Revolving Commitments were initially converted or exchanged, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Amendment, in the absence of such error, (b) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrower and such Extending Term Lender or Extending Revolving Lender, as applicable, may agree and (c) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the penultimate sentence of Section 2.16(4).

(7)
No conversion or exchange of Loans or Commitments pursuant to any Extension Amendment in accordance with this Section 2.16 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(8)
This Section 2.16 shall supersede any provisions in Section 2.12, 2.13 or 10.01 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.16 may be amended with the consent of the Required Lenders (or the applicable Required Facility Lenders, if applicable).

SECTION 2.17 Defaulting Lenders.

(1)
Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(a)
Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove of any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(b)
Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to any Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the relevant Issuing Banks or Swing Line Lender hereunder; third, if so determined by the Revolver Agent or requested by the relevant Issuing Banks or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit or Swing Line Loan; fourth, as the Borrower may request (so long as no Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the relevant Issuing Banks or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the relevant Issuing Banks against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (ii) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.03 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(1)(b) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(c)
Certain Fees. That Defaulting Lender (i) shall not be entitled to receive any commitment fee pursuant to Section 2.09(1) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (ii) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.03(8).

(d)
Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Section 2.03 and Section 2.04, respectively, the “Applicable Percentage” of each

Non-Defaulting Lender’s Revolving Loans and L/C Obligations shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that the aggregate obligation of each Non- Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans shall not exceed the positive difference, if any, of (i) the Revolving Commitment of that Non-Defaulting Lender minus (ii) the aggregate Outstanding Amount of the Revolving Loans of that Non-Defaulting Lender.

(e)
Used Fee Allocation. If all or any portion of such Defaulting Lender’s participation in L/C Obligations is neither reallocated nor cash collateralized pursuant to clause (d) above, then, without prejudice to any rights or remedies of the Revolver Agent, the Issuing Bank or any other Lender hereunder, all unused line fees that otherwise would have been payable to such Defaulting Lender (solely with respect to such Defaulting Lender’s Pro Rata Share of its Revolving Commitment that was utilized for such L/C Obligations) and letter of credit fees payable under Section 2.03(8) with respect to such Defaulting Lender’s Pro Rata Share of the L/C Obligations shall be payable to the applicable Issuing Bank until and to the extent that such Defaulting Lender’s Pro Rata Share of the L/C Obligations is reallocated and/or cash collateralized.

(f)
Obligation to Issue Letters of Credit. So long as any Lender that holds a participation in any L/C Obligation is a Defaulting Lender, neither the Revolver Agent nor any Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulted Lender’s Pro Rata Share of the then outstanding participation in L/C Obligations will be one hundred percent (100%) covered by the Revolving Commitments of the Non- Defaulting Lenders and/or cash collateral will be provided by the Borrower, all in accordance with and as set forth in this Section 2.17(1)(f) or Section 2.03(7), and participating interests in any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with this Section 2.17(1) (and such Defaulting Lender shall not participate therein).

(2)
Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Revolver Agent, the Swing Line Lender and the Issuing Banks agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.17(1)(d)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

SECTION 2.18 Prepayment Premium. In the event of a prepayment of the Closing Date Term Loans or Closing Date Delayed Draw Term Loans pursuant to Section 2.05(1)(a) or Section 2.05(2)(c) ((but in each case, other than in connection with any assignments, designations or Commitment terminations pursuant to Section 3.07)) or if such Closing Date Term Loans or Closing Date Delayed Draw Term Loans are accelerated in accordance with Section 8.02 or otherwise become due prior to the Maturity Date as a result of an Event of Default, the Borrower shall pay to the Administrative Agent for the ratable account of each applicable Lender a premium equal to (a) if such prepayment is made prior to the first anniversary of the Closing Date, (I) if such prepayment is not made in connection with a Change of Control,

2.00% of the principal amount of the Term Loans so prepaid, accelerated or due and (II) if such prepayment is made in connection with a Change of Control, 1.00% of the principal amount of the Term Loans so prepaid, accelerated or due, (b) if such prepayment is made on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, (I) if such prepayment is not made in connection with a Change of Control, 1.00% of the principal amount of the Term Loans so prepaid, accelerated or due and (II) if such prepayment is made in connection with a Change of Control, 0.00% of the principal amount of the Term Loans so prepaid, accelerated or due and (c) if such prepayment is made on or after the second anniversary of the Closing Date, 0.00% of the principal amount of the Term Loans so prepaid, accelerated or due. Notwithstanding anything to the contrary in this Section 2.18, no such prepayment premium shall be owed (i) to any Lender that provides or arranges any replacement financing (or to the extent that any Affiliate of such Lender provides or arranges such replacement financing) the proceeds of which are used to make such prepayment and (ii) if such prepayment was made with internally generated cash.

Article III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01 Taxes.

(1)
Except as required by applicable Law, all payments by or on account of any Loan Party to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes.

(2)
If any Loan Party or any other applicable withholding agent is required by applicable Law to make any deduction or withholding on account of any Taxes from any sum paid or payable by or on account of any Loan Party to or for the account of any Lender or Agent under any of the Loan Documents:

(a)
the applicable Loan Party or other applicable withholding agent shall make such deduction or withholding and pay to the relevant Governmental Authority any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Loan Party) for such Loan Party’s account or (if that liability is imposed on the Lender or Agent) on behalf of and in the name of the Lender or Agent (as applicable);

(b)
if such Tax is a Non-Excluded Tax or Other Tax, the sum payable by any Loan Party to such Lender or Agent (as applicable) shall be increased by such Loan Party to the extent necessary to ensure that, after the making of any required deduction or withholding for Non-Excluded Taxes or Other Taxes (including any deductions or withholdings for Non-Excluded Taxes or Other Taxes attributable to any payments required to be made under this Section 3.01), such Lender receives on the due date a net sum equal to what it would have received had no such deduction or withholding been required or made; and

(c)
as soon as reasonably practicable, after any payment of Taxes by the applicable Loan Party or other applicable withholding agent to a Governmental Authority pursuant to this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence reasonably satisfactory to the Administrative Agent of such deduction or withholding and of the remittance thereof to the relevant Governmental Authority.

(3)
Status of Lender. Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Laws or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding tax with respect to any payments to be made to such Lender under any Loan Document. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documentation required below in this Section 3.01(3)) obsolete, expired or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and Administrative Agent of its legal ineligibility to do so.

Without limiting the foregoing:

(a)
Each U.S. Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) two properly completed and duly signed copies of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(b)
Each Foreign Lender, to the extent it is legally eligible to do so, shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(i)
two properly completed and duly signed copies of IRS Form W-8BEN or W- 8BEN-E (or any successor forms) claiming eligibility for the benefits of an income Tax treaty to which the United States is a party, and such other documentation as required under the Code,

(ii)
two properly completed and duly signed copies of IRS Form W-8ECI (or any successor forms),

(iii)
in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (A) two properly completed and duly signed United States Tax Compliance Certificates and (B) two properly completed and duly signed copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms),

(iv)
to the extent a Foreign Lender is not the beneficial owner of an interest in a Loan or Commitment hereunder (for example, where such Foreign Lender is a partnership), two properly completed and duly signed copies of IRS Form W-8IMY (or any successor forms) of such Foreign Lender, accompanied by an IRS Form W-8ECI, Form W-8BEN or W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY and any other required information (or any successor forms) from each beneficial owner that would be required under this Section 3.01(3) if such beneficial owner were a Lender, as applicable (provided that, if a Lender is a partnership and if one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such beneficial owner(s)), or

(v)
two properly completed and duly signed copies of any other documentation prescribed by applicable U.S. federal income Tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding tax on any payments to such Lender under the Loan Documents.

(c)
If a payment made to a Lender under any Loan Document would be subject to Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this paragraph (c), the term “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

For the avoidance of doubt, if a Lender is an entity disregarded from its owner for U.S. federal income tax purposes, references to the foregoing documentation are intended to refer to documentation with respect to such Lender’s owner and, as applicable, such Lender.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so. Notwithstanding anything to the contrary in this Section 3.01(3), no Lender shall be required to deliver any documentation pursuant to this Section 3.01(3) that such Lender is not legally eligible to deliver.

Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent, as applicable, any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01(3).

(4)
Without duplication of other amounts payable by the Borrower pursuant to Section 3.01(2), the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(5)
The Loan Parties shall, jointly and severally, indemnify a Lender, the Administrative Agent (each a “Tax Indemnitee”), within 10 days after written demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes paid or payable by such Tax Indemnitee (including Non-Excluded Taxes or Other Taxes imposed on or attributable to amounts payable under this Section 3.01) (other than any interest, penalties and other costs determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Tax Indemnitee), whether or not such Taxes were correctly or legally imposed or asserted by the Governmental Authority; provided that if the Borrower reasonably believes that such Taxes were not correctly or legally asserted, such Tax Indemnitee will cooperate with the Borrower to obtain a refund of such Taxes (which shall be repaid to the Borrower in accordance with Section 3.01(6)) below so long as such efforts would not, in the sole determination exercised in good faith of such Tax Indemnitee, result in any additional out-of-pocket costs or expenses not reimbursed by such Loan Party or be otherwise materially disadvantageous to such Tax Indemnitee. A certificate as to the amount of such payment or liability prepared in good faith and delivered by the Tax Indemnitee, by the Administrative Agent on behalf of another Tax Indemnitee, shall be conclusive absent manifest error.

(6)
If and to the extent that a Tax Indemnitee, in its sole discretion (exercised in good faith), determines that it has received a refund (whether received in cash or applied against any other cash Taxes payable) of any Non-Excluded Taxes or Other Taxes in respect of which it has received indemnification payments or additional amounts under this Section 3.01, then such Tax Indemnitee shall pay to the relevant Loan Party the amount of such refund, net of all out-of-pocket expenses of the Tax Indemnitee (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Tax Indemnitee, shall repay the amount paid over by the Tax Indemnitee (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Tax Indemnitee to the extent the Tax Indemnitee is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.01(6), in no event will the Tax Indemnitee be required to pay any amount to a Loan Party pursuant to this Section 3.01(6) the payment of which would place the Tax Indemnitee in a less favorable net after-Tax position than the Tax Indemnitee would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require a Tax Indemnitee to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(7)
On or before the date the Administrative Agent becomes a party to this Agreement, the Administrative Agent shall deliver to the Borrower whichever of the following is applicable: (a) if the Administrative Agent is a “United States person” within the meaning of Section 7701(a)(30) of the Code, two executed original copies of IRS Form W-9 certifying that the Administrative Agent is exempt from U.S. federal backup withholding or (b) if the Administrative Agent is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, (i) with respect to payments received for its own account, two executed original copies of IRS Form W-8ECI and (ii) with respect to payments received on account of any Lender, two executed original copies of IRS Form W- 8IMY (together with all required accompanying documentation) certifying that the Administrative Agent is a Withholding U.S. Branch. At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower. Notwithstanding anything to the contrary in this Section 3.01(7), the Administrative Agent shall not be required to provide any documentation that the Administrative Agent is not legally eligible to deliver as a result of a Change in Law after the date it becomes an Administrative Agent.

(8)
The agreements in this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, or the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(9)
For the avoidance of doubt, for purposes of this Section 3.01, the term “Lender” includes any Issuing Bank and any Swing Line Lender.

SECTION 3.02 Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Term Benchmark Rate, or to determine or charge interest rates based upon the Term Benchmark Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on written notice thereof by such Lender to the Borrower through the Administrative Agent, (1) any obligation of such Lender to make or continue Term Benchmark Rate Loans or to convert Base Rate Loans to Term Benchmark Rate Loans shall be suspended and (2) if such notice asserts the illegality of such Lender making or maintaining

Base Rate Loans the interest rate on which is determined by reference to the Term Benchmark Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be reasonably determined by the Administrative Agent without reference to the Term Benchmark Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (a) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Term Benchmark Rate Loans and shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term Benchmark Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term Benchmark Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term Benchmark Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term Benchmark Rate Loans and (b) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Term Benchmark Rate component of the Base Rate with respect to any Base Rate Loans, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term Benchmark Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term Benchmark Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 3.03 Inability to Determine Rates.

If the Administrative Agent (in the case of clause (a) or (b) below) or the Required Lenders (in the case of clause (c) below) reasonably determine that for any reason in connection with any request for a Term Benchmark Rate Loan or a conversion to or continuation thereof:

(a)
Adjusted Term SOFR cannot be determined in accordance with the definition thereof,

(b)
adequate and reasonable means do not exist for determining the Term Benchmark Rate for any requested Interest Period with respect to a proposed Term Benchmark Rate Loan or in connection with an existing or proposed Base Rate Loan, or

(c)
the Term Benchmark Rate for any requested Interest Period with respect to a proposed Term Benchmark Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan,

the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (i) the obligation of the Lenders to make or maintain Term Benchmark Rate Loans shall be suspended, and (ii) in the event of a determination described in the preceding sentence with respect to the Term Benchmark Rate component of the Base Rate, the utilization of the Term Benchmark Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Term Benchmark Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

SECTION 3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Term Benchmark Rate Loans.

(1)
Increased Costs Generally. If any Change in Law shall:

(a)
impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(b)
subject any Lender to any Tax of any kind whatsoever with respect to this Agreement, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes or Other Taxes covered by Section 3.01 and any Excluded Taxes); or

(c)
impose on any Lender or the London interbank market any other condition, cost or expense (in each case, other than with respect to Taxes) affecting this Agreement or Term Benchmark Rate Loans made by such Lender that is not otherwise accounted for in the definition of “Term Benchmark Rate” or this clause (1);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Term Benchmark Rate (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent), the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided that such amounts shall only be payable by the Borrower to the applicable Lender under this Section 3.04(1) so long as such Lender certifies that it is such Lender’s general policy or practice to demand compensation in similar circumstances under comparable provisions of other financing agreements.

(2)
Capital Requirements. If any Lender reasonably determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by it, or participations in or issuance of Letters of Credit by such Lender, to a level below that which such Lender or such Lender’s holding company, as the case may be, could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent), the Borrower will pay to such Lender additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided that such amounts shall only be payable by the Borrower to the applicable Lender under this

Section 3.04(2) so long as it is such Lender’s general policy or practice to demand compensation in similar circumstances under comparable provisions of other financing agreements.

(3)
Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (1) or (2) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

SECTION 3.05 Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (excluding loss of anticipated profits or margin) actually incurred by it as a result of:

(1)
any continuation, conversion, payment or prepayment of any Term Benchmark Rate Loan on a day prior to the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(2)
any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Term Benchmark Rate Loan on the date or in the amount notified by the Borrower; or

(3)
any assignment of a Term Benchmark Rate Loan on a day prior to the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 3.07; including any loss or expense (excluding loss of anticipated profits or margin) actually incurred by reason of the liquidation or reemployment of funds obtained by it to maintain such Term Benchmark Rate Loan or from fees payable to terminate the deposits from which such funds were obtained.

Notwithstanding the foregoing, no Lender may make any demand under this Section 3.05 with respect to the “floor” specified in the proviso to the definition of “Adjusted Term SOFR.”

SECTION 3.06 Matters Applicable to All Requests for Compensation.

(1)
Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (b) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material economic, legal or regulatory respect.

(2)
Suspension of Lender Obligations. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Term Benchmark Rate Loans from one Interest Period to another Interest Period, or to convert Base Rate Loans into Term Benchmark Rate Loans until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(3) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(3)
Conversion of Term Benchmark Rate Loans. If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Term Benchmark Rate Loans no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Term Benchmark Rate Loans made by other Lenders, as applicable, are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Term Benchmark Rate Loans to the extent necessary so that, after giving effect thereto, all Loans of a given Class held by the Lenders of such Class holding Term Benchmark Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Shares.

(4)
Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of Sections 3.01 or 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of Section 3.01 or 3.04 for any increased costs incurred or reductions suffered more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event giving rise to such claim and of such Lender’s intention to claim compensation therefor (except that, if the circumstance giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 3.07 Replacement of Lenders under Certain Circumstances. If (1) any Lender requests compensation under Section 3.04 or ceases to make Term Benchmark Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (2) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or 3.04, (3) any Lender is a Non-Consenting Lender, (4) any Lender becomes a Defaulting Lender or (5) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent,

(a)
require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights and obligations under this Agreement (or, with respect to clause (3) above, all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver, or amendment, as applicable) and the related Loan Documents to one or more Eligible Assignees that shall assume such obligations (any of which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)
the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.07(2)(d);

(ii)
such Lender shall have received payment of an amount equal to the applicable outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) and (solely in connection with any amendment, amendment and restatement or other modification to this Agreement which reduces, waives or modifies the premium set forth in Section 2.18) its pro rata share (as determined immediately prior to being so replaced) of any “prepayment premium” pursuant to Section 2.18 that would otherwise be owed in connection therewith as if such Loan were being prepaid by the Borrower pursuant to Section 2.05(1)(a) at the time of such assignment and delegation) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of such prepayment premium and all other amounts);

(iii)
such Lender being replaced pursuant to this Section 3.07 shall (I) execute and deliver an Assignment and Assumption with respect to all, or a portion, as applicable, of such Lender’s

Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans and (II) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent (or a lost or destroyed note indemnity in lieu thereof); provided that the failure of any such Lender to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed to be canceled upon such failure;

(iv)
the Eligible Assignee shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification and confidentiality provisions under this Agreement, which shall survive as to such assigning Lender;

(v)
in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(vi)
such assignment does not conflict with applicable Laws;

(vii)
any Lender that acts as an Issuing Bank may not be replaced hereunder at any time when it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such Issuing Bank (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such Issuing Bank or the depositing of Cash Collateral into a Cash Collateral Account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Bank) have been made with respect to each such outstanding Letter of Credit; and

(viii)
the Lender that acts as Administrative Agent cannot be replaced in its respective capacity as Administrative Agent other than in accordance with Section 9.11; or

(b)
terminate the Commitment of such Lender or Issuing Bank, as the case may be, and (i) in the case of a Lender (other than an Issuing Bank), repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date (including any “prepayment premium” pursuant to Section 2.18 that would otherwise be owed to such Lender in connection therewith) and (ii) in the case of an Issuing Bank, repay all Obligations of the Borrower owing to such Issuing Bank relating to the Loans and participations held by such Issuing Bank as of such termination date and Cash Collateralize, cancel or backstop, or provide for the deemed reissuance under another facility, on terms satisfactory to such Issuing Bank any Letters of Credit issued by it; provided that in the case of any such termination of the Commitment of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable consent, waiver or amendment of the Loan Documents and such termination shall, with respect to clause (3) above, be in respect of all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver and amendment.

In the event that (1) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (2) the consent, waiver or amendment in question requires the agreement of each Lender, all affected Lenders or all the Lenders or all affected Lenders with respect to a certain Class or Classes of the Loans/Commitments and (3) the Required Lenders or Required Facility Lenders, as applicable, have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 3.08 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

Article IV Conditions Precedent

SECTION 4.01 Conditions to Effectiveness on Effective Date. The effectiveness of this Agreement is subject to satisfaction (or waiver) of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent:

(1)
The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or copies in “.pdf” format unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party (other than in the case of clause (1)(c)(ii), clause (1)(d) (with respect to certificates of good standing) and (1)(e) below):

(a)
executed counterparts of this Agreement, the Fee Letter and the Guaranty;

(b)
each Collateral Document set forth on Schedule 4.01(1)(b) required to be executed on the Effective Date as indicated on such schedule, duly executed by each Loan Party that is party thereto;

(c)
subject to Section 6.12(2):

(i)
certificates, if any, representing the Pledged Collateral that is certificated equity of the Borrower and the Loan Parties’ wholly owned Material Domestic Subsidiaries that are Restricted Subsidiaries accompanied by undated stock powers executed in blank; and

(ii)
evidence that all UCC-1 financing statements in the appropriate jurisdiction or jurisdictions for each Loan Party that the Administrative Agent and the Collateral Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been provided for, and arrangements for the filing thereof in a manner reasonably satisfactory to the Administrative Agent shall have been made;

(d)
certificates of good standing from the secretary of state of the state of organization of each Loan Party (to the extent such concept exists in such jurisdiction), customary certificates of resolutions or other action, incumbency certificates or other certificates of Responsible Officers of each Loan Party certifying true and complete copies of the Organizational Documents attached thereto and evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Effective Date;

(e)
a customary legal opinion from (i) Ropes & Gray LLP, counsel to the Loan Parties and (ii) each local counsel to the Loan Parties listed on Schedule 4.01(1)(e) in the jurisdictions indicated on such schedule;

(f)
a certificate of a Responsible Officer of the Borrower certifying that the conditions set forth in Section 4.01(5) has been satisfied; and

(g)
executed counterparts of the Master Agreement for Documentary Letters of Credit and the Master Agreement for Standby Letters of Credit.

(2)
[Reserved].

(3)
The Administrative Agent shall have received at least two (2) Business Days prior to the Effective Date all documentation and other information in respect of the Borrower and the Guarantors (including, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in respect of the Borrower) required under applicable “know your customer” and anti-money laundering rules and regulations (including the USA PATRIOT Act and Beneficial Ownership Regulations) that has been reasonably requested in writing by it at least ten (10) Business Days prior to the Effective Date.

(4)
The representations and warranties of the Borrower contained in Article V (other than Section 5.13(2) and Section 5.16), or any other Loan Document shall be true and correct in all material respects on and as of the Effective Date; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

SECTION 4.02 Conditions to Credit Extensions on Closing Date. The obligation of each Lender to make a Credit Extension hereunder on the Closing Date is subject to satisfaction (or waiver) of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent:

(1)
The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or copies in “.pdf” format unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party:

(a)
a Committed Loan Notice; and

(b)
a solvency certificate from a Financial Officer of the Borrower (after giving effect to the Transactions) substantially in the form attached hereto as Exhibit I.

(2)
The Administrative Agent and, if any Letter of Credit is to be issued on the Closing Date, the relevant Issuing Bank, shall have received a Request for Credit Extension in accordance with the requirements hereof.

(3)
The representations and warranties of the Borrower contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the Closing Date;

provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(4)
All fees and expenses (in the case of expenses, to the extent invoiced at least three (3) Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower)) required to be paid hereunder and the Fee Letter on the Closing Date shall have been paid, or shall be paid substantially concurrently with the initial Borrowing on the Closing Date.

(5)
The Effective Date shall have occurred.

(6)
The Closing Date Refinancing shall have been consummated or, substantially concurrently with the borrowing of the Closing Date Term Loans, shall be consummated.

(7)
The Closing Date shall have occurred on or prior to May 23, 2022 (the “Closing Outside Date”).

SECTION 4.03 Conditions to Credit Extensions after the Closing Date. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, a continuation of Term Benchmark Rate Loans or a Borrowing pursuant to any Incremental Amendment) after the Closing Date is subject to the following conditions precedent:

(1)
The representations and warranties of the Borrower contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(2)
(x) With respect to a Credit Extension under the Revolving Facility, no Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom and (y) with respect to Credit Extension under the Delayed Draw Term Loan Facility, no Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(3)
The Administrative Agent, the relevant Issuing Bank or the Swing Line Lender (as applicable) shall have received a Request for Credit Extension in accordance with the requirements hereof.

(4)
Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, a continuation of Term Benchmark Rate Loans or a Borrowing pursuant to an Incremental Amendment) submitted by the Borrower after the Closing Date shall be deemed to be a representation and warranty that the conditions specified in Sections 4.03(1) and 4.03(2) have been satisfied on and as of the date of the applicable Credit Extension.

(5)
Solely in respect of Credit Extensions consisting of Closing Date Delayed Draw Term Loan, the First Lien Net Leverage Ratio shall not exceed 5.00 to 1.00 on a pro forma basis after giving effect to such Credit Extension and the use of proceeds thereof; provided, that in no event shall the proceeds of any Delayed Draw Term Loans then being incurred be netted in calculating the foregoing First Lien Net Leverage Ratio (other than cash proceeds used to replace or replenish cash previously used to finance an acquisition or other Investment permitted under this Agreement); provided, further, to the extent the proceeds of any Delayed Draw Term Loans will be used to finance a Limited Condition Transaction, at the Borrower’s election, the First Lien Net Leverage Ratio shall be tested in accordance with Sections 1.07(11) and (12).

(6)
Solely in respect of Credit Extensions under the Revolving Facility, after giving effect to any Revolving Loan (or the incurrence of any L/C Obligations), the aggregate outstanding amount of the Revolving Loans would exceed the aggregate Revolving Commitments then in effect.

In addition, solely to the extent the Borrower has delivered to the Administrative Agent a Notice of Intent to Cure pursuant to Section 8.04, no request for a Credit Extension shall be honored after delivery of such notice until the applicable Cure Amount specified in such notice is actually received by the Borrower. For the avoidance of doubt, the preceding sentence shall have no effect on the continuation or conversion of any Loans outstanding.

Article V Representations and Warranties

The Borrower and, in respect of Sections 5.01, 5.02, 5.04, 5.06, 5.13, 5.17 and 5.20 only, Holdings, represent and warrant to the Administrative Agent and the Lenders, on the Effective Date (solely to the extent required to be true and correct pursuant to Section 4.01(4)), on the Closing Date (after giving effect to the Transactions), at the time of each Credit Extension (solely to the extent required to be true and correct for such Credit Extension pursuant to the terms hereof) and as otherwise required hereunder or under any other Loan Document:

SECTION 5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its respective Restricted Subsidiaries that is a Material Subsidiary (and, in the case of clauses (4) and (5) below, each Affiliated Practice):

(1)
is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction),

(2)
has all corporate or other organizational power and authority to (a) own or lease its assets and carry on its business as currently conducted and (b) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party,

(3)
is duly qualified and in good standing (to the extent such concept exists) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business as currently conducted requires such qualification,

(4)
is in compliance with all applicable Laws orders, writs, injunctions and orders (including with the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”) and the USA PATRIOT Act), and

(5)
has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted,

except, in each case referred to in the preceding clauses (1) (with respect to the good standing of a Person other than the Borrower or Holdings), (2)(a), (3), (4) or (5), to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.02 Authorization; No Contravention.

(1)
The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action.

(2)
None of the execution, delivery and performance by each Loan Party of each Loan Document, and in the case of clause (a) below, the incurrence of Indebtedness and granting of security interests and guarantees thereunder, as applicable, to which such Person is a party will:

(a)
contravene the terms of any of such Person’s Organizational Documents,

(b)
result in any breach or contravention of, or the creation of any Lien upon any of the property or assets of such Person or any of the Restricted Subsidiaries (other than as permitted by Section 7.01) under, (i) any Contractual Obligation evidencing Indebtedness having an aggregate principal amount in excess of the Threshold Amount to which such Loan Party is a party or affecting such Loan Party or the properties of such Loan Party or any of its Restricted Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject, or

(c)
violate any applicable Law,

except with respect to any breach, contravention or violation (but not creation of Liens) referred to in the preceding clause (b) or (c), to the extent that such breach, contravention or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.03 Governmental Authorization and Third Party Authorization.

(1)
No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for:

(a)
filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties,

(b)
the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or not required to be in full force and effect pursuant to the Collateral and Guarantee Requirement), and

(c)
those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(2)
Each of the Borrower’s, its Subsidiaries’ and Affiliated Practices’ employees and contractors providing professional medical services to patients is, and has at all times been, while serving in such capacity under employment of or contract with the Borrower, its Subsidiaries or Affiliated Practices (i) duly licensed and certified (as and where required) by each regulatory body having jurisdiction over services rendered by such Person and (ii) eligible (as and where required) to participate in Governmental Programs, in each case, except to the extent that such failure would not reasonably be expected to have a Material Adverse Effect, either individually or in the aggregate.

SECTION 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party hereto or thereto, as applicable. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws, by general principles of equity and principles of good faith and fair dealing.

SECTION 5.05 Financial Statements; No Material Adverse Effect.

(1)
The Historical Financial Statements fairly present in all material respects the financial condition of LifeStance Health Group, Inc. and its Subsidiaries on a consolidated basis as of the date(s) thereof and the results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(2)
Since December 31, 2021, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(3)
The forecasts of consolidated statements of income of the Borrower and its Subsidiaries for each fiscal year ending after the Closing Date until the fifth anniversary of the Closing Date, copies of which have been furnished to the Administrative Agent prior to the Closing Date, when taken as a whole, have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time made and at the time the forecasts are delivered, it being understood that (a) no forecasts are to be viewed as facts, (b) all forecasts are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties or the Investor,
(c)
no assurance can be given that any particular forecasts will be realized and (d) actual results may differ and such differences may be material.

SECTION 5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings, the Borrower or any of the Subsidiaries or any Affiliated Practice that would reasonably be expected to have a Material Adverse Effect.

SECTION 5.07 Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (1) there are no strikes or other labor disputes against the Borrower or the Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened in writing and (2) hours worked by and payment made based on hours worked to employees of each of the Borrower or the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with wage and hour matters.

SECTION 5.08 Ownership of Property; Liens. Each Loan Party and each of its respective Restricted Subsidiaries has good and valid record title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for Liens permitted by Section 7.01 and except where the failure to have such title or other interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the Effective Date, no Material Real Property is owned by any Loan Party or any of their respective Subsidiaries.

SECTION 5.09 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (1) each Loan Party and each of its Restricted Subsidiaries and their respective operations and properties is in compliance with all applicable Environmental Laws; (2) none of the Loan Parties or any of their respective Restricted Subsidiaries is subject to any actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing relating to any Environmental Liability; and (3) none of the Loan Parties or any of their respective Restricted Subsidiaries has treated, stored, transported or Released Hazardous Materials at or from any currently or, to the knowledge of the Borrower, formerly owned, leased or operated real estate or facility, which could reasonably be expected to give rise to any Environmental Liability.

SECTION 5.10 Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Loan Party and each of its Restricted Subsidiaries has timely filed all tax returns and reports required to be filed, and have timely paid all Taxes (including satisfying its withholding tax obligations) levied or imposed on their properties, income or assets (whether or not shown in a tax return), except those which are being contested in good faith by appropriate actions diligently taken and for which adequate reserves have been provided in accordance with GAAP. There is no proposed Tax assessment, deficiency or other claim against any Loan Party or any of its Restricted Subsidiaries except (1) those being actively contested by a Loan Party or such Restricted Subsidiary in good faith and by appropriate actions diligently taken and for which adequate reserves have been provided in accordance with GAAP or (2) those which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

SECTION 5.11 ERISA Compliance.

(1)
Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (a) each Plan (and with respect to each Plan, the Borrower and Holdings) is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws; and (b) each Plan that is intended to be a qualified plan under Section 401(a) of the Code may rely upon an opinion letter for a prototype plan or has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code.

(2)
(i) No ERISA Event has occurred or is reasonably expected to occur and (ii) none of the Borrower, Holdings, or any of their respective ERISA Affiliates has engaged in a transaction that would be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(2), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(3)
Except where non-compliance or the incurrence of an obligation would not reasonably be expected to result in a Material Adverse Effect: (i) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Laws; and (ii) none of Holdings, the Borrower or any Restricted Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.

SECTION 5.12 Subsidiaries.

(1)
As of each of the Effective Date and the Closing Date, all of the outstanding Equity Interests in the Borrower and its Restricted Subsidiaries have been validly issued and are fully paid and (if applicable) non-assessable, and all Equity Interests that constitute Collateral owned by Holdings in the Borrower, and by the Borrower or any Subsidiary Guarantor in any of their respective Subsidiaries are owned free and clear of all Liens of any person except (a) those Liens created under the Collateral Documents, (b) any non-consensual Lien that is permitted under Section 7.01 and (c) solely as of the Effective Date, Liens arising in connection with the Existing Credit Agreement .

(2)
As of the Effective Date, Schedule 5.12 sets forth:

(a)
the name and jurisdiction of organization of each Subsidiary, and

(b)
the ownership interests of Holdings in the Borrower and of the Borrower and any Subsidiary of the Borrower in each Subsidiary, including the percentage of such ownership.

SECTION 5.13 Margin Regulations; Investment Company Act.

(1)
No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System of the United States), or extending credit for the purpose of purchasing or carrying Margin Stock.

(2)
From and after the Closing Date, no proceeds of any Borrowings will be used for any purpose that violates Regulation U.

(3)
No Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 5.14 Disclosure. As of the Effective Date, none of the written information and written data heretofore or contemporaneously furnished in writing by or on behalf of the Borrower or any Subsidiary Guarantor to any Agent or any Lender on or prior to the Effective Date, in connection with the Transactions, when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make such written information and written data taken as a whole, in the light of the circumstances under which it was delivered, not materially misleading (after giving effect to all modifications and supplements to such written information and written data, in each case, furnished after the date on which such written information or such written data was originally delivered and prior to the Effective Date); it being understood that for purposes of this Section 5.14, such written information and written data shall not include any projections, pro forma financial information, financial estimates, forecasts and forward-looking information or information of a general economic or general industry nature.

SECTION 5.15 Intellectual Property; Licenses, Etc. The Borrower and the Restricted Subsidiaries have good and marketable title to, or a license or right to use, all patents, trademarks, service marks, trade names, copyrights, know-how, trade secrets and other intellectual property rights (collectively, “IP Rights”) that to the knowledge of the Borrower are reasonably necessary for the operation of their respective businesses as currently conducted, except where the failure to have any such rights, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the operation of the respective businesses of the Borrower or any Restricted Subsidiary as currently conducted does not infringe upon, dilute, misappropriate or violate any IP Rights held by any Person except for such infringements, dilutions, misappropriations or violations, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any IP Rights is pending or, to the knowledge of the Borrower, threatened in writing against any Loan Party or Restricted Subsidiary, that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.16 Solvency. On the Closing Date after giving effect to the Transactions, the Borrower and the Subsidiaries, on a consolidated basis, are Solvent.

SECTION 5.17 USA PATRIOT Act; Anti-Terrorism Laws; Anti-Money Laundering Laws. To the extent applicable, each of the Borrower, the Restricted Subsidiaries and the Affiliated Practices are in compliance, in all material respects, with (1) the USA PATRIOT Act, (2) Anti-Money Laundering Laws, and (3) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) and any other applicable enabling legislation or executive order relating thereto. Neither Holdings, the Borrower nor any Restricted Subsidiary nor, to the knowledge of the Borrower, any director, officer or employee of Holdings, the Borrower or any of the Restricted Subsidiaries, is currently the subject of any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) (such sanctions, “Sanctions”). No proceeds of the Loans will be used by Holdings or any Restricted Subsidiary directly or, to the knowledge of the Borrower, indirectly, in violation of the FCPA, any Anti-Money Laundering Laws or the USA PATRIOT ACT, or for the purpose of financing activities of or with any Person, or in any country, that, at the time of such financing, is the subject of any Sanctions, except to the extent licensed or otherwise approved by OFAC.

SECTION 5.18 Collateral Documents. Except as otherwise contemplated hereby or under any other Loan Documents and subject to limitations set forth in the Collateral and Guarantee Requirement, the provisions of the Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents (including the delivery to Collateral Agent of any Pledged Collateral required to be delivered pursuant hereto or the applicable Collateral Documents), are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid, perfected and enforceable first priority Lien (subject to Liens permitted by Section 7.01 and to any applicable Intercreditor Agreement) on all right, title and interest of the respective Loan Parties in the Collateral described therein.

Notwithstanding anything herein (including this Section 5.18) or in any other Loan Document to the contrary, no Loan Party makes any representation or warranty as to (1) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law, (2) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement, (3) on and prior to the Effective Date and until required pursuant to Section 4.02, 6.11 or 6.12, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Effective Date pursuant to Section 4.01, (4) any Excluded Assets or (5) any loss of perfection that results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of Collateral actually delivered to it and pledged under the Collateral Documents or to file Uniform Commercial Code amendments relating to a Loan Party’s change of name or jurisdiction of formation (solely to the extent that (x) the Borrower provides the Collateral Agent written notice thereof in accordance with the Loan Documents and (y) the Collateral Agent and the Borrower have agreed that the Collateral Agent will be responsible for filing such amendments) and Uniform Commercial Code continuation statements.

SECTION 5.19 HIPAA. None of the Borrower, any Restricted Subsidiary or any Affiliated Practice has engaged in any activities that are prohibited under HIPAA, or any comparable state Law, except for such activities that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.20 Regulatory Matters.

(1)
Each Loan Party and its Subsidiaries is in compliance in all material respects with all Health Care Laws applicable to it and its assets, business or operations, except where such noncompliance would not reasonably be expected to have a Material Adverse Effect.

(2)
Each Loan Party and its Subsidiaries holds in full force and effect (without default, violation or non-compliance) all licenses and permits necessary for it to own, lease, sublease or operate its assets or to conduct its business and operations as presently conducted, except to the extent that lack of any licenses and permits (or such default, violation or non-compliance) would not reasonably be expected to have a Material Adverse Effect.

(3)
Other than as disclosed to the Administrative Agent in writing, none of the Loan Parties, their Subsidiaries nor any owners, officers or directors or any “person with an “ownership or control interest” in any of the foregoing (as that phrase is defined in 42 C.F.R. § 420.201), has (i) been excluded from any Governmental Program or had a civil monetary penalty assessed pursuant to 42 U.S.C.

§ 1320a-7; (ii) been convicted (as that term is defined in 42 C.F.R. § 1001.2) of any offense described in 42 U.S.C. § 1320a-7b or in 18 U.S.C. §§ 669, 1035, 1347 or 1518 or (iii) been named in a complaint filed or any other action taken pursuant to the federal False Claims Act, 31 U.S.C. § 3729 et seq., in each case , except where such would not reasonably be expected to have a Material Adverse Effect.

(4)
Other than as disclosed to the Administrative Agent in writing, none of the Loan Parties, their Subsidiaries, nor any owner, officer, director, partner, agent or managing employee of the foregoing, is a party to or bound by any individual integrity agreement, corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement, or other formal or informal agreement with any Governmental Authority concerning compliance with Health Care Laws, in each case, except where such would not reasonably be expected to have a Material Adverse Effect.

(5)
Each Loan Party, its Restricted Subsidiaries and each Affiliated Practice holds all Third Party Payor Authorizations necessary to participate in and be reimbursed by all Third Party Payor Programs in which any Loan Party, its Subsidiaries or any Affiliated Practice participates, except where the failure to hold such Third Party Payor Authorizations, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of any Loan Party, there is no investigation, audit, claim review, or other action pending or threatened, which could result in a suspension, revocation, termination, restriction, limitation, modification or non-renewal of any Third Party Payor Authorization or result in any Loan Party’s, any of its Subsidiaries’ or any Affiliated Practice’s exclusion from any Third Party Payor Program, except where such investigation, audit, claim, review or other action, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Article VI Affirmative Covenants

So long as the Termination Conditions have not been satisfied, the Borrower shall (and, with respect to Sections 6.05(1), 6.08 and 6.11 only, Holdings shall), and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of the Restricted Subsidiaries to:

SECTION 6.01 Financial Statements. Deliver to the Administrative Agent for prompt further distribution by the Administrative Agent to Revolver Agent and each Lender (subject to the limitations on distribution of any such information to Public Lenders as described in Section 6.02) each of the following:

(1)
within one hundred twenty (120) days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2022, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income and cash flows for such fiscal year, together with related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, in reasonable detail and all prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accounting firm of nationally recognized standing or another accounting firm reasonably acceptable to the Administrative Agent, which report and opinion (a) will be prepared in accordance with generally accepted auditing standards and (b) will not be subject to any qualification as to the scope of such audit (but may contain a “going concern” explanatory paragraph or like qualification that is due to

(i) the maturity or impending maturity of any Indebtedness, (ii) any anticipated inability to satisfy the Financial Covenant or any other financial covenant, (iii) an actual Default of the Financial Covenant or any default with respect to any other financial covenant or (iv) the activities, operations, financial results, assets or liabilities of Unrestricted Subsidiaries) (such report and opinion, a “Conforming Accounting Report”);

(2)
commencing with the fiscal quarter ending June 30, 2022, within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, (i) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related (a) consolidated statement of income for such fiscal quarter and for the portion of the fiscal year then ended and (b) consolidated statement of cash flows for the portion of the fiscal year then ended, setting forth, in each case of the preceding clauses (a) and (b), in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, accompanied by an Officer’s Certificate stating that such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes and (ii) management’s discussion and analysis describing results of operations in the form customarily prepared by management of the Borrower (it being understood that any such discussion and analysis included in the Borrower’s or a Parent Company’s Form 10-Q, as applicable, filed with the SEC shall be deemed to satisfy the requirement to provide such discussion and analysis);

(3)
within ninety (90) days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2022, a consolidated budget for the immediately subsequent fiscal year in a form customarily prepared by management of the Borrower with regard to the Borrower, or a Parent Company thereof, and its Subsidiaries, which budget shall be prepared in good faith on the basis of assumptions believed to be reasonable at the time of preparation of such budget (it being understood that any projections contained therein are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and that no assurance can be given that any particular projections will be realized, that actual results may differ and that such differences may be material); and

(4)
simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(1) and 6.01(2), the related unaudited (it being understood that such information may be audited at the option of the Borrower) consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations referred to in Sections 6.01(1) and 6.01(2) may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (a) the applicable financial statements of any Parent Company or (b) the Borrower’s or such Parent Company’s Form 10-K or 10-Q, as applicable, filed with the SEC (and the public filing of such report with the SEC shall constitute delivery under this Section 6.01); provided that with respect to each of the preceding clauses (a) and (b), (i) to the extent such information relates to a Parent Company, if and so long as such Parent Company will have Independent Assets or Operations, such information is accompanied by consolidating information (which need not be audited) that explains in reasonable detail the differences between the information relating to such Parent Company and its Independent Assets or Operations, on the one hand, and the information relating to the Borrower and the consolidated Restricted Subsidiaries on a stand-alone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(1) (it being understood that such information may be audited at the option of the Borrower), such materials are accompanied by a Conforming Accounting Report; provided, further, solely if and to the extent that the applicable deadlines required by the SEC for delivery of the Borrower’s or the applicable Parent Company’s Form 10-Q and/or 10-K (as applicable) for any period are later than the applicable deadlines for delivery set forth in Section 6.01(1) and/or 6.01(2) for such period, such deadline set forth in Sections 6.01(1) and 6.01(2) shall automatically be deemed to be replaced with such later deadlines as required by the SEC (without any further action or consent of any party to this Agreement).

Any financial statements required to be delivered pursuant to Sections 6.01(1) or 6.01(2) shall not be required to contain all purchase accounting adjustments relating to the Transactions or any other transaction(s) permitted hereunder to the extent it is not practicable to include any such adjustments in such financial statements.

SECTION 6.02 Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution by the Administrative Agent to each Lender (subject to the limitations on distribution of any such information to Public Lenders as described in this Section 6.02):

(1)
no later than five (5) Business Days after the delivery of the financial statements referred to in Section 6.01(1) (commencing with such delivery for the fiscal year ending December 31, 2022) and Section 6.01(2) (commencing with such delivery for the fiscal quarter ending June 30, 2022), a duly completed Compliance Certificate signed by a Financial Officer of the Borrower or Holdings;

(2)
promptly after the same are publicly available, copies of all special reports and registration statements which Holdings, the Borrower or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor or with any national securities exchange, as the case may be (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8), and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 6.02;

(3)
promptly after the furnishing thereof, copies of any notices of default to any holder of any class or series of debt securities of any Loan Party having an aggregate outstanding principal amount greater than the Threshold Amount (in each case, other than in connection with any board observer rights) and not otherwise required to be furnished to the Administrative Agent pursuant to any other clause of this Section 6.02;

(4)
together with the delivery of the Compliance Certificate with respect to the financial statements referred to in Section 6.01(1), (a) a report setting forth the information required by Sections 1(a) and 5 of the Perfection Certificate (or confirming that there has been no change in such information since the later of the Effective Date or the last report delivered pursuant to this clause (a)) and
(a)
a list of each Subsidiary of the Borrower that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such list or a confirmation that there is no change in such information since the later of the Effective Date and the last such list; and

(5)
promptly, but subject to the limitations set forth in Section 6.10 and Section 10.09, such additional information regarding the business and financial affairs of any Loan Party or any Material Subsidiary that is a Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time on its own behalf or on behalf of any Lender reasonably request in writing from time to time.

Documents required to be delivered pursuant to Section 6.01 or Section 6.02(2) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (a) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s (or any Parent Company’s) website on the Internet at the website address listed on Schedule 10.02 hereto (or as such address may be updated from time to time in accordance with Section 10.02); or (b) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) upon written request by the Administrative Agent, the Borrower will deliver paper copies of such documents to the Administrative Agent for further distribution by the Administrative Agent to each Lender (subject to the limitations on distribution of any such information to Public Lenders as described in this Section 6.02) until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents or link and, upon the Administrative Agent’s request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Issuing Banks materials or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak, ClearPar or another similar electronic system (the “Platform”) and (b) certain of the Lenders may have personnel who do not wish to receive any information with respect to Holdings, their Subsidiaries or their respective securities that is not Public-Side Information, and who may be engaged in investment and other market-related activities with respect to such Person’s securities (each, a “Public Lender”).

The Borrower hereby agrees that (a) at the Administrative Agent’s request, all Borrower Materials that are to be made available to Public Lenders will be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” will appear prominently on the first page thereof; (b) by marking Borrower Materials “PUBLIC,” the Borrower will be deemed to have authorized the Administrative Agent, the Lenders and the Issuing Banks to treat such Borrower Materials as containing only Public-Side Information (provided, however, that to the extent such Borrower Materials constitute Information, they will be treated as set forth in Section 10.09); (c) all Borrower Materials marked “PUBLIC” and, except to the extent the Borrower notifies the Administrative Agent to the contrary, any Borrower Materials provided pursuant to Sections 6.01(1), 6.01(2) or 6.02(1) are permitted to be made available through a portion of the Platform designated as “Public Side Information”; and (d) the Administrative Agent and the Arranger shall be entitled to treat Borrower Materials that are not specifically identified as “PUBLIC” as being suitable only for posting on a portion of the Platform not designated as “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark the Borrower Materials “PUBLIC.”

Anything to the contrary notwithstanding, nothing in this Agreement will require Holdings, the Borrower or any Subsidiary to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter, or provide information (a) that constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure is prohibited by Law or binding agreement or (c) that is subject to attorney-client or similar privilege or constitutes attorney work product; provided that in the event that the Borrower does not provide information that otherwise would be required to be provided hereunder in reliance on the exclusions in this paragraph relating to violation of any obligation of confidentiality, the Borrower shall use commercially reasonable efforts to provide notice to the Administrative Agent promptly upon obtaining knowledge that such information is being withheld (but solely if providing such notice would not violate such obligation of confidentiality).

SECTION 6.03 Notices. Promptly after a Responsible Officer of the Borrower obtains actual knowledge thereof, notify the Administrative Agent for prompt further distribution by the Administrative Agent to each Lender (subject to the limitations on distribution of any such information to Public Lenders as described in Section 6.02) of:

(1)
the occurrence of any Default; and

(2)
(i) any dispute, litigation, investigation or proceeding between any Loan Party or any Affiliated Practice and any arbitrator or Governmental Authority, (ii) the filing or commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any of its Subsidiaries or any Affiliated Practice, including pursuant to any applicable Environmental Laws or in respect of IP Rights, (iii) the occurrence of any Environmental Liability or any violation of or non- compliance with any Environmental Law by any Loan Party, any of its Subsidiaries or any Affiliated Practice or (iv) the occurrence of any ERISA Event that, in any such case referred to in clauses (i), (ii),
(iii)
or (iv) of this Section 6.03(2), has resulted or would reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.03(1) or (2) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

SECTION 6.04 Payment of Taxes. Timely pay, discharge or otherwise satisfy, as the same shall become due and payable, all of its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (1) any such Tax is being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP or (2) the failure to pay or discharge the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 6.05 Preservation of Existence, Etc.

(1)
Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization; and

(2)
take all reasonable action to obtain, preserve, renew and keep in full force and effect its rights, licenses, permits, privileges, franchises and IP Rights material to the conduct of its business,

except in the case of clause (1) or (2) to the extent (other than with respect to the preservation of the existence of the Borrower) that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or pursuant to any merger, consolidation, liquidation, dissolution or disposition permitted by Article VII.

SECTION 6.06 Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment used in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted and any repairs and replacements that are the obligation of the owner or landlord of any property leased by the Borrower or any of the Restricted Subsidiaries excepted.

SECTION 6.07 Maintenance of Insurance. Maintain with insurance companies that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed or with a Captive Insurance Subsidiary, insurance with respect to the Borrower’s and the Restricted Subsidiaries’ properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of the management of the Borrower) is reasonable and prudent in light of the size and nature of their business and customary for similar situated Persons in the same industry (as determined in good faith by the Borrower)) as are customarily carried under similar circumstances by such other Persons, and will furnish to the Lenders, upon written request from the Administrative Agent or Revolver Agent, information presented in reasonable detail as to the insurance so carried; provided that notwithstanding the foregoing, in no event will the Borrower or any Restricted Subsidiary be required to obtain or maintain insurance that is more restrictive than its normal course of practice. Subject to Section 6.12(2), each such policy of insurance will, to the extent available from the relevant insurance carrier, as appropriate, (1) in the case of each general liability policy of a Loan Party, name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear or (2) in the case of each casualty insurance policy of a Loan Party, contain an additional loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties, as the additional loss payee thereunder and the Loan Parties shall use commercially reasonable efforts to cause such policy to provide for prior written notice to the Collateral Agent of any cancellation of such policy (or ten days’ prior notice in the case of non-payment) (it being understood that such commercially reasonable efforts shall not require the Borrower or its Restricted Subsidiaries to agree to obtain a different policy or agree to terms with respect to such policy that are less favorable to the Borrower or its Restricted Subsidiaries).

SECTION 6.08 Compliance with Laws. Comply and, to the extent not in contravention of any Services Agreement, use commercially reasonable efforts to cause the Affiliated Practice to comply, with the requirements of all Laws (including the USA PATRIOT Act, OFAC, Anti-Money Laundering Laws, the FCPA and Sanctions) and comply with all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except, in each case (other than the USA PATRIOT Act, OFAC, Anti-Money Laundering Laws, the FCPA and Sanctions), if the failure to comply therewith would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

SECTION 6.09 Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

SECTION 6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and to discuss its affairs, finances and accounts with its directors, officers and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Any information obtained by the Administrative Agent pursuant to this Section 6.10 may be shared with the Collateral Agent or any Lender upon the request of such Person. For the avoidance of doubt, this Section 6.10 is subject to the last paragraph of Section 6.02.

SECTION 6.11 Covenant to Guarantee Obligations and Give Security. At the Borrower’s expense, subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including (in each case, as applicable, subject to the Excluded Subsidiary Joinder Exception):

(1)
(x) upon (i) the formation or acquisition of any new direct or indirect wholly owned Material Domestic Subsidiary (other than (a) any Excluded Subsidiary and (b) any Subsidiary that will be (and, unless the Administrative Agent shall otherwise agree in its sole discretion, within 90 days following its creation or acquisition, is) converted into an Affiliated Practice) by any Loan Party, (ii) the designation of any existing direct or indirect wholly owned Material Domestic Subsidiary (other than any Excluded Subsidiary) as a Restricted Subsidiary, (iii) any Subsidiary (other than any Excluded Subsidiary) becoming a wholly owned Material Domestic Subsidiary or (iv) an Excluded Subsidiary that is a wholly owned Material Domestic Subsidiary ceasing to be an Excluded Subsidiary but continuing as a wholly owned Material Domestic Subsidiary of the Borrower, (y) upon the acquisition of any assets by the Borrower or any Subsidiary Guarantor (other than Excluded Assets) or (z) with respect to any Subsidiary at the time it becomes a Loan Party, for any assets (other than Excluded Assets) held by such Subsidiary (in each case, other than assets constituting Collateral under a Collateral Document that become subject to the Lien created by such Collateral Document upon acquisition thereof (without limitation of the obligations to perfect such Lien)): within 60 days (or such later date as the Collateral Agent may agree) after the event giving rise to the obligation under this Section 6.11(1):

(a)
cause each such Material Domestic Subsidiary that is required to become a Subsidiary Guarantor under the Collateral and Guarantee Requirement to execute the Guaranty (or a joinder thereto) and other documentation the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Guaranty and the Collateral Documents and

(b)
cause each such Material Domestic Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Collateral Agent any supplements to the Security Agreement, a counterpart signature page to the Intercompany Note, Intellectual Property Security Agreements and other security agreements and documents (if applicable), as reasonably requested by and in form and substance reasonably satisfactory to the Collateral Agent (consistent with the Security Agreement, Intellectual Property Security Agreements and other Collateral Documents in effect on the Effective Date as amended and in effect from time to time), in each case granting and perfecting Liens required by the Collateral and Guarantee Requirement;

(c)
cause each such Material Domestic Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and, if applicable, a joinder to the Intercompany Note substantially in the form of Annex I thereto with respect to the intercompany Indebtedness held by such Material Domestic Subsidiary and required to be pledged pursuant to the Collateral Documents;

(d)
take and cause (I) the applicable Material Domestic Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement and (II) to the extent applicable, each direct or indirect parent of such applicable Material Domestic Subsidiary, in each case, to take customary action(s) (including the filing of Uniform Commercial Code financing statements and delivery of stock and membership interest certificates to the extent certificated) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected (subject to Liens permitted by Section 7.01 and to any applicable Intercreditor Agreement) Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law); and

(e)
following the reasonable request therefor by the Administrative Agent, deliver to the Administrative Agent a signed copy of a customary Opinion of Counsel, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(1) as the Administrative Agent may reasonably request.

(2)
Material Real Property.

(a)
Notice.

(i)
Within ninety (90) days (or such longer period as the Collateral Agent may agree in its sole discretion) after the formation, acquisition or designation of a Domestic Subsidiary that is required to become a Subsidiary Guarantor under the Collateral and Guarantee Requirement, the Borrower will, or will cause such Domestic Subsidiary to, furnish to the Collateral Agent a description of any Material Real Property (other than any Excluded Asset(s)) owned by such Material Domestic Subsidiary.

(ii)
Within ninety (90) days (or such longer period as the Collateral Agent may agree in its sole discretion) after the acquisition of any Material Real Property (other than any Excluded Asset(s)) by a Loan Party, after the Effective Date, the Borrower will, or will cause such Loan Party to, furnish to the Collateral Agent a description of any such Material Real Property.

(b)
Mortgages. The Borrower will, or will cause the applicable Loan Party to, provide the Collateral Agent with a Mortgage with respect to any Material Real Property that is the subject of a notice delivered pursuant to Section 6.11(2)(a), within one hundred and fifty (150) days of the acquisition, formation or designation of such Domestic Subsidiary or the acquisition of such Material Real Property (or such longer period as the Collateral Agent may agree in its sole discretion), together with:

(i)
evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may deem reasonably necessary or desirable in order to create, except to the extent otherwise provided hereunder, including subject to Liens permitted by Section 7.01, a valid and subsisting perfected Lien on such Material Real Property in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent;

(ii)
fully paid American Land Title Association Lender’s title insurance policies (or marked up title commitments having the effect of policies of title insurance) or the equivalent or other form available in each applicable jurisdiction (the “Mortgage Policies”) in form and substance, with endorsements available in the applicable jurisdiction (it being agreed that zoning reports from a nationally recognized zoning company shall be acceptable in lieu of zoning endorsements to title policies in any jurisdiction where there is a material difference in the cost of zoning reports and zoning endorsements) and in amounts, reasonably acceptable to the Collateral Agent (not to exceed the fair market value of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Collateral Agent, insuring the Mortgages to be valid subsisting Liens on the property described therein, subject only to Liens permitted by Section 7.01 or such other Liens reasonably satisfactory to the Collateral Agent that do not have a material adverse impact on the use or value of the Mortgaged Properties, and providing for such other affirmative insurance and such coinsurance and direct access reinsurance as the Collateral Agent may reasonably request and is available in the applicable jurisdiction;

(iii)
customary Opinions of Counsel for the applicable Loan Parties in states in which such Material Real Properties are located, with respect to the enforceability and perfection of the Mortgage(s) and any related fixture filings and the due authorization, execution and delivery of the Mortgages, in form and substance reasonably satisfactory to the Collateral Agent;

(iv)
American Land Title/American Congress on Surveying and Mapping surveys (or, if reasonably acceptable to the Collateral Agent, zip or express maps) for each Material Real Property or existing surveys together with no change affidavits, in each case certified to the Collateral Agent if deemed necessary by the Collateral Agent in its reasonable discretion, sufficient for the title insurance company issuing a Mortgage Policy to remove the standard survey exception and issue standard survey related endorsements and otherwise reasonably satisfactory to the Collateral Agent;

(v)
a completed “Life of Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Material Real Property containing improved land addressed to the Collateral Agent and otherwise in compliance with the Flood Insurance Laws; and

(vi)
as promptly as practicable after the reasonable request therefor by the Collateral Agent, environmental assessment reports and reliance letters (if any) that have been prepared in connection with such acquisition, designation or formation of any Material Domestic Subsidiary or acquisition of any Material Real Property; provided that there shall be no obligation to deliver to the Collateral Agent any environmental assessment report whose disclosure to the Collateral Agent would require the consent of a Person other than the Borrower or one of its Subsidiaries, where, despite the commercially reasonable efforts of the Borrower to obtain such consent, such consent cannot be obtained.

(3)
Notwithstanding anything to the contrary in this Section 6.11, the Collateral Agent may grant one or more extensions of time from any time period set forth herein or grant one or more waivers for the taking of or causing any action, delivering or furnishing any notice, information, documents, insurance or opinions or for the creation and perfection of any Liens in its reasonable discretion and any such extensions or waivers may, in the sole discretion of the Collateral Agent, be effective retroactively.

SECTION 6.12 Further Assurances and Post-Closing Covenant.

(1)
Subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitations in any Collateral Document and in each case at the expense of the Borrower, promptly upon reasonable request from time to time by the Administrative Agent or the Collateral Agent or as may be required by applicable Laws (a) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (b) do, execute, acknowledge, deliver, record, re-record, file, re- file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or Collateral Agent may reasonably request from time to time in order to satisfy the Collateral and Guarantee Requirement.

(2)
As promptly as practicable, and in any event no later than sixty (60) days after the Closing Date or such later date as the Administrative Agent reasonably agrees to in writing (or as specified in Schedule 6.12(2)), including to reasonably accommodate circumstances unforeseen on the Closing Date, deliver the documents or take the actions specified in Schedule 6.12(2), in each case except to the extent otherwise agreed by the Collateral Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement.”

SECTION 6.13 Use of Proceeds. The proceeds of (1) the Closing Date Term Loans, together with the proceeds of any Revolving Loans drawn on the Closing Date (to the extent permitted under this Agreement) and cash on hand, will be used (a) to repay Indebtedness incurred under the Existing Credit Agreement, together with any premium and accrued and unpaid interest thereon and any fees and expenses with respect thereto and the Administrative Agent is irrevocably authorized and directed to disburse the proceeds of the Closing Date Term Loans to effect the Closing Date Refinancing,

(a)
to pay the Transaction Expenses (including to fund OID or upfront fees in connection with the Closing Date Loans) and (c) to otherwise fund working capital and general corporate purposes, (2) any Revolving Loans will be used (a) on the Closing Date, (x) to pay the Transaction Expenses (including to fund OID or upfront fees in connection with the Closing Date Loans), (y) to replace, backstop or cash collateralize letters of credit, letters of guarantee and bankers’ acceptances or to issue other letters of credit, letters of guarantee or bankers’ acceptances for general corporate purposes on the Closing Date and (z) to otherwise fund working capital and general corporate purposes, and (b) after the Closing Date, for working capital and general corporate purposes and for any other purpose not prohibited by the Loan Documents and (3) any Delayed Draw Term Loans will be used (a) to finance Permitted Acquisitions and other permitted Investments (including working capital adjustments, earn-out payments and purchase price adjustments, including in relation to the Transactions), to build-out new facilities and to pay related fees and expenses, and/or (b) to repay Revolving Loans and/or replenish cash on hand, in each case, previously utilized for the uses described in clause (3)(a) within the last one hundred and twenty (120) days.

SECTION 6.14 Regulatory Matters. Each Loan Party shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause each of its Subsidiaries and the Affiliated Practices to, (i) comply in all material respects with all applicable Health Care Laws relating to the operation of its business, (ii) keep and maintain all records required to be maintained by any Governmental Authority or under any Health Care Law, and (iii) maintain a corporate and health care regulatory compliance program that addresses the requirements of Health Care Laws, in each case, except where such would not reasonably be expected to have a Material Adverse Effect.

SECTION 6.15 Transactions with Affiliates.

(1)
Not make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $7,500,000, unless such Affiliate Transaction is on terms, taken as a whole, that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained at such time in a comparable transaction by the Borrower or such Restricted Subsidiary with a Person other than an Affiliate of the Borrower on an arm’s-length basis or, if in the good faith judgment of the Board of Directors no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Borrower or such Restricted Subsidiary from a financial point of view.

(2)
The foregoing restriction will not apply to the following:

(a)
(i) transactions between or among the Borrower and one or more Restricted Subsidiaries or between or among Restricted Subsidiaries or, in any case, any Person that becomes a Restricted Subsidiary as a result of such transaction, (ii) any merger, consolidation or amalgamation of the Borrower and any Parent Company; provided that such merger, consolidation or amalgamation of the Borrower is otherwise in compliance with the terms of this Agreement and (iii) transactions with Affiliated Practices (or any Person that becomes an Affiliated Practice as a result of a Specified Transaction) or any equity holders or Related Professionals thereof in connection therewith;

(b)
(i) Restricted Payments permitted by Section 7.05 (including any transaction specifically excluded from the definition of the term “Restricted Payments,” including pursuant to the exceptions contained in the definition thereof and the parenthetical exclusions of such definition, but excluding any Restricted Payment permitted by Section 7.05(2)(n)(vi)), (ii) any Permitted Investment(s) or any acquisition otherwise permitted hereunder and (iii) Indebtedness permitted by Section 7.02;

(c)
(i) the payment of management, consulting, monitoring, transaction, advisory and other fees, indemnities and expenses pursuant to the Management Services Agreement or otherwise payable to the Investor or any Co-Investor that is permitted by this Agreement (including any unpaid management, consulting, monitoring, transaction, advisory and other fees, indemnities and expenses accrued in any prior year) and any termination fees pursuant to the Management Services Agreement, or any amendment thereto or replacement thereof so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the Board of Directors to the Lenders when taken as a whole, as compared to the Management Services Agreement as in effect on the Effective Date;

(ii)
the payment of indemnification and similar amounts to, and reimbursement of expenses to, the Investors or any Co-Investor and their respective officers, directors, employees and Affiliates, in each case, approved by, or pursuant to arrangements approved by, the Board of Directors;

(iii)
payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to future, present or former employees, officers, directors, managers, consultants or independent contractors or guarantees in respect thereof for bona fide business purposes or in the ordinary course of business or consistent with industry practice;

(iv)
any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Borrower, any Subsidiary or any Parent Company;

(v)
any payment of compensation or other employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers current, former or future officers, directors, employees, managers, consultants and independent contractors of the Borrower, any Subsidiary or any Parent Company;

(d)
the payment of fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided to, or on behalf of or for the benefit of, present, future or former employees, directors, officers, members of management, Related Professionals, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower, any Parent Company, any Restricted Subsidiary or any Affiliated Practice;

(e)
transactions in which (x) the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or stating that the terms, when taken as a whole, are not materially less favorable to the Borrower and the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with a Person that is not an Affiliate of the Borrower on an arm’s-length basis or (y) the terms of such Affiliate Transaction have been approved by a majority of the Disinterested Directors of the Borrower or any Parent Company thereof;

(f)
the existence of, or the performance by the Borrower or any Restricted Subsidiary of its obligations under the terms of, any agreement as in effect as of the Effective Date or any amendment thereto or replacement thereof (so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the Board of

Directors to the Lenders, when taken as a whole, as compared to the applicable agreement as in effect on the Effective Date);

(g)
the existence of, or the performance by the Borrower or any Restricted Subsidiary of its obligations under the terms of, any equity holders agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Effective Date and any amendment thereto and, similar agreements or arrangements that it may enter into thereafter; provided that the existence of, or the performance by the Borrower or any Restricted Subsidiary of obligations under, any future amendment to any such existing agreement or arrangement or under any similar agreement or arrangement entered into after the Effective Date will only be permitted by this clause (g) to the extent that the terms of any such amendment or new agreement or arrangement are not otherwise materially disadvantageous in the good faith judgment of the Board of Directors to the Lenders, when taken as a whole, as compared to the original agreement or arrangement in effect on the Effective Date;

(h)
the Transactions and the payment of all fees and expenses related to the Transactions, including Transaction Expenses;

(i)
transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business or consistent with industry practice and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(j)
the issuance, sale or transfer of Equity Interests (other than Disqualified Stock) of the Borrower or any Parent Company to any Person and the granting and performing of customary rights (including registration rights) in connection therewith, and any contribution to the capital of the Borrower;

(k)
sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility and any other transaction effected in connection with a Qualified Securitization Facility or a financing related thereto;

(l)
payments by the Borrower or any Restricted Subsidiary made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by, or made pursuant to arrangements approved by, a majority of the Board of Directors in good faith;

(m)
payments with respect to Indebtedness, Disqualified Stock and other Equity Interests (and cancellation of any thereof) of the Borrower, any Parent Company and any Restricted Subsidiary and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, member of management, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members or permitted transferees) of the Borrower, any of its Subsidiaries or any Parent Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any equity subscription or equity holder agreement that are, in each case, approved by the Borrower in good faith; and any employment agreements, severance arrangements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) that are, in each case, approved by the Borrower in good faith;

(n)
(i) investments by Affiliates in securities or Indebtedness of the Borrower or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Borrower or such Restricted Subsidiary generally to other investors on the same or more favorable terms and (ii) payments to Affiliates in respect of securities or Indebtedness of the Borrower or any Restricted Subsidiary contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Borrower and the Restricted Subsidiaries, in each case, in accordance with the terms of such securities or Indebtedness;

(o)
payments to or from, and transactions with, any joint venture in the ordinary course of business or consistent with past practice, industry practice or industry norms (including, any cash management activities related thereto);

(p)
payments by the Borrower (and any Parent Company) and its Subsidiaries pursuant to tax sharing agreements among the Borrower (and any Parent Company) and its Subsidiaries; provided that payments by the Borrower are permitted under Section 7.05(2)(n);

(q)
any lease entered into between the Borrower or any Restricted Subsidiary, as lessee, and any Affiliate of the Borrower, as lessor, and any transaction(s) pursuant to that lease, which lease is approved by the Board of Directors or senior management of the Borrower in good faith;

(r)
intellectual property licenses or sublicenses in the ordinary course of business or consistent with industry practice; provided, that, notwithstanding anything herein to the contrary, neither the Borrower nor any Restricted Subsidiary shall grant an exclusive license of any Material Intellectual Property to any Affiliate of the Borrower or any Restricted Subsidiary (other than to the Borrower, any other Restricted Subsidiary or any Affiliated Practice);

(s)
the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to equity holders of the Borrower or any Parent Company pursuant to any equity holders agreement or registration rights agreement entered into on or after the Effective Date;

(t)
transactions permitted by, and complying with, Section 7.03 solely for the purpose of (i) forming a holding company or (ii) reincorporating the Borrower in a new jurisdiction;

(u)
transactions undertaken in good faith (as determined by the Board of Directors or certified by senior management of the Borrower in an Officer’s Certificate) for the purposes of improving the consolidated tax efficiency of the Borrower and its Restricted Subsidiaries and not for the purpose of circumventing Articles VI and VII of this Agreement; so long as such transactions, when taken as a whole, do not result in a material adverse effect on the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, when taken as a whole, in each case, as determined in good faith by the Board of Directors or certified by senior management of the Borrower in an Officer’s Certificate;

(v)
(i) transactions with a Person that is an Affiliate of the Borrower (other than an Unrestricted Subsidiary) solely because the Borrower or any Restricted Subsidiary owns Equity Interests in such Person and (ii) transactions with any Person that is an Affiliate solely because a director or officer of such Person is a director or officer of the Borrower, any Restricted Subsidiary or any Parent Company;

(w)
(i) pledges and other transfers of Equity Interests in Unrestricted Subsidiaries and (ii) any transactions with an Affiliate in which the consideration paid consists solely of Equity Interests of the Borrower or a Parent Company;

(x)
the sale, issuance or transfer of Equity Interests (other than Disqualified Stock) of the Borrower;

(y)
investments by any Investor, Co-Investor or Parent Company in securities or Indebtedness of the Borrower or any Guarantor;

(z)
payments in respect of (i) the Obligations (or any Credit Agreement Refinancing Indebtedness) or (ii) other Indebtedness, Disqualified Stock or Preferred Stock of the Borrower and its Subsidiaries held by Affiliates; provided that such obligations were acquired by an Affiliate of the Borrower in compliance herewith;

(aa) transactions undertaken in the ordinary course of business or consistent with industry practice pursuant to membership in a purchasing consortium; and

(bb) the entry by the Borrower or any Restricted Subsidiary into a Services Agreement with any Person in connection with such Person becoming an Affiliated Practice.

Article VII Negative Covenants

So long as the Termination Conditions are not satisfied:

SECTION 7.01 Liens. The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, directly or indirectly, create, incur or assume any Lien (except any Permitted Lien(s)) that secures obligations under any Indebtedness or any related guarantee of Indebtedness on any asset or property of the Borrower or any Restricted Subsidiary, or any income or profits therefrom.

The expansion of Liens by virtue of accretion or amortization of original issue discount, the payment of dividends in the form of Indebtedness, and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 7.01.

SECTION 7.02 Indebtedness.

(1)
The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, directly or indirectly:

(a)
create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness), or
(b)
issue any shares of Disqualified Stock or permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock;

provided that the Borrower may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, in each case, if (any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued pursuant to following clauses (a),

(b)
and (c), “Permitted Ratio Debt”):

(a)
with respect to Indebtedness secured by Liens on the Collateral on a pari passu basis with the Liens on the Collateral securing the First Lien Obligations (without regard to control of remedies), the First Lien Net Leverage Ratio for the Test Period preceding the date on which such Indebtedness is incurred (without netting any cash received from the incurrence of such Indebtedness proposed to be incurred (other than with respect to any such cash proceeds of revolving indebtedness intended to be used for working capital) would be no greater than 2.75 to 1.00;
(b)
with respect to Indebtedness that is secured by Liens on the Collateral on a basis that is junior in priority to the Liens on the Collateral securing the First Lien Obligations (and, for the avoidance of doubt, that has not been incurred pursuant to Section 7.02(1)(c)), the Secured Net Leverage Ratio for the Test Period preceding the date on which such Indebtedness is incurred (without netting any cash received from the incurrence of such Indebtedness proposed to be incurred (other than with respect to any such cash proceeds of revolving indebtedness intended to be used for working capital) would be no greater than 3.25 to 1.00; or
(c)
with respect to (i) Indebtedness that is secured by Liens on property that does not constitute Collateral or is not secured, or (ii) any unsecured Disqualified Stock or Preferred Stock, in each case, so long as, the Total Net Leverage Ratio for the Test Period preceding the date on which such Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued (without netting any cash received from the incurrence of such Indebtedness proposed to be incurred or such Disqualified Stock or Preferred Stock proposed to be issued (other than with respect to any such cash proceeds of revolving indebtedness intended to be used for working capital) would be no greater than 3.75 to 1.00, in each case, determined on a pro forma basis; provided further that (in each case of the following clauses (i) through (vii), other than in the case of Indebtedness that is assumed in connection with an acquisition or other Investment (or any other purchase of assets) but not created in contemplation thereof):

(i)
Permitted Ratio Debt in the form of Indebtedness (x) shall not mature earlier than the Original Term Loan Maturity Date and (y) shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Closing Date Term Loans

outstanding on the date of incurrence of such Permitted Ratio Debt (it being understood that this clause

(y) shall not apply with respect to the Permitted Ratio Debt in the form of revolving credit facilities);

(ii)
no Restricted Subsidiary that does not constitute a Loan Party may incur Permitted Ratio Debt in the form of Indebtedness if, on a pro forma basis after giving effect thereto, the aggregate outstanding principal amount (in each case, other than Incremental Amounts) of such Permitted Ratio Debt incurred by Restricted Subsidiaries that are not Loan Parties, together with Permitted Incremental Equivalent Debt incurred by Restricted Subsidiaries that are not Loan Parties, would exceed the Shared Non-Guarantor Debt Cap; and
(iii)
Permitted Ratio Debt in the form of term loans or notes (other than in the form of a customary widely placed Rule 144A high-yield bond offering) secured by the Collateral on a pari passu basis with the Lien securing the First Lien Obligations (without regard to the control of remedies) shall trigger the MFN Provision solely to the extent the MFN Provision would otherwise apply if such Permitted Ratio Debt were Incremental Term Loans (for the avoidance of doubt, taking into account the exceptions and limitations to the application of the MFN Provision applicable thereto),
(iv)
Permitted Ratio Debt in the form of Indebtedness that is subordinated in right of payment or security to, the Closing Date Term Loans shall not mature earlier than 91 days after the maturity date applicable to the Closing Date Term Loans,
(v)
any Permitted Ratio Debt that is secured by Collateral (x) on a pari passu basis with Liens securing any First Lien Obligations shall be subject to the Equal Priority Intercreditor Agreement or (y) on a junior basis with Liens securing any First Lien Obligations shall be subject to the Junior Priority Intercreditor Agreement, in each case, or such other customary intercreditor terms reasonably acceptable to the Administrative Agent, the Specified Representative and the Borrower, and
(vi)
any Permitted Ratio Debt shall, if otherwise not consistent with the terms of the Closing Date Term Loans (or, in the case of Permitted Ratio Debt that consists of a revolving credit facility, the Closing Date Revolving Facility), shall either, at the option of the Borrower, (A) be reasonably satisfactory to the Required Lenders, (B) be not materially more restrictive to the Borrower (as determined by the Borrower in good faith), when taken as a whole, than the terms of the Closing Date Term Loans or the Closing Date Revolving Facility, as applicable, except, in each case under this clause (B), with respect to (I) covenants and other terms applicable to any period after the Latest Maturity Date of the Closing Date Term Loans or the Closing Date Revolving Facility, as applicable, in effect immediately prior to the incurrence of such Permitted Ratio Debt or (II) a Previously Absent Financial Maintenance Covenant (so long as, (i) to the extent that any such terms of such Indebtedness contain a Previously Absent Financial Maintenance Covenant that is in effect prior to the Latest Maturity Date of the Closing Date Revolving Facility, such Previously Absent Financial Maintenance Covenant shall be included for the benefit of the Closing Date Revolving Facility and (ii) to the extent that any such terms of any such Indebtedness contain a Previously Absent Financial Maintenance Covenant that is in effect prior to the applicable Latest Maturity Date of the Closing Date Term Loans and the Delayed Draw Term Loan Facility, such Previously Absent Financial Maintenance Covenant shall be included for the benefit of the Closing Date Term Loans and Delayed Draw Term Loans) or (C) contain such terms, provisions and documentation as are reasonably satisfactory to the Administrative Agent and the Specified Representative (and the applicable Class of Lenders, in the case of Permitted Ratio Debt in the form of revolving credit facilities, solely to the extent that such terms, provisions and documentation with respect to the Closing Date Revolving Facility would require the consent of any Class of Lenders other than the Revolving Lenders under Section 10.01) (provided that, at the Borrower’s election, to the extent any term or provision is added for the benefit of (i) the lenders of Permitted Ratio Debt, no consent shall be required from the Administrative Agent or any Lender to the extent that such term or provision is also added, or the features of such term or provision are provided, for the benefit of the Lenders of the Closing Date Term Loans and the Delayed Draw Term Loan Facility or (ii) the lenders under Permitted Ratio Debt in the form of revolving credit facilities, no consent shall be required from the Administrative Agent, the Specified Representative or any Lender to the extent that such term or provision is also added, or the features of such term or provision are provided, for the benefit of the Lenders of the Closing Date Revolving Facility, unless the addition of such term or provision (or the provision of the features thereof) for the benefit of the Lenders of the Closing Date Revolving Facility would require the consent of any Class of Lenders other than the Revolving Lenders under Section 10.01, in which case the consent of the Administrative Agent, the Specified Representative and such Class of Lenders shall be required); and

(vii)
the Borrower shall seek any Permitted Ratio Debt from then-existing Lenders, (other than Defaulting Lenders) prior to the time of incurrence such Permitted Ratio Debt from any other Person (it being understood that Borrower may seek such Permitted Ratio Debt from existing Lenders prior to seeking such Permitted Ratio Debt from other Persons), and such then-existing Lenders shall notify the Borrower and the Administrative Agent in writing of their participation in, and offered commitment with respect to, such Permitted Ratio Debt within five Business Days of the delivery by the Borrower to the Administrative Agent of such notice (it being understood that (A) if any existing Lender fails to so notify the Borrower and the Administrative Agent of its participation in (or not provide) any such Permitted Ratio Debt within five Business Days of such notice, it shall be deemed to have declined providing or otherwise participating in such Permitted Ratio Debt, (B) the Borrower shall not be required to accept any Permitted Ratio Debt from existing Lenders pursuant to this clause (vii) on any terms and conditions less favorable to the Borrower or its Restricted Subsidiaries than the terms and conditions of any Permitted Ratio Debt to be provided by any other Person and (C) the Borrower shall not be required to accept any Permitted Ratio Debt from existing Lenders pursuant to this clause (vii) to the extent existing Lenders in the aggregate do not provide Permitted Ratio Debt in the amount requested by the Borrower pursuant to such notice);

provided that Permitted Ratio Debt may be incurred in the form of a bridge or other interim credit facility intended to be refinanced or replaced with long term indebtedness (so long as such credit facility includes customary “rollover provisions” that satisfy the requirements of clause (i) and (iv) above following such rollover), in which case, on or prior to the first anniversary of the incurrence of such “bridge” or other credit facility, clause (i) and (iv) above shall not prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions.

(2)
The provisions of Section 7.02(1) will not apply to:

(a)
Indebtedness under the Loan Documents (including Incremental Loans, Other Loans, Extended Term Loans, Loans made pursuant to Extended Revolving Commitments and Replacement Loans);
(b)
commercial letters of credit (in each case, for the avoidance of doubt, to the extent constituting Indebtedness) not issued under the Revolving Facility (and reimbursement and backstop obligations in connection therewith) in an aggregate amount under this clause (b) not to exceed the available L/C Sublimit at the time incurred (provided that outstanding commercial letters of credit incurred under this clause (b) shall be deemed to reduce the L/C Sublimit by a corresponding amount);
(c)
the incurrence of Indebtedness by the Borrower and any Restricted Subsidiary in existence on the Effective Date (excluding Indebtedness described in the preceding clauses (a) and (b)); provided that any such item of Indebtedness with an aggregate outstanding principal amount on the Effective Date in excess of $5,000,000 shall be set forth on Schedule 7.02;

(d)
the incurrence of Attributable Indebtedness and Indebtedness (including Capitalized Lease Obligations and Purchase Money Obligations) and Disqualified Stock incurred or issued by the Borrower or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary, to finance the purchase, lease, expansion, construction, installation, replacement, repair or improvement of property (real or personal), equipment or other assets, including assets that are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof (excluding any Incremental Amounts) and all other Indebtedness, Disqualified Stock or Preferred Stock incurred or issued and outstanding under this clause (d) at such time, not to exceed the greater of (I) $22,000,000 and (II) 30 % of Consolidated EBITDA of the Borrower for the most recently ended Test Period (calculated on a pro forma basis);
(e)
Indebtedness incurred by the Borrower or any Restricted Subsidiary (i) constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or entered into, or relating to obligations or liabilities incurred, in the ordinary course of business or consistent with industry practice, including in respect of workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, unemployment insurance or other social security legislation or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or (ii) as an account party in respect of letters of credit, bank guarantees or similar instruments in favor of suppliers, trade creditors or other Persons issued or incurred in the ordinary course of business or consistent with industry practice;
(f)
the incurrence of unsecured Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnouts, other contingent consideration obligations and other deferred purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;
(g)
the incurrence of Indebtedness by the Borrower and owing to a Restricted Subsidiary or the issuance of Disqualified Stock of the Borrower to a Restricted Subsidiary (or to any Parent Company which is substantially contemporaneously transferred to any Restricted Subsidiary); provided that any such Indebtedness for borrowed money owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Loans to the extent permitted by applicable law; provided further that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness or Disqualified Stock (except to the Borrower or another Restricted Subsidiary or any pledge of such Indebtedness or Disqualified Stock constituting a Permitted Lien) will be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) or issuance of such Disqualified Stock (to the extent such Disqualified Stock is then outstanding) not permitted by this clause (g);
(h)
the incurrence of Indebtedness of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary (or to any Parent Company which is substantially contemporaneously transferred to the Borrower or any Restricted Subsidiary) to the extent not prohibited by Section 7.05; provided that any such Indebtedness for borrowed money incurred by a Guarantor and owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Guaranty of the Loans of such Guarantor to the extent permitted by applicable law; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any such subsequent transfer of any such Indebtedness (except to the Borrower or a Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) will be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (h);

(i)
the issuance of shares of Preferred Stock or Disqualified Stock of a Restricted Subsidiary to the Borrower or a Restricted Subsidiary (or to any Parent Company which is substantially contemporaneously transferred to the Borrower or any Restricted Subsidiary); provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary that holds such Preferred Stock or Disqualified Stock ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock or Disqualified Stock (except to the Borrower or another Restricted Subsidiary or any pledge of such Preferred Stock or Disqualified Stock constituting a Permitted Lien) will be deemed, in each case, to be an issuance of such shares of Preferred Stock or Disqualified Stock (to the extent such Preferred Stock or Disqualified Stock is then outstanding) not permitted by this clause (i);
(j)
the incurrence of Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);
(k)
the incurrence of obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance, banker’s acceptance facilities and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with industry practice, including those incurred to secure health, safety and environmental obligations;
(l)
the incurrence of:

(i)
Indebtedness or issuance of Disqualified Stock of the Borrower and the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100.0% of the net cash proceeds, the fair market value of marketable securities or the fair market value of Qualified Proceeds received by the Borrower since the Closing Date from the issue or sale of Equity Interests of the Borrower or contributions to the capital of the Borrower, including through consolidation, amalgamation or merger (in each case, other than proceeds of any Excluded Contribution, Disqualified Stock or any exercise of the cure right set forth in Section 8.04 and other than proceeds received from the Borrower or a Restricted Subsidiary) as determined in accordance with clauses (b)(ii) and (b)(iii) of Section 7.05(1) to the extent such net cash proceeds or cash or other property have not been applied pursuant to such clauses to make Restricted Payments pursuant to Section 7.05(1) or to make Permitted Investments (other than Permitted Investments specified in clause (1), (2) or (3) of the definition thereof) or to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to Section 7.02(2)(gg); and
(ii)
Indebtedness or issuance of Disqualified Stock of the Borrower and the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued, as applicable, pursuant to this clause (l)(ii), together with any Refinancing Indebtedness in respect thereof (excluding any Incremental Amounts), does not exceed (as of the date such Indebtedness, Disqualified Stock or Preferred Stock is issued, incurred or otherwise obtained) (I) the greater of (A) $26,000,000 and (B) 35% of Consolidated EBITDA of the Borrower for

the most recently ended Test Period (calculated on a pro forma basis) plus, without duplication, (II) in the event of any extension, replacement, refinancing, renewal or defeasance of any such Indebtedness, Disqualified Stock or Preferred Stock, an amount equal to (A) any accrued and unpaid interest on the Indebtedness, any accrued and unpaid dividends on the Preferred Stock, and any accrued and unpaid dividends on the Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased plus (B) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Indebtedness, Disqualified Stock or Preferred Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees, underwriting, arrangement and similar fees) incurred in connection with the issuance of such new Indebtedness, Disqualified Stock or Preferred Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such Indebtedness, Disqualified Stock or Preferred Stock;

(m)
the incurrence or issuance by the Borrower of Refinancing Indebtedness or the incurrence or issuance by a Restricted Subsidiary of Refinancing Indebtedness that serves to Refinance any Indebtedness (including any Designated Revolving Commitments) permitted under Section 7.02(1) above, Sections 7.02(2)(c), (d) and (l) above, this Section 7.02(2)(m) and Sections 7.02(2)(n), (w), (dd)(ii) (so long as such Refinancing Indebtedness also complies with the requirements set forth in clauses (1), (3), (4) and (7) of the definition of Permitted Incremental Equivalent Debt as if such Refinancing Indebtedness were being incurred as Permitted Incremental Equivalent Debt), (ee), (ff) and (gg) below, or any successive Refinancing Indebtedness with respect to any of the foregoing;
(n)
the incurrence or issuance of (I) Indebtedness or Disqualified Stock of the Borrower or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary, incurred or issued to finance an acquisition or investment (or other purchase of assets) or (II) Indebtedness, Disqualified Stock or Preferred Stock (A) of Persons that are acquired by the Borrower or any Restricted Subsidiary or merged into, amalgamated or consolidated with the Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement or (B) that is assumed by the Borrower or any Restricted Subsidiary in connection with such acquisition or investment (or other purchase of assets) (and not, for the avoidance of doubt, created in contemplation of the applicable investment or acquisition), in each case, in an aggregate outstanding principal amount or liquidation preference, together with any Refinancing Indebtedness in respect of any of the foregoing (excluding any Incremental Amounts) not to exceed the greater of (i) $26,000,000 and (ii) 35% of Consolidated EBITDA of the Borrower for the most recently ended Test Period (calculated on a pro forma basis) (“Permitted Acquisition Debt”); provided that such Permitted Acquisition Debt incurred or issued pursuant to clause (n)(I), (i) shall not mature earlier than the Original Term Loan Maturity Date and (ii) shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Closing Date Term Loans on the date of incurrence of such Indebtedness (it being understood that this clause (ii) shall not apply with respect to the Permitted Acquisition Debt in the form of revolving credit facilities).
(o)
the incurrence of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with industry practice;
(p)
the incurrence of Indebtedness of the Borrower or any Restricted Subsidiary supported by letters of credit or bank guarantees issued in connection herewith, any Credit Agreement Refinancing Indebtedness, Permitted Incremental Equivalent Debt or any Additional Letter of Credit Facility, in each case, in a principal amount not in excess of the maximum amount available to be drawn (not to exceed the applicable stated amount thereof) on such letters of credit or bank guarantees;
(q)
(i) the incurrence of any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations incurred by the Borrower or such Restricted Subsidiary is permitted by this Agreement or (ii) any co-issuance by the Borrower or any Restricted Subsidiary of any Indebtedness or other obligations of the Borrower or any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations by the Borrower or such Restricted Subsidiary is permitted by this Agreement;

(r)
the incurrence of Indebtedness issued by the Borrower or any Restricted Subsidiary to future, present or former employees, directors, officers, members of management, Related Professionals, consultants and independent contractors of the Borrower, any Restricted Subsidiary or any Affiliated Practice, their respective Controlled Investment Affiliates or Immediate Family Members and permitted transferees thereof, in each case to finance the purchase or redemption of Equity Interests of the Borrower or any Parent Company to the extent described in Section 7.05(2)(d);
(s)
customer deposits and advance payments received in the ordinary course of business or consistent with industry practice from customers for goods and services purchased in the ordinary course of business or consistent with industry practice;
(t)
the incurrence of (i) Indebtedness owed to banks and other financial institutions incurred in the ordinary course of business or consistent with industry practice in connection with ordinary banking arrangements to manage cash balances of the Borrower, its Restricted Subsidiaries (including short-term pooling and similar intercompany arrangements in respect of accounts held by Foreign Subsidiaries), any Affiliated Practice or any joint venture and (ii) Indebtedness in respect of Cash Management Services, including Cash Management Obligations;
(u)
Indebtedness incurred by the Borrower or a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business or consistent with industry practice on arm’s-length commercial terms;
(v)
the incurrence of Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business or consistent with industry practice;
(w)
the incurrence of Indebtedness, Disqualified Stock or Preferred Stock by (i) Restricted Subsidiaries of the Borrower that are not Guarantors and (ii) the incurrence of Indebtedness by the Borrower or any Restricted Subsidiary in connection with any joint venture arrangements and similar binding arrangements, in each case, in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued, as applicable, pursuant to this clause (w), together with any Refinancing Indebtedness in respect of any of the foregoing (excluding any Incremental Amounts), does not exceed (as of the date such Indebtedness is issued, incurred or otherwise obtained) the greater of (I) $30,000,000 and (II) 40% of Consolidated EBITDA of the Borrower for the most recently ended Test Period (calculated on a pro forma basis);
(x)
the incurrence of Indebtedness by the Borrower or any Restricted Subsidiary undertaken in connection with cash management (including netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and related or similar services or activities) with respect to the Borrower, any Subsidiaries, any Affiliated Practices or any joint venture in the ordinary course of business or consistent with industry practice, including with respect to financial accommodations of the type described in the definition of Cash Management Services;

(y)
Qualified Securitization Facilities and, to the extent constituting Indebtedness, Receivables Financing Transactions in an aggregate outstanding amount not to exceed the greater of (I) $15,000,000 and (II) 20.0% of Consolidated EBITDA of the Borrower for the most recently ended Test Period (calculated on a pro forma basis);
(z)
guarantees incurred in the ordinary course of business or consistent with industry practice in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners;
(aa)
the incurrence of Indebtedness attributable to (but not incurred to finance) the exercise of appraisal rights or the settlement of any claims or actions (whether actual, contingent or potential) with respect to the Transactions or any other acquisition (by merger, consolidation or amalgamation or otherwise) in accordance with the terms hereof;
(bb)
the incurrence of Indebtedness representing deferred compensation to employees (or Related Professionals) of any Parent Company, the Borrower, any Restricted Subsidiary or any Affiliated Practice, including Indebtedness consisting of obligations under deferred compensation or any other similar arrangements incurred in connection with the Transactions, any investment or any acquisition (by merger, consolidation or amalgamation or otherwise) permitted under this Agreement;
(cc)
the incurrence of Indebtedness arising out of any Sale-Leaseback Transaction incurred in the ordinary course of business or consistent with industry practice;
(dd)
(i) Credit Agreement Refinancing Indebtedness and (ii) Permitted Incremental Equivalent Debt;
(ee)
the incurrence of Indebtedness, Disqualified Stock or Preferred Stock by Restricted Subsidiaries of the Borrower that are not Guarantors to fund working capital requirements in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued, as applicable, pursuant to this clause (ee), together with any Refinancing Indebtedness in respect thereof (excluding any Incremental Amounts), does not exceed (as of the date such Indebtedness, Disqualified Stock or Preferred Stock is issued, incurred or otherwise obtained) the greater of (i) $5,500,000 and (ii) 7.5% of Consolidated EBITDA of the Borrower for the most recently ended Test Period (calculated on a pro forma basis);
(ff)
[reserved];
(gg)
Indebtedness of the Borrower or any Restricted Subsidiary that is (x) secured by Liens on the Collateral on a basis that is junior in priority to the Liens on the Collateral securing the First Lien Obligations or (y) not secured, or any unsecured Disqualified Stock or Preferred Stock, in an aggregate principal amount not greater than 100.0% of the aggregate amount of Restricted Payments which could be made at the time of such incurrence pursuant to the General Restricted Payments Basket and/or the Builder Basket Starter Prong; provided that the amount available for making Restricted Payments pursuant to the General Restricted Payments Basket and/or the Builder Basket Starter Prong, as applicable, shall be reduced by an amount equal to 100.0% of the aggregate outstanding principal amount of Indebtedness incurred pursuant to this Section 7.02(2)(gg); provided further, that to the extent such Indebtedness is secured by the Collateral on a junior lien basis with the First Lien Obligations, such Indebtedness shall be subject to the applicable Intercreditor Agreement or other intercreditor arrangements reasonably satisfactory to the Administrative Agent and the Specified Representative; provided further, that such Indebtedness shall not mature earlier than, or provide for any mandatory amortization prior to, 91 days after the then-Latest Maturity Date of the Closing Date Term Facility in effect immediately prior to the incurrence of such Indebtedness;

(hh)
[reserved]; and
(ii)
all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (hh) above.

(3)
For purposes of determining compliance with this Section 7.02:

(a)
the principal amount of Indebtedness outstanding under any clause of this Section 7.02 will be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness; and
(b)
guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness will not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was incurred in compliance with this Section 7.02.

The accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, in each case, will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 7.02. Any Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, to refinance Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, pursuant to Section 7.02(1) or clauses (c), (d), (l), (m), (n), (w), (dd)(ii), (ee), (ff), (gg) and (hh) of Section 7.02(2) will be permitted to include additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay (I) any accrued and unpaid interest on the Indebtedness, any accrued and unpaid dividends on the Preferred Stock, and any accrued and unpaid dividends on the Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased and (II) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness, Preferred Stock or Disqualified Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such refinanced Indebtedness, Preferred Stock or Disqualified Stock (and with respect to Indebtedness under Designated Revolving Commitments, including an amount equal to any unutilized Designated Revolving Commitments being refinanced, extended, replaced, refunded, renewed or defeased to the extent permanently terminated at the time of incurrence of such Refinancing Indebtedness).

For purposes of determining compliance with any Dollar denominated restriction on the incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock, the Dollar equivalent principal amount of Indebtedness or liquidation preference of Disqualified Stock or amount of Preferred Stock denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness, Disqualified Stock or Preferred Stock was incurred or issued (or, in the case of revolving credit debt, the date such Indebtedness was first committed or first incurred (whichever yields the lower Dollar equivalent)); provided that if such Indebtedness, Disqualified Stock or Preferred Stock is issued to Refinance other Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency, and such refinancing would cause the applicable Dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar denominated restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed

(a)
the principal amount of such Indebtedness, the liquidation preference of such Disqualified Stock or the amount of such Preferred Stock (as applicable) being refinanced, extended, replaced, refunded, renewed or defeased plus (b) any accrued and unpaid interest on the Indebtedness, any accrued and unpaid dividends on the Preferred Stock, and any accrued and unpaid dividends on the Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased, plus (c) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness, Preferred Stock or Disqualified Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such refinanced Indebtedness, Preferred Stock or Disqualified Stock (and with respect to Indebtedness under Designated Revolving Commitments, including an amount equal to any unutilized Designated Revolving Commitments being refinanced, extended, replaced, refunded, renewed or defeased to the extent permanently terminated at the time of incurrence of such Refinancing Indebtedness).

The principal amount of any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to refinance other Indebtedness, Disqualified Stock or Preferred Stock, if incurred or issued in a different currency from the Indebtedness, Disqualified Stock or Preferred Stock, as applicable, being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness or Disqualified Stock or Preferred Stock is denominated that is in effect on the date of such refinancing. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date will be the principal amount thereof that would be shown on a balance sheet of the Borrower or Holdings, as applicable, dated such date prepared in accordance with GAAP.

SECTION 7.03 Fundamental Changes. The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, consolidate, amalgamate or merge with or into or wind up into another Person, or liquidate or dissolve or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (other than as part of the Transactions), except that:

(1)
Holdings or any Restricted Subsidiary may merge or consolidate with the Borrower (including a merger the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that

(a)
the Borrower shall be the continuing or surviving Person,
(b)
such merger or consolidation does not result in the Borrower ceasing to be organized under the Laws of the United States, any state thereof or the District of Columbia, and
(c)
in the case of a merger or consolidation of Holdings with and into the Borrower,

(i)
Holdings shall not be an obligor in respect of any Indebtedness that is not permitted to be Indebtedness of the Borrower,
(ii)
Holdings shall have no direct Subsidiaries at the time of such merger or consolidation other than the Borrower,

(iii)
no Event of Default exists at such time or after giving effect to such transaction

and

(iv)
after giving effect to such transaction, a direct parent of the Borrower will (I) expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and the Borrower, (II) pledge 100% of the Equity Interests of the Borrower to the Administrative Agent as Collateral to secure the Obligations in form reasonably satisfactory to the Administrative Agent and the Borrower, (III) have no direct Subsidiaries other than the Borrower, (V) execute a supplement to the Security Agreement (or in another form reasonably satisfactory to the Administrative Agent), to grant or pledge its assets thereunder and (VI) execute other documentation the Administrative Agent may reasonably request in accordance with the Collateral and Guarantee Requirement;

(2)

(a)
any Restricted Subsidiary that is not a Loan Party may merge or consolidate with or into any other Restricted Subsidiary that is not a Loan Party;
(b)
any Restricted Subsidiary may merge or consolidate with or into any other Restricted Subsidiary that is a Loan Party; provided that (x) a Loan Party shall be the continuing or surviving Person and (y) if such merger or consolidation includes the Borrower, the Borrower shall be the continuing or surviving Person;
(c)
any merger the sole purpose of which is to reincorporate or reorganize a Loan Party or Restricted Subsidiary in another jurisdiction in the United States will be permitted; provided that if such transaction involves a Loan Party, a Loan Party shall be the continuing or surviving Person; and
(d)
any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and the Restricted Subsidiaries and is not materially disadvantageous to the Lenders;

provided that in the case of clause (d), the Person who receives the assets of such dissolving or liquidated Restricted Subsidiary that is a Guarantor shall be a Loan Party or such disposition shall otherwise be permitted under Section 7.05 or the definition of “Permitted Investments”;

(3)
any Restricted Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Restricted Subsidiary; provided that any such disposition (upon voluntary liquidation or otherwise) that is a Restricted Payment by any Loan Party to any Restricted Subsidiary that is not a Loan Party shall otherwise be permitted under Section 7.05;
(4)
so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower may merge or consolidate with (or dispose of all or substantially all of its assets to) any other Person; provided that (a) the Borrower shall be the continuing or surviving Person or (b) if the Person formed by or surviving any such merger or consolidation is not the Borrower (or, in connection with a disposition of all or substantially all of the Borrower’s assets, is the transferee of such assets) (any such Person, a “Successor Borrower”):

(i)
the Successor Borrower will:

(I)
be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia,
(II)
expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and the Borrower,
(III)
execute any documentation the Administrative Agent may reasonably request in accordance with the Collateral and Guarantee Requirement,
(IV)
have 100% of its issued and outstanding Equity Interests pledged to the Administrative Agent Collateral to secure the Obligations in accordance with the Security Agreement,
(V)
execute a supplement to the Security Agreement (or in another form reasonably satisfactory to the Administrative Agent), as applicable, to grant or pledge its assets thereunder and
(VI)
deliver to the Administrative Agent (A) an Officer’s Certificate stating that such merger or consolidation or other transaction and such supplement to this Agreement or any Loan Document (as applicable) comply with this Agreement and (B) to the extent reasonably requested by the Administrative Agent, an Opinion of Counsel including customary organization, due execution, no conflicts and enforceability opinions;

(ii)
substantially contemporaneously with such transaction (or at a later date as agreed by the Administrative Agent),

(I)
each Guarantor, unless it is the other party to such merger or consolidation, will by a supplement to the Guaranty (or in another form reasonably satisfactory to the Administrative Agent and the Borrower) reaffirm its Guaranty of the Obligations (including the Successor Borrower’s obligations under this Agreement), and
(II)
each Loan Party, unless it is the other party to such merger or consolidation (and not surviving such merger or consolidation), will, by a supplement to the Security Agreement (or in another form reasonably satisfactory to the Administrative Agent), confirm its grant or pledge thereunder;

(iii)
[reserved]; and
(iv)
to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received at least two (2) Business Days prior to the consummation of such transaction all documentation and other information in respect of the Successor Borrower (including, if the Successor Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in respect of the Successor Borrower) required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

provided further that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and in the case of the disposition of all or substantially all assets, the original Borrower will be released;

(5)
so long as no Event of Default has occurred and is continuing or would result therefrom, Holdings may merge or consolidate with (or dispose of all or substantially all of its assets to) any other Person; provided that (a) Holdings will be the continuing or surviving Person or (b) if:

(i)
the Person formed by or surviving any such merger or consolidation is not Holdings,
(ii)
Holdings is not the Person into which the applicable Person has been liquidated or
(iii)
in connection with a disposition of all or substantially all of Holdings’ assets, the Person that is the transferee of such assets is not Holdings (any such Person described in the preceding clauses (i) through (iii), a “Successor Holdings”), then the Successor Holdings will:

(I)
be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia,
(II)
expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and the Borrower,
(III)
pledge 100% of the Equity Interests of the Borrower held by such Successor Holdings to the Administrative Agent as Collateral to secure the Obligations in accordance with the Security Agreement or otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Borrower,
(IV)
execute a supplement to the Security Agreement (or in another form reasonably satisfactory to the Administrative Agent), to grant or pledge its assets thereunder,
(V)
execute any documentation the Administrative Agent may reasonably request in accordance with the Collateral and Guarantee Requirement and
(VI)
if requested by the Administrative Agent, deliver, or cause the Borrower to deliver, to the Administrative Agent (A) an Officer’s Certificate stating that such merger or consolidation or other transaction and such supplement to this Agreement or any Collateral Document (as applicable) comply with this Agreement and (B) an Opinion of Counsel including customary organization, due execution, no conflicts and enforceability opinions to the extent reasonably requested by the Administrative Agent; and

(iv)
to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received at least two (2) Business Days prior to the consummation of such transaction all documentation and other information in respect of the Successor Holdings required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

provided further that if the foregoing are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement and in the case of the disposition of all or substantially all assets, the original Holdings will be released;

(6)
any Restricted Subsidiary may merge or consolidate with (or dispose of all or substantially all of its assets to) any other Person in order to effect a Permitted Investment or other Investment permitted pursuant to Section 7.05;
(7)
a merger, dissolution, liquidation, consolidation or disposition, the purpose of which is to effect a disposition permitted pursuant to Section 7.04 or a disposition that does not constitute any Asset Sale (other than a transaction described in clause (b) of the definition of Asset Sale) shall be permitted;
(8)
the Borrower, Holdings and any Restricted Subsidiary may (a) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of the Borrower or the laws of a jurisdiction in the United States and (b) change its name; and
(9)
the Loan Parties and the Restricted Subsidiaries may consummate the Transactions.

SECTION 7.04 Asset Sales. The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, consummate any Asset Sale unless:

(1)
the Borrower or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise in connection with such Asset Sale) at least equal to the fair market value (measured at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of, and
(2)
except in the case of a Permitted Asset Swap, with respect to any Asset Sale pursuant to this Section 7.04 for a purchase price in excess of the greater of (x) $11,000,000 and (y) 15% of Consolidated EBITDA of the Borrower for the most recently ended Test Period (calculated on a pro forma basis), at least 75.0% of the consideration for such Asset Sale, together with all other Asset Sales since the Effective Date (on a cumulative basis), received by the Borrower or a Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents, provided that at the time of such Asset Sale, no Event of Default under Section 8.01(1) or Section 8.01(6) with respect to the Borrower will have occurred and be continuing or would occur as a consequence thereof (this proviso to be tested (if applicable) solely on the applicable LCT Test Date as selected by the Borrower pursuant to

Section 1.07(11)); provided that each of the following will be deemed to be cash or Cash Equivalents for purposes of this clause (2):

(a)
any liabilities (as shown on the Borrower’s or any Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Borrower’s or a Restricted

Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower) of the Borrower or any Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Obligations, that are (i) assumed by the transferee of any such assets (or a third party in connection with such transfer) or (ii) otherwise cancelled or terminated in connection with the transaction with such transferee (other than intercompany debt owed to the Borrower or a Restricted Subsidiary);

(b)
any securities, notes or other obligations or assets received by the Borrower or any Restricted Subsidiary from such transferee or in connection with such Asset Sale (including earnouts and similar obligations) that are converted by the Borrower or a Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale;
(c)
any Designated Non-Cash Consideration received by the Borrower or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (i) $11,000,000 and (ii) 15% of Consolidated EBITDA of the Borrower for the most recently ended Test Period (calculated on a pro forma basis), with the fair market value of each item of Designated Non-Cash Consideration being measured, at the Borrower’s option, either at the time of contractually agreeing to such Asset Sale or at the time received and, in either case, without giving effect to any subsequent change(s) in value;
(d)
Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Asset Sale (other than intercompany debt owed to the Borrower or a Restricted Subsidiary), to the extent that the Borrower and each other Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Sale; or
(e)
any investment, assets, property or capital or other expenditure of the kind referred to in Section 2.05(2)(b)(ii).

To the extent any Collateral is disposed of as expressly permitted by this Section 7.04 to any Person other than a Loan Party, such Collateral shall automatically be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Administrative Agent, upon the certification by the Borrower that such disposition is permitted by this Agreement, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

SECTION 7.05 Restricted Payments.

(1)
The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, directly or indirectly:

(A)
declare or pay any dividend or make any payment or distribution on account of the Borrower’s or any Restricted Subsidiary’s Equity Interests (in each case, solely in such Person’s capacity as holder of such Equity Interests), including any dividend or distribution payable in connection with any merger, amalgamation or consolidation, other than:

(i)
dividends, payments or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Borrower or a Parent Company or in options, warrants or other rights to purchase such Equity Interests; or

(ii)
dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a wholly owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities or such other amount to which it is entitled pursuant to the terms of such Equity Interest;

(B)
purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or any Parent Company, including in connection with any merger, amalgamation or consolidation, in each case held by Persons other than the Borrower or a Restricted Subsidiary;
(C)
make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or final maturity, any Junior Indebtedness, other than Indebtedness permitted under clauses (g), (h) and (i) of Section 7.02(2);
(D)
make any Restricted Investment;

(all such payments and other actions set forth in clauses (A) through (D) above being collectively referred to as “Restricted Payments”), unless, at the time of and immediately after giving effect to such Restricted Payment:

(a)

(i)
in the case of a Restricted Payment of a Loan Party described in clauses (1)(A), (B) or (C) above (x) utilizing clause (b)(i) below, (I) no Event of Default will have occurred and be continuing or would occur as a consequence thereof and (II) the Total Net Leverage Ratio for the most recently ended Test Period calculated on a pro forma basis would be no greater than 2.75 to 1.00 and (y) utilizing clause (b)(vii) below, no Event of Default will have occurred and be continuing or would occur as a consequence thereof; and
(ii)
in the case of (A) a Restricted Investment utilizing clause (b)(i) or (b)(vii) below, no Event of Default under Section 8.01(1) or, solely with respect to the Borrower, Section 8.01(6), will have occurred and be continuing or would occur as a consequence thereof and (B) a Restricted Investment made by a Loan Party in or to a Restricted Subsidiary that does not constitute a Loan Party utilizing clause (b)(i) or (b)(vii) below, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Total Net Leverage Ratio for the most recently ended Test Period calculated on a pro forma basis would be no greater than 2.75 to 1.00;

(b)
such Restricted Payment, together with the aggregate amount of all other Restricted Payments (including the fair market value of any non-cash amount) made by the Borrower and its Restricted Subsidiaries after the Effective Date (excluding Restricted Payments permitted by Section 7.05(2) other than clause (a) thereof), is less than the sum of (without duplication):

(i)
the Retained Excess Cash Flow Amount; plus
(ii)
100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Borrower and its Restricted Subsidiaries since the Effective Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur

Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to Section 7.02(2)(l)(i)) from the issue or sale of:

(I)
Equity Interests of the Borrower, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(A)
Equity Interests to any future, present or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates, Immediate Family Members or any permitted transferees thereof) of the Borrower, its Subsidiaries or any Parent Company after the Effective Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 7.05(2)(d); and
(B)
Designated Preferred Stock; and

(II)
Equity Interests of Parent Companies, to the extent the proceeds of any such issuance or consideration for any such sale are contributed to the Borrower (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with Section 7.05(2)(d));

provided that this clause (ii) will not include the proceeds from (1) any exercise of the cure right set forth in Section 8.04, (2) Refunding Capital Stock (as defined below) applied in accordance with Section 7.05(2)(b) below, (3) Equity Interests or convertible debt securities of the Borrower sold to a Restricted Subsidiary, (4) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (5) Excluded Contributions; plus

(iii)
100% of the aggregate amount of cash, Cash Equivalents and the fair market value of marketable securities or other property contributed to the capital of the Borrower following the Effective Date (including the original principal amount of any Indebtedness (and accrued interest) contributed to the Borrower or its Subsidiaries for cancellation) or that becomes part of the capital of the Borrower through consolidation, amalgamation or merger following the Effective Date, in each case, not involving cash consideration payable by the Borrower on account of such consolidation, amalgamation or merger (other than (I) net cash proceeds of any exercise of the cure right set forth in Section 8.04, (II) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to Section 7.02(2)(l)(i), (III) cash, Cash Equivalents and marketable securities or other property that are contributed by a Restricted Subsidiary or (IV) Excluded Contributions); plus
(iv)
100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by the Borrower or a Restricted Subsidiary by means of:

(I)
the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of, or other returns on investments from, Restricted Investments made by the Borrower or its Restricted Subsidiaries (including cash distributions and cash interest received in respect of Restricted Investments) and repurchases and redemptions of such Restricted Investments from the Borrower or its Restricted Subsidiaries (other than by the Borrower or a Restricted Subsidiary) and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Borrower or its Restricted Subsidiaries, in each case (x) after the Effective Date (excluding any Excluded Contributions made pursuant to clause (2) of the definition thereof) and (y) solely to the extent such Investments were originally made using amounts available under this clause (b) or any other Fixed Basket;

(II)
the sale (other than to the Borrower or a Restricted Subsidiary) of Equity Interests of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment, but including such cash or fair market value to the extent exceeding the amount of such Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Effective Date (excluding any Excluded Contributions made pursuant to clause (2) of the definition thereof), in each case, solely to the extent the original Investment made in such Restricted Subsidiary was made using amounts available under this clause (b) or any other Fixed Basket; or
(III)
any returns, profits, distributions and similar amounts received on account of any Permitted Investment subject to a Dollar-denominated or ratio based Basket (to the extent in excess of the original amount of the Investment); plus

(v)
in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Borrower or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Borrower or a Restricted Subsidiary after the Effective Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets, other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment, but, to the extent exceeding the amount of such Permitted Investment, including such excess amounts of cash or fair market value; plus
(vi)
100% of the aggregate amount of any Excluded Proceeds (except to the extent utilized to repurchase, redeem, defease, acquire, or retire for value any Junior Indebtedness pursuant to clause (2)(m) below); plus
(vii)
the greater of (i) $25,550,000 and (ii) 35% of the Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis) (the “Builder Basket Starter Prong”);
(viii)
100% of the aggregate original principal amount or liquidation preference, as applicable, of Indebtedness or Disqualified Stock of the Borrower or any Restricted Subsidiary (in each case, including related accrued interest), that has been converted into or exchanged for Equity Interests of the Borrower or any Parent Company; provided that this clause (viii) will not include any conversions or exchanges for (1) Equity Interests issued as part of the cure right set forth in Section 8.04, (2) Refunding Capital Stock (as defined below) applied in accordance with Section 7.05(2)(b) below, (3) Equity Interests or convertible debt securities of the Borrower sold to a Restricted Subsidiary, (4) Disqualified

Stock or debt securities that have been converted into Disqualified Stock or (5) Excluded Contributions;

minus

(ix)
the aggregate amount of all other Restricted Payments and other transactions made pursuant to this Section 7.05(b).

(2)
The provisions of Section 7.05(1) will not prohibit:

(a)
the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Section 7.05;
(b)
(i) the redemption, repurchase, defeasance, discharge, retirement or other acquisition of (I) any Equity Interests of the Borrower, any Restricted Subsidiary or any Parent Company, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”) or (II) Junior Indebtedness, in each case, made (A) in exchange for, or out of the proceeds of, a sale or issuance (other than to a Restricted Subsidiary) of Equity Interests of the Borrower or any Parent Company (in the case of proceeds, to the extent any such proceeds therefrom are contributed to the Borrower) (in each case, other than Disqualified Stock) (“Refunding Capital Stock”) and (B) within 120 days of such sale or issuance,

(ii)
the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of a sale or issuance (other than to a Restricted Subsidiary or to an employee stock ownership plan or any trust established by the Borrower or any Restricted Subsidiary) of Refunding Capital Stock made within 120 days of such sale or issuance, and
(iii)
if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon by the Borrower was permitted under clause (f)(i) or (ii) of this Section 7.05(2), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any Parent Company) in an aggregate amount per annum no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(c)
the principal payment on, defeasance, redemption, repurchase, exchange or other acquisition or retirement of:

(i)
Junior Indebtedness of the Borrower or a Guarantor made by exchange for, or out of the proceeds of the sale, issuance or incurrence of, new Junior Indebtedness of the Borrower or a Guarantor or Disqualified Stock of the Borrower or a Guarantor, in each case made within 120 days of such sale, issuance or incurrence,
(ii)
Disqualified Stock of the Borrower or a Guarantor made by exchange for, or out of the proceeds of the sale, issuance or incurrence of, Disqualified Stock or Junior Indebtedness of the Borrower or a Guarantor, in each case, made within 120 days of such sale, issuance or incurrence,
(iii)
Disqualified Stock of a Restricted Subsidiary that is not a Guarantor made by exchange for, or out of the proceeds of the sale or issuance of, Disqualified Stock of a Restricted

Subsidiary that is not a Guarantor in each case (I) made within 120 days of such sale or issuance and (II) is Refinancing Indebtedness incurred or issued, as applicable, in compliance with Section 7.02,

(iv)
Junior Indebtedness of the Borrower or a Guarantor made by exchange for, or out of the proceeds of the sale, issuance or incurrence of, any other Indebtedness or Disqualified Stock in each case (I) made within 120 days of such sale, issuance or incurrence and (II) permitted pursuant to Section 7.02, and
(v)
any Junior Indebtedness or Disqualified Stock that constitutes Acquired Indebtedness;

(d)
a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) (including related stock appreciation rights or similar securities) of the Borrower or any Parent Company held by any future, present or former employee, director, officer, member of management, Related Professional, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower, any of its Subsidiaries, any Parent Company or any Affiliated Practice pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any equity subscription or equity holder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Borrower or any Parent Company in connection with any such repurchase, retirement or other acquisition), including any Equity Interests rolled over by management of the Borrower, any of its Subsidiaries, any Parent Company or any Affiliated Practice in connection with the Transactions; provided that the aggregate amount of Restricted Payments made under this clause (d) does not exceed the greater of (I) $11,250,000 and (II) 15% of Consolidated EBITDA of the Borrower for the most recently ended Test Period (calculated on a pro forma basis) in any calendar year with unused amounts in any calendar year being carried over to the immediately succeeding calendar year (it being understood that amounts carried over from a preceding fiscal year shall be deemed to be utilized first in such succeeding fiscal year); provided further that each of the amounts in any calendar year under this clause
(d)
may be increased by an amount not to exceed:

(i)
the cash proceeds from the sale of Equity Interests (other than Disqualified Stock or any Excluded Contribution) of the Borrower and, to the extent contributed to the Borrower, the cash proceeds from the sale of Equity Interests of any Parent Company, in each case to any future, present or former employees, directors, officers, members of management, consultants, Related Professionals or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower, any of its Subsidiaries, any Parent Company or any Affiliated Practice that occurs after the Effective Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (b) of Section 7.05(1) or to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to Section 7.02(l)(i); plus
(ii)
the amount of any cash bonuses otherwise payable to members of management, employees, directors, consultants, Related Professionals or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower, any of its Subsidiaries, any Parent Company or any Affiliated Practice that are foregone in exchange for the receipt of Equity Interests of the Borrower or any Parent Company pursuant to any compensation arrangement, including any deferred compensation plan; plus

(iii)
the cash proceeds of life insurance policies received by the Borrower or its Restricted Subsidiaries or any Affiliated Practice (or by any Parent Company to the extent contributed to the Borrower) after the Effective Date; minus
(iv)
the amount of any Restricted Payments previously made with the cash proceeds described in clauses (i), (ii) and (iii) of this clause (d);

provided that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (i), (ii) and (iii) above in any calendar year; provided further that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from any future, present or former employees, directors, officers, members of management, consultants, Related Professionals or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower, any Parent Company, any Restricted Subsidiary or any Affiliated Practice in connection with a repurchase of Equity Interests of the Borrower or any Parent Company will not be deemed to constitute a Restricted Payment for purposes of this Section 7.05 or any other provision of this Agreement;

(e)
[reserved];
(f)
[reserved];
(g)
(i) payments made or expected to be made by the Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable by any future, present or former employee, director, officer, member of management, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members or permitted transferees) of the Borrower, any Restricted Subsidiary or any Parent Company,

(ii)
any repurchases or withholdings of Equity Interests in connection with the exercise of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise price of, or withholding obligations with respect to, such options, warrants or similar rights or required withholding or similar taxes, and
(iii)
loans or advances to officers, directors, employees, managers, consultants, Related Professionals and independent contractors of the Borrower, any Restricted Subsidiary, any Parent Company or any Affiliated Practice in connection with such Person’s purchase of Equity Interests of the Borrower or any Parent Company; provided that no cash is actually advanced pursuant to this clause (iii) other than to pay Taxes due in connection with such purchase, unless immediately repaid;

(h)
Restricted Payments in an amount not to exceed 6.00% per annum of the net cash proceeds received by or contributed to the Borrower and its Restricted Subsidiaries in or from, or following the occurrence of, any public offering the Borrower or any Parent Company of its common Equity Interests (including any following on offering), other than public offerings with respect to the Borrower’s or such Parent Company’s common equity registered on Form S-4 or Form S-8 other than any public sale constituting an Excluded Contribution;
(i)
Restricted Payments (other than Disqualified Stock or Preferred Stock) in an amount that does not exceed the aggregate amount of Excluded Contributions less any previous uses of this clause (i);

(j)
Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (j) not to exceed (as of the date any such Restricted Payment is made) the greater of (i) $18,250,000 and (ii) 25% of Consolidated EBITDA of the Borrower for the most recently ended Test Period (calculated on a pro forma basis (the “General Restricted Payments Basket”); provided that if this clause (j) is utilized to make a Restricted Investment, the amount deemed to be utilized under this clause (j) will be the amount of such Restricted Investment at any time outstanding (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of “Investment”); provided, however, that this clause (j) shall not be used to make Restricted Payments in respect of Disqualified Stock or Preferred Stock;
(k)
distributions or payments of Securitization Fees;
(l)
[reserved];
(m)
the repurchase, redemption, defeasance, acquisition or retirement for value of any Junior Indebtedness from Excluded Proceeds (except to the extent utilized to make Restricted Payments pursuant to Section 7.05(b)(vi));
(n)
the declaration and payment of dividends or distributions by the Borrower or any Restricted Subsidiary to, or the making of loans or advances to, the Borrower or any Parent Company in amounts required for any Parent Company to pay in each case without duplication:

(i)
franchise, excise and similar Taxes and other fees and expenses, required to maintain their corporate or other legal existence;
(ii)
with respect to any taxable period (or portion thereof) for which the Borrower or any of its subsidiaries are members of a consolidated, combined, unitary or similar Tax group for U.S. federal or applicable foreign, state or local tax purposes of which a Parent Company is the common parent (or the income and activities of Borrower are included in the calculation of taxable income of a Parent Company) (a “Tax Group”), to pay the portion of any U.S. federal, foreign, state or local Taxes (as applicable) of such Tax Group for such taxable period that are attributable to the income of the Borrower and/or its applicable subsidiaries;
(iii)
salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, employees, directors, officers, members of management, consultants and independent contractors of any Parent Company, and any payroll, social security or similar Taxes thereof;
(iv)
general corporate or other operating, administrative, compliance and overhead costs and expenses (including expenses relating to auditing and other accounting matters) of any Parent Company;
(v)
fees and expenses (including ongoing compliance costs and listing expenses) related to any equity or debt offering of a Parent Company (whether or not consummated);
(vi)
amounts that would be permitted to be paid directly by the Borrower or its Restricted Subsidiaries under Section 6.15(2) (other than clause (b)(i) thereof);
(vii)
[reserved]; and

(viii)
to finance Investments or other acquisitions or investments otherwise permitted to be made pursuant to this Section 7.05 if made by the Borrower; provided that (I) such Restricted Payment must be made within 120 days of the closing of such Investment, acquisition or investment, (II) such Parent Company must, promptly following the closing thereof, cause (A) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Borrower or a Restricted Subsidiary or (B) the merger, amalgamation, consolidation or sale of the Person formed or acquired into the Borrower or a Restricted Subsidiary (to the extent not prohibited by Section 7.03) in order to consummate such Investment, acquisition or investment, (III) such Parent Company and its Affiliates (other than the Borrower or any Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Borrower or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Agreement, (IV) any property received by the Borrower may not increase amounts available for Restricted Payments pursuant to clause (b) of Section 7.05(1), and (V)to the extent constituting an Investment, such Investment will be deemed to be made by the Borrower or such Restricted Subsidiary pursuant to another provision of this Section 7.05 (other than pursuant to clause (i) of this Section 7.05(2)) or pursuant to the definition of “Permitted Investments” (other than clause (9) thereof);

(o)
the distribution, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock of, Equity Interests in, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, all the assets of which are solely cash and Cash Equivalents (except to the extent that such cash and Cash Equivalents constitute the proceeds of any sale of the assets or equity of any Unrestricted Subsidiary));
(p)
cash payments, or loans, advances, dividends or distributions to any Parent Company to make payments, in lieu of issuing fractional shares in connection with share dividends, share splits, reverse share splits, mergers, consolidations, amalgamations or other business combinations and in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower, any Restricted Subsidiary or any Parent Company;
(q)
(i) Restricted Payments described in clauses (A) and (B) of the definition thereof contained in Section 7.05(1); provided that after giving pro forma effect thereto and the application of the net proceeds therefrom, (I) the Total Net Leverage Ratio for the most recently ended Test Period calculated on a pro forma basis would be no greater than 2.00 to 1.00 and (II) no Event of Default will have occurred and be continuing or would occur as a consequence thereof, (ii) Restricted Payments described in clause (C) of the definition thereof contained in Section 7.05(1); provided that after giving pro forma effect thereto and the application of the net proceeds therefrom, (I) the Total Net Leverage Ratio for the most recently ended Test Period calculated on a pro forma basis would be no greater than 2.25 to 1.00 and (II) no Event of Default will have occurred and be continuing or would occur as a consequence thereof and (iii) Restricted Investments contained in Section 7.05(1); provided that after giving pro forma effect thereto and the application of the net proceeds therefrom, (I) the Total Net Leverage Ratio for the most recently ended Test Period calculated on a pro forma basis would be no greater than 2.75 to 1.00 and (II) no Event of Default under Section 8.01(1) or, with respect to the Borrower, Section 8.01(6), will have occurred and be continuing or would occur as a consequence thereof;
(r)
payments made for the benefit of the Borrower or any Restricted Subsidiary to the extent such payments could have been made by the Borrower or any Restricted Subsidiary because such payments (i) would not otherwise be Restricted Payments and (ii) would be permitted by Section 6.15;

(s)
payments and distributions to dissenting stockholders of Restricted Subsidiaries pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of any Restricted Subsidiary that complies with the terms of this Agreement or any other transaction that complies with the terms of this Agreement;
(t)
the payment of dividends, other distributions and other amounts by the Borrower to, or the making of loans to, any Parent Company in the amount required for such parent to, if applicable, pay amounts equal to amounts required for any Parent Company, if applicable, to pay interest, principal or other payments (including AHYDO Payments) on Indebtedness, the proceeds of which have been permanently contributed to the Borrower or any Restricted Subsidiary and that has been guaranteed by, or is otherwise considered Indebtedness of, the Borrower or any Restricted Subsidiary incurred in accordance with this Agreement; provided that the aggregate amount of such dividends, distributions, loans and other amounts shall not exceed the amount of cash actually contributed to the Borrower for the incurrence of such Indebtedness;
(u)
the making of cash payments in connection with any conversion of Convertible Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate amount since the date of this Agreement not to exceed the sum of (a) the principal amount of such Convertible Indebtedness plus (b) any payments received by the Borrower or any Restricted Subsidiary pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction;
(v)
any payments in connection with (i) a Permitted Bond Hedge Transaction and (ii) the settlement of any related Permitted Warrant Transaction (I) by delivery of shares of the Borrower’s common equity upon settlement thereof or (II) by (A) set-off against the related Permitted Bond Hedge Transaction or (B) payment of an early termination amount thereof in common equity upon any early termination thereof; and
(w)
the refinancing of any Junior Indebtedness with the Net Proceeds of, or in exchange for, any Refinancing Indebtedness of such Junior Indebtedness.

For purposes of clauses (g) and (n) above, Taxes will include all interest and penalties with respect thereto and all additions thereto.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date the Restricted Payment is made, or at the Borrower’s election, the date a commitment is made to make such Restricted Payment, of the assets or securities proposed to be transferred or issued by the Borrower or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

For the avoidance of doubt, this Section 7.05 will not restrict the making of any AHYDO Payment with respect to, and required by the terms of, any Indebtedness of the Borrower or any Restricted Subsidiary permitted to be incurred under this Agreement.

SECTION 7.06 Change in Nature of Business. The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Restricted Subsidiaries on the Effective Date or any business(es) or any other activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the business conducted or proposed to be conducted by the Borrower and its Restricted Subsidiaries on the Effective Date.

SECTION 7.07 Burdensome Agreements.

(1)
The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary that is not a Guarantor (or, solely in the case of clause (d), that is a Subsidiary Guarantor) to, directly or indirectly, create or otherwise cause to exist or become effective any consensual encumbrance or consensual restriction (other than this Agreement or any other Loan Document) on the ability of any Restricted Subsidiary that is not a Guarantor (or, solely in the case of clause (d), that is a Subsidiary Guarantor) to:

(a)
(i) pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary that is a Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(ii)
pay any Indebtedness owed to the Borrower or to any Restricted Subsidiary that is a Guarantor;

(b)
make loans or advances to the Borrower or to any Restricted Subsidiary that is a Guarantor;
(c)
sell, lease or transfer any of its properties or assets to the Borrower or to any Restricted Subsidiary that is a Guarantor; or
(d)
with respect to (i) any Subsidiary Guarantor (and, solely to the extent this clause (d)(i) relates to Hedging Obligations of Restricted Subsidiaries, the Borrower), Guaranty the Obligations or (ii) the Borrower or any Subsidiary Guarantor, create, incur or cause to exist or become effective Liens on property of such Person for the benefit of the Lenders with respect to the Obligations under the Loan Documents to the extent such Lien is required to be given to the Secured Parties pursuant to the Loan Documents;

provided that any dividend or liquidation priority between or among classes or series of Capital Stock, and the subordination of any obligation (including the application of any remedy bars thereto) to any other obligation will not be deemed to constitute such an encumbrance or restriction.

(2)
Section 7.07(1) will not apply to any encumbrances or restrictions existing under or by reason of:

(a)
encumbrances or restrictions in effect on the Effective Date, including pursuant to the Loan Documents and any Hedge Agreements, Hedging Obligations and the related documentation;
(b)
encumbrances or restrictions pursuant to any Additional Letter of Credit Facility and the related documentation;
(c)
Purchase Money Obligations and Capitalized Lease Obligations that impose restrictions of the nature discussed in clauses (c) and (d)(ii) above on the property so acquired;
(d)
applicable Law or any applicable rule, regulation or order;
(e)
any agreement or other instrument of a Person, or relating to Indebtedness or Equity Interests of a Person, acquired by or merged, amalgamated or consolidated with and into the Borrower or any Restricted Subsidiary or an Unrestricted Subsidiary that is designated as a Restricted Subsidiary, or any other transaction entered into in connection with any such acquisition, merger, consolidation or amalgamation in existence at the time of such acquisition or at the time it merges, amalgamates or consolidates with or into the Borrower or any Restricted Subsidiary or an Unrestricted Subsidiary that is designated as a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired or designated and its Subsidiaries, or the property or assets of the Person so acquired or designated and its Subsidiaries or the property or assets so acquired or designated;

(f)
contracts or agreements for the sale or disposition of assets, including any restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of any of the Capital Stock or assets of such Subsidiary;
(g)
restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or consistent with industry practice or arising in connection with any Liens permitted by Section 7.01 or any applicable Intercreditor Agreement;
(h)
provisions in agreements governing Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors permitted to be incurred subsequent to the Effective Date pursuant to Section 7.02;
(i)
provisions in joint venture agreements and other similar agreements (including equity holder agreements) relating to such joint venture or its members or entered into in the ordinary course of business or consistent with industry practice;
(j)
customary provisions contained in leases, sub-leases, licenses, sub-licenses, Equity Interests or similar agreements, including with respect to IP Rights and other agreements;
(k)
restrictions created in connection with any Qualified Securitization Facility or Receivables Financing Transaction that, in the good faith determination of the Board of Directors of the Borrower, are necessary or advisable to effect such Qualified Securitization Facility or Receivables Financing Transaction;
(l)
restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Borrower or any Restricted Subsidiary is a party entered into in the ordinary course of business or consistent with industry practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Restricted Subsidiary that are subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;
(m)
customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary;
(n)
customary provisions restricting assignment of any agreement;
(o)
restrictions arising in connection with cash or other deposits permitted under Section 7.01;
(p)
any other agreement or instrument governing any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred or issued pursuant to Section 7.02 entered into after the Effective Date that contains encumbrances and restrictions that either (i) are no more restrictive in any material respect, taken as a whole, with respect to the Borrower or any Restricted Subsidiary than (A) the restrictions contained in the Loan Documents as of the Effective Date or (B) those encumbrances and other restrictions that are in effect on the Effective Date with respect to the Borrower or that Restricted Subsidiary pursuant to agreements in effect on the Effective Date, (ii) are not materially more disadvantageous, taken as a whole, to the Lenders than is customary in comparable financings for similarly situated issuers or (iii) will not materially impair the Borrower’s ability to make payments on the Obligations when due, in each case in the good faith judgment of the Borrower;

(q)
(i) under terms of Indebtedness and Liens in respect of Indebtedness permitted to be incurred pursuant to Section 7.02(2)(d) and any permitted refinancing in respect of the foregoing and (ii) agreements entered into in connection with any Sale-Leaseback Transaction entered into in the ordinary course of business or consistent with industry practice;
(r)
customary restrictions and conditions contained in documents relating to any Lien so long as (i) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 7.07;
(s)
any encumbrance or restriction with respect to a Restricted Subsidiary that was previously an Unrestricted Subsidiary which encumbrance or restriction exists pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Borrower or any other Restricted Subsidiary other than the assets and property of such Restricted Subsidiary;
(t)
any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (s) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive in any material respect with respect to such encumbrance and other restrictions, taken as a whole, than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;
(u)
any encumbrance or restriction existing under, by reason of or with respect to Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Refinancing Indebtedness are, in the good faith judgment of the Borrower, not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced; and
(v)
applicable law or any applicable rule, regulation or order in any jurisdiction where Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred or issued pursuant to Section 7.02 is incurred.

SECTION 7.08 Accounting Changes. The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, make any change in fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year, and, notwithstanding anything in Section 10.01 to the contrary, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 7.09 Holdings. Holdings shall not engage in any material operating or business activities; provided that the following and any activities incidental thereto shall be permitted in any event:

(1)
its ownership of the Equity Interests of the Borrower, including receipt and payment of Restricted Payments and other amounts in respect of Equity Interests,
(2)
the maintenance of its legal existence (including the ability to incur and pay, as applicable, fees, costs and expenses and Taxes relating to such maintenance) and the payment of any tax distributions pursuant to Section 7.05(2)(n)(ii),
(3)
the performance of its obligations with respect to the Transactions, the Loan Documents and any other documents governing Indebtedness permitted hereby,
(4)
any public offering of its common equity or any other issuance, registration or sale of its Equity Interests,
(5)
financing activities, including the issuance of securities, incurrence of debt, receipt and payment of dividends and distributions, making contributions to the capital of its Subsidiaries and any Affiliated Practices and guaranteeing the obligations of the Borrower and its other Subsidiaries or any Affiliated Practices,
(6)
if applicable, participating in Tax, accounting and other administrative matters on behalf of itself or as a member of any Tax Group and the provision of administrative and advisory services (including treasury and insurance services) to its Subsidiaries of a type customarily provided by a holding company to its Subsidiaries,
(7)
holding any cash or property (but not operate any property),
(8)
providing indemnification to officers and directors,
(9)
merging, amalgamating or consolidating with or into any Person, in each case done in compliance with Section 7.03),
(10)
repurchases of Indebtedness through open market purchases and Dutch auctions,
(11)
activities incidental to Permitted Acquisitions or similar Investments consummated by the Borrower and the Restricted Subsidiaries, including the formation of acquisition vehicle entities and intercompany loans and/or Investments incidental to such Permitted Acquisitions or similar Investments,
(12)
any transaction with the Borrower and/or any Restricted Subsidiary to the extent expressly permitted under this Article VII, and
(13)
any activities incidental or reasonably related to the foregoing.

SECTION 7.10 Financial Covenant. The Borrower shall not permit the First Lien Net Leverage Ratio as of the last day of such Test Period (commencing with the Test Period ending on or about December 31, 2022), to be greater than 8.50 to 1.00 (such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent pursuant to Section 6.01(1) and Section 6.01(2) for such Test Period) (the “Financial Covenant”).

SECTION 7.11 Amendments to Organizational Documents and Services Agreements. No Loan Party shall amend or waive any provision of (i) any Services Agreement, except to the extent any such amendment or waiver is required by a Change in Law as reasonably determined by the Borrower in good faith or (ii) its Organizational Documents, in each case, to the extent such amendment or waiver is material and adverse to the interest of the Lenders (in their capacity as such), taken as a whole.

Article VIII

Events of Default and Remedies

SECTION 8.01 Events of Default. Each of the events referred to in clauses (1) through (11) of this Section 8.01 shall constitute an “Event of Default”:

(1)
Non-Payment. The Borrower fails to pay (a) when and as required to be paid herein, any amount of principal of any Loan or (b) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(2)
Specific Covenants. The Borrower, any Subsidiary Guarantor or, in the case of Section 7.09, Holdings, fails to perform or observe any term, covenant or agreement contained in Section 6.03(1), 6.05(1) (solely with respect to the Borrower, other than in a transaction permitted under Section 7.03 or 7.04) or Article VII; provided that the Borrower’s failure to comply with the Financial Covenant (a “Financial Covenant Event of Default”) is subject to cure pursuant to Section 8.04; or

(3)
Other Defaults. The Borrower or any Subsidiary Guarantor fails to perform or observe any other covenant or agreement (not specified in Section 8.01(1) or (2) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Borrower of written notice thereof from the Administrative Agent; or

(4)
Representations and Warranties. Any representation, warranty or certification made or deemed made by any Loan Party herein or in any other Loan Document, Committed Loan Notice or certificate of a Responsible Officer of the Borrower expressly required to be delivered hereunder shall be untrue in any material respect when made or deemed made and, for the failure of any representation, warranty or certification that is capable of being cured (as determined in good faith by the Borrower), such incorrect representation, warranty or certification shall remain incorrect for a period of thirty (30) days after the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent; or

(5)
Cross-Default. The Borrower or any Restricted Subsidiary of the Borrower (a) fails to make any payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount (individually or in the aggregate with all other Indebtedness as to which such a failure shall exist) of not less than the Threshold Amount or (b) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of such Hedging Obligations and not as a result of any default thereunder by the Borrower or any Restricted Subsidiary of the Borrower), the effect of which default or other event is to cause, or to permit the holder or holders of such

Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all of such Indebtedness to be made, prior to its stated maturity; provided that (i) any such failure under clauses (a) or (b) above (x) shall only constitute an Event of Default hereunder if such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 8.02 and (y) for the avoidance of doubt, shall not result in a Default or Event of Default hereunder while any notice period or grace period, if applicable to such failure remains in effect and (ii) this clause (5) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(6)
Insolvency Proceedings, Etc. The Borrower, any Restricted Subsidiary of the Borrower that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(7)
Judgments. There is entered against the Borrower, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, a final non-appealable judgment and order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not paid or covered by insurance or indemnities as to which the insurer or indemnifying party has been notified of such judgment or order and the applicable insurance company or indemnifying party has not denied coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(8)
ERISA. (a) An ERISA Event occurs, (b) the Borrower or Holdings or any of their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan or (c) with respect to a Foreign Plan, a termination, withdrawal or non- compliance with applicable Law or plan terms occurs, except, with respect to each of the foregoing clauses of this Section 8.01(8), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; or

(9)
Invalidity of Loan Documents. Any material provision of the Loan Documents, taken as a whole, at any time after its execution and delivery and for any reason (other than (a) as expressly permitted by a Loan Document (including as a result of a transaction permitted under Section 7.03 or 7.04), (b) as a result of acts or omissions by an Agent or any Lender required pursuant to the Loan Documents or (c) due to the satisfaction in full of the Termination Conditions) ceases to be in full force and effect, or any Loan Party contests in writing the validity or enforceability of the Loan Documents, taken as a whole (other than as a result of the satisfaction of the Termination Conditions), or any Loan Party denies in writing that it has any or further liability or obligation under the Loan

Documents, taken as a whole (other than (i) as expressly permitted by a Loan Document (including as a result of a transaction permitted under Section 7.03 or 7.04) or (ii) as a result of the satisfaction of the Termination Conditions), or purports in writing to revoke or rescind the Loan Documents, taken as a whole, prior to the satisfaction of the Termination Conditions; or

(10)
Collateral Documents. Any Lien purported to be created by any Collateral Document with respect to a material portion of the Collateral shall cease to be, or any Lien purported to be created by any Collateral Document with respect to a material portion of the Collateral shall be asserted in writing by any Loan Party (prior to the satisfaction of the Termination Conditions) not to be, a valid and perfected Lien with the priority required by such Collateral Document (or other security purported to be created on the applicable Collateral) on, and security interest in, any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to maintain control of Collateral or possession of Collateral actually delivered to it and pledged under the Collateral Documents or to file Uniform Commercial Code amendments relating to a Loan Party’s change of name or jurisdiction of formation (solely to the extent that the Borrower provides the Collateral Agent written notice thereof in accordance with the Security Agreement, and the Collateral Agent and the Borrower have agreed that the Collateral Agent will be responsible for filing such amendments) or continuation statements, and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage; or

(11)
Change of Control. There occurs any Change of Control.

SECTION 8.02 Remedies upon Event of Default. Subject to Section 8.04, if any Event of Default occurs and is continuing:

(1)
(a) the Revolver Agent may with the consent of the Required Revolving Lenders (and shall at the request of the Required Revolving Lenders) declare all or any portion of any one or more of the Revolving Loan Commitments of each Revolving Lender to make Revolving Loans or of the Issuing Bank to Issue Letters of Credit to be suspended or terminated, whereupon all or such portion of such Revolving Loan Commitments shall forthwith be suspended or terminated and (b) the Administrative Agent may with the consent of the Required Term Lenders (and shall at the request of the Required Term Lenders) declare all or any portion of any one or more of the Term Loan Commitments of each Term Lender to make Term Loans to be suspended or terminated, whereupon all or such portion of such Term Loan Commitments shall forthwith be suspended or terminated;

(2)
the Administrative Agent may with the consent of the Required Lenders (and shall at the request of the Required Lenders) declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, in which case the Revolving Commitment of each Revolving Lender shall immediately terminate; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each loan Party; and/or;

(3)
the Administrative Agent may with the consent of the Required Lenders (and shall at the request of the Required Lenders) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law; and/or

(4)
the Revolver Agent may with the consent of the Required Revolving Lenders (and shall at the request of the Required Revolving Lenders) require that the Borrower Cash Collateralize the then outstanding Letters of Credit (in an amount equal to 103% of the then Outstanding Amount thereof);

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower, any Restricted Subsidiary of the Borrower that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”), the Commitments of each Lender and any obligation of the Issuing Banks to issue Letters of Credit and any obligation of the Swing Line Lender to make Swing Line Loans, will automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid will automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the Letters of Credit as aforesaid will automatically become effective, in each case without further act of the Administrative Agent or any Lender.

SECTION 8.03 Application of Funds. Notwithstanding any contrary provision set forth herein or in any other Loan Document, (i) during the continuance of a Trigger Event of Default, Administrative Agent may, and shall upon the direction of Required Revolving Lenders, apply any and all payments received by Administrative Agent in respect of any Obligation, and all proceeds received by Administrative Agent as a result of the exercise of its remedies under the Collateral Documents after the occurrence and during the continuation of a Trigger Event of Default, in accordance with clauses first through ninth below; and (ii) all payments made by Loan Parties to Administrative Agent after any or all of the Obligations under the Loan Documents have been accelerated (so long as such acceleration has not been rescinded) or have otherwise matured, including proceeds of Collateral, shall be applied as follows:

first, to payment of costs, expenses and indemnities, including Attorney Costs, of the Agents payable or reimbursable by the Loan Parties under the Loan Documents;

second, to payment of Attorney Costs of the Revolving Lenders in respect of the Revolving Commitments payable or reimbursable by the Borrower under this Agreement;

third, to payment of all accrued unpaid interest on the Revolving Loans and Swing Line Loans and fees owed to Revolver Agent, Swing Line Lender, Revolving Lenders and Issuing Banks (whether or not accruing after the filing of any case under the Bankruptcy Code with respect to any Obligations and whether or not a claim for such post-filing or post-petition interest, fees, and charges is allowed or allowable in any such proceeding);

fourth, on a ratable basis, to (A) the payment of principal of all Revolving Loans and Swing Line Loans then outstanding, L/C Obligations then due and payable, Obligations under Secured Hedge Agreements then due and payable and Obligations under Secured Cash Management Agreements then due and payable and (B) cash collateralization of (1) unmatured L/C Obligations in the amount required under Section 2.03(7) and (2) any indemnification obligations owing to the Revolving Lenders, Obligations under Secured Hedge Agreements owing to the Lenders that are Revolving Lenders or their Affiliates, and Obligations under Secured Cash Management Agreements owing to the Lenders that are Revolving Lenders or their Affiliates, in an amount for purposes of this clause (B)(2) determined by Revolver Agent as reasonably necessary to secure such Obligations; provided, that the aggregate amount of payments and cash collateralization of Obligations under Secured Hedge Agreements with respect to interest rate hedges under clauses (A) and (B)(2) above shall not exceed the termination value or then current liability in respect of Secured Hedge Agreements with respect to no more than 50% of the notional value of the floating rate Indebtedness of the Loan Parties; provided, further, that the aggregate amount of payments and cash collateralization of the Obligations under Secured Cash Management Agreements under clauses (A) and (B)(2) above shall not exceed $5,000,000;

fifth, to the payment of all other Obligations owing to the Revolving Lenders under the Revolving Facility then due and payable;

sixth, to payment of Attorney Costs of the Term Lenders payable or reimbursable by the Loan Parties under this Agreement;

seventh, to payment of all accrued unpaid interest on the Term Loans and fees owed to Administrative Agent and the Term Lenders;

eighth, on a ratable basis, to (i) the payment of principal of the Term Loans then due and payable, (ii) the payment of Obligations under Secured Hedge Agreements then due and payable and Obligations under Secured Cash Management Agreements then due and payable, in each case, to the extent not paid pursuant to clause fourth above, (iii) the payment of all other Obligations then due and payable and (iv) cash collateralization of indemnification obligations owing to the Term Lenders, Obligations under Secured Hedge Agreements and Obligations under Secured Cash Management Agreements, in each case under this clause (iv), to the extent not cash collateralized pursuant to clause fourth above, in an amount determined by the Applicable Agent as reasonably necessary to secure such Obligations; and

ninth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied to each category in the numerical order provided until exhausted prior to the application to the immediately succeeding category, (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth, fifth, seventh, eighth and ninth above and (iii) no payments by a Guarantor and no proceeds of Collateral of a Guarantor shall be applied to Obligations, the guaranty of which by such Guarantor would constitute an Excluded Swap Obligation. While any Trigger Event of Default is continuing, any payments or prepayments received by Revolver Agent shall be promptly paid over to Administrative Agent for application under this Section 8.03.

Subject to Section 2.03(3), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth of Section 8.03 will be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount will be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, will be paid to the Borrower.

Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.

SECTION 8.04 Right to Cure.

(1)
Notwithstanding anything to the contrary contained in Section 8.01 or

Section 8.02, but subject to Sections 8.04(2) and (3), for the purpose of determining whether an Event of Default under the Financial Covenant has occurred, the Borrower may on one or more occasions designate any portion of the Net Proceeds from any Permitted Equity Issuance or of any contribution to the common equity capital of the Borrower (or from any other contribution to capital or sale or issuance of any other Equity Interests on terms reasonably satisfactory to the Administrative Agent) (the “Cure Amount”) as an increase to Consolidated EBITDA of the Borrower for the applicable fiscal quarter; provided that

(a)
such amounts to be designated are actually received by the Borrower (i) after the last Business Day of the applicable fiscal quarter and (ii) on or prior to the fifteenth (15th) Business Day after the date on which financial statements are required to be delivered with respect to such applicable fiscal quarter (the “Cure Expiration Date”),

(b)
such amounts to be designated do not exceed the maximum aggregate amount necessary to cure any Event of Default under the Financial Covenant as of such date and

(c)
the Borrower will have provided notice to the Administrative Agent on the date such amounts are designated as a “Cure Amount” (it being understood that to the extent such notice is provided in advance of delivery of a Compliance Certificate for the applicable period, the amount of such Net Proceeds that is designated as the Cure Amount may be lower than specified in such notice to the extent that the amount necessary to cure any Event of Default under the Financial Covenant is less than the full amount of such originally designated amount).

The Cure Amount used to calculate Consolidated EBITDA for one fiscal quarter will be used and included when calculating Consolidated EBITDA for each Test Period that includes such fiscal quarter. The parties hereby acknowledge that (I) this Section 8.04(1) may not be relied on for purposes of calculating any financial ratios other than as applicable to the Financial Covenant (and may not be included for purposes of determining pricing, mandatory prepayments and the availability or amount permitted pursuant to any covenant under Article VII) and may not result in any adjustment to any amounts (including the amount of Indebtedness) or increase in cash with respect to the fiscal quarter with respect to which such Cure Amount was received other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence and (II) there shall be no pro forma reduction in Indebtedness (by netting or otherwise) with the proceeds of any Cure Amount for purposes of determining compliance with the Financial Covenant for the fiscal quarter for which such Cure Amount is deemed applied. Notwithstanding anything to the contrary contained in Section 8.01 and Section 8.02, (x) upon designation and actual receipt of the Cure Amount by the Borrower in an amount necessary to cure any Event of Default under the Financial Covenant, the Financial Covenant will be deemed satisfied and complied with as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply with the Financial Covenant and any Event of Default under the Financial Covenant (and any other Default as a result thereof) will be deemed not to have occurred for purposes of the Loan Documents, (y) from and after the date that the Borrower delivers a written notice to the Administrative Agent that it intends to exercise its cure right under this Section 8.04 (a “Notice of Intent to Cure”) neither the Administrative Agent nor any Lender may exercise any rights or remedies under Section 8.02 (or under any other Loan Document) on the basis of any actual or purported Event of Default under the Financial Covenant (and any other Default as a result thereof) until and unless the Cure Expiration Date has occurred without the Cure Amount having been designated and (z) no Lender or Issuing Bank shall be required to (but in its sole discretion may) make any Revolving Loan, Delayed Draw Term Loan or issue or amend any Letter of Credit from and after such time as the Administrative Agent has received the Notice of Intent to Cure unless and until the Cure Amount is actually received by the Borrower.

(2)
In each period of four consecutive fiscal quarters, there shall be no more than two (2) fiscal quarters in which the cure right set forth in Section 8.04(1) is exercised.

(3)
There shall be no more than five (5) fiscal quarters in which the cure rights set forth in Section 8.04(1) are exercised during the term of the Facilities.

Article IX The Agents

SECTION 9.01 Appointment and Authorization.

(1)
(a) Each Secured Party and Issuing Bank hereby irrevocably appoints Capital One (together with any successor Administrative Agent pursuant to Section 9.11), to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto and (b) each Revolving Lender and each Issuing Bank hereby appoints Capital One (together with any successor Revolver Agent pursuant to Section 9.11) as Revolver Agent hereunder and authorizes Revolver Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Loan Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Revolver Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto. The provisions of this Article IX (other than Sections 9.07, 9.11, 9.12, 9.14 and 9.15) are solely for the benefit of the Administrative Agent, the Lenders and each Issuing Bank and the Borrower shall not have rights as a third-party beneficiary of any such provision. The Administrative Agent hereby represents and warrants that it is either (a) a “U.S. person” and a “financial institution” and that it will comply with its “obligation to withhold,” each within the meaning of Treasury Regulations Section 1.1441-1(b)(2)(ii) or (b) a Withholding U.S. Branch. It is understood and agreed that any right to take (or decline to take) or any power or authority granted, assigned or delegated to the Administrative Agent or the Collateral Agent hereunder shall be taken or exercised, as the case may be, by the Administrative Agent or the Collateral Agent (or any co-agents, sub-agents or attorneys-in-fact designated by the Administrative Agent or the Collateral Agent in accordance with the terms of the applicable Loan Document).

(2)
The Administrative Agent shall also act as the sole and exclusive “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a Lender and a potential Hedge Bank or Cash Management Bank) and the Issuing Banks hereby irrevocably appoints and authorizes the Administrative Agent to (i) act as the disbursing and collecting agent for the Lenders, Issuing Banks and Swing Line Lenders with respect to all payments and collections arising on connection with the Loan Documents (including any proceeding described in Section 8.01(6) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Administrative Agent, (ii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver and (iii) act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or in trust for) such Lender and Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as sole and exclusive “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed solely by the Administrative Agent pursuant to Section 9.07 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X with respect to the Administrative Agent (including Sections 10.04 and 10.05), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including any Intercreditor Agreement), as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders. The Revolver Agent shall have the sole and exclusive right and authority (to the exclusion of the Administrative Agent, the Lenders and Issuing Banks), and is hereby authorized to (A) act as the disbursing and collecting agent for the Revolving Lenders and the Issuing Banks with respect to all payments made in respect of the Revolving Loans and Obligations arising with respect to Letters of Credit and fees related thereto, all as more specifically provided in Article II and (B) to perform such other duties and exercise such other powers as are specifically provided to the Revolver Agent in this Agreement.

(3)
(a) Each Lender (i) represents and warrants, as of the date such Person became a Lender party hereto, to, and (ii) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Applicable Agent, the Arranger, the Issuing Bank and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(I)
such Lender is not using Plan Assets of one or more benefit plans with respect to such Lender’s entrance into, participation in, administration of, performance of and otherwise in connection with the Loans, the Letters of Credit, the Commitments or this Agreement,

(II)
the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable and the conditions are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(III)
(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(IV)
such other representation, warranty and covenant as may be agreed in writing between the Applicable Agent, in its sole discretion, and such Lender.

(b)
In addition, unless sub-clause (I) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (IV) in the immediately preceding clause (a), such Lender further (i) represents and warrants, as of the date such Person became a Lender party hereto, to, and (ii) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Applicable Agent, the Arranger, the Issuing Bank and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Applicable Agent, the Arranger, the Issuing Bank or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Applicable Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 9.02 Rights as a Lender. Any Revolving Lender or Lender that is also serving as an Agent (including as Administrative Agent) hereunder shall have the same rights and powers in its capacity as a Revolving Lender or Lender, respectively, as any other Revolving Lender or Lender, respectively, and may exercise the same as though it were not an Agent and the term “Revolving Lender” or “Lender”, respectively, shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Revolving Lender or Lender, respectively (if any), serving as an Agent hereunder in its individual capacity. Any such Person serving as an Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to any Lender. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them.

SECTION 9.03 Exculpatory Provisions. The Administrative Agent and the Collateral Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents. Without limiting the generality of the foregoing, each Agent (including the Administrative Agent):

(1)
shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent or Arranger is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties;

(2)
shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders, Required Facility Lenders, the Required Term Lenders or the Required Revolving Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) (including any such direction set forth herein or in such other Loan Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(3)
shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as an Agent or any of its Affiliates in any capacity.

No Agent nor any of its Related Persons shall be liable for any action taken or not taken by it (a) with the consent or at the request of the Required Lenders, Required Facility Lenders, Required Term Lenders or Required Revolver Lenders (as applicable) (or such other number or percentage of the Lenders as shall be necessary, or as the Applicable Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (b) in the absence of its own gross negligence or willful misconduct as determined by the final and non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender, or an Issuing Bank.

No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (a) any recital, statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (b) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (c) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (d) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (e) the value or the sufficiency of any Collateral or (f) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The duties of the Applicable Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Applicable Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.

Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, the Arranger is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Loan Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Arranger shall be entitled to all indemnification and reimbursement rights in favor of the Arranger as, and to the extent, provided for under Section 10.05. Without limitation of the foregoing, the Arranger shall not, solely by reason of this Agreement or any other Loan Documents, have any fiduciary relationship in respect of any Lender or any other Person.

SECTION 9.04 Lack of Reliance on the Agent. Independently and without reliance upon the Administrative Agent or Revolver Agent, the Arranger and their respective Affiliates, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (a) its own independent investigation of the financial condition and affairs of Holdings, the Borrower and the Restricted Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (b) its own appraisal of the creditworthiness of Holdings, the Borrower and the Restricted Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent, Revolver Agent and the Arranger and any of their respective Affiliates shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent, the Revolver Agent, the Arranger and any of their respective Affiliates shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of Holdings, the Borrower or any of the Restricted Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of Holdings, the Borrower or any of the Restricted Subsidiaries or the existence or possible existence of any Default or Event of Default.

The Agents may in good faith ask for such information or support it may deem reasonably necessary to confirm that one or more lenders in fact constitute either the Required Lenders, Required Facility Lenders, Required Term Loans or Required Revolving Lenders under any Facility before taking or declining to take any action under a Loan Document and none of the Agents shall be deemed to be liable to any Lender for so taking or so declining to take such action until it shall have received such information so reasonably requested.

SECTION 9.05 Certain Rights of the Agent. If the Applicable Agent requests instructions from the Required Lenders, Required Facility Lenders, Required Term Lenders or Required Revolver Lenders (as applicable) with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Applicable Agent shall be entitled to refrain from such act or taking such action unless and until the Applicable Agent shall have received instructions from the Required Lenders, Required Facility Lenders, Required Term Lenders or Required Revolver Lenders (as applicable); and the Applicable Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Applicable Agent as a result of the Applicable Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders, Required Facility Lenders, Required Term Lenders or Required Revolver Lenders (as applicable).

SECTION 9.06 Reliance by the Agent. The Applicable Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any note, writing, resolution, notice, statement, certificate, telex, teletype or facsimile message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Applicable Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Loan Document and its duties hereunder and thereunder, upon advice of counsel selected by the Applicable Agent. In determining compliance with any condition hereunder to the making of a Loan or the issuance, extension or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or Issuing Bank, the Applicable Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Applicable Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or issuances of such Letter of Credit. The Applicable Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.07 Delegation of Duties. The Applicable Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Documents by or through any one or more sub-agents appointed by the Applicable Agent. The Applicable Agent and any such sub- agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article shall apply to any such sub agent and to the Agent-Related Persons of the Applicable Agent and any such sub agent, and shall apply to their respective activities as Applicable Agent. Notwithstanding anything to the contrary in this Section 9.07 or Section 9.14, the Applicable Agent shall not delegate to any Supplemental Administrative Agent or Supplemental Revolver Agent (as applicable) responsibility for receiving any payments under any Loan Document for the account of any Lender, which payments shall be received directly by the Applicable Agent without prior written consent of the Borrower (not to unreasonably withheld or delayed).

SECTION 9.08 Indemnification. Whether or not the transactions contemplated hereby are consummated, to the extent any of the Administrative Agent, Revolver Agent or any other of their Agent-Related Persons (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent or Revolver Agent) or Issuing Bank is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify any of the Administrative Agent, Revolver Agent or any other of their Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent or Revolver Agent) or Issuing Bank in proportion to their respective Pro Rata Shares for and against any and all liabilities, obligations, responsibilities, fines, sanctions, losses, damages, penalties, claims, actions, suits, judgments, costs, fees, Taxes, commissions, charges, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by any of the Administrative Agent, Revolver Agent or any other of their Agent-Related Persons (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent or Revolver Agent) or Issuing Bank for any action taken or omitted to be taken in performing its duties hereunder, under any other Loan Document, under any Letter of Credit or in any way relating to or arising out of this Agreement, any other Loan Document or the Letters of Credit; provided that no Lender shall be liable for any portion of such liabilities, obligations, responsibilities, fines, sanctions, losses, damages, penalties, claims, actions, judgments, suits, costs, fees, Taxes, commissions, charges, expenses or disbursements resulting from any of the Applicable Agent’s, any other of its Agent-Related Person’s or Issuing Bank’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Without limitation of the foregoing, each Lender shall reimburse the Applicable Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Applicable Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Applicable Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto, provided further that the failure of any Lender to indemnify or reimburse the Applicable Agent shall not relieve any other Lender of its obligation in respect thereof. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.08 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. The undertaking in this Section 9.08 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

SECTION 9.09 The Agent in Its Individual Capacity. With respect to its obligation to make Loans under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” or “Revolving Lender”, respectively, and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender”, “Revolving Lender”, “Required Lenders”, “Required Facility Lenders”, “Required Term Lenders”, “Required Revolving Lenders” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its individual capacity. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Loan Party or any Affiliate of any Loan Party (or any Person engaged in a similar business with any Loan Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party or any Affiliate of any Loan Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them.

SECTION 9.10 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender, Swing Line Lender or an Issuing Bank hereunder, as the case may be. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “lead arranger” or “bookrunner” shall have any obligation, liability, responsibility or duty under this Agreement other than (a) as expressly provided herein or (b) those applicable to all Lenders, but only to the extent acting in such capacity as a Lender.

SECTION 9.11 Resignation by the Agents. The Administrative Agent may resign from the performance of all its respective functions and duties hereunder or under the other Loan Documents at any time by giving 30 Business Days prior written notice to the Revolver Agent, the Lenders and the Borrower. If the Administrative Agent becomes subject to a Lender-Related Distress Event, then the Administrative Agent may be removed as the Administrative Agent at the reasonable request of the Required Lenders. If the Administrative Agent becomes subject to an Agent-Related Distress Event, then the Borrower may remove the Administrative Agent from such role upon 15 days’ prior written notice to the Lenders. Such resignation or removal shall take effect upon the appointment of a successor Administrative Agent, as provided below. The Revolver Agent may resign from the performance of all its respective functions and duties hereunder or under the other Loan Documents at any time by giving 30 Business Days prior written notice to the Administrative Agent, the Lenders and the Borrower. If the Revolver Agent becomes subject to a Lender-Related Distress Event, then the Revolver Agent may be removed as the Administrative Agent at the reasonable request of the Required Lenders. If the Revolver Agent becomes subject to an Agent-Related Distress Event, then the Borrower may remove the Revolver Agent from such role upon 15 days’ prior written notice to the Lenders. Such resignation or removal shall take effect upon the appointment of a successor Revolver Agent, as provided below.

Notwithstanding anything to the contrary in this Agreement, no successor Agent shall be appointed unless such successor Administrative Agent represents and warrants that it is (a) a “U.S. person” and a “financial institution” and that it will comply with its “obligation to withhold,” each within the meaning of U.S. Treasury Regulations Section 1.1441-1 or (b) a Withholding U.S. Branch.

Upon any such notice of resignation by, or notice of removal of, an Agent, the Required Lenders or the Required Revolving Lenders, as applicable, shall appoint a successor Agent hereunder or thereunder who shall be a commercial bank or trust company or other Person that customarily acts in an agency or trustee role in syndicated credit facilities, in each case, reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default under Section 8.01(1) or, solely with respect to the Borrower, Section 8.01(6) has occurred and is continuing).

If a successor Applicable Agent shall not have been so appointed within such 30 Business Day period, the Applicable Agent with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default under Section 8.01(1) or, solely with respect to the Borrower, Section 8.01(6) has occurred and is continuing), shall then appoint a successor Applicable Agent, who shall serve as Applicable Agent hereunder or thereunder until such time, if any, as the Required Lenders or the Required Revolving Lenders, as applicable, appoint a successor Applicable Agent, as provided above.

If no successor Applicable Agent has been appointed pursuant to the foregoing by the 35th Business Day after the date such notice of resignation was given by the Applicable Agent or such notice of removal was given by the Required Lenders, the Revolving Required Lenders or the Borrower, as applicable, the Applicable Agent’s resignation shall nonetheless become effective and the Required Lenders or the Revolving Required Lenders, as applicable, shall thereafter perform all the duties of the Applicable Agent hereunder or under any other Loan Document until such time, if any, as the Required Lenders or the Required Revolving Lenders, as applicable, appoint a successor Applicable Agent, as provided above. The retiring Applicable Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and except for any indemnity payments or other amounts then owed to the retiring or removed Applicable Agent, all payments, communications and determinations provided to be made by, to or through the Applicable Agent shall instead be made by or to each Lender or Issuing Bank directly, until such time as the Required Lenders or the Required Revolving Lenders, as applicable, appoint a successor Applicable Agent as provided for above in this Section 9.11.

Upon the acceptance of a successor’s appointment as Administrative Agent hereunder and, in the case of a successor’s appointment as Administrative Agent for purposes of the immediately succeeding clauses (a) and (b), upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.11).

The fees payable by the Borrower to a successor Administrative Agent or Revolver Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Applicable Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Applicable Agent, its sub-agents and their respective Agent-Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Applicable Agent was acting as Applicable Agent.

Upon a resignation or removal of the Administrative Agent or Revolver Agent, as applicable, pursuant to this Section 9.11, the Applicable Agent (a) shall continue to be subject to Section 10.09 and (b) shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this Article IX (and the analogous provisions of the other Loan Documents) shall continue in effect for the benefit of the Applicable Agent for all of its actions and inactions while serving as the Applicable Agent.

SECTION 9.12 Collateral Matters. Each Lender (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) irrevocably authorizes and directs the Administrative Agent and the Collateral Agent to take the actions to be taken by them as set forth in Sections 7.04 and 10.24.

Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders, the Required Facility Lenders, the Required Term Lenders, or the Required Revolving Lenders, as applicable, in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Required Lenders, the Required Facility Lenders, the Required Term Lenders, or the Required Revolving Lenders, as applicable, of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Collateral Documents.

Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate particular types or items of Collateral pursuant to this Section 9.12. In each case as specified in this Section 9.12, Section 7.04 and Section 10.24, the applicable Agent will (and each Lender irrevocably authorizes the applicable Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents, this Section 9.12, Section 7.04 and Section 10.24.

The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 9.12, Section 7.04, Section 10.24 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

SECTION 9.13 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(1)
to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, any Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, any Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, any Issuing Bank and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(2)
to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and relevant Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (a) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (b) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (i) of the first proviso to Section 10.01(1) of this Agreement), (c) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action and (d) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

SECTION 9.14 Appointment of Supplemental Administrative Agents.

(1)
It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(2)
In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (a) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent and (b) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent or such Supplemental Administrative Agent, as the context may require.

(3)
Should any instrument in writing from any Loan Party be reasonably required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments reasonably acceptable to it promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

SECTION 9.15 Intercreditor Agreements. The Administrative Agent and Collateral Agent are hereby authorized to enter into any Intercreditor Agreement to the extent contemplated by the terms hereof, and the parties hereto acknowledge that such Intercreditor Agreement is (and shall be) binding upon them. Each Secured Party (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements, (b) hereby authorizes, instructs and directs the Administrative

Agent and Collateral Agent to enter into the Intercreditor Agreements and to subject the Liens on the Collateral securing the Obligations to the provisions thereof and (c) without any further consent of the Lenders, hereby authorizes, instructs and directs the Administrative Agent and the Collateral Agent to negotiate, execute and deliver on behalf of the Secured Parties any intercreditor agreement or any amendment (or amendment and restatement) to the Collateral Documents or any Intercreditor Agreement contemplated hereunder (including any such amendment (or amendment and restatement) of any intercreditor agreement to provide for the incurrence of any Indebtedness permitted hereunder that will be secured on a junior lien or pari passu basis to the Obligations).

In addition, each Secured Party hereby authorizes and directs the Administrative Agent and the Collateral Agent to enter into (a) any amendments to any Intercreditor Agreements, and (b) any other intercreditor arrangements, in the case of the clauses (a) and (b) to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated and required or permitted by this Agreement (including any such amendment (or amendment and restatement) of any intercreditor agreement to provide for the incurrence of any Indebtedness permitted hereunder that will be secured on a junior lien or pari passu basis to the Obligations). Each Secured Party acknowledges and agrees that any of the Administrative Agent and Collateral Agent (or one or more of their respective Affiliates) may (but are not obligated to) act as the “Debt Representative” or like term for the holders of Credit Agreement Refinancing Indebtedness under the security agreements with respect thereto or any Intercreditor Agreement then in effect. Each Lender waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against any Agent or any of its affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

SECTION 9.16 Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

SECTION 9.17 Withholding Tax. To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within ten (10) days after demand therefor, all Taxes and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective), whether or not such Taxes are correctly or legally imposed or asserted. Each Lender shall severally indemnify the Administrative Agent within 10 days after demand therefor, for (a) any Non-Excluded Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative

Agent for such Non-Excluded Taxes and without limiting the obligation of the Loan Parties to do so), (b) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(5) relating to the maintenance of a Participant Register and (c) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.17. The agreements in this Section 9.17 shall survive the resignation or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For purposes of this Section 9.17, the term “Lender” includes any Issuing Bank and any Swing Line Lender.

SECTION 9.18 Return of Payments.

(1)
If Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from the Borrower and such related payment is not received by Administrative Agent, then Administrative Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim, defense, or deduction of any kind.

(2)
If Administrative Agent determines at any time that any amount received by Administrative Agent under this Agreement or any other Loan Document must be returned to any Loan Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to the Borrower or such other Person, without setoff, counterclaim or deduction of any kind, and Administrative Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

(c)
(i) If the Administrative Agent notifies a Lender, Issuing Bank, or other Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank, or other Secured Party (any such Lender, Issuing Bank, other Secured Party or other recipient, a “Payment Recipient”), that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, other Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank, or other Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this Section 9.15(c)(i) shall be conclusive, absent manifest error.

(ii)
Without limiting immediately preceding Section 9.15(c)(i), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case, then (1) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (2) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment.

(iii)
Each Lender, Issuing Bank and Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party from any source, against any amount due to the Administrative Agent under Section 9.15(c)(i) above or under the indemnification provisions of this Agreement.

(iv)
The Borrower and each other Loan Party hereby agree that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be contractually subrogated (irrespective of whether the Administrative Agent may be equitably subrogated) to all the rights of such Lender, Issuing Bank, or other Secured Party under the Loan Documents with respect to such amount, (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment, and (z) to the extent that an Erroneous Payment was in any way or at any time credited as a payment or satisfaction of any of the Obligations, the Obligations or part thereof that were so credited, and all rights of the applicable Lender, Issuing Bank, other Secured Party or Administrative Agent, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received; provided, however, the amount of such Erroneous Payment that is comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment shall be credited as a payment or satisfaction of the Obligations and the Obligations or part thereof that were so credited shall not be reinstated.

(v)
To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(vi)
Each party’s obligations, agreements and waivers under this Section 9.15(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, Issuing Bank, or other Secured Party, the termination of any Commitment or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

This Section 9.18 shall not apply to the disbursement of any proceeds of a Loan to or at the express direction of the Borrower, unless otherwise expressly agreed in writing by the Borrower. In addition, (i) no payment of Obligations made in accordance with this Agreement with funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of satisfying such Obligations shall constitute an Erroneous Payment, unless otherwise expressly agreed in writing by the Borrower and (ii) without limiting clause (iv) above and notwithstanding anything to the contrary herein or in any other Loan Document, the Borrower and the Loan Parties shall have no obligations, liabilities or responsibilities for any losses, claims, damages, liabilities, expenses, actions, consequences or remediation (including the repayment or recovery of any amounts) arising out of, resulting from or in connection with any Erroneous Payment or any such actions or inactions of any Payment Recipient in respect of any Erroneous Payment.

Article X Miscellaneous

SECTION 10.01 Amendments, Etc.

(1)
Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (other than (x) with respect to any amendment or waiver contemplated in clauses (g), (h), (i) or (j) below (in the case of clause (j), to the extent permitted by Section 2.14, but subject to the last proviso in such clause (j)), which shall only require the consent of the Required Facility Lenders under the applicable Facility or Facilities, as applicable (and not the Required Lenders) and (y) with respect to any amendment or waiver contemplated in clauses (a), (b) or (c), which shall only require the consent of the Lenders expressly set forth therein and not the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and the Administrative Agent hereby agrees to acknowledge any such waiver, consent or amendment that otherwise satisfies the requirements of this Section 10.01 as promptly as possible, however, to the extent the final form of such waiver, consent or amendment has been delivered to the Administrative Agent at least one Business Day prior to the proposed effectiveness of the consents by the Lenders party thereto, the Administrative Agent shall acknowledge such waiver, consent or amendment (i) immediately, in the case of any amendment which does not require the consent of any existing Lender under this Agreement or (ii) otherwise, within two hours of the time copies of the Required Lender consents or other applicable Lender consents required by this Section 10.01 have been provided to the Administrative Agent, it being understood that with respect to the foregoing clauses (i) and (ii), if the applicable waiver, consent or amendment has not been acknowledged by the Administrative Agent in the time frames provided, the Administrative Agent shall be deemed to have acknowledged such applicable waiver, consent or amendment; and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a)
extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b)
postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.07 or 2.08 (other than pursuant to Section 2.08(2)) or any payment of fees or premiums hereunder or under any Loan Document with respect to payments to any Lender without the written consent of such Lender, it being understood that none of the following will constitute a postponement of any date scheduled for, or a reduction in the amount of, any payment of principal, interest, fees or premiums: (i) the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans, (ii) the waiver of any Default or Event of Default (other than the waiver of any Default or Event of Default under Section 8.01(1)) and (iii) any change to the definition of “First Lien Net Leverage Ratio,” “Secured Net Leverage Ratio” or “Total Net Leverage Ratio” or, in each case, in the component definitions thereof;

(c)
reduce the principal of, or the rate of interest specified herein on, any Loan or Unreimbursed Amount, or any fees or other amounts payable hereunder or under any other Loan Document to any Lender without the written consent of such Lender, it being understood that none of the following will constitute a reduction in any rate of interest or any fees: any change to the definition of “First Lien Net Leverage Ratio,” “Secured Net Leverage Ratio” or “Total Net Leverage Ratio” or, in each case, in the component definitions thereof; provided that only the consent of (i) with respect to any Default Rate payable in respect of any Facility (including the Revolving Facility), only the consent of the Required Facility Lenders under such Facility shall be necessary to amend the definition of “Default Rate” or waive any obligation of the Borrower to pay interest at the Default Rate and (ii) only the consent of the Swing Line Lender shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate payable in respect of the Swing Line Facility;

(d)
change any provision of this Section 10.01 or the definition of “Required Lenders”, “Required Facility Lenders”, “Required Term Lenders” or “Required Revolving Lenders” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, without the written consent of each Lender directly and adversely affected thereby;

(e)
other than in a transaction permitted under Section 7.03, Section 7.04 or Section 7.05 or in a transaction that is a Permitted Investment, release all or substantially all of the aggregate value of, or Liens on, the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f)
other than in a transaction permitted under Section 7.03, Section 7.04 or Section 7.05 or in a transaction that is a Permitted Investment, release all or substantially all of the aggregate value of, or Liens on, the Guaranty or the Guarantors, without the written consent of each Lender;

(g)
unless signed by (i) the Revolver Agent and Required Revolving Lenders (or by the Revolver Agent with the consent of the Required Revolving Lenders) in addition to the Required Lenders (or by the Revolver Agent with the consent of the Required Lenders) and the Borrower: (A) amend or waive compliance with the conditions precedent to the obligations of Lenders to make any Revolving Loan (or of any Issuing Bank to issue any Letter of Credit) in Section 4.03 or the definitions of the terms used in Section 4.03 insofar as such definitions affect the substance of such Section, (B) waive any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of Lenders to make any Revolving Loan (or of any Issuing Bank to issue any Letter of Credit) in Section

4.03, (C) amend, waive or otherwise modify non-compliance with any provision of Sections 2.01(2), 4.03(6), 10.25 or 10.26 or (D) change or amend the definition of Trigger Event of Default, or (ii) all Revolving Lenders (or the Revolver Agent with the prior written approval of all Revolving Lenders), (A) amend or waive this Section 10.01(1)(g) or the definitions of the terms used in this Section 10.01(1)(g) insofar as the definitions affect the substance of this Section 10.01(1)(g), or (B) change the definition of the term Required Revolving Lenders or the percentage of the Lenders which shall be required for Required Revolving Lenders or any specific right of Required Revolving Lenders to grant or withhold consent to take or omit any action hereunder. For the purposes of determining whether proceeds of Collateral or payments must be applied pursuant to Section 8.03, no amendment or waiver of any Trigger Event of Default shall be taken into account unless such amendment or waiver shall have been signed by the Required Revolving Lenders (or by the Revolver Agent with the consent of the Required Revolving Lenders);

(h)
[reserved];

(i)
amend, waive or otherwise modify any term or provision which directly affects Lenders under one or more Term Facilities and does not directly affect Lenders under any other Facilities, in each case, without the written consent of the Required Facility Lenders under such applicable Term Facility or Facilities (and in the case of multiple Term Facilities which are affected, such Required Facility Lenders shall consent together as one Facility); provided, however, that the amendments, waivers or other modifications described in this clause (i) shall not require the consent of the Required Lenders or any other Lenders other than the Required Facility Lenders under the applicable Term Facility or Facilities (it being understood that any amendment to the conditions of effectiveness of Incremental Commitments set forth in Section 2.14 shall be subject to clause (j) below);

(j)
amend, waive or otherwise modify any term or provision (including the availability and conditions to funding (subject to the requirements of Section 2.14) with respect to Incremental Term Loans and Incremental Revolving Commitments, but excluding the rate of interest applicable thereto which shall be subject to clause (c) above)) which directly affects Lenders of one or more Incremental Term Loans or Incremental Revolving Commitments and does not directly affect Lenders under any other Facility, in each case, without the written consent of the Required Facility Lenders under such applicable Incremental Term Loans or Incremental Revolving Commitments (and in the case of multiple Facilities which are affected, such Required Facility Lenders shall consent together as one Facility); provided, however, that, to the extent permitted under Section 2.14, no amendments or waivers described in this clause (j) shall require the consent of the Required Lenders or any other Lenders and shall only require the consent of the Required Facility Lenders under such applicable Incremental Term Loans or Incremental Revolving Commitments, including to the extent such amendment or waiver includes provisions that benefit the Lenders under any other Facility and are not adverse to such other Lenders (subject to any consent of the Administrative Agent required under Section 2.14); provided, however, that notwithstanding the foregoing, the amount that can be incurred (whether pursuant to Section 2.14 or the definition of Permitted Incremental Equivalent Debt) under the Available Incremental Amount cannot be increased without the consent of the Required Lenders; and

(k)
except as contemplated by clause (IX) in the second proviso immediately succeeding Section 10.01(1)(j), amend, waive or modify (i) Section 2.13, Section 2.05(2)(d) or Section 2.06(2)(a), in each case in a manner that would alter the pro rata sharing of payments required thereby specified therein or (ii) Section 8.03, in each case without the written consent of each Lender directly and adversely affected thereby;

provided that:

(i) no amendment, waiver or consent shall, unless in writing and signed by each Issuing Bank in addition to the Lenders required above, affect the rights or duties of such Issuing Bank under this Agreement or any Issuing Bank Document relating to any Letter of Credit issued or to be issued by it; provided, however, that this Agreement may be amended to adjust the mechanics related to the issuance of Letters of Credit, including mechanical changes relating to the existence of multiple Issuing Banks, with only the written consent of the Administrative Agent, the applicable Issuing Bank and the Borrower so long as the obligations of the Revolving Lenders, if any, who have not executed such amendment, and if applicable the other Issuing Banks, if any, who have not executed such amendment, are not adversely affected thereby;

(ii)
no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; provided, however, that this Agreement may be amended to adjust the borrowing mechanics related to Swing Line Loans with only the written consent of the Administrative Agent, the Swing Line Lender and the Borrower so long as the obligations of the Revolving Lenders, if any, who have not executed such amendment, are not adversely affected thereby;

(iii)
no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, respectively, under this Agreement or any other Loan Document (this clause (iii), together with clauses (i) and (ii) immediately above, the “Agent Vote Requirements”); and

(iv)
Section 10.07(7) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification;

provided further that notwithstanding the foregoing:

(I)
no Defaulting Lender shall have any right to approve or disapprove of any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders);

(II)
no Lender consent is required to effect any amendment or supplement to any Intercreditor Agreement (i) that is for the purpose of adding the holders of Permitted Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness or any other Permitted Indebtedness that is Secured Indebtedness (or a Debt Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of such Intercreditor Agreement, as applicable (it being understood that any such amendment, modification or supplement may make such other changes to the applicable Intercreditor Agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by any Intercreditor Agreement in connection with joinders and supplements; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable;

(III)
this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, the Revolving Loans, the Swing Line Loans and L/C Obligations and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders or the Required Facility Lenders; provided, that, if any such additional credit facilities are secured by the Collateral on a pari passu basis with the Term Facility, then such additional credit facilities shall be subject to an Equal Priority Intercreditor Agreement;

(IV)
any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 10.01 if such Class of Lenders were the only Class of Lenders hereunder at the time;

(V)
any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent (or the Collateral Agent, as applicable) to cure any ambiguity, omission, defect or inconsistency (including amendments, supplements or waivers to any of the Collateral Documents, guarantees, intercreditor agreements or related documents executed by any Loan Party or any other Subsidiary in connection with this Agreement if such amendment, supplement or waiver is delivered in order to cause such Collateral Documents, guarantees, intercreditor agreements or related documents to be consistent with this Agreement and the other Loan Documents) or to comply with local Law or advice of local counsel, in each case, so long as the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; provided that the consent of the Lenders or the Required Lenders, as the case may be, shall not be required to make any such changes necessary to be made in connection with any borrowing of Incremental Loans, any borrowing of Other Loans, any Extension or any borrowing of Replacement Loans and otherwise to effect the provisions of Section 2.14, 2.15 or 2.16 or the immediately succeeding paragraph of this Section 10.01, respectively or to effect amendments to this Agreement or any other Loan Document as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent to effect any provision specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent

(VI)
the Borrower and the Administrative Agent may, without the input or consent of the other Lenders, (i) effect changes to any Mortgage as may be necessary or appropriate in the opinion of the Collateral Agent and (ii) effect changes to this Agreement that are necessary and appropriate to effect the offering process set forth in Section 2.05(1)(e);

(VII)
notwithstanding anything to the contrary herein, in connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any amendment, modification or waiver of any provision of this Agreement or any other Loan Document or any departure by the Borrower or any Restricted Subsidiary therefrom, (B) otherwise acted on any matter related to this Agreement or any Loan Document or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to, or under, this Agreement or any Loan Document, any Lender (or any Affiliate of such Person (provided that for purposes of this clause (VII), Affiliates shall not include Persons that are subject to customary procedures to prevent the sharing of confidential information between such Lender and such Person and such Person is managed having independent fiduciary duties to the investors or other equityholders of such Person) (other than any Lender that is a Regulated Bank) that, as a result of its (or its Affiliates’) interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to any of the Loans or Commitments or with respect to any other tranche, class or series of Indebtedness for borrowed money incurred or issued by the Borrower or any of its Restricted Subsidiaries at such time of determination (including commitments with respect to any revolving credit facility) (each such item of Indebtedness, including the Loans and Commitments, “Specified Indebtedness”) (each such Lender, a “Net Short Lender”) shall have no right to vote with respect to any amendment, modification or waiver of this Agreement or any other Loan Documents and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lender (including in any plan of reorganization). For purposes of determining whether a Lender (alone or together with its Affiliates) has a “net short position” on any date of determination: (i) derivative contracts with respect to any Specified Indebtedness and such contracts that are the functional equivalent thereof shall be counted at the notional amount of such contract in Dollars, (ii) notional amounts in other currencies shall be converted to the Dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes the Borrower or any other Restricted Subsidiary or any instrument issued or guaranteed by the Borrower or any other Restricted Subsidiary shall not be deemed to create a short position with respect to such Specified Indebtedness, so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) the Borrower and the other Restricted Subsidiaries and any instrument issued or guaranteed by the Borrower or the other Restricted Subsidiaries, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the relevant Specified Indebtedness if such Lender or its Affiliates is a protection buyer or the equivalent thereof for such derivative transaction and (x) the relevant Specified Indebtedness is a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the relevant Specified Indebtedness would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) the Borrower or any other Restricted Subsidiary is designated as a “Reference Entity” under the terms of such derivative transaction and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to any Specified Indebtedness if such transactions offer the Lender or its Affiliates protection against a decline in the value of such Specified Indebtedness, or in the credit quality of the Borrower or any other Restricted Subsidiary, in each case, other than as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) the Borrower and the other Restricted Subsidiaries, and any instrument issued or guaranteed by the Borrower or the other Restricted Subsidiaries, collectively, shall represent less than 5% of the components of such index. In connection with any amendment, modification or waiver of this Agreement or the other Loan Documents, each Lender (other than any Lender that is a Regulated Bank) will be deemed to have represented to the Borrower and the Administrative Agent that it does not constitute a Net Short Lender, in each case, unless such Lender shall have notified the Borrower and the Administrative Agent prior to the requested response date with respect to such amendment, modification or waiver that it constitutes a Net Short Lender (it being understood and agreed that the Borrower and the Administrative Agent shall be entitled to rely on each such representation and deemed representation). In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is a Net Short Lender;

(VIII)
this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, the Revolving Loans, the Swing Line Loans and L/C Obligations and

the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders; provided that the consent of the Lenders or the Required Lenders, as the case may be, shall not be required to make any such changes necessary to be made in connection with any borrowing of Incremental Loans, any borrowing of Other Loans, any Extension or any borrowing of Replacement Loans and otherwise to effect the provisions of Section 2.14, 2.15 or 2.16 or the immediately succeeding paragraph of this Section 10.01, respectively or to effect amendments to this Agreement or any other Loan Document as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent to effect any provision specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent; provided, that, if any such additional credit facilities are secured on a pari passu basis with the Term Facility, then such additional credit facilities shall be subject to an Equal Priority Intercreditor Agreement; and

(IX)
the Loan Documents shall not be amended or modified to provide that the Liens on the Collateral securing the Revolving Loans and/or Term Loans or the payment or payment priority ranking rights of the Lenders under the Loan Documents, as applicable, shall be subordinated to the Liens on the Collateral securing any other Indebtedness for borrowed money incurred by any Loan Party (such other indebtedness, the “Priming Indebtedness”) in connection with an exchange of Revolving Commitments or Revolving Loans or Term Loans, as applicable, for such Priming Indebtedness or the repayment or replacement of Revolving Commitments or Revolving Loans or Term Loans, as applicable, with such Priming Indebtedness (a “Priming Transaction”), in each case, without the prior written consent of all Revolving Lenders and/or Term Lenders directly and adversely affected thereby in respect of the Revolving Facility (provided that this clause (IX) shall not apply with respect to (x) any Priming Transaction in which the Borrower offered the applicable Lenders (other than Defaulting Lenders) that were directly and adversely affected by such Priming Transaction at the time of the applicable Priming Transaction a bona fide opportunity to ratably participate on the same terms in such Priming Transaction or (y) debtor in possession financing or any use of Collateral in an insolvency proceeding.

(2)
In addition, notwithstanding anything to the contrary contained in this Section 10.01, this Agreement may be amended (each, a “Replacement Amendment”) with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Loans (as defined below) to permit the refinancing of all outstanding Term Loans of any Class (“Replaced Loans”) with replacement term loans (“Replacement Loans”) hereunder; provided that,

(a)
the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Replaced Loans, plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees and expenses incurred in connection with such refinancing of Replaced Loans with such Replacement Loans and any other Incremental Amounts,

(b)
the All-In Yield with respect to such Replacement Loans (or similar interest rate spread applicable to such Replacement Loans) shall not be higher than the All-In Yield for such Replaced Loans (or similar interest rate spread applicable to such Replaced Loans) immediately prior to such refinancing,

(c)
(I) such Replacement Loans shall not mature earlier than the Original Term Loan Maturity Date and (II) the Weighted Average Life to Maturity of such Replacement Loans shall not be shorter than the Weighted Average Life to Maturity of such Replaced Loans at the time of such refinancing,

(d)
all other terms (other than with respect to pricing, interest rate margins, fees, discounts, rate floors and prepayment or redemption terms) applicable to such Replacement Loans shall either, at the option of the Borrower, (i) if not otherwise consistent with the terms of such Replaced Loans, not be materially more restrictive to the Borrower (as determined by the Borrower in good faith), when taken as a whole, than the terms of such Replaced Loans, except, in each case under this clause (ii), with respect to (I) covenants and other terms applicable to any period after the Latest Maturity Date of the Closing Date Term Loans or Closing Date Revolving Facility, as applicable, or (II) a Previously Absent Financial Maintenance Covenant (so long as, to the extent that any such terms of any Replacement Loans contain a Previously Absent Financial Maintenance Covenant that is in effect prior to the applicable Latest Maturity Date of the Closing Date Term Loans, such Previously Absent Financial Maintenance Covenant shall be included for the benefit of the Closing Date Term Loans and the Delayed Draw Term Loans) or (ii) such terms as are reasonably satisfactory to the Administrative Agent (provided that, at Borrower’s election, to the extent any term or provision is added for the benefit of the lenders of Replacement Loans, no consent shall be required from the Administrative Agent or any Lender to the extent that such term or provision is also added, or the features of such term or provision are provided, for the benefit of the Closing Date Term Loans and the Delayed Draw Term Loans),

(e)
Replacement Loans shall not at any time be guaranteed by any Subsidiary of the Borrower other than Subsidiaries that are Guarantors, and

(f)
in the case of Replacement Loans that are secured, the obligations in respect thereof shall not be secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral.

Notwithstanding anything to the contrary in this Section 10.01, (x) each Replacement Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 10.01(2) (for the avoidance of doubt, this Section 10.01(2) shall supersede any other provisions in this Section 10.01 to the contrary), including to effect technical and corresponding amendments to this Agreement and the other Loan Documents and (y) at the option of the Borrower in consultation with the Administrative Agent, incorporate terms that would be favorable to existing Lenders of the applicable Class or Classes for the benefit of such existing Lenders of the applicable Class or Classes, in each case under this clause (y), so long as the Administrative Agent reasonably agrees that such modification is favorable to the applicable Lenders.

(3)
In addition, notwithstanding anything to the contrary in this Section 10.01, if the Administrative Agent and the Borrower shall have jointly identified an obvious error, mistake, ambiguity, incorrect cross-reference or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Loan Document), then the Administrative Agent (acting in its sole discretion) and the Borrower or any other relevant Loan Party shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document. Notification of such amendment shall be made by the Administrative Agent to the Lenders promptly upon such amendment becoming effective.

SECTION 10.02 Notices and Other Communications; Facsimile Copies.

(1)
General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (2) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a)
if to Holdings, the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(b)
if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient shall be deemed to have been given at the opening of business on the next succeeding Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (2) below shall be effective as provided in such subsection (2).

(2)
Electronic Communication. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(3)
Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next succeeding Business Day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.

(4)
The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS

FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Agent-Related Persons or the Arranger (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(5)
Change of Address. Each Loan Party and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by written notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by written notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (a) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (b) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private-Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(6)
Reliance by the Administrative Agent. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (a) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (b) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Persons of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent and each of the parties hereto hereby consents to such recording.

SECTION 10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Issuing Bank or Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.10 (subject to the terms of Section 2.13) or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided further that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 10.04 Costs and Expenses. The Borrower agrees (a) if the Effective Date occurs and to the extent not paid or reimbursed on or prior to the Effective Date, to pay or reimburse the Administrative Agent and the Arranger for all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and such Arranger incurred in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of a single U.S. counsel (including, without limitation, those of any common diligence team at such identified counsel for such Arranger) and, if necessary, a single local counsel in each relevant material jurisdiction and (b) upon presentation of a summary statement, together with any supporting documentation reasonably requested by the Borrower, to pay or reimburse the Administrative Agent, each Issuing Bank, each Swing Line Lender and the other Lenders, taken as a whole, promptly following a written demand therefor for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of one counsel to the Administrative Agent and the Lenders taken as a whole (and, if necessary, one local counsel in any relevant material jurisdiction and solely in the case of a conflict of interest, one additional counsel in each relevant material jurisdiction to each group of affected Lenders similarly situated taken as a whole)). The agreements in this

Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within thirty (30) calendar days following receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

SECTION 10.05 Indemnification by the Borrower. The Borrower shall indemnify and hold harmless the Agents, each Issuing Bank, each Swing Line Lender, and each other Lender, the Arranger and their respective Related Persons (collectively, the “Indemnitees”) from and against any and all losses, claims, damages, liabilities or expenses (including Attorney Costs and Environmental Liabilities) to which any such Indemnitee may become subject arising out of, resulting from or in connection with (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant material jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each relevant material jurisdiction to each group of affected Indemnitees similarly situated taken as a whole) any actual or threatened claim, litigation, investigation or proceeding relating to the Transactions or to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents, the Loans, the Letters of Credit or the use, or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, litigation, investigation or proceeding), and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or expenses resulted from (a) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Indemnified Persons as determined by a final, non-appealable judgment of a court of competent jurisdiction, (b) a material breach of any obligations under any Loan Document by such Indemnitee or any of its Related Indemnified Persons as determined by a final, non-appealable judgment of a court of competent jurisdiction or (c) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under any Loan Document and other than any claims arising out of any act or omission of Holdings or any of its Affiliates (as determined by a final, non- appealable judgment of a court of competent jurisdiction). To the extent that the undertakings to indemnify and hold harmless set forth in this Section 10.05 may be unenforceable in whole or in part because they are violative of any applicable Law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement (except to the extent such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnitee), nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Effective Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party for which such Indemnitee is otherwise entitled to indemnification pursuant to this Section 10.05). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within thirty (30) calendar days after written demand therefor. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 10.05 shall not apply to Taxes, except any Taxes that represent losses, claims or damages arising from any non-tax claim. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return promptly any and all amounts paid by any Loan Party or any of its Affiliates under this Section 10.05 to such Indemnitee for any such fees, expenses or damages to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof as determined by a final judgment of a court of competent jurisdiction.

SECTION 10.06 Marshaling; Payments Set Aside. None of the Administrative Agent or any Lender shall be under any obligation to marshal any assets in favor of the Loan Parties or any other party or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Rate from time to time in effect.

SECTION 10.07 Successors and Assigns.

(1)
The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and registered assigns permitted hereby, except that neither Holdings nor the Borrower may, except as permitted by Section 7.03, assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder (including to existing Lenders and their Affiliates) except (a) to an assignee in accordance with the provisions of Section 10.07(2) (such an assignee, an “Eligible Assignee”) and (I) in the case of any Eligible Assignee that, immediately prior to or upon giving effect to such assignment, is an Affiliated Lender, in accordance with the provisions of Section 10.07(8), (II) in the case of any Eligible Assignee that is Holdings, the Borrower or any Subsidiary of the Borrower, in accordance with the provisions of Section 10.07(12) or (III) in the case of any Eligible Assignee that, immediately prior to or upon giving effect to such assignment, is a Debt Fund Affiliate, in accordance with the provisions of Section 10.07(11), (b) by way of participation in accordance with the provisions of Section 10.07(4), (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(13) and (d) to an SPC in accordance with the provisions of Section 10.07(7) (and any other attempted assignment or transfer by any party hereto shall be null and void) (or in the case of any such attempted assignment or transfer to a Disqualified Institution shall be subject to the provisions set forth in the fourth sentence of the definition of “Lender”). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(4) and, to the extent expressly contemplated hereby, Related Persons of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(2)
Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(2), participations in L/C Obligations and Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(a)
Minimum Amounts.

(i)
in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(ii)
in any case not described in subsection (2)(a)(i) of this Section 10.07, the aggregate amount of the Commitment or, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, in the case of Term Loans, and not less than $5,000,000, in the case of Revolving Loans and Revolving Commitments, unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(1) or, solely with respect to the Borrower, Section 8.01(6), has occurred and is continuing, the Borrower otherwise consents (in the case of an assignment of Term Loans, each such consent not to be unreasonably withheld or delayed); provided that, solely in respect of assignments of Term Loans, the consent of the Borrower shall be deemed given if the Borrower has not responded to such request for consent within ten (10) Business Days of receipt by a Responsible Officer of the Borrower in writing of such request; provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(b)
Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned (it being understood that assignments under separate Facilities shall not be required to be made on a pro rata basis).

(c)
Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.07(2)(a)(ii) and, in addition:

(i)
the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (I) an Event of Default under Section 8.01(1) or, solely with respect to the Borrower, Section 8.01(6) has occurred and is continuing at the time of such assignment determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date or (II) in respect of an assignment of all or a portion of the Term Loans only, such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (III) in respect of an assignment of all or a portion of the Revolving Commitments under the Closing Date Revolving Facility only, such assignment is made to HPS (or its Affiliates or Approved Funds); provided that, notwithstanding the foregoing, it shall not be unreasonable for the Borrower to withhold its consent to any assignment to any Person (including any person that manages or advises funds) that invests (directly or indirectly, including through Affiliates) in distressed debt, “special situations” or “opportunities” or that that is not expressly a Disqualified Institution but is known by the Borrower to be an Affiliate of a Disqualified Institution without regard as to whether such Person is identifiable as an Affiliate of a Disqualified Institution on the basis of such Affiliate’s name or otherwise; provided further that no consent of the Borrower shall be required for an assignment of all or a portion of the Loans pursuant to Section 10.07(8) , (11) or (12); provided, however, that, solely in respect of assignments of Term Loans, the consent of the Borrower shall be deemed given if the Borrower has not responded to such request for consent within ten (10) Business Days of receipt by a Responsible Officer of the Borrower in writing of such request;

(ii)
the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; provided that no consent of the Administrative Agent shall be required for an assignment of all or a portion of the Loans pursuant to Section 10.07(8), (11) or (12);

(iii)
the consent of each applicable Issuing Bank at the time of such assignment (such consent not to be unreasonably withheld, conditioned or delayed) shall be required; provided that no consent of the applicable Issuing Bank shall be required for any assignment not related to Revolving Commitments or Revolving Exposure;

(iv)
the consent of each Swing Line Lender (such consent not to be unreasonably withheld, conditioned or delayed) shall be required; provided that no consent of a Swing Line Lender shall be required for any assignment not related to Revolving Commitments or Revolving Exposure; and

(v)
with respect to assignments (but not, for the avoidance of doubt, Participations) of any Commitments and Loans under any Revolving Facility, the consent of the Investor shall be required (such consent not to be unreasonably withheld or delayed) (so long as the Investor and the Co- Investors holds, directly or indirectly, at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower) unless an Event of Default under Section 8.01(1) or, solely with respect to the Borrower, Section 8.01(6) has occurred and is continuing at the time of such assignment determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date (it being understood that the Investor shall be an express third party beneficiary of the provisions in this Section 10.07(2)(c)(v)); provided that, no consent of the Sponsor shall be required if such assignment is made to HPS (or its Affiliate or Approved Funds), provided further that, notwithstanding the foregoing, the Investor may, in its sole discretion, withhold its consent to any assignment to any Person to any assignment to any Person (including any person that manages or advises funds) that invests (directly or indirectly, including through Affiliates) in distressed debt, “special situations” or “opportunities” or that that is not expressly a Disqualified Institution but is known by the Investor to be an Affiliate of a Disqualified Institution without regard as to whether such Person is identifiable as an Affiliate of a Disqualified Institution on the basis of such Affiliate’s name or otherwise.

(d)
Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that no such processing and recordation fee shall be earned or payable for any assignment to a Lender, an Affiliate of a Lender, or an Approved Fund of a Lender. Other than in the case of assignments pursuant to

Section 10.07(12), the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms.

(e)
No Assignments to Certain Persons. No such assignment shall be made (i) to Holdings, the Borrower or any Subsidiary except as permitted under Sections 2.05(1)(e) and 10.07(12), (ii) subject to Section 10.07(8), (11) or (12) below, to any Affiliate of the Borrower, (iii) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural Persons), (iv) to any Disqualified Institution or (v) to any Defaulting Lender.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (3) of this Section 10.07 (and, in the case of an Affiliated Lender or a Person that, after giving effect to such assignment, would become an Affiliated Lender, to the requirements of clause (8) of this Section 10.07), from and after the effective date specified in each Assignment and Assumption, other than in connection with an assignment pursuant to Section 10.07(12), (x) the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and (y) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment), but shall in any event continue to be subject to Section 10.09. Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(4).

EACH LENDER HEREBY ACKNOWLEDGES THAT HOLDINGS AND THE BORROWER OR ANY OF THEIR RESPECTIVE SUBSIDIARIES, ANY AFFILIATED LENDER (INCLUDING ANY INVESTOR) AND ANY DEBT FUND AFFILIATE MAY FROM TIME TO TIME PURCHASE OR TAKE ASSIGNMENT OF TERM LOANS HEREUNDER IN ACCORDANCE WITH THE PROVISIONS SET FORTH IN THIS AGREEMENT, INCLUDING PURSUANT TO SECTION

2.05 AND THIS SECTION 10.07 (INCLUDING THROUGH OPEN MARKET PURCHASES).

(3)
The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it, each Affiliated Lender Assignment and Assumption delivered to it, each notice of cancellation of any Loans delivered by the Borrower pursuant to subsections (8) or (12) below, and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent (and in the case of the Administrative Agent, any Affiliate thereof) and, with respect to its own Loans, any Lender, at any reasonable time and from time to time upon reasonable prior notice. The parties intend that all Loans will be treated as at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such

Treasury regulations). Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender, nor shall the Administrative Agent be obligated to monitor the aggregate amount of the Term Loans or Incremental Term Loans held by Affiliated Lenders.

(4)
Any Lender may at any time, without the consent of, or, except as set forth in the proviso below, notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, the Borrower and its Affiliates, a Defaulting Lender or a Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of its Commitment or the Loans (including such Lender’s participations in L/C Obligations or Swing Line Loans) owing to it); provided that (a) such Lender’s obligations under this Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (c) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (d) in the case of any sale of a participation in a Revolving Facility, the Lender shall notify the Borrower and the Investor in writing no less than five (5) Business Days in advance thereof. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Sections 10.01(1) (other than clauses (g), (h) and (i) thereof) that directly and adversely affects such Participant. Subject to subsection (5) of this Section 10.07, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements of Section 3.01 (including subsections (2), (3) and (4), as applicable) as though it were a Lender; provided that any forms required to be provided under Section 3.01(3) shall be provided solely to the participating Lender), 3.04 and 3.05 (through the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (2) of this Section 10.07. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.10 as though it were a Lender; provided that such Participant shall agree to be subject to Section 2.13 as though it were a Lender.

(5)
Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participation acquired the applicable participation. Each Lender that sells a participation shall (acting solely for this purpose as a non-fiduciary agent of the Borrower) maintain a register complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the Treasury regulations issued thereunder on which is entered the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender and the Borrower shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary; provided that no Lender shall have the obligation to disclose all or a portion of the Participant Register (including the identity of the Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or other obligations under any Loan Document) to any Person except to the extent such disclosure is necessary to establish that any such commitments, loans, letters of credit or other obligations are in registered form for U.S. federal income tax purposes or such disclosure is otherwise required under Treasury Regulations Section 5f.103-1(c), proposed Treasury Regulations Section 1.163-5 or any applicable temporary, final or other successor regulations. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(6)
Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(7)
Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (a) nothing herein shall constitute a commitment by any SPC to fund any Loan, (b) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (c) such SPC and the applicable Loan or any applicable part thereof shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (a) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05), (b) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (c) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Lender hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (a) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (b) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(8)
Any Lender may at any time assign all or a portion of its rights and obligations with respect to Term Loans (but no Revolving Loans or Revolving Commitments), Term Commitments and Revolving Commitments under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender through (a) Dutch auctions or other offers to purchase or take by assignment open to all applicable Lenders on a pro rata basis in accordance with procedures determined by such Affiliated Lender in its sole discretion or (b) open market purchase on a non-pro rata basis, in each case subject to the following limitations:

(i)
Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II and financial statements and reports delivered to Lenders pursuant to Article VI;

(ii)
each Lender (other than an Affiliated Lender) will waive any potential claims arising from Holdings, the Borrower, the Investor or any Affiliated Lender or Debt Fund Affiliate being in possession of undisclosed information that may be material to such Lender’s decision to participate in such repurchase or assignment (unless such requirement is waived by the Borrower);

(iii)
each Lender (other than any other Affiliated Lender) that assigns any Loans to an Affiliated Lender pursuant to clause (b) above shall deliver to the Administrative Agent and the Borrower a customary Big Boy Letter;

(iv)
the aggregate principal amount of Term Loans of any Class under this Agreement held by Affiliated Lenders at the time of any such purchase or assignment shall not exceed 25% of the aggregate principal amount of Term Loans of such Class then outstanding at such time under this Agreement (such percentage, the “Affiliated Lender Cap”); provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Term Loans of any Class held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio;

(v)
as a condition to each assignment pursuant to this subsection (8), the Administrative Agent and the Borrower shall have been provided a notice in connection with each assignment to an Affiliated Lender or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender pursuant to which such Affiliated Lender (in its capacity as such) shall waive any right to bring any action in connection with such Loans against the Administrative Agent, in its capacity as such, with respect to the restrictions set forth in this Section 10.07(8); and

(vi)
the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit D-2 hereto or any other form approved by the Administrative Agent and the Borrower (an “Affiliated Lender Assignment and Assumption”).

Notwithstanding anything to the contrary contained herein, any Affiliated Lender that has purchased Term Loans pursuant to this subsection (8) may, in its sole discretion, contribute, directly or indirectly, the principal amount of such Term Loans or any portion thereof, plus all accrued and unpaid interest thereon, to the Borrower for the purpose of cancelling and extinguishing such Term Loans. Upon the date of such contribution, assignment or transfer, (x) the aggregate outstanding principal amount of Term Loans shall reflect such cancellation and extinguishing of the Term Loans then held by the Borrower and (y) the Borrower shall promptly provide notice to the Administrative Agent of such contribution of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register.

Each Affiliated Lender agrees to notify the Administrative Agent and the Borrower promptly (and in any event within ten (10) Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent and the Borrower promptly (and in any event within ten (10) Business Days) if it becomes an Affiliated Lender. The Administrative Agent may conclusively rely upon any notice delivered pursuant to the immediately preceding sentence or pursuant to clause (v) of this subsection (8) and shall not have any liability for any losses suffered by any Person as a result of any purported assignment to or from an Affiliated Lender.

(9)
Notwithstanding anything in Section 10.01 or the definition of “Required Lenders,” or “Required Facility Lenders” to the contrary, for purposes of determining whether the Required Lenders and Required Facility Lenders (in respect of a Class of Term Loans) have (a) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to Section 10.07(10), any plan of reorganization pursuant to the U.S. Bankruptcy Code, (b) otherwise acted on any matter related to any Loan Document or (c) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and, except with respect to any amendment, modification, waiver, consent or other action (x) in Section 10.01 requiring the consent of all Lenders, all Lenders directly and adversely affected or specifically such Lender, (y) that alters an Affiliated Lender’s pro rata share of any payments given to all Lenders or (z) affects the Affiliated Lender (in its capacity as a Lender) in a manner that is disproportionate to the effect on any Lender in the same Class, the Loans held by an Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Lender vote (and shall be deemed to have been voted in the same percentage as all other applicable Lenders voted if necessary to give legal effect to this paragraph) (but, in any event, in connection with any amendment, modification, waiver, consent or other action, shall be entitled to any consent fee, calculated as if all of such Affiliated Lender’s Loans had voted in favor of any matter for which a consent fee or similar payment is offered).

(10)
Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that, and each Affiliated Lender Assignment and Assumption shall provide a confirmation that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans held by it as the Administrative Agent directs and, in furtherance of the foregoing, any such Affiliate Lender hereby grants to the Administrative Agent a power of attorney and proxy (each being irrevocable and coupled with an interest), giving the Administrative Agent the right to vote each Affiliated Lender’s claims on all matters submitted to the Lenders for consent in respect of such proceeding under any Debtor Relief Law; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a disproportionately adverse manner than the proposed treatment of similar Obligations held by Term Lenders that are not Affiliated Lenders.

(11)
Although any Debt Fund Affiliate(s) shall be Eligible Assignees and shall not be subject to the provisions of Section 10.07(8), (9) or (10), any Lender may, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, a Debt Fund Affiliate through (a) Dutch auctions or other offers to purchase or take by assignment open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.05(1)(e) (for the avoidance of doubt, without requiring any representation as to the possession of material non-public information by such Affiliate) or (b) open market purchase on a non-pro rata basis. Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans, Revolving Commitments and Revolving Loans held by Debt Fund Affiliates, in the aggregate, may not account for more than 49.9% of the Term Loans, Revolving Commitments and Revolving Loans of Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 10.01.

(12)
Any Lender may, so long as no Event of Default has occurred and is continuing, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to Holdings, the Borrower or any Subsidiary through (a) Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.05(1)(e) or (b) open market purchases on a non-pro rata basis; provided that:

(i)(I) if the assignee is Holdings or a Subsidiary of the Borrower, upon such assignment, transfer or contribution, the applicable assignee shall automatically be deemed to have contributed or transferred the principal amount of such Term Loans, plus all accrued and unpaid interest thereon, to the Borrower; or (II) if the assignee is the Borrower (including through contribution or transfers set forth in clause (I)), (A) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to the Borrower shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (B) the aggregate outstanding principal amount of Term Loans of the remaining Lenders shall reflect such cancellation and extinguishing of the Term Loans then held by the Borrower and (C) the Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register;

(ii) each Lender (other than an Affiliated Lender) that assigns any Loans to Holdings, the Borrower or any Subsidiary pursuant to clause (b) above shall deliver to the Administrative Agent and the Borrower a customary Big Boy Letter; and

(iv) purchases of Term Loans pursuant to this subsection (12) may not be funded with the proceeds of Revolving Loans.

(13)
Notwithstanding anything to the contrary contained herein, without the consent of the Borrower or the Administrative Agent, (a) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (b) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise; provided, further, that no Lender may create a security interest in all or any portion of the Loans owing to it or the Note, if any, held by it, in favor of a Disqualified Institution.

(14)
The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (a) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or Net Short Lender or (b) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Institution.

SECTION 10.08 Resignation of Issuing Bank and Swing Line Lender.

Notwithstanding anything to the contrary contained herein, any Issuing Bank or Swing Line Lender may, upon thirty (30) Business Days’ notice to the Borrower and the Lenders, resign as an Issuing Bank or Swing Line Lender, respectively, so long as on or prior to the expiration of such 30-Business Day period with respect to such resignation, the relevant Issuing Bank or Swing Line Lender shall have identified a successor Issuing Bank or Swing Line Lender reasonably acceptable to the Borrower willing to accept its appointment as successor Issuing Bank or Swing Line Lender, as applicable. In the event of any such resignation of an Issuing Bank or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor Issuing Bank or Swing Line Lender hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the relevant Issuing Bank or Swing Line Lender, as the case may be, except as expressly provided above. If an Issuing Bank resigns as an Issuing Bank, it shall retain all the rights and obligations of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(3)). If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it outstanding as of the effective date of such resignation (including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(3)).

SECTION 10.09 Confidentiality. Each of the Agents, the Arranger, the Lenders and each Issuing Bank agrees to maintain the confidentiality of the Information in accordance with its customary procedures (as set forth below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, legal counsel, independent auditors, agents, trustees, managers, controlling Persons, advisors and representatives who need to know such information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, with such Affiliate being responsible for such Person’s compliance with this Section 10.09; provided, however, that such Agent, such Arranger, such Lender or such Issuing Bank, as applicable, shall be principally liable to the extent this Section 10.09 is violated by one or more of its Affiliates or any of its or their respective partners, directors, officers, employees, legal counsel, independent auditors, agents, trustees, managers, controlling Persons, advisors or representatives), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); provided, however, that each Agent, the Arranger, each Lender and each Issuing Bank agrees to notify the Borrower promptly thereof (except in connection with any request as part of a regulatory examination) to the extent it is legally permitted to do so, (c) to the extent required by applicable laws or regulations or by any subpoena or otherwise (including by order) as required by applicable Law or regulation or as requested by a governmental authority; provided that such Agent, such Arranger, such Lender or such Issuing Bank, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (except in connection with any request as part of a regulatory examination) unless such notification is prohibited by law, rule or regulation, (d) to any Lenders or participants or prospective Lenders or Participants or derivative counterparties or prospective derivative counterparties (in each case, other than Disqualified Institution); provided that such disclosure shall be made subject to the acknowledgment and acceptance by such prospective Lender, Participant or Eligible Assignee that such Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to the Borrower, the Agents and the Arranger), (e) for purposes of establishing a “due diligence” defense, (f) on a confidential basis to service providers to the Agents and the Lenders in connection with the administration, settlement and management of this Agreement and the credit facilities provided hereunder, (g) with the consent of the Borrower, (h) to rating agencies and to market data collectors for customary purposes in the lending industry in connection with the Facilities, (i) to enforce their respective rights hereunder or under any other Loan Document or (j) to the extent such Information (I) becomes publicly available other than as a result of a breach by any Person of this Section 10.09 or any other confidentiality provision in favor of any Loan Party, (II) becomes available to any Agent, the Arranger, any Lender, any Issuing Bank or any of their respective Affiliates on a non-confidential basis from a source other than Holdings, the Borrower or any Subsidiary thereof, and which source is not known by such Agent, such Lender, such Issuing Bank or the applicable Affiliate to be subject to a confidentiality restriction in respect thereof in favor of Holdings, the Borrower or any Affiliate thereof or (III) is independently developed by the Agents, the Lenders, the Issuing Banks, the Arranger or their respective Affiliates, in each case, so long as not based on information obtained in a manner that would otherwise violate this Section 10.09.

For purposes of this Section 10.09, “Information” means all information received from any Loan Party or any Subsidiary thereof and their respective officers, directors, employees, agents and advisors of such Persons relating to any Loan Party or any Subsidiary or Affiliate thereof or their respective businesses, other than any such information that is available to any Agent, any Lender or any Issuing Bank on a non-confidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; it being understood that no information received from Holdings, the Borrower or any Subsidiary or Affiliate thereof after the date hereof shall be deemed non-confidential on account of such information not being clearly identified at the time of delivery as being confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.09 shall be considered to have complied with its obligation to do so in accordance with its customary procedures if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each Agent, the Arranger, each Lender and each Issuing Bank acknowledges that (a) the Information may include trade secrets, protected confidential information, or material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of such information and (c) it will handle such information in accordance with applicable Law, including United States Federal and state securities Laws and to preserve its trade secret or confidential character.

The respective obligations of the Agents, the Arranger, the Lenders and any Issuing Bank under this Section 10.09 shall survive, to the extent applicable to such Person, (x) the payment in full of the Obligations and the termination of this Agreement, (y) any assignment of its rights and obligations under this Agreement and (z) the resignation or removal of any Agent, Swing Line Lender or Issuing Bank.

SECTION 10.10 Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or such Issuing Bank to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party then due and payable under this Agreement or any other Loan Document to such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or any other Loan Document; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and each Issuing Bank under this Section 10.10 are in addition to other rights and remedies (including other rights of setoff) that such Lender or such Issuing Bank may have. Each Lender and each Issuing Bank agrees to notify the Borrower and the

Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.11 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.12 Counterparts; Integration; Effectiveness. This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging (including in

.pdf format) means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.13 Electronic Execution of Assignments and Certain Other Documents. The words “delivery,” “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Committed Loan Notices, Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.14 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

SECTION 10.15 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.16 GOVERNING LAW.

(1)
THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(2)
THE BORROWER, HOLDINGS, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(3)
THE BORROWER, HOLDINGS, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (2) OF THIS SECTION 10.16. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SECTION 10.17 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION,

SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.17.

SECTION 10.18 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent, each Lender, each other party hereto and their respective successors and assigns.

SECTION 10.19 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provision of this Section 10.19 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 10.20 Use of Name, Logo, Etc. Each Loan Party consents to the publication in the ordinary course by the Administrative Agent or the Arranger of customary advertising material relating to the financing transactions contemplated by this Agreement using such Loan Party’s name, product photographs, logo or trademark; provided that any such material shall be provided to the Borrower for its review a reasonable period of time in advance of publication. Such consent shall remain effective until revoked by such Loan Party in writing to the Administrative Agent and the Arranger.

SECTION 10.21 USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

SECTION 10.22 Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 10.23 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees that (a) (i) the arranging and other services regarding this Agreement provided by the Agents, the Arranger and the Lenders are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, (ii) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (iii) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each Agent, the Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, or any other Person and (ii) none of the Agents, the Arranger nor any Lender has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents and (c) the Agents, the Arranger, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and none of the Agents, the Arranger, nor any Lender has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Agents, the Arranger, or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 10.24 Release of Collateral and Guarantee Obligations; Subordination

of Liens.

(1)
The Lenders and the Issuing Banks hereby irrevocably agree that the Liens granted to the Administrative Agent or the Collateral Agent by the Loan Parties on any Collateral shall be automatically released (a) in full, as set forth in clause (2) below, (b) upon the sale or other transfer of such Collateral (including as part of or in connection with any other sale or other transfer permitted hereunder (including any Receivables Financing Transaction)) to any Person other than another Loan Party, to the extent such sale, transfer or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (c) to the extent such Collateral is comprised of property leased to a Loan Party by a Person that is not a Loan Party, upon termination or expiration of such lease, (d) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 10.01), (e) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guaranty (in accordance with the second succeeding sentence), (f) as required by the Collateral Agent to effect any sale, transfer or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Collateral Documents and (g) to the extent such Collateral otherwise becomes Excluded Assets. Any such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents. Additionally, the Lenders and the Issuing Banks hereby irrevocably agree that the Guarantors shall be released from the Guaranties upon consummation of any transaction or the occurrence of any event permitted hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary, or otherwise becoming an Excluded Subsidiary (but in the case of an Excluded Subsidiary joined as a Guarantor pursuant to the Excluded Subsidiary Joinder Exception, subject to the Guarantor Release Election and the satisfaction of the related conditions in the second to last proviso in the definition of “Collateral and Guarantee Requirement”); provided that no Loan Party will dispose of a minority interest in any Guarantor for the primary purpose of releasing the Guaranty made by such Guarantor under the Loan Documents as determined by the Borrower in good faith. The Lenders and the Issuing Banks hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, consents, acknowledgements and agreements necessary or desirable to evidence or confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender or Issuing Bank. Any representation, warranty or covenant contained in any Loan Document relating to any such released Collateral or Guarantor shall no longer be deemed to be repeated. Notwithstanding anything herein to the contrary, no Guarantor shall be released from its Guarantee of the Obligations pursuant to clause (1) of the definition of Excluded Subsidiary other than to the extent such Guarantor becomes non-wholly-owned solely as a result of a bona fide joint venture arrangement with a third party that is not an Affiliate of Holdings or the Sponsor pursuant to an Investment permitted under Section 7.05, valued in an amount equal to the fair market value of such Guarantor at the time of such transaction.

(2)
Notwithstanding anything to the contrary contained herein or any other Loan Document, when the Termination Conditions are satisfied, upon request of the Borrower, the Administrative Agent or Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Loan Document, whether or not on the date of such release there may be any (a) Hedging Obligations in respect of any Secured Hedge Agreements, (b) Cash Management Obligations in respect of any Secured Cash Management Agreements, (c) Contingent Obligations not then due and (d) Outstanding Amount of L/C Obligations related to any Letter of Credit that has been Cash Collateralized, backstopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank. Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(3)
Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Liens permitted by the Loan Documents, the Administrative Agent or Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to subordinate the Lien on any Collateral to any Lien permitted under Section 7.01 to be senior to the Liens in favor of the Collateral Agent.

SECTION 10.25 Separate Obligations. Each Term Creditor acknowledges and agrees that because of their differing rights in proceeds of the Collateral, the Obligations arising under or in respect of the Term Loans are fundamentally different from the Obligations arising under or in respect of the Revolving Loans and must be separately classified in any plan of reorganization proposed or confirmed in any bankruptcy or insolvency proceeding involving any Borrower or Guarantor as a debtor. No Term Creditor shall seek in any such bankruptcy or insolvency proceeding to be treated as part of the same class of creditors as the Revolving Creditors or shall oppose any pleading or motion by the Revolving Creditors for the Revolving Creditors and the Term Creditors to be treated as separate classes of creditors. Notwithstanding the foregoing, and regardless of whether the Obligations arising under or in respect of the Term Loans and the Obligations arising under or in respect of the Revolving Loans are separately classified in any such plan of reorganization, the Term Creditors hereby acknowledge and agree that to the extent that the aggregate value of the Collateral exceeds the amount of the Obligations arising under or in respect of the Revolving Loans, the Revolving Creditors shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of interest, and fees, costs and charges incurred subsequent to the commencement of the applicable bankruptcy or insolvency proceeding (regardless of whether such interest, and fees, costs and charges incurred subsequent to the commencement of the applicable bankruptcy or insolvency proceeding is allowed as part of the claims of the Revolving Creditors under section 506(b) of the Bankruptcy Code or otherwise) before any distribution (whether pursuant to a plan of reorganization or otherwise) is made in respect of any of the claims held by the Term Creditors. The Term Creditors hereby acknowledge and agree to hold in trust for the benefit of the Revolving Creditors and to turn over to the Revolving Creditors all distributions received or receivable by them in any bankruptcy or insolvency proceeding (whether pursuant to a plan of reorganization or otherwise) to the extent necessary to effectuate the intent of the preceding sentence, even if such turnover has the effect of reducing the claim or recovery of the Term Creditors.

SECTION 10.26 Purchase Option.

(1)
Termination Notice; Purchase Notice. Solely as among the Administrative Agent, the Revolver Agent, the Revolving Lenders and the Term Lenders (and whether or not the Administrative Agent is directed to terminate the Revolving Commitments by the Required Revolving Lenders), the Administrative Agent shall, absent Exigent Circumstances give to the Term Lenders, at least five (5) Business Days prior written notice, or, should Exigent Circumstances arise or exist, such prior or contemporary notice as may be practicable under the circumstances before terminating the Revolving Commitments pursuant to Section 8.02. On one occasion exercised at any time, at the election by the Required Term Lenders, the Term Lenders shall have the option, but not the obligation, to (x) purchase from the Revolving Lenders all, but not less than all, of the Revolving Loan Obligations, all Obligations under Secured Cash Management Agreements and all Obligations under Secured Hedge Agreements owing to any Lender that is a Revolving Lender or any of its Affiliates (collectively, the “Revolver Purchase Obligations”), (y) assume all, but not less than all, of the then existing Revolving Commitments, and (z) name a successor Revolver Agent and, if the Administrative Agent and Revolver Agent are the same Person, a successor Administrative Agent, that is or are acceptable to the Required Term Lenders and, if no Event of Default is continuing, to the Borrower. Such right shall be exercised by the Required Term Lenders giving a written notice (the “Purchase Notice”) to the Agents. A Purchase Notice once delivered shall be irrevocable and must contain the name of the successor Revolver Agent. Upon delivery of the Purchase Notice, each Term Lender shall have the right to purchase its pro rata share of the Revolving Purchase Obligations and assume its pro rata share of the Revolving Loan Commitments, and Term Lenders exercising such rights may exercise the rights of non-exercising Term Lenders, in each case on a pro rata basis as among exercising Term Lenders until such rights have been exercised as to all Revolving Purchase Obligations and all Revolving Commitments (in any case, prior to issuance of the Purchase Notice).

(2)
Purchase Option Closing. On the date specified in the Purchase Notice (which shall not be less than 3 Business Days nor more than 5 Business Days, after delivery to the Agents of the Purchase Notice), the Revolving Lenders shall sell to the exercising Term Lenders, and the exercising Term Lenders shall purchase from the Revolving Lenders, all, but not less than all, of the Revolving Purchase Obligations, and the Revolving Lenders shall assign to the exercising Term Lenders, and the exercising Term Lenders shall assume from the Revolving Lenders all, but not less than all, of the then existing Revolving Loan Commitments and, with the effect and as more particularly provided in Section 9.11, the Revolver Agent and Issuing Bank shall resign and shall be succeeded by the successor Revolver Agent and Issuing Bank nominated by the exercising Term Lenders, who shall assume the duties of Revolver Agent as a successor Revolver Agent.

(3)
Purchase Price. The purchase, sale and assumption pursuant to this Section

10.26 shall be made by execution and delivery by the Administrative Agent, the Revolver Agent, Revolving Lenders, and exercising Term Lenders of an Assignment and Assumption. Upon the date of such purchase and sale, the exercising Term Lenders shall (a) pay to the Revolver Agent for the benefit of the Revolving Lenders as the purchase price therefor the sum of (i) the full amount of all the Revolving Loan Obligations, Obligations under the Secured Cash Management Agreements and Obligations under the Secured Hedge Agreements owing to any Lender that is a Revolving Lender or one of its Affiliates then outstanding and unpaid (including principal, interest, fees, indemnities and expenses, including reasonable attorneys’ fees and legal expenses), (b) furnish Cash Collateral to the Revolver Agent with respect to (i) the outstanding L/C Obligations in such amounts as are required under Section 2.03(7) (to the same extent as if an Event of Default were continuing) and (ii) any unreimbursed contingent obligations with respect to indemnification obligations, Obligations under the Secured Cash Management Agreements and Obligations under the Secured Hedge Agreements in such amount as the Revolver Agent shall determine is reasonably necessary to secure such Obligations and (c) agree to reimburse the Revolving Lenders for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any commissions, fees, costs or expenses related to any issued and outstanding L/C Obligations as described above and any checks or other payments provisionally credited to the Revolving Loan Obligations, and/or as to which the Revolving Lenders have not yet received final payment. Such purchase price and cash collateral shall be remitted by wire transfer of immediately available funds to the Revolver Agent in accordance with the terms of this Agreement or as mutually agreed, solely for the account of the Revolving Lenders. Interest and fees shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the Term Lenders are received by the Revolver Agent prior to 1:00 p.m., New York City time and interest and fees may, at the Revolver Agent’s discretion, be calculated to and including such Business Day if the amounts so paid by the Term Lenders are received by the Revolver Agent later than 1:00 p.m., New York City time.

(4)
Nature of Sale. The purchase and sale pursuant to this Section 10.26 shall be expressly made without representation or warranty of any kind by the Revolving Lenders as to the Revolving Loan Obligations or otherwise and without recourse to the Revolving Lenders, except for representations and warranties as to the following: (a) the amount of the Revolving Loan Obligations being purchased (including as to the principal of and accrued and unpaid interest on such Revolving Loan Obligations, fees and expenses thereof), (b) that the Revolving Lenders own the Revolving Loan Obligations free and clear of any Liens and (c) each Revolving Lender has the full right and power to assign its Revolving Loan Obligations and such assignment has been duly authorized by all necessary corporate action by such Revolving Lender.

SECTION 10.27 Acknowledgement and Consent to Bail-In of Affected Financial

Institutions

. Solely to the extent any Lender or Issuing Bank that is an Affected Financial Institution is a party to this Agreement, notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(1)
the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(2)
the effects of any Bail-In Action on any such liability, including, if applicable:

(a)
a reduction in full or in part or cancellation of any such liability;

(b)
a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(c)
the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

SECTION 10.28 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties hereto hereby acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

LIFESTANCE HEALTH HOLDINGS, INC.,

as the Borrower

By: /s/ Michael Lester

Name: Michael Lester

Title: Chief Executive Officer

LYNNWOOD INTERMEDIATE HOLDINGS, INC.,

as Holdings

By: /s/ Michael Lester

Name: Michael Lester

Title: Chief Executive Officer

[Signature Page to Credit Agreement]

CAPITAL ONE, NATIONAL ASSOCIATION, as

Administrative Agent, Revolver Agent, Collateral Agent, Issuing Bank, Swing Line Lender and Revolving Lender

By: /s/ Brian Dunn

Name: Brian Dunn

Title: Duly Authorized Signatory

[Signature Page to Credit Agreement]

UNITRANCHE LOAN TRANSACTION

II, LLC, as a Lender

By: Capital One, National Association, as Manager

By: /s/ Earl F. Smith III

Name: Earl F. Smith III

Title: Duly Authorized Signatory

By: HPS Investment Partners, LLC, as Manager

By: /s/ Aman Malik

Name: Aman Malik

Title: Managing Director

[Signature Page to Credit Agreement]

SCHEDULES

1.01(1)	Closing Date Subsidiary Guarantors
1.01(2)	Cash Management Banks
1.01(4)	Hedge Banks
1.01(5)	Mortgaged Properties
1.01(6)	Affiliated Practices
2.01	Commitments
4.01(1)(c)	Certain Collateral Documents
4.01(1)(f)	Local Counsel
5.12	Subsidiaries and Other Equity Investments
6.12(2)	Post-Closing Matters
7.01	Existing Liens
7.02	Existing Indebtedness
7.05	Existing Investments
10.02	Administrative Agent's Office, Certain Addresses for Notices

1.01(1) – Closing Date Subsidiary Guarantors

Schedule 1.01(2) – Cash Management Banks

Schedule 1.01(3) – Existing Letters of Credit

Schedule 1.01(4) – Hedge Banks

Schedule 1.01(5) – Mortgaged Properties

Schedule 1.01(6) – Affiliated Practices

Schedule 2.01 – Commitments

Schedule 4.01(1)(c) – Certain Collateral Documents

Schedule 4.01(1)(f) – Local Counsel

Schedule 5.12 – Subsidiaries and Other Equity Investments

Schedule 6.12(2) – Post-Closing Matters

Schedule 7.01 – Existing Liens

Schedule 7.02 – Existing Indebtedness

Schedule 7.05 – Existing Investments

Schedule 10.02 – Administrative Agent’s Office, Certain Addresses for Notices

EXHIBIT A-1

[FORM OF]

COMMITTED LOAN NOTICE

EXHIBIT A-2

[FORM OF]

SWING LINE LOAN NOTICE

EXHIBIT B-1

[FORM OF]

TERM NOTE

EXHIBIT B-2

[FORM OF] REVOLVING NOTE

EXHIBIT B-3

[FORM OF] SWING LINE NOTE

EXHIBIT B-4

[FORM OF] DELAYED DRAW TERM NOTE

EXHIBIT C

[FORM OF] COMPLIANCE CERTIFICATE

EXHIBIT D-1

[FORM OF] ASSIGNMENT AND ASSUMPTION

EXHIBIT D-2

[FORM OF]

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

EXHIBIT E

FORM OF GUARANTY

EXHIBIT F

FORM OF PLEDGE AND SECURITY AGREEMENT

EXHIBIT G-1

[FORM OF]

FORM OF EQUAL PRIORITY INTERCREDITOR AGREEMENT

EXHIBIT G-2

[FORM OF]

FORM OF FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT

EXHIBIT H-1

[FORM OF]

UNITED STATES TAX COMPLIANCE CERTIFICATE

EXHIBIT H-2

[FORM OF]

UNITED STATES TAX COMPLIANCE CERTIFICATE

EXHIBIT H-3

[FORM OF]

UNITED STATES TAX COMPLIANCE CERTIFICATE

EXHIBIT H-4

[FORM OF]

UNITED STATES TAX COMPLIANCE CERTIFICATE

EXHIBIT I

FORM OF SOLVENCY CERTIFICATE

EXHIBIT J

[FORM OF]

DISCOUNT RANGE PREPAYMENT NOTICE

EXHIBIT K

[FORM OF]

DISCOUNT RANGE PREPAYMENT OFFER

EXHIBIT L

[FORM OF ]

SOLICITED DISCOUNTED PREPAYMENT NOTICE

EXHIBIT M

[FORM OF]

ACCEPTANCE AND PREPAYMENT NOTICE

EXHIBIT N

[FORM OF]

SPECIFIED DISCOUNT PREPAYMENT NOTICE

EXHIBIT O

[FORM OF]

SOLICITED DISCOUNTED PREPAYMENT OFFER

EXHIBIT P

[FORM OF]

SPECIFIED DISCOUNT PREPAYMENT RESPONSE

EXHIBIT Q

[FORM OF]

INTERCOMPANY NOTE

EXHIBIT R-1

[FORM OF]

LETTER OF CREDIT REPORT

EXHIBIT R-2

[FORM OF]

SWING LINE REPORT